Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258223

PROSPECTUS

ironSource Ltd.

133,254,045 CLASS A ORDINARY SHARES

This prospectus relates to the resale, from time to time, by the selling shareholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of up to 133,254,045 of our Class A ordinary shares, no par value per share, (the “Class A ordinary shares”) issued to certain of the Selling Securityholders, as described below.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of ordinary shares offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act.

We are registering these securities for resale by the Selling Securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer.

The Selling Securityholders may offer and sell any of the securities from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the securities. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. For additional information on the possible methods of sale that may be used by the Selling Securityholders, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We do not know when or in what amounts the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all or none of the securities offered by this prospectus. All of the ordinary shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts.

We will not receive any proceeds from the sale of any securities by the Selling Securityholders. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our Class A ordinary shares are listed on the New York Stock Exchange under the symbol “IS.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

See “Risk Factors” beginning on page 30 to read about factors you should consider before buying any of our Class A ordinary shares.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 30 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 10, 2021

ironSource

A leading business platform empowering content creators to prosper in the app economy

Dashboard
$ 110,232
$ 476,873
$ 3,282,890
$ 11,459,735
$528K

Proven track record of building and scaling businesses in the app economy

2010

FOUNDED

$119.7M

REVENUE Q1 2021

96%

YOY REVENUE GROWTH Q1 2020-Q1 2021

$10.2M

Net Income Q1 2021

$39.5M

ADJUSTED EBITDA Q1 2021[4]

850+

EMPLOYEES[3]

50%+

R&D EMPLOYEES[3]

176%

DOLLAR-BASED NET EXPANSION RATE 2021[1]

94%

OF REVENUE FROM CUSTOMERS CONTRIBUTING MORE THAN $100K IN REVENUE AS OF Q1 2021[2]

292

CUSTOMERS CONTRIBUTING MORE THAN $100K IN REVENUE Q1 2021[2]

[1] Dollar-based net expansion rate is defined as revenue for a period of twelve months from a set of customers divided by revenue from a prior period of twelve months from the same set of customers.

[2] Customers contributing more than $100K in revenue is defined as customers that have contributed more than $100,000 of revenue in the trailing 12 months.

[3] As of March 31, 2021.

[4] Adjusted EBITDA is a non-GAAP financial measure. For additional information about our non-GAAP financial measures, including reconciliations of the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP, see "ironSource's Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics and Non-GAAP Financial Metrics."

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the Securities Exchange Commission, or the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus and the documents incorporated by reference herein include important information about us, the ordinary shares being issued by us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information; Incorporation of Information by Reference.” You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

We and the Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by us and/or the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

Unless otherwise indicated, all historical share-based information in this prospectus has been adjusted to give retroactive effect to the Class A Renaming, Class B Distribution and Stock Split described in the “Description of Share Capital and Articles of Association” section below.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our Class A ordinary shares. You should read the entire prospectus carefully, including the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our audited consolidated financial statements and our unaudited consolidated financial statements and notes to those audited consolidated financial statements and unaudited consolidated financial statements before making an investment decision. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” the “Company,” “ironSource” and similar terms refer to ironSource Ltd. and its consolidated subsidiaries. Revenue shown throughout this prospectus is revenue from continuing operations unless otherwise stated.

Overview

ironSource is a leading business platform that enables mobile content creators to prosper within the app economy. Before founding ironSource, our founders built consumer web apps. While the apps they built resonated with users, they struggled to efficiently scale their user bases and grow revenue. In building tools to help solve those challenges, our founders identified a much larger opportunity and founded ironSource in 2010 with a clear mission: to help developers turn their apps into scalable, successful businesses.

In the years since our founding, mobile app creation has become easier, but app commercialization has become increasingly difficult. The ironSource platform is designed to enable any app or game developer to turn their app into a scalable, successful business by helping them to monetize and analyze their app and grow and engage their users through multiple channels, including unique on-device distribution through partnerships with leading telecom operators and OEMs such as Orange and Samsung. Our solutions allow our customers to focus on what they do best—creating great apps and user experiences—while we provide the infrastructure for their business expansion in one of the largest and fastest growing markets today: the app economy.

Mobile devices are now ubiquitous, with over 6.7 billion globally in 2020, and have become the de facto standard for communication and media consumption. In addition, apps have now become the primary means for user engagement within the mobile ecosystem. In 2020, the average adult spent 4.3 hours a day consuming media on mobile devices, with 83% of that time spent in apps, according to eMarketer. The number of available apps has also increased significantly, with over 1.8 million apps available worldwide on the Apple App Store alone as of January 2021.

In this mobile app economy, games are the leading category of apps, accounting for the majority of apps in the Apple App Store in 2020 according to Statista. As the mobile gaming category has grown, a new generation of technology platforms has emerged to enable and fuel this growth. We have established a strong leadership position within this category, focusing our product development and innovation on building core infrastructure serving mobile game developers.

The abundance of apps and games in the mobile ecosystem, and the ease with which they can be created, has made business success increasingly dependent on developers’ ability to differentiate their apps, reach the most relevant users, expand their audience cost-efficiently and rapidly commercialize their businesses. These dynamics have created a need for a business platform capable of enabling app discovery, user growth, user engagement and content monetization for game and app developers. We identified this need nearly a decade ago and built a global platform to serve app developers, and eventually telecom operators, who collectively act as the backbone of the app economy.

Our platform consists of two solution suites: ironSource Sonic (“Sonic”) and ironSource Aura (“Aura”). Our Sonic solution suite supports developers as they launch, monetize and scale their apps and games, by providing solutions for app discovery, user growth, content monetization, analytics and publishing. Our Aura solution suite allows telecom operators to enrich the device experience by creating new engagement touchpoints that deliver relevant content for their users across the entire lifecycle of the device—from first setup, to in-life engagement and through the replacement cycle. This creates a unique on-device distribution channel for developers to promote their apps as a native part of the device experience. We believe the comprehensive nature of each solution suite, coupled with our combination into one platform, drives a unique competitive advantage in the market. As of March 31, 2021, we had over 4,000 customers around the world using its comprehensive set of solutions, with a combined reach of over 2.5 billion monthly active users.

We are a market leader for each of our solution suites, highlighting the business-critical role we play for mobile game and app developers. Our Sonic solutions were ranked third after Google and Facebook in AppsFlyer’s “Power Ranking” from June 2020 (for more information on Power Rankings, see “Market, Industry and Other Data—Other Data”). In March 2021, 89% of the top 100 mobile games by downloads on the Apple App Store used our platform. In addition, our Sonic publishing solution, Supersonic Studios (“Supersonic”), which we launched in February 2020, has already been used to publish 25 games which had over 13 million daily active users as of March 31, 2021. In addition, 18 out of the 25 published games using our Supersonic solution were ranked in the top 10 most downloaded on either the Apple App Store or Google Play Store during 2020 or 2021. One of Supersonic’s games—Join Clash—was among the top 10 most-downloaded games for the year ended 2020 according to Apptopia and was the most downloaded game in the world in the first quarter of 2021 according to Sensor Tower and App Annie. Lastly, our Aura solutions are used by some of the world’s leading telecom operators and connected device original equipment manufacturers (“OEMs”), including Boost, Orange, Samsung and Vodafone, and reached over 130 million daily active users as of March 31, 2021.

Our customers range from large global enterprises to small and mid-sized businesses across the app economy, including mobile game and app developers, advertising networks, telecom operators and OEMs. We define a customer as an individual or entity that generated revenue for us during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is counted as a single customer, even though we may enter into commercial agreements with multiple parties within that organization.

The nature of our business model closely aligns our success with that of our customers. As a result, we build strong, long-standing partnerships with our customers and expand their use of our solutions over time. As of March 31, 2021, we had a dollar-based net expansion rate of 176% across all customers over the trailing 12-month period and had a gross retention rate of 99% for our customers who generated over $100,000 revenue over the trailing 12-month period. As of March 31, 2021, we had 292 customers who generated over $100,000 revenue over the trailing 12-month period, collectively accounting for 94% of our revenue. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics and Non-GAAP Financial Metrics.” Our solutions can be used individually or in combination. We have seen that as customers benefit from using our platform, they increase their usage of existing and additional solutions, which in turn, further accelerates their growth. For the year ended December 31, 2020, 69% of our Sonic customers who contributed over $100,000 of annual revenue used both our user growth and our monetization solutions, and 13% distributed their apps through on-device placements, benefiting from the inventory generated by our Aura solutions. By reinvesting revenue generated through our monetization solutions into user growth, many of our customers benefit from a growth cycle that enables accelerated user and revenue growth.

Our leadership position in the app economy is enhanced by our scaled, broad and deep dataset built with advanced privacy controls. Sonic’s ad interaction and contextual data and Aura’s user provided data and contextual data are each utilized to deliver highly relevant experiences to users, while respecting privacy restrictions and data separation across our solutions. We use this data, together with our proprietary, advanced machine learning technology to enable developers to effectively acquire users who generate greater revenue and return on user growth spend.

Our revenue grew from $181.1 million in 2019 to $331.5 million in 2020, representing year-over-year growth of 83%. Our revenue grew from $61.2 million in the three months ended March 31, 2020 to $119.7 million in the three months ended March 31, 2021, representing year-over-year growth of 96%. Our net income from continuing operations grew from $32.7 million in 2019 to $58.8 million in 2020, representing year-over-year growth of 80%. In the three months ended March 31, 2021 and 2020, our income from continuing operations, net of income taxes was $10.2 million and $10.9 million, respectively. Further, we generated Adjusted EBITDA of $74.5 million in 2019 and $103.5 million in 2020, representing year-over-year growth of 39%. We generated Adjusted EBITDA of $39.5 million in the three months ended March 31, 2021 representing year-over-year growth of 93% from our Adjusted EBITDA of $20.5 million for the three months ended March 31, 2020.

The mailing address of our principal executive office is 121 Menachem Begin Street, Tel Aviv 6701203, Israel and our telephone number is +972-747990001.

Industry Background

Mobile proliferation has led to a flourishing app economy

Faster, cheaper and higher powered smartphones have precipitated the significant growth in the number of smartphone users over the last decade, and today, smartphones are the primary devices for consumer and social interaction globally. Smartphone users are increasingly relying on their devices to do more, with the average U.S. user spending 4.3 hours per day on mobile devices in 2020, up from 3.9 hours in 2019, according to eMarketer. According to data from SensorTower and eMarketer, over 140 billion apps are expected to be downloaded in 2020, up from 115 billion in 2019, and the average smartphone user in the U.S. spends 83% of their time on mobile devices in apps. The scale of the gaming market is also substantial. As of 2020, there are an estimated 2.6 billion mobile gamers worldwide in a segment estimated at $76 billion.

This growth in usage has attracted developers who create apps and content for the mobile ecosystem and doing so has become easier and more accessible than ever. App creation has been democratized, as easily-accessible content creation software has enabled developers to create complex and diverse mobile apps rapidly, at scale, and at low cost. As of January 2021, there were over 1.8 million apps on the Apple App Store, available to billions of users worldwide. Advertisers have taken notice and entered this market at scale, with mobile advertising comprising 72% of all digital advertising spend globally in 2020, up from 69% in 2019 according to eMarketer.

Gaming drives the app economy

According to Sensor Tower, in the second quarter of 2020, users downloaded over 15 billion mobile games, representing 40% of all app downloads, greater than entertainment, social and video apps combined, and growing 32% from the second quarter of 2019. In this crowded market for user attention, interactive and social content have emerged as the key differentiators necessary for apps to attract users and generate engagement. Gaming apps have been at the forefront of the mobile app economy, leveraging their interactive and social nature to become the world’s most popular category of apps, and investing heavily in user growth and monetization technologies, ahead of other categories of apps.

The rise of gaming has been fueled by the rise of technology and platforms specifically built for game developers as mapped by research firm Newzoo in their Gametech Ecosystem Map in June 2020. In addition, by increasingly leveraging both in-app advertising and in-app purchases to drive revenue and then reinvesting that revenue into cost-efficient user growth, game developers have unlocked a flywheel that can drive continuous growth and be analyzed and optimized for profitability. Further, the advertising experience in games also differs from that of other app categories—most notably, in game developers’ use of user-initiated ads, where a user can choose to engage with a variety of ad experiences in exchange for in-app rewards. Unlike traditional banner or interstitial ads, user-initiated ads, such as rewarded video and offerwall, are entirely native and function as micropayment mechanisms within game environments.

App Store Downloads by Category 1

1 Includes Apple App Store and Google Play Store

The rise of user-initiated ads has fueled the expansion of the mobile game category, allowing developers to more effectively generate revenue from their games by not only enabling monetization across paying users but also across non-paying users as well. In-game advertising unlocks additional revenue for game developers, which can be spent on user growth and therefore, drives the expansion of the entire category.

The global gaming market in 2020 is estimated to be $164 billion by Newzoo. While the games market as a whole has grown rapidly, Newzoo reports that the mobile segment of this market is expected to outpace PC and console growth in 2021 by 14% and 5%, respectively. Gaming appeals to a diverse population across genders, income levels and age groups. The ease and accessibility of smartphones has expanded gaming’s penetration across demographics to billions of consumers globally. According to Newzoo Research, there were over 2.6 billion mobile gamers in 2020, and mobile games was a $76 billion market, or 46% of total gaming, having grown at a compound annual growth rate (“CAGR”) of 12% since 2018.

Rapid growth creates complexities for game and app developers and telecom operators

The rapid growth in new apps, including mobile games, has expanded user choice and presents a challenge for developers trying to differentiate their offering and reach a scaled audience. With millions of apps now available across app stores, app discovery has become critical for developers. In addition, users increasingly expect interactive and personalized experiences in the games and apps they use, from entertainment to e-commerce. They demand tailored recommendations and content, seamless in-app purchases and relevant promotions. Managing user growth, engagement and monetization in this competitive environment has become a critical challenge for a developer’s long-term success.

Against this backdrop, telecom operators are focused on driving net subscriber additions and profitability in highly competitive markets, where data is becoming increasingly commoditized. Despite providing infrastructure for the mobile app economy to flourish, telecom operators have largely been unable to actively participate in its financial success. Achieving digital transformation and engaging their users by creating on-device services and experiences have become critical for telecom operators looking to drive continued revenue growth in a competitive environment, where focus historically centered on monetizing a user’s device at the point of sale.

App developers and telecom operators need a business platform tailored for the app economy

Effective distribution and monetization of apps requires constant innovation in an ever-evolving landscape of platforms, devices, channels, ad formats and consumer preferences. Significant time, resources and expertise are needed to build technology and data models that can deliver automated, world-class user growth and monetization, while meeting user expectations for tailored experiences and relevant advertising. Developers need a platform to provide the core infrastructure for their commercial expansion, so they can focus on creating great apps and delivering the best user experience.

Telecom operators’ historical focus has been on providing wireless service through major infrastructure and hardware investments. This network focus has resulted in a limited focus on software solutions designed to engage and monetize users beyond the sale of traditional device offerings and communication services. Network and infrastructure investment dominates telecom operator research and development spending, and is expected to continue to do so with the roll-out of expensive 5G infrastructure. This leaves limited resources for telecom operators to develop data-driven user engagement and monetization software, which is required to meet user expectations for high-quality mobile experiences, and to create stickier and more profitable user relationships.

Our Market Opportunity

We believe that the total market opportunity for ironSource was $17 billion as of 2020. Furthermore, we believe that our total market opportunity will grow to $41 billion by 2025. Of this $41 billion, approximately $30 billion will come from our existing markets, with the remainder expected to come from adjacencies to our existing markets. Our market opportunity is based on a 2021 study we commissioned by a third-party strategy consulting firm, Altman Solon.

The principal areas of growth within our market opportunity are:

Growth in gaming: We believe that we can continue to expand our customer base in gaming and increase the use of additional solutions within our platform by existing customers. In addition, we believe we can expand our leadership in game publishing to increase revenue from published games.

Growth in apps beyond gaming: We believe there is a significant opportunity to increase adoption of our platform among apps in categories outside of gaming, in particular driving use of our monetization and user growth solutions.

Expanding our platform offering for apps beyond games: By leveraging our deep expertise in the app economy we believe we will be able to expand our platform by developing additional solutions uniquely tailored to drive business success for apps in categories outside of games.

App placement, device management and news content service: We believe we will deepen the on-device engagement experience by expanding to additional touchpoints and solutions that will enable us to promote more third party apps and content, and telco-branded services, natively on the device.

Expansion to devices beyond mobile: We believe we will leverage our expertise in the app economy and on mobile to develop new solutions and expand the use of our existing solutions on connected devices beyond mobile.

Our Platform

The ironSource platform offers a comprehensive set of solutions for key constituents of the global mobile app economy, primarily app developers and telecom operators. Our platform, which consists of our Sonic solution suite for game and app developers, and our Aura solution suite for telecom operators, is designed primarily to help game and app developers maximize the acquisition, engagement and monetization of users. Sonic enables developers to grow their apps into scaled businesses by improving their monetization and enabling cost efficient user growth. Aura enables app developers to connect with users through a unique channel that offers on-device app discovery, while allowing telecom operators to better engage and monetize their users throughout the device lifecycle. The combination of the two solution suites represents a unique value proposition to app developers struggling with app commercialization today.

We serve customers of all sizes and maturity, from large enterprises such as leading mobile game companies with dozens of titles, to major mobile carriers with millions of users, to small customers such as indie game developers with a single app. As of March 31, 2021, we had over 4,000 customers, of which 292 customers generated over $100,000 in revenue over the trailing 12-month period and accounted for 94% of our revenue.

Sonic—The app growth cycle

Our Sonic solution suite enables developers to grow their apps into scaled businesses by providing solutions across the entire app growth cycle, from ideation to scaled, profitable growth. By connecting user growth and monetization through robust data and analytics, Sonic is able to create a virtuous cycle of growth which generates revenue that can be reinvested in scaling user growth to ultimately drive profitability. Our Sonic solution suite is used by a number of recognizable game developers including Aristocrat, Activision, Gameloft, Playrix, Zynga, King, Jam City and Sybo along with app developers including Weatherbug, Audiomack and Calm.

Customers can begin using a Sonic solution at any point during the lifecycle of their app, and will often expand to using other solutions over time. Many customers start by using our Sonic monetization solution to drive revenue, and as their revenue increases, they may spend a portion of those earnings to scale their app’s revenue-generating potential through our Sonic user growth solution, leveraging our creative management solution to gain an edge in their user growth campaigns. Further, as their user base scales, they may leverage our Sonic analytics solution to further optimize user acquisition and monetization. Some developers, especially small studios and independent developers who require expertise in publishing their apps, may start using Sonic earlier in their journey. These developers may leverage Supersonic, our publishing solution, to launch their apps, maximize their commercial success, and reduce costs. In this respect, our interconnected Sonic solution suite powers a profitable and scalable cycle of app growth for developers.

Aura—The device lifecycle

Our Aura solution suite allows telecom operators to enrich the device experience by creating new engagement touchpoints, which deliver relevant content for their users across the entire lifecycle of the device, from first setup, to in-life engagement and through the replacement cycle. These touchpoints create a unique on-device distribution channel for our app developers to promote their apps as a native part of the device experience. Telecom operators can also promote their own content and services to their users through Aura on device and out of the store. By incorporating relevant app and service recommendations into the device experience, Aura allows telecom operators to provide more value to their users, thereby increasing brand loyalty, reducing churn and driving incremental revenue. Aura’s analytics solution further allows telecom operators to better understand how users are interacting with content on their devices, which they can then leverage to drive further engagement and optimize revenue.

As a full stack solution for managing user experience through the entire device lifecycle, Aura facilitates the expansion or customization of promotions within existing engagement touchpoints, such as promoting telecom operator-branded device insurance, a personalized data package, or other telecom operator-owned and operated services. As Aura is integrated as a system-level application on the device, telecom operators are able to quickly and easily deploy new touchpoints or promotions to engage their users with more relevant content and services.

Our goal, once we onboard a new customer, is for them to adopt an increasing range of our products. Further, as our customers experience success and engage with a broader range of our solutions, we become increasingly integrated in their businesses, creating even greater stickiness in our customer relationships. This drives our strong growth and customer retention. As developers and telecom operators grow their revenue using our solutions, additional developers and telecom operators are attracted to our platform, contributing to our continued growth. Our scale provides us with significant data to help us create better solutions and a more effective platform for our customers’ benefit. This leads to greater success for our customers, driving yet more customer growth for our platform.

Core Solutions of Our Platform

Our customers use our platform for a number of business-critical functions, including user growth, monetization, analytics, creative management and publishing.

User Growth

Our user growth solution enables game and app developers to create, monitor, and optimize user acquisition campaigns through multiple channels, including unique on-device placements through our integrations with Aura’s telecom operator customers. This solution includes a number of products, including a campaign management product to enable custom campaign creation; a ROAS optimizer, which enables the automation of smart bidding to maximize positive return on user growth spend; and a cross promotion tool to allow developers to maximize value by efficiently promoting existing apps to users of other apps in their portfolio. These capabilities enable developers to continue growing and scaling their businesses over time.

In addition, our Aura solution suite provides an incremental distribution channel for app developers to connect with potential users. A significant portion of app installs on a device occur when the device is newly opened. By partnering with some of the leading telecom operators to power their device experiences, from device setup to in-life engagement, we are able to create unique touchpoints to promote apps during high-engagement moments throughout a user’s device lifecycle. App developers are able to leverage these on-device placements to connect with potential users at times when their likelihood of installing specific apps is at its highest.

We are a market leader in user growth solutions, as evidenced by the fact that we were ranked fourth globally after Google, Facebook and Unity on AppsFlyer’s Performance Index for Volume Ranking as of June 2020. Similarly, ironSource was ranked third after Google and Facebook in AppsFlyer’s Power Rankings as of June 2020. Our leadership among mobile user growth solutions stems from an early focus on developing solutions for mobile games, the most downloaded category of apps. As of March 2021, 89% of the top 100 most downloaded mobile games on the Apple App Store used our user growth solution. Leveraging our expertise in mobile games, we have begun offering our user growth solution to apps outside of the game category, and as of March 31, 2021, over 17% of our customers with over $100,000 in trailing 12-month revenue came from industries beyond gaming.

Our leadership position in the app economy is enhanced by our scaled, broad and deep dataset built with advanced privacy controls. Sonic’s ad interaction and contextual data, and Aura’s user provided data and contextual data, are utilized to deliver highly relevant experiences to users, while respecting privacy restrictions and data separation across our solutions. We use this data, together with our proprietary, advanced machine learning technology to enable our developers to effectively acquire users who generate greater revenue and return on user growth spend.

Monetization

Our Sonic monetization solution enables app developers to monetize in-app content through technologies designed to maximize revenue generation while preserving a rich and enjoyable user experience. For example, our mediation product allows developers to maximize yield by offering a single point of access to premium advertiser demand from major advertising networks, including the ironSource network, and those from Facebook, Google, Snap, TikTok and Unity. Our in-app bidding technology enables a real-time auction between these different demand sources, ensuring that developers are able to maximize revenue from each ad impression. In addition, we enable developers to monetize their apps and games through a wide variety of in-app placements, including user-initiated ads where a user can choose to engage with a variety of ad experiences in exchange for in-app rewards. These in-app ad placements not only drive revenue for developers but, if implemented correctly, can also often serve to increase user retention and app usage.

We leverage big data technologies and machine learning algorithms to continuously optimize our platform to ensure users are always seeing the most relevant content, which in turn drives greater monetization for our customers. The quality of our Sonic monetization solution has helped us acquire our large market share in several of its products. Developers typically use only one mediation platform per app, and onboarding them through our mediation product creates a sticky relationship that then drives the use of incremental solutions. According to AppAnnie, 21% of the top 100 mobile games by downloads on the Apple App Store and Google Play Store as of December 31, 2020 used our mediation product.

Our Aura solution suite offers unique on-device engagement touchpoints for telecom operators to drive additional incremental revenue from their users throughout the lifecycle of the device, from first setup, to in-life engagement and through the replacement cycle. Aura reached over 130 million daily active users as of March 31, 2021 and is used by some of the world’s leading telecom operators and OEMs such as Boost, Orange, Samsung and Vodafone. These touchpoints allow telecom operators to offer app and service recommendations that enrich the user’s device experience with relevant and valuable content and enhance their brand loyalty to the telecom operator. The sponsored content shown to users promotes both telecom operator-branded apps and services, and third-party apps and services, enabling our telecom operator customers to engage their users through a wide variety of relevant apps, to expand adoption of and cross-sell their own products, and to drive additional revenue from promoting third-party content. App and content recommendations are driven by user provided data, contextual data sets and user preferences, and optimized through our extensive A/B testing capabilities.

Analytics

We provide analytics solutions for our customers, enabling them to better understand their users and business health, access actionable insights, and drive better decisions to grow their businesses. These products are used by multiple constituents across the mobile ecosystem, from developers creating apps and games to telecom operators providing networks for content delivery. Insights are made available through easily digestible user interfaces that simplify data review and enable effective business decision making.

For developers, our solution offers visibility on critical app performance, user growth, engagement and retention metrics, as well as user cohort analysis and multivariate reports. In addition, we help developers identify patterns and trends to help enhance their games. Moreover, our creative analytics product allows developers to access granular performance and user engagement data for each interactive advertising experience, which further drives increased optimization. Finally, our ad quality product gives developers increased visibility into ads running on their inventory from multiple ad networks, giving them more control over their ad monetization and user experience.

For telecom operators, our solution provides increased visibility into user engagement with content, apps and services on their mobile devices, broken down by geography, device, age and gender. This data can be incorporated directly into a telecom operator’s existing data infrastructure, enriching their data with valuable device and user insights to drive growth and mitigate churn. By collecting data through multiple touchpoints in a user’s app and device lifecycle, we enable the creation of rich datasets that power higher-quality user experiences. This allows our customers to better acquire and retain users.

Creative Management

Our creative management solution democratizes ad creative production, making it accessible to any developer and giving them a significant edge when it comes to running high-performance and cost-efficient user growth campaigns. As user growth technology becomes increasingly automated, and competition for user attention grows, interactive advertising experiences have become a critical lever available to developers to differentiate campaigns and maximize both user engagement and performance. We offer automated creative production tools, which allow developers to quickly and easily create video and interactive playable ads based on their existing game assets. These creatives can then be deployed across multiple advertising networks, and their performance can be tracked on a granular level, allowing for deep optimization to drive increased user engagement.

Publishing

In February 2020, we launched our mobile game publishing solution, Supersonic, to provide game developers with the infrastructure and know-how to launch and scale their mobile games. Supersonic offers marketability testing tools that enable developers to identify the effectiveness of their content and its market value prior to publishing. In addition, developers working with Supersonic receive support in game design best practices and in optimizing the implementation of their commercial model, primarily through in-app advertising. Our creative automation and user acquisition management tools enable automated creation and deployment of effective user acquisition campaigns.

Sonic aims to publish the best mobile games. The 25 games published using our Supersonic solution had over 13 million daily active users as of March 31, 2021. In addition, 18 out of the 25 published games using our Supersonic solution were ranked in the top 10 most downloaded games on either the Apple App Store or Google Play Store during 2020 or 2021. The insights gleaned from our publishing solutions optimize the overall Sonic solution suite by providing us with direct, unmediated experience of the challenges faced by our customers.

Our Competitive Strengths

Our core market opportunity is large and global with strong secular trends that support long-term sustainable growth. Our competitive strengths underpin our market leadership and position us for continued growth. They include:

Comprehensive platform serving the full growth cycle of an app through multiple channels

Our Sonic solution suite is comprehensive and supports the full growth cycle of an app, from marketability testing and publishing, to initial user acquisition, monetization set-up, data-driven and optimized user growth, creative management and analytics-driven and optimized monetization. By enabling a data feedback loop between our user growth and monetization solutions, app developers can grow their businesses with greater profitability.

Additionally, the combination of our Sonic and Aura solution suites is unique in the mobile ecosystem and offers customers multiple channels to acquire and engage users. Not only do we provide solutions to enable developers to scale their mobile apps into businesses, but we also create an additional source of discovery for those apps at the device level through our telecom operator relationships, and facilitate engagement and content delivery between telecom operators and their user bases.

Our scale and data across the mobile ecosystem drives a significant advantage

Our scaled base of over 4,000 customers globally provides us with an extensive contextual dataset and a holistic view of the mobile ecosystem, which drives a significant advantage. More data drives better targeting, and our customers provide us with data across over 2.5 billion monthly active users. In our Sonic solution suite, we leverage ad interaction and contextual data, which is built with advanced privacy controls while delivering highly-relevant experiences to our customers. We use this data, together with our proprietary, advanced machine learning technology to enable our customers to effectively acquire users who generate greater revenue and return on user growth spend. In addition, the use of our Aura solution suite across devices reaching over 130 million daily active users as of March 31, 2021 allows us to collect user provided data together with contextual datasets and user preferences to continuously improve our Aura solution suite, enabling two key advantages. First, more data creates a more relevant and personalized content experience for users, and therefore better conversion for telecom operators to drive incremental revenue. Second, understanding user preferences enables us to allow telecom operators to better understand and serve their users. The scale and depth of our data footprint is difficult to replicate and has been built over a decade by investing deeply in our technology and customer relationships.

Enterprise-grade integrations drive long-term customer relationships and stickiness

A developer can only use one mediation product to manage an app’s monetization across multiple advertising networks, and a telecom operator can only integrate one device experience management solution at the system-level into its smartphone network. Switching solution providers not only causes customers to incur switching costs, but also to forego the data insights they would receive while using the platform. Further, with the ironSource platform, customers who onboard a solution from either the Sonic or Aura solution suites tend to onboard additional, complementary solutions over time. For example, of our Sonic customers who contributed over $100,000 in annual revenue in 2020, 69% used both our user growth and monetization solutions. Further, 13% distributed their apps through on-device placements, benefiting from the inventory generated by our Aura solutions, and these customers generated 29% of our revenue for 2020.

Performance-based business model highly aligned with customer success

Our performance-based business model is highly aligned with our customers’ growth, making it intuitive for customers to start working with us and driving long-term customer relationships. Customers rely on our solution suites to power and grow their businesses, as evidenced by our gross retention rate of 99% for our customers who generated over $100,000 revenue over the trailing 12-month period as of March 31, 2021. The products and solutions we provide correlate directly to our customers’ revenue and user engagement, hence the deeply integrated and sticky nature of our customer relationships.

Operational excellence and proven track record of organic and profitable growth

We have a strong track record of successfully identifying multiple opportunities in the app economy and leveraging our core capabilities around user growth, content monetization and data to execute on them to build successful, profitable solutions. While our end-markets and customers have evolved, our primary focus has always been to provide user growth, engagement and monetization solutions to our customers. Our expertise across these areas constitute a set of core capabilities which we are able to bring to multiple different business cases within the mobile app economy, in order to execute and capitalize on new opportunities rapidly, and to a high degree of success. This is reflected by the scale of our revenue, which was $331.5 million in 2020, with year-over-year revenue growth of 83% in 2020, our income from continuing operations, net of income taxes grew from $32.7 million in 2019 to $58.8 million in 2020 and our Adjusted EBITDA year-over-year growth of 39% to $103.5 million in 2020 as well as our $119.7 million of revenue, 96% growth year-over-year, $39.5 million of Adjusted EBITDA and $10.2 million of income from continuing operations, net of income taxes, 33% Adjusted EBITDA Margin and 9% income from continuing operations, net of income tax margin in the three months ended March 31, 2021. Our ability to quickly identify key industry trends and efficiently develop solutions and products in response has driven our ability to meet our customers’ rapidly evolving needs and to expand to new customer bases. Further, we have a proven track record of allocating capital to support this innovation and our continued growth. We have invested approximately $89.1 million in research and development in the past two fiscal years, and as of December 31, 2020, over 50% of our employees worked in research and development and related activities globally.

Powerful combination of platform and publisher insights across in-game ecosystem

We launched Supersonic in February 2020 as a way to supplement our broader platform with proprietary publishing capabilities that offer developers a wider array of options to work with us, and which generate extensive first-party data. As of March 31, 2021, we had published 25 games through Supersonic, with an average of over 13 million daily active users. We believe that the combination of Supersonic with our broader Sonic solution suite provides us with a competitive advantage, allowing us to use our published apps to quickly and effectively deploy new features and user experiences, benefiting our wider Sonic solutions, as well as developers using Supersonic to publish their games. This allows us to continuously and directly learn, and thereby improve our solutions and products for our wider customer base. For example, we leveraged our published apps to test new capabilities in our cross promotion product, which we believe have significantly improved their efficacy over time, enabling us to hone our product roadmap and better prioritize development decisions that impact customers who use our wider Sonic solutions.

Proven ability to successfully execute and integrate strategic M&A in a rapidly evolving landscape

As we have continued to scale, we have augmented our growth with strategic M&A focused on acquiring both technology and innovators to further grow our comprehensive solution suites and enable us to serve more customer needs. Our acquisitions have added to the capabilities and scope of our platform, and we have successfully integrated and transformed the growth and profitability profiles of our acquired companies. For example, in 2015 we acquired SupersonicAds, which formed the basis of our mediation product, and as of December 2020, this was embedded in 21% of the top 100 downloaded games on the Apple App and Google Play Stores, according to AppAnnie. Our acquisitions have added to the capability and scope of our platform. We intend to continue to adapt our strategy in response to our ever-evolving industry, including emphasizing or deemphasizing product lines where applicable, as well as investing or divesting as business conditions warrant.

Founder-led management team with a unique culture of growth through profitable innovation

We have developed a unique, founder-led culture of leadership. We started with four founders, and through our strategic acquisitions, we have added an additional four founders, creating a strong and lasting base of executive leadership. The discrete capabilities of each of those leaders is reflected in their day-to-day roles. Half of our founders come from a technical background and half from a business management background, driving a balanced perspective among our executive leadership team, and enabling us to deliver excellence both in product innovation and business execution. The strong entrepreneurial background inherent in our executive leadership team enables us to be agile, identify new opportunities, build successful business models and grow them into scaled businesses. ironSource’s strong founder-led corporate culture empowers and rewards initiative-taking and encourages the surfacing of new ideas and their actualization into actionable growth drivers.

Our Growth Strategies

Our growth strategies include growing and diversifying our customer base, leveraging customer relationships to cross-sell our solutions, extending the use of our business platform to industries beyond gaming, growing Aura beyond app discovery, expanding in game publishing, investing in technology and innovation to create new solutions for our customers, and extending our business platform to devices beyond mobile. We intend to pursue these growth strategies organically as well as leverage our proven ability to execute and integrate strategic M&A as described previously, which will help us continue to gain market share in the markets we serve.

Continue to grow our customer base

As of March 31, 2021 we had over 4,000 customers, and generated 94% of our revenue from 292 customers who contributed over $100,000 in revenue over the trailing 12-month period. We see a significant opportunity to grow our customer base by introducing new developers to our Sonic solution suite, with a focus on attracting emerging, independent developers who we believe have room to grow and become large revenue contributors over time. We intend to attract these developers with our best-in-class platform capabilities and customer support, and by leveraging our industry expertise and reputation for helping businesses scale their apps and games. Our platform supports these smaller, independent businesses as a growth engine throughout their life cycle, enabling them to become much larger partners over time.

We also focus on continuing to attract major global telecom operators to Aura. Telecom operators globally are facing increasing competition in their network markets and are looking for meaningful ways to better differentiate their product offerings to subscribers. Our Aura solution suite supports telecom operators of all sizes across a wide variety of engagement and monetization use-cases, providing us with a significant, continued growth opportunity. We seek to attract these telecom operators by leveraging our long track-record of successful user engagement and monetization as compelling proof points of our ability to enable our customers’ growth.

Leverage customer relationships to cross-sell our solutions

We look to build strong, long-standing relationships with our customers and deliver increasing value to them over time. A major contributor to our efforts in expanding revenue generated by our customers is our focus on cross-selling our solutions. We have seen that customers typically expand their usage of our platform and adopt more of our solutions over time, which is exemplified by our dollar-based net expansion rate, which is calculated based on the trailing 12 months for each quarter, averaging 153% across all customers for the eight quarters ending March 31, 2021. We have seen measurable success in cross-selling our broader Sonic solution suite to customers, who, for example, will on-board our Sonic monetization solution through our mediation product to enable monetization of their apps, and then, over time, adopt our user growth solution through our campaign management product to engage in user acquisition. We also see a sizable opportunity to cross-sell our Sonic customers user growth products on Aura-powered inventory, where they can access an additional distribution channel for their apps and games.

Extend our business platform to apps beyond gaming

We intend to broaden our customer base by continuing to expand the use of our Sonic solution suite beyond mobile games to the wider app economy. Much of what makes us successful in games is transferable to other consumer applications, specifically, those that require efficient user acquisition, analytics, and a deep understanding of how to monetize content. Apps outside of the gaming category today typically do not maximize their use of ad monetization or paid user acquisition with the same frequency as games, and we see a growing opportunity to expand the adoption of our solutions to drive improved placement revenues, high-quality user acquisition capabilities and overall business growth for developers of apps in other categories. Further, we see an additional opportunity in extending our publishing capabilities to app categories beyond games, to enable more app developers to launch and scale their apps. As of March 31, 2021, over 17% of our customers with over $100,000 in revenue over the trailing 12-month period came from industries beyond gaming.

Increase telecom operators’ use of Aura to promote their own services

We also see significant growth opportunities within Aura. Our Aura telecom operator customers often initially leverage our device experience management solution to drive user engagement and monetization during device setup, before expanding to additional engagement touchpoints, or incorporating promotion of their own apps and services. Examples of additional touchpoints include smart notifications, device update, and device replacement. Examples of additional promotions include sale of device insurance, personalized data packages, and other telecom-branded content and services. Moving forward, we will continue adding incremental services to our customers that create additional monetization opportunities over time.

Once Aura is integrated as a system-level application on a device, telecom operators can easily expand to additional touchpoints or promotions as they look to deepen and enrich their user offering. Telecom operators have traditionally outsourced device experience management to multiple external partners, but with Aura, the system-level integration creates a relationship that is not only sticky for telecom operators but also a natural gateway to cross selling and growth. As customers use more of our solutions, our platform becomes more integrated with their businesses, contributing to platform stickiness.

Further expand in game publishing

We launched Supersonic, our game publishing solution in February 2020 and have experienced significant early success in growing our publishing scale. Our solution has been used to publish 25 games that had over 13 million daily active users as of March 31, 2021. We intend to continue to invest in scaling Supersonic, our Sonic publishing solution, to serve more developers and increase the usage of our platform. We aim to productize the publishing process, differentiating our offering by enabling developers to leverage an automated path to greater scale and profitability for their apps and driving scale for our solution. We intend to develop new publishing products for our customers and grow our first-party development capabilities to publish our own content on top of the largely third-party developed mobile games we currently publish. We see publishing as a sizable potential contributor to our revenue over time.

Invest in technology and innovation to create new solutions for our customers

The mobile and connected device end-markets our customers serve are highly competitive and continuously evolving. Our customers need solutions that help them deliver superior user acquisition, engagement and monetization to succeed. Our revenue grows in line with our customers’ success, and the evolving needs of our customers create new opportunities for us to deliver value to them as we serve more of their needs. We have a history of being first-to-market with automation and optimization solutions that are later adopted or replicated by industry participants. For example, in 2018 we were the first to market with an ad revenue measurement tool allowing developers to connect ad revenue generated by acquired users with the channels they were acquired on, enabling complete optimization of user growth spend. We intend to continue to leverage our research and development capabilities to create new solutions for our customers, which we believe will contribute to their greater business success, and therefore to our continued growth.

Extend our business platform to devices beyond mobile

We have experienced significant success in providing solutions for the mobile ecosystem. However, we see a significant opportunity to leverage our user growth, engagement and monetization expertise in building and offering solutions to customers for connected devices beyond mobile. For example, we are extending our Aura device experience management solution to smart TVs allowing us to grow our user engagement touchpoints beyond mobile. We intend to leverage our Aura brand and technology leadership with telecom operators and OEMs to facilitate expansion into these additional connected devices by designing relevant solutions and leveraging existing enterprise relationships to gain market share.

Growth through strategic M&A

Since our founding, we have acquired several companies to complement and augment our business platform. Many of the founders of these businesses have stayed on with us after the acquisition of their companies and form a substantial part of our leadership. The managerial experience and entrepreneurial drive of these founders who have stayed with our business helps drive our pace of innovation and reinforces our playbook of discovering and scaling new lines of business.

Beyond our research and development efforts, we have built a track-record of talent acquisition and strategic M&A, which has helped us grow our technological capabilities and industry expertise. Many of the solutions we provide today have been the result of strategic business combinations since our founding. For example, our acquisition of SupersonicAds in 2015 formed the basis of our mediation product, and we expect our recent acquisitions of both Soomla and Luna Labs to enable us to provide app and game developers with more tools to effectively create and manage the advertising inside of their apps, and increase the performance and efficiency of their user growth campaigns. In addition, in April 2021, we entered into an agreement to invest an amount of $20 million for 10% of MCE-SYS Ltd., a device management solutions provider to telecom operators and retailers. The investment closed in the second fiscal quarter of 2021. We will continue to add products, where appropriate, to continue to deliver a business platform offering a comprehensive set of growth, monetization and analytics solutions to our customers.

Recent Developments

On June 28, 2021 (the “Closing Date”), we consummated the previously announced business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated March 20, 2021, by and among the Company, Thoma Bravo Advantage, a Cayman Islands exempted company (“TBA”), Showtime Cayman, a wholly-owned subsidiary of the Company (“Merger Sub”), and Showtime Cayman II, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub II”) (the “Business Combination”).

On the Closing Date, the following transactions occurred pursuant to the terms of the Merger Agreement:

•	we adopted our Amended and Restated Articles of Association;

•

we renamed each issued and outstanding ordinary share, including the 2019 ordinary shares issued in connection with the CVC Investment (as defined herein) (the “2019 Ordinary Shares” and, together with the ordinary shares, the “ironSource Ordinary Shares”), an ironSource Class A Ordinary Share, no par value (“ironSource Class A ordinary share”), followed immediately by the distribution of one Class B ordinary share of ironSource, no par value per share (“ironSource Class B ordinary share”) to the holders of each such issued and outstanding ironSource Class A ordinary share;

•	we effected a stock split of each ironSource Class A ordinary share and each ironSource Class B ordinary share into such number of ironSource Class A ordinary shares and

ironSource Class B ordinary shares, respectively, in each case, calculated in accordance with the terms of the Merger Agreement, such that each ironSource Class A ordinary share and each ironSource Class B ordinary share have a value of $10.00 per share after giving effect to such stock split (the “Stock Split”);

•

Merger Sub merged with and into TBA (the “First Merger”), with TBA surviving the First Merger as a wholly-owned subsidiary of ironSource (such company, as the surviving entity of the First Merger, the “Surviving Entity”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity merged with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of ironSource (such company, as the surviving entity of the Second Merger, the “Surviving Company”) (all the transactions together, the “Business Combination”);

•

as a result of the Business Combination and the other transactions contemplated by the Merger Agreement, Merger Sub II became a wholly owned subsidiary of the Company, with the shareholders of TBA becoming shareholders of the Company.

•

at the effective time of the Business Combination (the “Effective Time”), (a) each Class B ordinary share of TBA, par value $0.0001 per share (“TBA Class B Share”), outstanding immediately prior to the Effective Time automatically converted into one Class A ordinary share of TBA, par value $0.0001 per share (“TBA Class A Share,” together with the TBA Class B Shares, the “TBA Ordinary Shares”); and

•

each TBA Class A Share issued and outstanding immediately prior to the Effective Time, including shares issued upon the automatic conversion of TBA Class B Shares described above, converted into one ironSource Class A ordinary share.

Our Class A ordinary shares began trading on The New York Stock Exchange on June 29, 2021 under the symbol “IS.”

PIPE Investment

On March 20, 2021, we entered into Investment Agreements (each, an “Investment Agreement”) with certain investors (each, a “PIPE Investor” and collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors agreed to purchase on the Closing Date an aggregate of 130 million ironSource Class A ordinary shares at a price equal to $10.00 per share on the terms and subject to the conditions set forth therein for gross proceeds of $1.3 billion (the “PIPE Financing”). In accordance with the Support Agreement, dated March 20, 2021 between ironSource and Thoma Bravo Advantage Sponsor, LLC, an affiliate of TBA (the “Sponsor”), as a result of redemptions by stockholders of TBA, the Sponsor entered into a similar Investment Agreement with respect to an amount of approximately $32.5 million. The PIPE Financing closed concurrently with the Business Combination. On the Closing Date the existing shareholders of ironSource effected a secondary sale of 140 million ironSource Class A ordinary shares and/or ironSource Class B ordinary shares to the PIPE Investors (including the Sponsor), for a total purchase price of $1.4 billion, and including a secondary sale in an amount of approximately $67.5 million to TBA, which was funded from TBA’s trust account. Under the Company’s Amended and Restated Articles of Association, each share sold on a secondary basis was a Class A ordinary share upon purchase by a PIPE Investor.

Risk Factors Summary

Investing in our Class A ordinary shares involves substantial risks, and our ability to successfully operate our business and execute our growth plan is subject to numerous risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our Class A ordinary shares. If any of these risks actually occurs, our business, financial condition and results of operations could be adversely affected. In such case, the trading price of our Class A ordinary shares would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

•	our markets are rapidly evolving and may decline or experience limited growth;

•	our reliance on operating system providers and app stores to support our platform;

•	our ability to compete effectively in the markets in which we operate;

•	our quarterly results of operations may fluctuate for a variety of reasons;

•	failure to maintain and enhance our brand;

•	our dependence on our ability to retain and expand our existing customer relationships and attract new customers;

•	our reliance on our customers that contribute more than $100,000 of annual revenue;

•	our ability to successfully and efficiently manage our current and potential future growth;

•	our dependence upon the continued growth of the app economy and the increased usage of smartphones, tablets and other connected devices;

•	our dependence upon the success of the gaming and mobile app ecosystem and the risks generally associated with the gaming industry;

•	our, and our competitors’, ability to detect or prevent fraud on our platforms;

•	failure to prevent security breaches or unauthorized access to our or our third-party service providers data;

•	the global scope of our operations, which are subject to laws and regulations worldwide, many of which are unsettled and still developing;

•	the rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children;

•	the effects of health epidemics, including the COVID-19 pandemic;

•	sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing Securityholders; and

•	the other matters described in the section titled “Risk Factors” beginning on page 30.

Corporate Information

We founded our business in 2010 and were incorporated as IronSource Israel (2011) Ltd. in Israel in 2011 under the Israeli Companies Law, 5759-1999 (the “Companies Law”). In 2014, we changed our name to IronSource Technologies Ltd., and then to our current name, ironSource Ltd. in the same year. On December 31, 2020, we completed the spin-off of the assets of our Desktop business (the “Spin-Off”) to TypeA Holdings Ltd. (“TypeA”), a newly formed company incorporated under the laws of Israel, which was owned by our shareholders on a pro rata basis as of the date of the Spin-Off. See Note 4 to our audited consolidated financial statements included elsewhere in this prospectus. Our principal executive offices are located at 121 Menachem Begin Street, Tel Aviv 6701203, Israel. Our website address is https://www.is.com/, and our telephone number is

+972-747990001. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. Our agent for service of process in the United States is Cogency Global Inc.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An emerging growth company may take advantage of specified exemptions from various requirements that are otherwise applicable generally to U.S. public companies. These provisions include:

•

an exemption that allows the inclusion in an initial public offering registration statement of only two years of audited financial statements and selected financial data and only two years of related disclosure;

•	reduced executive compensation disclosure;

•	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved;

•

an exemption from compliance with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements; and

•

an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in the assessment of the emerging growth company’s internal control over financial reporting.

The JOBS Act also permits an emerging growth company such as us to delay adopting new or revised accounting standards until such time as those standards are applicable to private companies. We have elected to use this extended transition period to enable us to comply with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to take advantage of some but not all of these reduced reporting burdens.

We will remain an emerging growth company until the earliest of:

•	the last day of our fiscal year during which we have total annual revenue of at least $1.07 billion;

•	the last day of our fiscal year following the fifth anniversary of the closing of the Business Combination;

•	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or

•

the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

In addition, we report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under the rules that allow us to follow Israeli law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•

the rules under the Exchange Act requiring the filing with the U.S. Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•	Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

Foreign private issuers, like emerging growth companies, also are exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:

•	the majority of our executive officers or directors are U.S. citizens or residents;

•	more than 50% of our assets are located in the United States; or

•	our business is administered principally in the United States.

THE OFFERING

Class A ordinary shares offered by the Selling Securityholders	133,254,045

Use of proceeds	All of the Class A ordinary shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of the Class A ordinary shares to be offered by the Selling Securityholders.

Dividend policy	We do not currently intend to pay cash dividends on our Class A ordinary shares for the foreseeable future. Our board of directors has sole discretion regarding the declaration and payment of dividends. See “Dividend Policy.”

Risk factors	Investing in our Class A ordinary shares involves a high degree or risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A ordinary shares.

Market for our Class A ordinary shares	Our Class A ordinary shares are listed on the NYSE under the symbol “IS.”

SUMMARY CONSOLIDATED FINANCIAL DATA

Summary Financial Information of ironSource

The following tables present our summary consolidated financial data. We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The summary historical consolidated statement of operations for the years ended December 31, 2020 and 2019 and the summary consolidated balance sheet information as of December 31, 2020 and 2019 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The summary historical consolidated statement of operations for the three months ended March 31, 2021 and 2020 and the summary consolidated balance sheet information as of March 31, 2021 have been derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. Our unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair statement of the financial information set forth in those statements, except for the effects of the Recapitalization discussed in Note 2(e) to our unaudited consolidated financial statements. Our historical results for any prior period are not necessarily indicative of results expected in any future period and the results for the three months ended March 31, 2021 or any other interim period are not necessarily indicative of results to be expected for the full year ending December 31, 2021 or any other period.

On December 31, 2020, we completed the Spin-Off of the assets of our Desktop business. The Desktop business is reported in this prospectus as discontinued operations in accordance with Accounting Standards Codification (“ASC”) 205-20 “Presentation of financial statements—Discontinued operations.” See Note 4 to our audited consolidated financial statements included elsewhere in this prospectus.

On June 28, 2021, we consummated the Recapitalization with TBA, resulting in TBA becoming a wholly-owned subsidiary of the Company. As a result, all ordinary shares, restricted share units, options for ordinary shares, exercise price and income per share amounts have been adjusted, on a retroactive basis, for all periods presented in these consolidated financial statements, to reflect both the distribution of Class B ordinary shares and the Stock Split, together representing a ratio of 9.98 of each share. See Note 2(ab) to our audited consolidated financial statements included elsewhere in this prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

Consolidated Statements of Operations Data

	Three Months Ended March 31		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Revenue	$119,713	$61,206	$331,519	$181,107
Cost of Revenue	20,140	11,547	57,825	34,651

Gross Profit	99,573	49,659	273,694	146,456

Operating expenses:
Research and development	20,410	10,129	51,600	37,547
Sales and marketing	48,721	19,172	119,262	37,155
General and administrative	15,547	6,702	28,746	28,452

Total operating expenses	84,678	36,003	199,608	103,154

Income from operations	14,895	13,656	74,086	43,302
Financial expenses, net	1,029	972	4,381	2,741

Income from continuing operations before income taxes	13,866	12,684	69,705	40,561
Income taxes	3,622	1,794	10,896	7,843

Income from continuing operations, net of income taxes	10,244	10,890	58,809	32,718
Income from discontinued operations, net of income taxes	—	12,301	36,480	51,244

Net income	$10,244	$23,191	$95,289	$83,962

Net income attributable to non-controlling interest (related to discontinued operations)	—	—	—	67

Net income attributable to ironSource Ltd. shareholders	10,244	23,191	95,289	83,895
Basic net income per ordinary share, attributable to ironSource Ltd. shareholders*:
Continuing operations	0.01	0.01	0.07	0.04
Discontinued operations	—	0.01	0.04	0.06

Basic net income per ordinary share, attributable to ironSource Ltd. shareholders*	$0.01	$0.02	$0.11	$0.1

Weighted-average ordinary shares outstanding – basic*	645,295,222	633,813,050	636,450,643	730,245,143

Diluted net income per ordinary share, attributable to ironSource Ltd. shareholders*:
Continuing operations	0.01	0.01	0.06	0.03
Discontinued operations	—	0.01	0.04	0.06

Diluted net income per ordinary share, attributable to ironSource Ltd. shareholders*	$0.01	$0.02	$0.1	$0.09

Weighted-average ordinary shares outstanding – diluted*	711,685,249	668,333,274	681,900,332	764,181,962

*	Shares and per share data are presented on a retroactive basis to reflect the Recapitalization on June 28, 2021.

Consolidated Balance Sheet Data

	As of March 31,	As of December 31,
	2021	2020	2019
	(in thousands)
Cash and cash equivalents	$127,535	$200,672	$86,083
Total Assets	617,658	535,836	408,764
Total Liabilities	312,734	316,390	245,498
Total Shareholders’ Equity	$304,924	$219,446	$163,266

Other Financial Data(1)

	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019
	(in thousands, except percentages)
Income from continuing operations, net of income taxes	$10,244	$10,890	$58,809	$32,718
Adjusted EBITDA(3)	$39,547	$20,489	$103,540	$74,454
Income from continuing operations, net of income taxes margin(2)	9%	18%	18%	18%
Adjusted EBITDA Margin(3)	33%	33%	31%	41%

(1)	See the definitions of non-GAAP financial metrics in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics and Non-GAAP Financial Metrics.”
(2)	Calculated as income from continuing operations, net of income taxes divided by revenue.
(3)

We define Adjusted EBITDA as income from continuing operations, net of income taxes, as adjusted for income taxes, financial expenses, net and depreciation and amortization, further adjusted for assets impairment, share-based compensation expense, fair value adjustment related to contingent consideration, acquisition-related costs and initial public offering costs. We define Adjusted EBITDA Margin as Adjusted EBITDA calculated as a percentage of revenue. Adjusted EBITDA and Adjusted EBITDA Margin are included in this prospectus because they are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA Margin are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of the underlying business.

Adjusted EBITDA and Adjusted EBITDA Margin are not GAAP measures of our financial performance or liquidity and should not be considered as alternatives to net loss as a measure of financial performance, as alternatives to cash flows from operations as a measure of liquidity, or as alternatives to any other performance measure derived in accordance with GAAP. Neither Adjusted EBITDA nor Adjusted EBITDA Margin should be construed as an inference that our future results will be unaffected by unusual or other items. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect our tax payments and certain other cash costs that may recur in the future, including, among other things, cash requirements for costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our GAAP results in addition to using Adjusted EBITDA and Adjusted EBITDA Margin as supplemental measures. Our measures of Adjusted EBITDA and Adjusted EBITDA Margin are not necessarily comparable to similarly titled captions of other companies due to different methods of calculation.

The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measures, which are income from continuing operations, net of income taxes and income from continuing operations, net of income taxes margin, respectively:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands, except percentages)
Income from continuing operations, net of income taxes	$10,244	$10,890	$58,809	$32,718
Financial expense, net	1,029	972	4,381	2,741
Income taxes	3,622	1,794	10,896	7,843
Depreciation and amortization(a)	5,343	4,001	16,858	17,172
Assets impairment(b)	—	—	—	121
Share-based compensation expense(c)	15,559	2,832	12,596	15,329
Fair value adjustment of a contingent consideration(d)	—	—	—	(1,470)
Acquisition-related costs(e)	2,291	—	—	—
Initial public offering costs	1,459	—	—	—
Adjusted EBITDA	$39,547	$20,489	$103,540	$74,454

Revenue	$119,713	$61,206	$331,519	$181,107
Income from continuing operations, net of income taxes margin(f)	9%	18%	18%	18%
Adjusted EBITDA Margin	33%	33%	31%	41%

(a)

Represents $1,159, $597, $2,387 and $3,112 in intangible assets amortization, $2,375, $2,049, $8,961 and $8,043 in capitalized software amortization and $349, $349, $1,446 and $1,307 in fixed assets depreciation for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019, respectively. In addition, we adjusted for $1,460 and $1,006, for the three months ended March 31, 2021 and 2020, respectively, and $4,064 and $4,710 for the years ended December 31, 2020 and 2019, respectively, of amortization of certain incentive payments to customers, which we amortize contra revenue over the term we expect to provide services to these customers.

(b)	Represents impaired capitalized software costs no longer in use.
(c)	Represents non-cash share-based compensation expenses.
(d)	Represents fair value adjustment to contingent consideration liability related to acquisitions.
(e)

Represents costs in connection with the acquisition of Soomla Inc. in January 2021 and Luna Labs Limited in February 2021. These costs include compensation subject to continuing employment and other acquisition-related costs.

(f)	Represents income from continuing operations, net of income taxes divided by revenue.

Summary Financial Information of TBA

The following tables present TBA’s summary financial data. TBA prepares its financial statements in accordance with GAAP. The summary historical consolidated statement of operations for the period from November 6, 2020 (inception) through December 31, 2020 and the summary balance sheet information as of December 31, 2020 have been derived from TBA’s audited financial statements, which are included elsewhere in this prospectus. TBA’s historical results for any prior period are not necessarily indicative of results expected in any future period. The summary historical consolidated statement of operations for the three months ended March 31, 2021 and the summary balance sheet information as of March 31, 2021 have been derived from TBA’s unaudited financial statements, which are included elsewhere in this prospectus. TBA’s unaudited financial statements were prepared on a basis consistent with its audited financial statements and include, in TBA’s opinion, all adjustments, consisting only of normal recurring adjustments, that TBA considers necessary for the fair statement of the financial information set forth in those statements. TBA’s historical results for any prior period are not necessarily indicative of results expected in any future period and the results for the three months ended March 31, 2021 or any other interim period are not necessarily indicative of results to be expected for the full year ending December 31, 2021 or any other period.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and TBA’s financial statements and notes thereto included elsewhere in this prospectus.

Statements of Operations Data

	For the three months ended March 31, 2021	For the Period from November 6, 2020 (Inception) through December 31, 2020
General and administrative expenses	$3,322,721	$25,208

Interest earned on investments held in Trust Account	11,490	—

Net loss	(3,311,231)	(25,208)

Basic and diluted weighted average shares outstanding of Class A and Class B non-redeemable ordinary shares(1)(2)	26,365,556	22,500,000

Basic and diluted net loss per ordinary share	$(0.13)	$(0.00)

Balance Sheet Data

	As of March 31, 2021	As of December 31, 2020
Total assets(3)	$1,004,218,419	$1,165,929
Total liabilities	38,059,286	1,166,137
Total shareholders’ equity	5,000,003	(208)

(1)

The figure for the period from November 6, 2020 through December 31, 2020 excludes up to 2,500,000 Class B Shares subject to forfeiture if the over-allotment option in connection with the TBA IPO was not exercised in full or in part by the underwriters. The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Class B ordinary shares are no longer subject to forfeiture.

(2)

Shares and the associated amounts have been retroactively restated to reflect: (i) the surrender of 25,875,000 Class B Shares to TBA for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B Shares on December 22, 2020, resulting in 25,000.000 Class B Shares outstanding.

(3)	Comprised of deferred offering costs associated with the TBA IPO.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION COMPARATIVE PER SHARE DATA

The following tables set forth the per share data of each of ironSource and TBA on a stand-alone basis and the unaudited pro forma combined per share data for the three months ended March 31, 2021 and the year ended December 31, 2020 after giving effect to the Business Combination and the issuance of shares to the PIPE Investors and reflects that 18,254,045 public shareholders of TBA exercised redemption rights with respect to their public shares for a pro rata share of the funds in TBA’s trust account and reflects (i) an aggregate of $67.5 million of the Trust Account Excess Cash funds (as such term is defined in the Business Combination Agreement) was used by TBA to acquire shares from certain of ironSource’s shareholders prior to the Business Combination, (ii) in accordance with the Support Agreement, dated March 20, 2021 (the “Support Agreement”) between ironSource and Thoma Bravo Advantage Sponsor, LLC, an affiliate of TBA (the “Sponsor”), as a result of redemptions by stockholders of TBA, the Sponsor entered into a similar Investment Agreement with respect to an amount of approximately $32.5 million and (iii) all funds raised in the PIPE are used for secondary acquisition from ironSource shareholders.:

The pro forma earnings information for the three months ended March 31, 2021 and for the year ended December 31, 2020 were computed as if the Business Combination and the issuance of shares to the PIPE Investors had been consummated on January 1, 2020, the beginning of the earliest period presented.

The historical book value per share is computed by dividing total shareholders’ equity (deficit), including shares that were subject to possible redemption, by the number of shares of TBA’s Class A ordinary shares outstanding at the end of the period. The pro forma combined book value per share of our Class A ordinary shares is computed by dividing total pro forma shareholders’ equity by the pro forma number of ironSource, Ltd. ordinary shares outstanding at the end of the period on a fully diluted net exercise basis. The pro forma earnings per share of the combined company is computed by dividing the pro forma net profit available to the combined company’s shareholders by the pro forma weighted-average number of shares of ironSource Ltd. Class A ordinary shares outstanding over the period on a fully diluted net exercise basis.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this prospectus, and the historical financial statements of ironSource and TBA and related notes that are included elsewhere in this prospectus. The unaudited ironSource and TBA pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

	Three Months Ended March 31, 2021
	TBA (Historical)	ironSource (Historical)	Pro Forma Combined
Book value per share(3)	$0.04	$0.34	$1.00
Weighted average number of ironSource shares outstanding – basic		645,295,222	997,341,021
Weighted average number of ironSource shares outstanding – diluted		711,685,249	1,063,731,048
Basic net income per ironSource share		$0.01	$0.01
Diluted net income per ironSource share		$0.01	$0.01
Weighted average number of TBA redeemable shares outstanding – basic & diluted	100,000,000
Weighted average number of TBA non-redeemable shares outstanding – basic & diluted	26,365,556
Basic & diluted net income per TBA redeemable share	$0.00
Basic & diluted net loss per TBA non-redeemable share	$(0.13)

(1)

In order to conform the presentation of the figures above to TBA’s and the post merger figures, the amount of share and the per share data reflect the Class A Renaming and Class B Distribution (effective bonus share distribution, as defined below) and the Stock Split of 1:4.99. In addition, the ironSource number of shares under the pro forma combined scenarios assumes the conversion of the 2019 Ordinary Shares on January 1, 2020.

(2)	Refer to Note 5 for adjustments made to the weighted average number of shares outstanding, under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
(3)

Calculated based on total shareholder’s equity including shares subject to possible redemption divided by total shares outstanding as of March 31, 2021, assuming that the ironSource 2019 Ordinary Shares are converted to Ordinary shares.

	Year Ended December 31, 2020
	TBA (Historical)	ironSource (Historical)	Pro Forma Combined
Book value per share(3)	$(0.00)	$0.25	$0.92
Weighted average number of ironSource shares outstanding – basic		636,450,643	988,496,442
Weighted average number of ironSource shares outstanding – diluted		681,900,332	1,033,946,131
Basic net income per ironSource share		$0.07	$0.06
Diluted net income per ironSource share		$0.06	$0.06
Weighted average number of TBA redeemable shares outstanding – basic & diluted	—
Weighted average number of TBA non-redeemable shares outstanding – basic & diluted	22,500,000
Basic & diluted net income per TBA redeemable share	—
Basic & diluted net loss per TBA non-redeemable share	$(0.00)

(1)

In order to conform the presentation of the figures above to TBA’s and the post merger figures, the amount of share and the per share data reflect the Class A Renaming and Class B Distribution (effective bonus share distribution, as defined below) and Stock Split of 1:4.99. In addition, the ironSource number of shares under the pro forma combined scenarios assumes the conversion of the 2019 Ordinary Shares on January 1, 2020.

(2)	Refer to Note 5 for adjustments made to the weighted average number of shares outstanding, under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
(3)	Calculated based on total shareholder’s equity divided by total shares outstanding as of December 31, 2020, assuming that the ironSource 2019 Ordinary Shares are converted to Ordinary shares

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our Class A ordinary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

The markets for our solution suites are rapidly evolving and may decline or experience limited growth.

The industry in which we operate is characterized by rapid technological change, new features, tools, solutions and strategies, evolving legal and regulatory requirements, changing customer needs and a dynamic competitive market. Our future success will depend in large part on the continued growth of our markets and our ability to improve and expand our solutions to respond quickly and effectively to this growth.

The opportunities provided by apps, mobile gaming, mobile advertising and other engagement touchpoints in mobile devices are still relatively new, and our customers, who include mobile game and app developers, advertising networks, telecom operators and OEMs, may not recognize the need for, or benefits of, some or all of our solution suites. Moreover, they may decide to adopt alternative products and services to satisfy some portion of their business needs.

If we fail to deliver timely releases of our products that are ready for use, release a new version, service, tool or update, or respond to new offerings by our competitors, or if new technologies emerge that are able to deliver competitive products more efficiently, more conveniently or more securely than our products, then our position in our markets could be harmed, and we could lose customers, which would adversely affect our business and results of operations.

Further, we must be able to keep pace with rapid regulatory changes in order to compete successfully in our markets. Our revenue growth depends on our ability to respond to frequently changing data protection regulations, policies and user demands and expectations, which will require us to incur additional costs to implement. The regulatory landscape in this industry is rapidly shifting, and we may become subject to new regulations that restrict our operations or materially and adversely affect our business, financial condition, and results of operations. For more information on our risks related to regulatory changes, see “—Risks Related to Regulation—We are subject to rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could harm our business.”

Our ability to succeed within the markets that our solution suites address and continue to be profitable in the future depends upon a number of factors, including the cost, performance and perceived value associated with our individual products and solutions. Significant time, resources and expertise are required in order to build the technology that can deliver automated, high-quality user growth and monetization, while meeting user expectations for tailored experiences and relevant advertising. The trust and reputation we have built with our customers, who leverage our business platform to better scale and monetize their apps and further engage with their users, must constantly be maintained with technological improvements, operational excellence and the ability to predict and adapt to the needs of our customers. If we fail to maintain that trust and reputation, our ability to grow our business may be materially and adversely impacted.

The markets for our solution suites could fail to grow significantly or there could be a reduction in demand for our products or solutions as a result of a lack of customer acceptance, technological challenges, competing products and services, decreases in spending by current and prospective customers, weakening economic conditions and other causes. If our markets do not continue to experience growth or if the demand for our products and solutions decreases, then we may not be as profitable as we have been in the past, and our business, financial condition and results of operations could be materially and adversely affected.

We rely on operating system providers and app stores to support our platform, and any disruption, deterioration or change in their services, policies, practices, guidelines and/or terms of service could have a material adverse effect on our reputation, business, financial condition and results of operations.

The success of our platform depends upon the effective operation of certain mobile operating systems, networks and standards that are run by operating system providers and app stores (which we collectively refer to as “Providers”). We do not control these Providers and as a result, we are subject to risks and uncertainties related to the actions taken, or not taken, by these Providers. We largely utilize Android-based and iOS-based technology, and in some cases, these Providers include companies that we also regard as our competitors.

The Providers that control these operating systems frequently introduce new technology, and from time to time, they may introduce new operating systems or modify existing ones. Further, we and our customers are also subject to the policies, practices, guidelines, certifications and terms of service of Providers’ platforms on which we and our customers create, run and monetize applications and content. These policies, guidelines and terms of service govern the promotion, distribution, content and operation generally of applications and content available through such Providers. Each Provider has broad discretion to change and interpret its terms of service, guidelines and policies, and those changes may have an adverse effect on us or our customers’ ability to use our platform. A Provider may also change its fee structure, add fees associated with access to and use of its platform or app store, alter how customers are able to advertise and monetize on their platform, change how the personal or other information of its users is made available to application developers on their platform, limit the use of personal information and other data for advertising purposes or restrict how users can share information on their platform or across other platforms. If we or our customers were to violate a Provider’s terms of service, guidelines, certifications or policies, or if a Provider believes that we or our customers have violated, its terms of service, guidelines, certifications or policies, then that Provider could limit or discontinue our or our customers’ access to its platform or app store. In some cases, these requirements may not be clear and our interpretation of the requirements may not align with the interpretation of the Provider, which could lead to inconsistent enforcement of these terms of service or policies against us or our customers and could also result in the Provider limiting or discontinuing access to its platform or app store. If our platform was unable to work effectively on these operating systems, either because of technological constraints or because the Provider impairs our ability to operate on their platform, this would have a material adverse effect on our business, financial condition and results of operations.

We also utilize operating systems from Providers to enable certain of our business operations, including our organization email services, and we expect that we will continue to rely on these systems going forward. Our reliance on operating systems reduces our control over quality of service and exposes us to potential service outages. If any problems occur with these operating systems, it may cause errors or poor quality communications with our platform, and we could encounter difficulty identifying the source of the problems. The occurrence of errors or poor quality communications with our platform, whether caused by our platform or an operating system platform, may result in the loss of our existing customers or the delay of adoption of our products by potential customers and may materially and adversely affect our business, financial condition and results of operations.

Providers, such as Apple or Google, could also change their technical requirements, guidelines or policies in a manner that materially and adversely impacts the way in which we or our customers collect, use and share data from user devices, including restricting our ability to use or read device identifiers, other tracking features or other device data. Our ability to provide our customers with our user growth and monetization solutions relies on access to and collection of certain data, including resettable device identifiers and interactions with advertisements served by our monetization solutions for purposes such as serving advertisements, limiting the number of advertisements served to a specific device, detecting and preventing advertisement fraud, creating reports for customers, providing support to customers and measuring the effectiveness of advertisements. Without such data, we may not be able to serve such advertisements effectively, provide our products and solutions to customers, improve our products and solutions and remain competitive. There also is the risk that a Provider could limit or discontinue our access to its platform or app store if it establishes more favorable relationships with one or more of our competitors or it determines that it is in their business interests to do so, and we would have no recourse against any such Provider, which could have a material adverse effect on our business, financial condition and results of operations.

Further, at any time, these Providers can change their policies on how our customers or we operate on their platform or in their app stores by, for example, applying content moderation for apps and advertising or imposing technical or code requirements. Actions by Providers may affect the manner in which we or our customers collect, use and share data from user devices, which could have a material adverse effect on our and our customers’ businesses. In addition, if any of our customers have apps removed from app stores as a result of their use of our products, we may be forced to change our individual products, solution suites, practices or business, and we could be exposed to legal risk and lose customers.

For example, from April 26, 2021, Apple requires apps using its mobile operating system, iOS, to affirmatively (on an opt-in basis) obtain a user’s permission to “track them across apps or websites owned by other companies,” including for accessing their device’s advertising identifier. In June 2020, Apple announced that these changes would occur, and it was expected they would occur on or about this time. In anticipation of these changes, we invested resources, and may be required to invest additional resources, in order to implement certain changes in our data collection and use practices. The effect of these changes will depend on various factors, including our ability to measure the effectiveness of ads, and the reaction by the industry to these changes, and may result in a material adverse effect on our business, financial condition and results of operations. We will have no recourse against Apple if these changes negatively impact our business, and we can provide no reassurance that other Providers, such as Google, which uses a similar advertising identifier, will not adopt similar measures in the future. Sonic’s publishing solution, which relies on a number of networks in addition to Sonic’s network, may be more affected by these changes when working with networks that are dependent on more personalized targeting.

If any Providers, including either Android or iOS stop providing us with access to their platform or infrastructure, fail to provide reliable access, cease operations, modify or introduce new systems or otherwise terminate services, the delay caused by qualifying and switching to other operating systems could be time consuming and costly and could materially and adversely affect our business, financial condition and results of operations. Any limitation on or discontinuation of our or our customers’ access to any Provider’s platform or app store could materially and adversely affect our business, financial condition, results of operations or otherwise require us to change the way we conduct our business.

The markets in which we operate are competitive, and if we do not compete effectively, our business, financial condition and results of operations could be harmed.

The markets in which we operate are highly competitive. A significant number of companies have developed or are developing products and solutions that currently, or in the future may, compete with some or all of our individual products or solution suites. As we look to market and sell our solution suites and individual products to potential customers who use our existing products, we must convince their internal stakeholders that our solution suites are superior and/or more cost-effective to their current products and solutions.

We primarily compete with other technology platforms and digital content monetization services. Broadly, our competitors include well-established technology platforms that vary in size and compete with us primarily with their mobile monetization, growth and user acquisition solutions and services. These competitors include Google Admob, Facebook Audience Network, Unity Software, MoPub by Twitter, AppLovin and Digital Turbine. We believe that our ability to compete effectively for customers depends upon many factors, including, but not limited to: providing a comprehensive set of solutions; increasing the volume depth of and ability to leverage data and analytics, while respecting privacy restrictions; the pace and quality of innovation; providing high-quality solution capabilities, including performance, scalability, security and reliability; effective advertising solutions; ability to drive business value for customers; strong brand reputation and recognition; ease of deployment, implementation and use of solutions; optimized price-performance benefits; and the quality of service and customer satisfaction. Our inability to compete favorably with respect to these factors could materially and adversely impact our business.

Our competitors vary in size and in the breadth and scope of the products or services offered. Some of our competitors and potential competitors have greater name recognition, longer operating histories, more established customer relationships, larger marketing budgets and greater financial and operational resources than we do. Further, other potential competitors not currently offering competing products or services may expand their offerings to compete with our products or solution suites or enter the markets through acquisitions, partnerships or strategic relationships. Certain competitors may choose to limit working with us, or cease working with us completely with respect to certain products or solution suites that we offer now or in the future, if such competitors provide competing products or solutions. In addition, our current and potential competitors may establish, or may have already established, cooperative relationships among themselves or with our customers or other third parties that may further enhance their resources and offerings in our addressable markets. Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards and customer requirements. An existing competitor or new entrant could introduce new technology that is perceived to be easier to use or otherwise favorable to ours, which could reduce demand for our solution suites or individual products.

Further, some of our competitors may be acquired by other larger enterprises and or may make acquisitions, or enter into partnerships or other strategic relationships, that may provide more comprehensive offerings than they individually had offered, or may achieve greater economies of scale than us.

In addition to platform and technology competition, we face pricing competition. Some of our competitors offer competing products, which may be on more favorable terms, and has resulted in, and may continue to result in, pricing pressures. In addition, some of our competitors may offer more favorable payment terms to our customers compared to what we currently offer. We cannot assure you that we will not be forced to engage in price-cutting or revenue limiting initiatives, change payment terms or increase our advertising and other expenses to attract and retain customers in response to competitive pressures.

For all of these reasons, we may not be able to compete successfully against our current or future competitors, which could result in the failure of our solutions to continue to achieve or maintain customer and market acceptance, which would harm our business, financial condition and results of operations.

Our quarterly results of operations may fluctuate for a variety of reasons, and these fluctuations make it difficult for us to forecast our future results of operations and could result in our failure to meet our operating plan or the expectations of investors or analysts for any period.

Our results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In particular, our sales cycle can last several months for certain clients, and this sales cycle can be even longer, less predictable and more resource-intensive for larger enterprise customers. As a result, the timing of individual sales can be difficult to predict. In some cases, sales have occurred in a quarter subsequent to those we anticipated, or have not occurred at all, which can significantly impact our quarterly results and make it more difficult to meet market expectations.

In addition, our results of operations will continue to vary as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:

•	our ability to attract new customers and retain existing customers;

•	changes in the mix of solutions we sell to current customers;

•	our ability to price our solutions effectively;

•	the timing and success of new product and service introductions by us or our competitors or any other change in the competitive landscape, including consolidation among our customers or competitors;

•

fluctuations in the demand for our gaming customers’ products and their ability to monetize those products, particularly given the relative uncertain in consumer behavior during and after the COVID-19 pandemic;

•	unpredictability related to the costs that we incur in order to comply with rapidly changing regulatory or legal requirements, especially with respect to privacy and security matters;

•	changes in customers’ budgets and in the timing of their budget cycles;

•	our ability to successfully expand our business globally or into nongaming advertising;

•	seasonality;

•	changes in our pricing policies or those of our competitors;

•	investments in new features and functionality of our solutions;

•	general economic conditions in our markets;

•	future accounting pronouncements or changes in our accounting policies or practices;

•	the amount and timing of our operating costs, including amount and timing of costs associated with recruiting, training and integrating new employees and retaining and motivating existing employees;

•	significant security breaches of, technical difficulties with or interruptions to the delivery and use of our solution suites;

•	changes in the competitive dynamics of our markets, including consolidation among competitors or customers;

•	timing of acquisitions and costs associated with integrating acquired companies; and

•	increases or decreases in our expenses caused by fluctuations in foreign currency exchange rates.

Any of the above factors, individually or in the aggregate, may result in significant fluctuations in our financial and other operating results from period to period. These fluctuations make it difficult for us to forecast our future results of operations and could result in our failure to meet our operating plan or the expectations of investors or analysts for any period. As a result, you should not rely on our results or growth for any prior quarterly or annual periods as any indication of our future results or growth, and you should consider and evaluate our prospects in light of the risks and uncertainties frequently encountered by growing companies in rapidly evolving markets. If we fail to meet such expectations for these or other reasons, the market price of our ordinary shares could fall substantially, and we could face costly lawsuits, including securities class action suits.

If we fail to maintain and enhance our brand, our ability to expand our customer base will be impaired, and our business, financial condition and results of operations may suffer.

We believe that maintaining and enhancing our brand reputation is important to expand sales of our products and solution suites to new and existing customers. We also believe that the importance of brand recognition will increase as competition in our markets increases. Successfully maintaining and enhancing our brand will depend largely on the effectiveness of our marketing efforts, our ability to offer reliable products that continue to meet the needs and preferences of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionality to address a wide variety of customers’ needs and our ability to successfully differentiate our products from those of our competitors. Our brand promotion activities may not generate customer awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand.

Our brand and reputation could also be impacted by the types of content that developers publish using our platform. While we have processes in place to review the content that is published by developers, there can be no assurance that the content posted will follow the rules and not be deemed offensive or controversial, which could adversely affect our brand and reputation if the content was associated with us and our platform. We also rely on Providers, such as Google and Apple, to conduct reviews of the apps that are published on their respective app stores in accordance with the terms of use for their stores. If we or any such Provider fail to prevent any such offensive content, or if the content conflicts with our company values, our reputation may be negatively impacted.

Further, our brand may be impacted by things that are outside of our control, such as the actions taken by others in our industry or by independent third-parties, such as researchers, journalists, self-regulatory bodies and consumer groups, that could impact our industry as a whole. Researchers or consumer groups might undertake studies that cover our industry or our activity, as has occurred in the past, and such studies may result in negative publicity, or other actions taken by third parties that could damage our reputation or brand. Further, we conducted the Spin-Off (as defined below) of the assets of our Desktop business, and there can be no assurance that our brand would not suffer harm as a result of any claims that may arise in connection with the business that was spun off. If we fail to successfully promote and maintain our brand, our business, financial condition and results of operations may suffer.

Our business depends on our ability to retain and expand our existing customer relationships and attract new customers.

An important component of our future success is to retain and expand our relationships with existing customers and attract new customers. In order for us to maintain or improve our results of operations, it is important that we maintain positive relationships with our existing customers and that they are satisfied with the products and services we provide. We invest in targeted sales and account-based marketing efforts to identify opportunities to grow the use of our solution suites and products within and across our customer base, and we implement customer service strategies to identify opportunities to increase and sustain our customer base. We currently have a strong customer base within the mobile gaming markets, but are aiming to expand in both our current markets and new markets and there can be no assurance that our efforts will be successful. Further, there is ongoing customer consolidation and concentration within our markets, which could impair our ability to expand the customer base of our platform.

Our customer retention rates may decline or fluctuate as a result of a number of factors, some of which may be outside our control, such as the performance and perceived value associated with our platform, including their perception of our continued development of products that are important to them, the business strength or weakness of our customers, the success of our customers’ games and apps and their ability to monetize, the entry and success of competitive products and overall general economic conditions in the geographic regions in which we operate. However, our efforts may not be successful despite the resources we devote to them, and our customers may choose to switch to one of our competitors or choose to replace our products with similar technology that the customer creates internally.

Our telecom operator customers use our Aura solution suite to manage the device experience for their users, which helps them to manage both third-party and owned and operated services. To perform these services, we rely on the policies and procedures of telecom operators and OEMs and should those change, there could be an adverse impact on our products. For example, certain device OEMs have started to move towards issuing a single SKU, which may limit the functionality or create technical limitations on preloaded software or customizable features on such devices, based on criteria determined by the OEM. For instance, if an OEM determines that it will only support the installation of preloads following the completion of a device’s initial setup, we would only be able to provide the onboarding experience after the initial setup experience was completed and not as an integral part of the setup experience, resulting in less installs, which would affect our revenues. There can be no assurance that if more device OEMs choose to issue single SKUs in their devices, that we will be able to maintain the functionality that we provide to our Aura customers, which could adversely affect our business, financial condition and results of operations.

Similarly, our sales efforts could be adversely impacted if customers and their users perceive that features incorporated into competitive platforms or their own technologies reduce the relevance or attractiveness of our solution suites. Gaming companies may choose to invest significant efforts in their own internally-generated technologies and replace certain of our products with their own technologies unless they perceive our solution suites as offering significant incremental long-term benefits. Any decrease in user satisfaction with our platform or customer support would also harm our brand and word-of-mouth referrals, which, in turn, would hamper our ability to attract new customers. It is also an important part of our strategy to expand our customers’ use of our platform by cross-selling our products and solution suites. While we believe there are significant cross-selling opportunities between our solution suites and products, we cannot be sure that our efforts will be successful.

Our customers range from large global enterprises to mid-sized, small and independent businesses and individuals, and as such, our agreements with each customer type vary in length and terms. Many of our agreements allow customers to terminate the agreement at their convenience and do not provide for minimum usage or guaranteed scale. There can be no assurance that we will be able to successfully negotiate new agreements with these customers when the existing agreements end.

If we do not retain our existing customers, attract new customers or if our customers do not expand their use of our platform and purchase additional solutions from us, our revenue may not increase or may decline and our business, financial condition and results of operations may be harmed.

We rely on our customers that contribute more than $100,000 of annual revenue, and sales to these customers require a stronger sales team as compared to other customers.

One of the factors affecting our growth and financial performance is the continued use of our solution suites by customers contributing more than $100,000 of annual revenue. As of March 31, 2021, these 292 customers represented 94% of our total revenue. While we believe that our relationships with these customers are strong, there can be no assurance that we will be able to maintain or expand these existing relationships, which could have a material adverse effect on our business, financial condition and results of operations.

In order to increase the adoption of our products and solution suites by customers that we believe can contribute more than $100,000 of revenue over a 12-month period and to expand into new industries where potential customers are typically large organizations, we rely on our direct sales team. Although our direct sales team is working to expand into industries beyond gaming we have relatively limited experience selling our solutions in industries outside gaming apps, and there can be no assurance that our direct sales team will be effective in attracting customers in industries beyond gaming in line with our growth strategies.

In addition, sales to large customers involve risks that may not be present or that are present to a lesser extent with sales to smaller customers, such as longer sales cycles that average between four and six months but can extend up to twelve months for certain of our customers, more complex customer requirements, substantial upfront sales costs and less predictability in completing some of our sales. For example, large customers may require considerable time to evaluate and test our solutions and those of our competitors prior to making a decision or may have specific compliance and product requirements that we may not meet. A number of factors influence the length and variability of our sales cycle, including the competitive nature of evaluation and approval processes, extensive tests and review of our technology capabilities, examination of our data security measurements and adherence with security requirements. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, may vary significantly from customer to customer, with sales to large customers typically taking longer to complete. Moreover, larger customers often begin to deploy our solution suites on a limited basis, but nevertheless may demand development and integration services, which increase our upfront investment in the sales effort with no guarantee that these customers will deploy our solutions widely enough across their organization to justify our substantial upfront investment. If we fail to increase adoption of our solutions by larger customers, our growth could be impaired.

If we do not successfully and efficiently manage our current and potential future growth, our business, financial condition and results of operations could be harmed.

In recent years, we have significantly grown the scale of our business, and the growth and expansion of our business places significant strain on our management and our operational and financial resources. As usage of our platform grows, we will need to devote additional resources to improving its capabilities, features and functionality, and scaling our business, IT, financial, operating and administrative systems. There can be no assurance that we will appropriately allocate our resources in a manner that results in increased revenue or other growth in our business. Any failure of or delay in these efforts could result in impaired performance and reduced customer satisfaction, resulting in decreased sales to new customers or lower dollar-based net expansion rates (as defined in “ironSource’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics and Non-GAAP Financial Metrics”), which would hurt our revenue growth and our reputation. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays and other unknown factors that may result in losses in future periods. Even if we are successful in our expansion efforts, they will be expensive and complex and require the dedication of significant management time and attention. We may also suffer inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion of and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could harm our business, financial condition and results of operations.

Our business growth is dependent upon the continued growth of the app economy and the increased usage of smartphones, tablets and other connected devices.

Our business growth depends on the continued proliferation of mobile connected devices, such as smartphones and tablets, which can connect to the Internet over a cellular, wireless or other network, as well as the increased consumption of content through those devices. Consumer usage of these mobile connected devices may be inhibited for a number of reasons, such as:

•	inadequate network infrastructure to support advanced features beyond just mobile web access;

•	users’ concerns about the security of these devices;

•	inconsistent quality of cellular or wireless connections;

•	unavailability of cost-effective, high-speed Internet services;

•	changes in network carrier pricing plans that charge device users based on the amount of data consumed; and

•	new technology which is not compatible with our platform.

In particular, the increased usage of smartphones, tablets and other mobile connected devices is dependent upon user sentiment and the increased availability of such devices. Public opinion towards mobile connected devices and other similar technological advancements is rapidly evolving, and as such, our industries have faced criticism in the past. We cannot be certain that the public will continue to support new technologies, such as app-based gaming and advertising. If we lose public interest and support for mobile gaming and apps, it could have a material adverse effect on our business, financial condition and results of operation.

We saw a moderate increase in demand for certain of our products and solution suites following the implementation of shelter-in-place orders, as we believe these restrictions provided individuals more time to spend online and higher levels of user engagement within the mobile ecosystem. Although we are seeing an increase in time that users spend playing games, which results in more engagement with ads and has led to an increase in the use of our platform, there can be no assurance that this increase will continue once global shelter-in-place restrictions are lifted and the COVID-19 pandemic has subsided. Furthermore, while our financial condition and results of operations were not negatively impacted by the COVID-19 pandemic, its impact on our future growth and our results of operations is unknown, and we are unable to accurately predict any future impacts. There can be no assurance that the increases we have seen this year will continue over time whether during or after the COVID-19 pandemic.

In addition, the Internet infrastructure that we and our customers rely on in any particular geographic area may be unable to support the demands placed upon it, which could interfere with the speed and availability of our platform. As a result, we could lose customers if the infrastructure is unable to support our platform or solution suites, which could have a material adverse effect on our business, financial condition and results of operations.

For any of these reasons, users of mobile connected devices may limit the amount of time they spend on these devices and the number of applications or amount of content they download on these devices. If user adoption of mobile connected devices and user consumption of content on those devices do not continue to grow, our total addressable market size may be significantly limited, which could compromise our ability to increase our revenue and our ability to become profitable.

If we are unable to further expand into the wider app economy or if our solutions for industries beyond gaming fail to achieve market acceptance, our growth and operating results could be adversely affected, and we may be required to reconsider our growth strategy.

Our growth strategy is based, in part, on expanding into industries that go beyond mobile gaming apps into the broader app economy. These industries are still in the early stages of development, and it is uncertain whether these types of apps will provide the opportunities for expansion that we currently expect, as well as how rapidly these opportunities may materialize, if at all.

Our success in expanding into these industries will depend, to a substantial extent, on our ability to scale our business to tailor our existing solution suites and products to these different types of apps, provide new and improve existing products to our new and existing customers and enable these customers to further monetize their apps across the ecosystem. Market acceptance of our solution suites and products for new customers outside of mobile gaming may not grow as we expect as a result of a number of factors, including the cost, performance and perceived value associated with our products and our ability to adapt to the differing sales and marketing requirements appropriate to most effectively address these industries. In addition, our ability to achieve widespread adoption of our products by new customers in industries beyond gaming may be affected by the entry and success of competitive products, including from larger competitors with greater resources that have historically addressed these industries with legacy products, and accordingly, have more brand recognition in these industries. If our products do not achieve widespread adoption in these other markets, our ability to grow our revenue may suffer.

We are dependent on the success of the gaming and mobile app ecosystem. Adverse events relating to this ecosystem, including events related to our customers or their apps, could have a negative impact on our business.

We are dependent on the success of the gaming and mobile app ecosystems to sustain and increase our business, including the success of our customers and their apps. Our customers are game and app developers, advertising networks, telecom operators, OEMs and others who use our solution suites to control their advertisements, publish their apps and games and monetize and generate growth of use of their apps and increase engagement with their users. As a result, our success depends in part on the gaming and mobile app ecosystem, which includes our current and potential new customers creating new apps and then using our products to market, sell and scale their apps, and then continue to use our products to further grow and monetize their apps as their apps continue to gain popularity. If a significant amount of our customers’ marketing and advertising efforts are unsuccessful or if a large amount of our customers experience a decrease in demand for their apps, our revenue could be reduced. The gaming and mobile app ecosystem is characterized by intense competition, rapid technological change and economic uncertainty and, as such, there is no guarantee that any of our customers’ apps will gain any meaningful traction with users. In addition, some of our solution suites are more reliant on certain customers and their ability to continue to use our solutions to engage with their users. While our large and diverse customer portfolio has helped to reduce the fluctuations in our revenue as a whole, we cannot assure you that the size and diversification of our customer portfolio will sufficiently mitigate this risk. If our customers fail to market and monetize their apps or devices using our solutions, and we are not able to maintain a diversified portfolio of customers, our business, financial condition and results of operations may be materially and adversely affected.

Our business is subject to risks generally associated with the mobile gaming industry.

81.6% of our 2020 revenue was derived from customers in the mobile gaming industry, and we rely to a significant extent on the health of the mobile gaming industry and the success of our customers’ games to maintain and increase our revenue. Accordingly, we are especially susceptible to market conditions and risks associated with the mobile gaming industry, including the popularity, price and timing of release of games, changes in consumer demographics, the availability and popularity of other forms of entertainment and public tastes and preferences, all of which are difficult to predict and are beyond our control. In order to be successful, our customers must also develop effective marketing strategies for games; expand and enhance games after their initial release; attract experienced game designers, product managers and engineers; and adapt to an increasingly diverse set of mobile devices, including various operating systems and specifications, limited bandwidth, and varying processing power and screen sizes.

In addition, users may view games as a discretionary purchase. Although in periods of economic downturn time spent on gaming typically increases, if we experience a prolonged downturn as a result of the effects of COVID-19 or otherwise, users may reduce their discretionary spending on games, and our customers, in turn, may see an adverse effect on their business and reduce their usage of or lower their spending on our solution suites, which would adversely impact our revenue and financial condition. Economic conditions that negatively impact discretionary consumer spending, including inflation, slower growth, unemployment levels, tax rates, interest rates, energy prices, declining consumer confidence, recession and other macroeconomic conditions, including those resulting from COVID-19 and from geopolitical issues and uncertainty, could have a material adverse impact on our business, financial condition and results of operations.

If we or our competitors fail to detect or prevent fraud on our respective platforms, or malware intrusion into the systems or devices of customers and their users, customers could lose confidence in our or our competitors’ platforms, and we could face legal claims that could materially and adversely affect our reputation, business, financial condition and results of operations.

We and our competitors may be subject to fraudulent or malicious activities undertaken by persons or third parties seeking to use our or our competitors’ platforms for improper purposes. For example, someone may attempt to divert or artificially inflate mobile apps users’ actions recorded in our platform or to disrupt or manipulate the operation of the systems and devices of our customers and their users in order to misappropriate information, generate fraudulent billings or stage cyberattacks or for other illicit purposes. Bad actors may also introduce malware through our or our competitors’ platforms in order to commandeer or gain access to information of our customers or partners. For example, sophisticated bot-nets and other complex forms of “click fraud” might be used to generate fraudulent impressions and divert advertising revenue from the legitimate apps of our customers.

We may also be subject to fraud and other types of malicious activity by competitors for the purpose of manipulating the allocation of advertising budgets across our, or our competitors’ platforms. If we fail to detect such activity, this could divert advertising revenue from us to our competitors. We use third-party tools and proprietary technology to identify non-human traffic and malware, and we may reduce or terminate relationships with customers or partners that we find to be engaging in any such activities, which could adversely affect our revenue and harm our relationships with our other customers or partners. Although we continuously assess the quality and performance of advertising on customers’ digital media properties, it may be difficult to detect fraudulent or malicious activity, and we rely on our own and third-party tools, as well as the controls of our customers. Further, perpetrators of fraudulent impressions and malware frequently change their tactics and may become more sophisticated over time, requiring both us and our competitors or others in our industry to improve processes for assessing the quality of customers’ inventory and controlling fraudulent activity. If we or our competitors fail to detect or prevent fraudulent or malicious activity of this sort, our reputation, or the broader reputation of our industry, could be damaged, and our customers may contest payment, demand refunds or fail to give us future business, or we could face legal claims from our customers. Even if we are not directly involved in fraud or malicious activity, any sustained failures of others in our industry to adequately detect and prevent fraud could materially and adversely affect the industry and its reputation, which would have a material adverse effect on our business, financial condition and results of operations.

If we or our third-party service providers experience a security breach or unauthorized parties otherwise obtain access to our customers’ data, our data or our platform, then our platform may be perceived as not secure, and our reputation may be harmed, our business operations may be disrupted, demand for our solution suites may be reduced and we may incur significant liabilities.

Operating our business platform involves the collection, storage and transmission of proprietary and confidential information, including personal information of our employees, customers and users of our customers’ products, our proprietary and confidential information and the confidential information we receive from our partners, customers and users. Our internal computer systems and those of our current and any future strategic collaborators, vendors and other contractors or consultants are vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, cybersecurity threats, terrorism, war, telecommunication, and electrical failures. The security measures we take to protect this information may be breached as a result of cyber-attacks, computer malware, viruses, unauthorized access, natural disasters, cybersecurity threats, terrorism, war, telecommunication, electrical failures, social engineering (including, but not limited to, spear phishing and ransomware attacks), hacking and other efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations or nation-states, organized crime, other criminal enterprises, individual actors and/or advanced persistent threat groups. In addition, we may experience intrusions on our physical premises by any of these threat actors.

Cyber incidents have become more prevalent in recent years and been increasing in sophistication and frequency. Incidents may include third parties attempting to gain access to employee or customer data using stolen or inferred credentials, computer malware, viruses, spamming, phishing attacks, ransomware, card skimming code and other deliberate attacks and attempts to gain unauthorized access. Because the techniques used by computer programmers who may attempt to penetrate and sabotage our network security or our website change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques.

For example, attempts by malicious actors to frequently induce our personnel into disclosing usernames, passwords or other information that can be used to access our systems have increased and could be successful. Our security measures could also be compromised by personnel, theft or errors or be insufficient to prevent harm resulting from security vulnerabilities in software or systems on which we rely. Such incidents may occur in the future, resulting in unauthorized, unlawful or inappropriate access to, inability to access, disclosure of or loss of the sensitive, proprietary and confidential information that we handle. Security incidents could also damage our IT systems and our ability to make the financial reports and other public disclosures required of public companies.

We rely on third-party service providers to provide critical services that help us maintain, develop and deliver our solutions and operate our business. In the course of providing their services, these providers may support or operate critical business systems for us or store or process personal information and any of the same proprietary and confidential information that we handle. These service providers may not have adequate security measures and could experience a security incident that compromises the confidentiality, integrity or availability of the systems they operate for us or the information they process on our behalf. Such occurrences could materially and adversely affect our business to the same degree as if we had experienced these occurrences directly, and we may not have recourse, or have limited recourse, from the responsible third-party service providers for the resulting liability we incur.

Because there are many different cybercrime and hacking techniques and such techniques continue to evolve, we may be unable to anticipate attempted security breaches, react in a timely manner or implement adequate preventative measures. While we have developed and implemented systems and processes designed to protect the integrity, confidentiality and security of our customers’ and their users’ confidential and personal information under our control, we cannot guarantee that any security measures that we or our third-party service providers have implemented will be effective against current or future security threats. A security breach or other security incident, or the perception that one has occurred, could result in a loss of customer confidence in the security of our platform and damage to our reputation and brand, loss or unavailability of data which we may not be able to effectively restore, reduce demand for our products, disrupt normal business operations, require us to incur material costs to investigate and remedy the incident, recover data if possible, and prevent recurrence, expose us to litigation, regulatory enforcement action, fines, penalties and damages and materially and adversely affect our business, financial condition and results of operations. These risks are likely to increase as we continue to grow and process, store and transmit an increasingly large volume of data.

We have contractual and legal obligations to notify relevant stakeholders of security breaches. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. In addition, our agreements with certain customers and third-party partners may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity and may cause our customers to lose confidence in the effectiveness of our security measures.

A security breach could lead to claims by our customers, their users or other relevant parties that we have failed to comply with contractual obligations to implement specified security measures. As a result, we could be subject to legal action or our customers could end their relationships with us. We cannot assure you that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages. Pursuant to the California Consumer Privacy Act (the “CCPA”) (and the forthcoming California Privacy Rights Act (the “CPRA”)), if we experience a security breach, California consumers could bring a private right of action claiming the breach was the result of our violation of the duty to implement and maintain reasonable security procedures and practices, which could be costly and cause reputational harm. Similarly, there is an increasing risk of class actions in the United Kingdom and Europe. Security breaches could also result in enforcement actions by government or regulatory authorities alleging that we have violated laws that require us to maintain reasonable security measures and comply with mandatory disclosure requirements.

While we do have coverage for cybersecurity attacks, we cannot be certain that our insurance coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition and results of operations.

In addition, we continue to expend significant costs to seek to protect our platform and to introduce additional security features for our customers, and we expect to continue to have to expend significant costs in the future. For example, some of our products are SOC 2 compliant, in order to meet the standards that our telecom operator customers require to prevent a security breach, and we may be requested by clients in the future to obtain SOC 2 compliance for additional products. Any increase in these costs will adversely affect our business, financial condition and results of operations.

Interruptions, performance problems or defects associated with our platform could diminish our brand, subject us to liability and may materially and adversely affect our business, financial condition and results of operations.

Our reputation and ability to attract and retain customers and grow our business depends in part on our ability to operate our platform at high levels of reliability, scalability and performance, including the ability of our existing and potential customers to access our platform at any time and within an acceptable amount of time. Interruptions in the performance of our solution suites or any of our individual products, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the availability of our solution suites, our data or any of our individual products. We may experience disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints due to an overwhelming number of customers accessing our platform simultaneously, denial of service attacks or other security-related incidents.

It may become increasingly difficult to maintain and improve our performance, especially during peak usage times and as our customer base grows and our platform becomes more complex. If our platform is unavailable or if our customers are unable to access our products within a reasonable amount of time or at all, we may experience a loss of customers, lost or delayed market acceptance of our solution suites, delays in payment to us by customers, injury to our reputation and brand, legal claims against us, significant costs of remedying these problems, significant costs of compensating customers to maintain our relationships and the diversion of our resources. In particular, certain of our customers, such as our telecom operator customers, rely on our platform to provide services to their users, and if there was any interruption, disruption, security breach or similar event, this could have a negative effect on our telecom operator customers’ reputations with their users, which would materially harm our relationships with these customers and could lead to us losing some, or all, of these customers, which would have a material adverse effect on our business, financial condition and results of operations. In addition, to the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition and results of operations, as well as our reputation, may be materially and adversely affected.

Further, the technology underlying our platform is inherently complex and may contain material defects or errors, particularly when new products are first introduced or when new features or capabilities are released. We have from time to time found defects or errors in our platform, and new defects or errors in our existing products or new products may be detected in the future by us or our users. We cannot assure you that our existing products and new products will not contain defects. Any such defects could result in loss of revenue and loss of customer confidence in our platform, even if only one of our products contained defects. Any real or perceived errors, failures, vulnerabilities or bugs in our solution suites or individual products could result in negative publicity or lead to data security, access, retention or other performance issues, all of which could harm our business. The costs incurred in correcting such defects or errors may be substantial and could harm our business. Moreover, the harm to our reputation and legal liability related to such defects or errors may be substantial and could similarly harm our business. If any of the foregoing occurred, it could have a material adverse effect on our business, financial condition and results of operations.

We rely on the performance of, and we face stark competition for, highly skilled personnel, including our management, other key employees and qualified employees, and the loss of one or more of such personnel or of a significant number of our team members or the inability to attract and retain executives and qualified employees we need to support our operations and growth, could harm our business.

Our success and future growth depend upon the continued services of our management team and other key employees. In particular, the founders who are members of our leadership team are critical to our overall management, as well as the continued development of our solutions, our culture and our strategic direction. From time to time, there may be changes in our management team resulting from the hiring or departure of executives and key employees, which could disrupt our business. We also are dependent on the continued service of our existing engineering team because of the complexity of our platform. We may terminate any employee’s employment at any time, with or without cause, and any employee may resign at any time, with or without cause, subject only to the notice periods prescribed by their respective agreements if done without cause. The loss of one or more members of our senior management or key employees could harm our business, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of any members of our senior management or key employees.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. We have had difficulty quickly filling certain open positions in the past, and we expect to have significant future hiring needs. Competition is intense, particularly in Israel and other areas in which we have offices, for data scientists, engineers experienced in designing and developing cloud-based platform products, research and development specialists and experienced sales professionals. In order to continue to access top talent, we will likely continue to grow our footprint of office locations, which may add to the complexity and costs of our business operations. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached their legal obligations, resulting in a diversion of our time and resources. In addition, prospective and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, experiences significant volatility or increases such that prospective employees believe there is limited upside to the value of our equity awards, it may adversely affect our ability to recruit and retain key employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be harmed.

We generally enter into non-competition agreements with our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work, and it may be difficult for us to restrict our competitors from benefiting from the expertise our former employees developed while working for us. For example, Israeli labor courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer that have been recognized by the courts, such as the protection of a company’s trade secrets or other intellectual property.

Our corporate culture has contributed to our success and, if we are unable to maintain it as we grow, our business, financial condition and results of operations could be harmed.

We have experienced and may continue to experience rapid expansion in the number of our employees. We believe our corporate culture has been a key element of our success. However, as our organization grows, it may be difficult to maintain our culture, which could reduce our ability to innovate and operate effectively. The failure to maintain the key aspects of our culture as our organization grows could result in decreased employee satisfaction, increased difficulty in attracting top talent, increased turnover and could compromise the quality of our customer service, all of which are important to our success and to the effective execution of our business strategy. In the event we are unable to maintain our corporate culture as we grow to scale, our business, financial condition and results of operations could be materially and adversely affected.

We rely upon third-party data centers and providers of cloud-based infrastructure to host our platform. Any disruption in the operations of these third-party providers, limitations on capacity or interference with our use could materially and adversely affect our business, financial condition and results of operations.

We currently serve our customers from data centers in the United States and Ireland and other locations worldwide, which are operated by a third-party cloud hosting provider. We use various third-party cloud hosting providers, such as Amazon Web Services (“AWS”), to provide cloud infrastructure for our platform. Our platform relies on the operations of this infrastructure. Customers need to be able to access, send requests and receive communication from our platform at any time, without interruption or degradation of performance, and we provide some customers with service-level commitments with respect to uptime. In addition, our platform depends on the ability of these data centers and cloud infrastructure to allow for our customers’ configuration, architecture, features and interconnection specifications and to secure the information stored in these data centers. Any limitation on the capacity of our data centers or cloud infrastructure could impede our ability to onboard new customers or expand the usage of our existing customers, host our platform or serve our customers, which could materially and adversely affect our business, financial condition and results of operations. In addition, any incident affecting our data centers or cloud infrastructure that may be caused by cyber-attacks, natural disasters, fire, flood, severe storm, earthquake, power loss, outbreaks of contagious diseases, telecommunications failures, terrorist or other attacks and other similar events beyond our control could negatively affect the cloud-based portion of our platform. A prolonged service disruption affecting our data centers or cloud-based services for any of the foregoing reasons would negatively impact our ability to serve our customers and could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers or incur additional costs under our customer and partner agreements or otherwise harm our business. We may also incur significant costs for using alternative providers or taking other actions in preparation for, or in response to, events that damage the third-party hosting services we use.

In the event that our service agreements relating to our data centers or cloud infrastructure are terminated or there is a lapse of service, elimination of services or features that we utilize, interruption of internet service provider connectivity or damage to such facilities, we could experience interruptions in access to our platform, loss of revenue from revenue-share and usage-based solutions, as well as significant delays and additional expense in arranging or creating new facilities and services or re-architecting our platform for deployment on a different data center provider or cloud infrastructure service provider, which could materially and adversely affect our business, financial condition and results of operations.

Health epidemics, including the current COVID-19 pandemic, could in the future have an adverse impact on our business, operations and the markets and communities in which we, our partners and customers operate.

Our business and operations could be materially and adversely affected by health epidemics, including the current COVID-19 pandemic, impacting the markets and communities in which we and our customers operate. The COVID-19 pandemic has caused, and continues to cause, significant business and financial markets disruption worldwide, and there is significant uncertainty around the duration of this disruption on a global level, as well as the ongoing effects on our business.

We saw a moderate increase in demand for certain of our products and solution suites following the implementation of shelter-in-place orders. There can be no assurance that this increase will continue over time whether during or after the COVID-19 pandemic. While our financial condition and results of operations were not negatively impacted by the COVID-19 pandemic, the full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted, and we may be unable to accurately forecast our revenue or financial results.

Further, as certain of our customers experience downturns or uncertainty in their own business operations or revenue resulting from the spread of COVID-19, they may decrease or delay their spending, request pricing concessions or seek renegotiations of their contracts and decrease their use of our products, any of which could have a material adverse effect on us. The COVID-19 pandemic has resulted in a dramatic increase in unemployment that could lead to users having less discretionary income to spend on games, which could have a negative impact on the mobile app industry. In addition, we may experience customer losses, including due to bankruptcy or our customers ceasing operations, which may result in an inability to collect receivables from these parties. A decline in revenue or the collectability of our receivables could harm our business.

In addition, as the Israeli and other governments around the world imposed shelter-in-place and other restrictive measures, we transitioned many of our employees to remote working arrangements and temporarily closed our offices in Israel, the United States, China and other jurisdictions as required by applicable local authorities from time to time. We have gradually reopened certain of our offices in accordance with the lifting of certain shelter-in-place measures and in accordance with measures that provide additional safeguards that we believe are in the best interests of our employees and customers. While our employees have been gradually allowed to return to our offices in accordance with the applicable local laws, we also have provided the flexibility to our employees to continue to work remotely as the COVID-19 pandemic wears on. We implemented further safeguards in the interest of the health and safety of our employees and customers, and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and partners. Although our employees have continued to perform well despite working remotely, there is no guarantee that we will continue to be as effective while working remotely because our team is dispersed, employees may have less capacity to work due to increased personal obligations (such as childcare, eldercare or caring for family members who become sick), may become sick themselves and be unable to work or may be otherwise negatively affected, mentally or physically, by the COVID-19 pandemic and prolonged social distancing. Decreased effectiveness and availability of our team could adversely affect our results due to slowdowns in our sales cycles and recruiting efforts, delays in our entry into customer contracts, delays in addressing performance issues, delays in product development, delays and inefficiencies among various operational aspects of our business, including our financial organization, or other decreases in productivity that could seriously harm our business.

Furthermore, we may decide to postpone or cancel planned investments in our business in response to changes in our business as a result of the spread of COVID-19, which may impact our ability to attract and retain customers and our rate of innovation, either of which could harm our business. In addition, our facilities’ needs could evolve based on continuing changes and impact on work environments as a result of the COVID-19 pandemic, and we may not be able to alter our contractual commitments to accommodate such changes, which could cause us to incur additional costs or otherwise harm our business. More generally, the COVID-19 pandemic has materially and adversely affected economies and financial markets globally, which could decrease technology spending and materially and adversely affect demand for our platform.

The global impact of the COVID-19 pandemic continues to rapidly evolve, and we will continue to monitor the situation and the effects on our business and operations closely. We do not yet know the full extent of potential impacts on our business, operations or the global economy as a whole, particularly if the COVID-19 pandemic and related public health measures persist for an extended period of time. Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows or financial condition. While the spread of COVID-19 may eventually be contained or mitigated, there is no guarantee that a future outbreak of this or any other widespread epidemics will not occur, or that the global economy will recover, either of which could harm our business.

If our customers do not obtain necessary and requisite consents from users for us to process their personal data, we could be subject to fines and liability.

Because we do not have direct relationships with users of some of our products, we rely on our customers to obtain the consent of the user on our behalf to process their data, and to implement any notice or choice mechanisms required under applicable laws, but if our customers do not follow this process (and in any event, as the legal requirements in this area continue to evolve and develop), we could be subject to fines and liability. We may not have adequate insurance or contractual indemnity arrangements to protect us against any such claims and losses.

The estimates of our market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at a similar rate, if at all.

The estimates of our market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate. Market opportunity estimates and growth forecasts included in this prospectus, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that affect the calculation of our market opportunity are also subject to change over time.

Our expectations regarding potential future market opportunities are subject to even greater uncertainty. For example, our expectations regarding future market opportunities depend, among other things, on the extent to which we are able to develop new products and features that expand the applicability of our individual products and/or our solution suites. In addition, our expectations regarding future market opportunities are subject to uncertainties. Our ability to address those opportunities will depend on our developing solutions that are responsive to those particular industries’ and customers’ needs.

In addition, any expansion in our markets depends on a number of factors, including the cost, performance and perceived value associated with our products and those of our competitors. Even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, our business could fail to achieve a substantial share of these markets or grow at a similar rate, if at all. Our growth is subject to many risks and uncertainties. Accordingly, the estimates of market opportunity or forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

The recent Spin-Off of the assets of our Desktop business from ironSource Ltd. may give rise to potential liabilities for us in the event of a breach of our or our shareholders’ obligations under the agreements related to the Spin-Off or tax liabilities caused by the Spin-Off.

On December 31, 2020, we completed the spin-off of the assets of our Desktop business to TypeA Holdings Ltd., a newly formed company incorporated under the laws of Israel, (the “Spin-Off”) which is owned by our shareholders on a pro rata basis as of the date of the Spin-Off. The Spin-Off was effected through an asset transfer agreement in which each party undertook certain obligations with respect to tax caused by the Spin-Off and other liabilities of the other party. In connection with the Spin-Off, we obtained a ruling from the Israeli Tax Authority in accordance with Section 104B(f) of the Israeli Income Tax Ordinance (New Version), 5721 – 1961 (the “Ordinance”), in which the Israeli Tax Authority agreed that the transfer of the assets of our Desktop business to TypeA is not taxable to us as of the date of transfer (collectively, the “Spin-Off Ruling”). The Spin-Off Ruling is subject to our and our shareholders’ compliance with Section 104B(f) of the Ordinance, which includes a requirement that shareholders of ironSource Ltd. as of the date of the Spin-Off continue to hold at least 25% of the share capital of each of ironSource Ltd. and TypeA until December 31, 2022 (the “25% Requirement”). The 25% Requirement may be breached if, either as a result of transfers of shares by our shareholders of record as of the Spin-Off, or as a result of issuances of new shares by ironSource Ltd. or TypeA, our shareholders of record as of the spin-off hold less than 25% of our or TypeA’s share capital. Certain of our shareholders holding together approximately 81.7% of our ordinary shares pre-Business Combination (based on our outstanding share capital immediately prior to the Business Combination) entered into a lock-up agreement restricting each such shareholder from transferring more than 50% of its shares in ironSource Ltd. or TypeA immediately after the Spin-Off until December 31, 2022 (the “Spin-Off Lockup”).

Under the terms of the Spin-Off Lockup, our shareholders that entered into the Spin-Off Lockup are permitted to transfer shares that exceed the 50% restriction contained in the Spin-Off Lockup in ironSource Ltd. or TypeA if they receive written consent from Tomer Bar-Zeev, in his capacity as a shareholder, and App Investments S.á.r.l. (the “CVC Vehicle”). Since we are not a party to the Spin-Off Lockup, we would not be able to prevent our shareholders from violating the terms of the 25% Requirement if they received consent to transfer their shares in excess of the 50% restriction. Should any shareholder obtain consent to transfer shares that exceed the 50% restriction, this could violate the terms of the 25% Requirement and subject us and our shareholders of record as of the date of the Spin-Off to a significant tax liability.

We cannot be certain that the applicable shareholders will comply with the Spin-Off Lockup or that the 25% Requirement will be otherwise complied with. In the event that either we or our shareholders of record as of the Spin-Off fail to comply with the Spin-Off Ruling, including the 25% Requirement, we may be subject to a significant tax liability arising from the Spin-Off, which would adversely affect our results of operations. Similarly, despite the Spin-Off, we may still be liable for events and circumstances occurring prior to the Spin-Off, which may have an adverse impact on our business, financial condition and results of operations.

Indemnity provisions in various agreements to which we are a party potentially expose us to substantial liability for infringement, misappropriation or other violation of intellectual property rights, data protection and other losses.

Our agreements with our customers and other third parties may include indemnification provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of infringement, misappropriation or other violation of intellectual property rights, data protection or other data rights, damages caused by us to property or persons, or other liabilities relating to or arising from our software, technology, platform, our acts or omissions under such agreements or other contractual obligations. Some of our agreements, and renewals of such agreements, provide for uncapped liability or incorporate carve outs for certain obligations and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity payments would harm our business, financial condition and results of operations. Although we attempt to contractually limit our liability with respect to such indemnity obligations, in some cases, the liability is not limited given other strategic facets of the relationship and we may still incur substantial liability related to such agreements, and we may be required to cease providing certain functions or features on our platform as a result of any such claims. Even if we succeed in contractually limiting our liability, such limitations may not always be enforceable. Any dispute with a customer or other third party with respect to such obligations could have adverse effects on our relationship with such customer or other third party and other existing or prospective customers, reduce demand for our platform and materially and adversely affect our business, financial condition and results of operations. In addition, although we carry general liability insurance, our insurance may not be adequate to indemnify us for all liability that may be imposed on us or otherwise protect us from liabilities or damages with respect to claims, including clams on such matters as alleged compromises of customer data, which may be substantial. Any such coverage may not continue to be available to us on acceptable terms or at all.

Acquisitions, strategic investments, partnerships and alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute shareholder value and adversely affect our business, financial condition and results of operations.

We operate in a highly competitive environment for mergers and acquisitions. We have in the past, and may in the future, seek to acquire or invest in businesses, joint ventures or technologies that we believe could complement or expand our platform, enhance our technical capabilities or otherwise offer growth opportunities. Although the significant majority of our revenue growth has been organic, we have completed several acquisitions since the year ended December 31, 2011, including the acquisition of Soomla Inc. in January 2021, and the acquisition of Luna Labs Limited in February 2021, among others, to further our goal of expanding our platform and abilities. Any such acquisition or investment may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, data, solutions, personnel or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us or face cultural challenges integrating with our company, or if their software or technology is not easily adapted to work with our platform, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise.

We could also face risks related to liability for activities of the acquired company as conducted before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities and litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, users, former shareholders or other third parties, and our efforts to limit such liabilities could be unsuccessful. These transactions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business. Any such transactions that we are able to complete may not result in any synergies or other benefits we had expected to achieve, which could result in impairment charges that could be substantial. In addition, we may not be able to find and identify desirable acquisition targets or business opportunities or be successful in entering into an agreement with any particular strategic partner. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, contingent liabilities, amortization expenses, incremental operating expenses or the impairment of goodwill, any of which could materially and adversely affect our results of operations.

Any such dilutive issuances of equity securities may also draw us closer to violating the 25% Requirement for us or our shareholders as of the Spin-Off under the Spin-Off Ruling (see “—The recent Spin-Off of the assets of our Desktop business from ironSource Ltd. may give rise to potential liabilities for us in the event of a breach of our or our shareholders’ obligations under the agreements related to the Spin-Off or tax liabilities caused by the Spin-Off.”). In addition, if the resulting business from such a transaction fails to meet our expectations, our business, financial condition and results of operations may be materially and adversely affected or we may be exposed to unknown risks or liabilities.

Our operations are global in scope, creating a variety of operational and regulatory challenges.

Our operations are global in scope, with operations in Israel, the United States, the United Kingdom, China, South Korea, Japan, and India, in addition to a sales presence and customers in multiple other countries. We are continuing to adapt to and develop strategies to address global markets, but we cannot assure you that such efforts will be successful. We expect that our global activities will continue to grow for the foreseeable future as we continue to pursue opportunities in existing and new global industries, which will require the dedication of management attention and financial resources.

Our current and future global business and operations involve a variety of risks, including:

•	slower than anticipated availability and adoption of our solutions by content creators, developers and telecom operators outside our core markets;

•	changes or instability in a specific country’s or region’s political, social or economic conditions, including in the United Kingdom as a result of its exit from the European Union;

•	the need to adapt and localize our platform for specific countries;

•	maintaining our company culture across all of our offices globally;

•	greater difficulty collecting accounts receivable and potential for longer payment cycles;

•	burdens of complying with a variety of foreign laws, including costs associated with legal structures, accounting, statutory filings and tax liabilities;

•	differing and potentially more stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal information;

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differing and potentially more onerous labor regulations and practices, especially in Europe and Israel, where labor laws are generally more advantageous to employees as compared to the United States including deemed hourly wage and overtime regulations in these locations or the existence of workers’ councils and labor unions;

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challenges inherent in efficiently managing, and the increased costs associated with, an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, statutory equity requirements and compliance programs that are specific to each jurisdiction;

•	unexpected changes in trade relations, regulations, laws or enforcement;

•	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems and regulatory systems;

•	increased travel, real estate, infrastructure and legal compliance costs associated with multiple global locations and subsidiaries;

•	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we chose to do so in the future;

•	higher levels of credit risk and payment fraud;

•	restrictions on the transfer of funds, such as limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	enhanced difficulties of integrating any foreign acquisitions;

•	laws and business practices favoring local competitors or general market preferences for local vendors;

•	reduced or uncertain intellectual property protection or difficulties obtaining, maintaining, protecting or enforcing our intellectual property rights, including our trademarks and patents;

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foreign government interference with our intellectual property that resides outside of Israel or the United States, such as the risk of changes in foreign laws that could restrict our ability to use our intellectual property outside of the foreign jurisdiction in which we developed it;

•	political instability, hostilities, war or terrorist activities;

•	exposure to liabilities under anti-corruption and anti-money laundering laws in the jurisdictions in which we operate; and

•	adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash.

If we invest substantial time and resources to further expand our operations and are unable to do so successfully and in a timely manner, our business and results of operations will suffer.

We rely on our current understanding of regional regulatory requirements pertaining to the marketing, advertising and promotion of our solution suites, and any material change in such regulations, or a finding that we did not properly understand such regulations, may materially and adversely impact our business, financial condition and results of operations.

Some portions of our business rely extensively on marketing, advertising and promoting our individual products and solution suites requiring us to have an understanding of the local laws and regulations governing our business. In the event that we have relied on inaccurate information or advice, and engage in marketing, advertising or promotional activities that are not permitted, we may be subject to penalties, restricted from engaging in further activities or altogether prohibited from offering our solutions in a particular territory, all or any of which will adversely impact our business, financial condition and results of operations.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

While we have been profitable in the past, we cannot be certain that our operations will continue to generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business and may require additional funds to respond to business challenges, including the need to develop new solutions or enhance our existing solutions, enhance our operating infrastructure, expand globally and acquire complementary businesses and technologies. Additional financing may not be available on terms favorable to us, if at all. In particular, the current COVID-19 pandemic has caused disruption in the global financial markets, which may reduce our ability to access capital and negatively affect our liquidity in the future. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, financial condition and results or operations. We have entered into a credit facility with Silicon Valley Bank (the “Credit Agreement”) as the issuing lender together with other lenders, and these lenders’ rights will be senior to the rights of our shareholders. If we incur any additional debt, the debt holders would have rights senior to holders of shares to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our shares. Furthermore, if we issue additional equity securities, our shareholders will experience dilution, and the new equity securities could have rights senior to those of our Class A ordinary shares. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, our shareholders bear the risk that future issuances of debt or equity securities may reduce the value of our Class A ordinary shares and dilute their interests. Our inability to obtain adequate financing on terms satisfactory to us when we require it could significantly limit our ability to continue to support our business growth, respond to business challenges, expand our operations or otherwise capitalize on our business opportunities due to lack of sufficient capital. Even if we are able to raise such capital, we cannot assure you that it will enable us to achieve better operating results or grow our business.

Fluctuations in currency exchange rates could harm our operating results and financial condition.

We offer our solution suites to customers globally and have operations in Israel, the United States, the United Kingdom, China, South Korea, Japan and India. Although the majority of our cash generated from revenue is denominated in U.S. dollars, most of our operating expenses are incurred in Israel and denominated in Israeli New Shekels (“NIS”). As a result, our consolidated U.S. dollar financial statements are subject to fluctuations due to changes in exchange rates as our operating expenses are translated from NIS into U.S. dollars. In particular, for the last two years ended December 31, 2020, there has been a significant decrease in the value of the U.S. dollar relative to the NIS, with the representative exchange rate having dropped from NIS 3.748 per U.S. dollar on December 31, 2018 to NIS 3.456 per U.S. dollar on December 31, 2019 to NIS 3.215 per U.S. dollar on December 31, 2020. If this trend continues, it could increase the U.S. dollar amount of our operating expenses significantly. Our financial results are also subject to changes in exchange rates that impact the settlement of transactions in non-local currencies. Because we conduct business in currencies other than U.S. dollars but report our results of operations in U.S. dollars, we also face remeasurement exposure to fluctuations in currency exchange rates, which could hinder our ability to predict our future results and earnings and could materially and adversely impact our financial condition and results of operations. To date, we have not engaged in currency hedging activities to limit the risk of exchange fluctuations and, as a result, our business, financial condition and results of operations could be materially and adversely affected by such fluctuations.

Seasonality may cause fluctuations in our sales and results of operations.

Our quarterly results of operations may vary significantly as a result of seasonal fluctuations during periods such as holidays, during which users spend increased time on entertainment, including games and mobile applications, which increases our customers’ usage of our advertising network and other solutions and may impact our revenue. We may also experience fluctuations due to factors that may be outside of our control that drive usage up or down. While we believe that this seasonality has affected and will continue to affect our quarterly results, our rapid growth has largely masked seasonal trends to date.

Our insurance may not provide adequate levels of coverage against claims or we may be unable to find insurance with sufficient coverage at a reasonable cost.

We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, if we do not make policy payments on a timely basis, we could lose our insurance coverage, or if a loss is incurred that exceeds policy limits, our insurance provider could refuse to cover our claims, which could result in increased costs. If we are unable to make claims on our insurance, then we may be liable for any such claims, which could cause us to incur significant liabilities.

Further, insurance has become more expensive and difficult to find due to changes in the insurance market as well as the COVID-19 pandemic. Although we believe that we have adequate coverage, if we lose our insurance coverage and are unable to find similar coverage elsewhere or if rates continue to increase, it may have an adverse impact on our business, financial condition and results of operations.

Any legal proceedings, investigations or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome.

We are and may in the future become subject to legal proceedings, investigations and claims, including claims that arise in the ordinary course of business, such as claims brought by our customers or partners in connection with commercial disputes, claims by users, claims or investigations brought by regulators or employment claims made by our current or former employees.

We are not currently a party to any pending or, to our knowledge, threatened litigation that will have a significant effect on our financial position or profitability. Any litigation, investigation or claim, whether meritorious or not, could harm our reputation, will increase our costs and may divert management’s attention, time and resources, which may in turn harm our business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position and results of operations.

Our business could be disrupted by catastrophic events.

Occurrence of any catastrophic event, including a global pandemic like the ongoing COVID-19 pandemic, earthquake, fire, flood, tsunami or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, war or terrorist attack, explosion or pandemic could impact our business. Our insurance coverage may not compensate us for losses that may occur in the event of an earthquake or other significant natural disaster. If any disaster were to occur, our ability to operate our business at our facilities could be impaired and we could incur significant losses, require substantial recovery time and experience significant expenditures in order to resume operations. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster and to execute successfully on those plans in the event of a disaster or emergency, our business would be harmed.

Our global operations may subject us to potential adverse tax consequences.

Our corporate structure and associated transfer pricing policies contemplate future growth in global markets, and consider the functions, risks and assets of the various entities involved in intercompany transactions. The amount of taxes we pay in different jurisdictions may depend on the application of the tax laws of the various jurisdictions, including Israel and the United States, to our global business activities, changes in tax rates, new or revised interpretations of existing tax laws and policies and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. New or revised tax laws may also impact the amount of taxes we pay in different jurisdictions; for example, possible new standards could be introduced by authorities in the countries in which we operate that place greater emphasis on customer or end-user locations or markets, may potentially result in increased tax liabilities. Furthermore, the tax authorities of jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions or disagree with our determinations as to the income or expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. Our financial statements may fail to reflect adequate reserves to cover such a contingency.

Our Credit Agreement contains financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our results of operations.

The terms of our Credit Agreement include a number of covenants that limit our ability to, among other things, incur additional indebtedness, grant liens, merge or consolidate with other companies or sell substantially all of our assets, pay dividends and make certain distributions, each subject to important and significant exceptions and limitations. On June 29, 2021, the Company, as borrower, and certain of its subsidiaries, as guarantors, entered into a Credit Agreement (the “Credit Agreement”) with certain lenders from time party thereto (the “Lenders”) and Silicon Valley Bank, as administrative agent (the “Agent”) and L/C issuer, pursuant to which the Lenders extended to the Company a five-year senior secured revolving credit facility in an initial aggregate principal amount of up to $350.0 million, with the right, subject to certain conditions, to incur additional revolving commitments and/or incremental term loans in an amount not to exceed the sum of (i) $150.0 million plus (ii) additional amounts so long as the consolidated secured leverage ratio, on a pro forma basis after giving effect to such increase or incurrence, is no greater than or equal to 2.25:1.00.

The Credit Agreement will be secured by, substantially all of the assets of the Company and its material subsidiaries, and the equity interests therein. The terms of the Credit Agreement may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy and compete against companies which are not subject to such restrictions.

A failure by us to comply with the covenants specified in the Credit Agreement, could result in an event of default under the agreement, which would give the lenders the right to terminate their commitments to provide additional loans under our revolving credit facility and to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable. If the debt under our the Credit Agreement, were to be accelerated, we may not have sufficient cash or be able to borrow sufficient funds to refinance the debt or sell sufficient assets to repay the debt, which could immediately materially and adversely affect our business, cash flows, results of operations and financial condition.

RISKS RELATED TO REGULATION

We are subject to rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could harm our business.

Our platform relies on our ability to collect, use and share information of customers, users and others. These activities are regulated by a variety of federal, state, local and international privacy, data protection and data security laws and regulations, which have become increasingly stringent in recent years.

Most jurisdictions in which we or our customers operate have adopted, or are in the process of adopting, privacy, data protection and data security laws. In this regard, it is important to highlight the General Data Protection Regulation 2016/679 (“GDPR”), which went into effect in May 2018. The GDPR regulates the collection, control, processing, sharing, disclosure and other use of data relating to personal data. Further to the UK’s exit from the EU on January 31, 2020, the GDPR ceased to apply in the UK at the end of the transition period on December 31, 2020. However, as of January 1, 2021, the UK’s European Union (Withdrawal) Act 2018 incorporated the GDPR (as it existed on December 31, 2020, but subject to certain UK specific amendments) into UK law (referred to as the “UK GDPR”). The UK GDPR and the UK Data Protection Act 2018 set out the UK’s data protection regime, which is independent from but aligned to the GDPR. The GDPR, UK GDPR and national implementing legislation in European Economic Area (“EEA”) member states and the UK, impose a strict data protection compliance regime including:

•	providing detailed disclosure about how personal data is collected and processed and how data subjects can exercise their rights (in a concise, intelligible and easily accessible form);

•	demonstrating that an appropriate legal basis is in place or otherwise exists to justify data processing activities;

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granting new rights for data subjects in regard to their personal data (including the right to be “forgotten” and the right to data portability), as well as enhancing current rights such as data subject access requests;

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introducing the obligation to notify data protection regulators or supervisory authorities (and in certain cases, affected individuals) of personal data breaches that is likely to result in a risk to the rights and freedoms of individuals;

•	defining for the first time pseudonymized (key-coded) data;

•	imposing limitations on retention of personal data;

•	maintaining a record of data processing;

•	requiring appropriate technical and organizational measures to be implemented to ensure a level of security appropriate to the level of risk;

•	restricting transfers of personal data outside the EEA and UK unless an adequate transfer mechanism has been implemented to legitimize such transfers; and

•	complying with the principal of accountability and the obligation to demonstrate compliance through policies, procedures, training and audit.

We are subject to the supervision of local data protection authorities in those EEA and UK jurisdictions where we are established or otherwise subject to the GDPR and the UK GDPR. Fines for certain breaches of the GDPR are significant, including fines up to the greater of €20 million or 4% of global turnover. In addition to the foregoing, a breach of the GDPR and the UK GDPR could result in regulatory investigations, reputational damage, orders to cease or change our processing of data, enforcement notices or assessment notices for a compulsory audit. We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.

The UK GDPR mirrors the fines under the GDPR including fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. These changes will lead to additional costs and increase our overall risk exposure.

As described in “—Risks Related to Regulation—We are subject to laws and regulations worldwide, many of which are unsettled and still developing and which could increase our costs or materially and adversely affect our business.” recent decisions by the Court of Justice of the European Union, recent guidance from European data protection authorities and a new proposed ePrivacy Regulation, may further restrict our use of online tracking technologies which our solutions rely on. We have, at times, been subject to enquiries about our compliance with the GDPR, and we may also be subject to such enquiries and complaints in the future.

U.S. privacy and data security laws are also complex and changing rapidly. Many states have enacted laws regulating the online collection, use and disclosure of personal information and requiring companies implement reasonable data security measures. Laws in all states and U.S. territories also require businesses to notify affected individuals, governmental entities and/or credit reporting agencies of the occurrence of certain security breaches affecting personal information. These laws are not consistent, and compliance with them in the event of a widespread data breach is complex and costly.

States have also begun to introduce more comprehensive privacy legislation. For example, California enacted the CCPA, which took effect on January 1, 2020 and became enforceable by the California Attorney General on July 1, 2020. The CCPA creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of sale of their personal information, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with data breach litigation. In addition to increasing our compliance costs and potential liability, the CCPA created restrictions on “sales” of personal information that may restrict the disclosure of personal information for advertising purposes. Our advertising business relies, in part, on such disclosure and could be materially and adversely affected by the CCPA’s restrictions.

We will also be subject to the forthcoming CPRA, which was passed into law on November 3, 2020 but will not take substantial effect until January 1, 2023. The CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information, such as increasing regulation on online advertising and particularly cross-context behavioral advertising. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. The CPRA potentially results in further uncertainty and requires us to incur additional costs and expenses in an effort to comply.

Certain other state laws impose similar privacy obligations. We also expect that more states may enact legislation similar to the CCPA, which provides consumers with new privacy rights and increases the privacy and security obligations of entities handling certain personal information of such consumers. The CCPA has prompted a number of proposals for a new federal and state-level privacy legislation. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.

Data privacy legislation restricts the cross-border transfer of personal data and some countries introduced data localization into their laws. Specifically, the GDPR, the UK GDPR and other European and UK data protection laws generally prohibit the transfer of personal data from the EEA, the UK and Switzerland, to the United States and most other countries unless the transfer is to an entity established in a country deemed to be provide adequate protection (such as Israel) or the parties to the transfer have implemented specific safeguards to protect the transferred personal data. Where we transfer personal data outside the EEA or the UK to a country that is not deemed to be “adequate,” we ensure we comply with applicable laws including where we can rely on derogations (e.g. where the transfer is necessary for the performance of a contract) or we may put in place standard contractual clauses. We have previously also relied on relevant third parties’ Privacy Shield certifications.

Recent legal developments in the EU have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States. Most recently, on July 16, 2020, in a case known as Schrems II, the Court of Justice of the European Union (“CJEU”) invalidated the EU-US Privacy Shield Framework (“Privacy Shield”) under which personal data could be transferred from the EEA to U.S. entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. The CJEU went on to state that if a competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer.

In response to this decision, the data protection authority in Berlin, Germany has encouraged companies under its supervision to stop transfers of personal data to the United States and switch to service providers based in the European Union or other countries providing adequate data protection. Authorities in the United Kingdom and Switzerland may similarly issue guidance that precludes or complicates our lawful use of the Standard Contractual Clauses. There are few viable alternatives to the Standard Contractual Clauses, and the law in this area remains dynamic. These recent developments will require us to review and may require us to amend the legal mechanisms by which we make and/or receive personal data transfers to/in the United States. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our solutions, the geographical location or segregation of our relevant systems and operations, may reduce demand for our solutions from companies subject to EU data protection laws and could materially and adversely affect our financial results.

Additionally, other countries outside of the EU have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of delivering our solutions and operating our business.

In addition, we are also subject to the Israeli Privacy Protection Law 5741-1981 (the “PPL”), and its regulations, including the Israeli Privacy Protection Regulations (Data Security) 2017 (the “Data Security Regulations”), which came into effect in Israel in May 2018 and impose obligations with respect to the manner personal data is processed, maintained, transferred, disclosed, accessed and secured, as well as the guidelines of the Israeli Privacy Protection Authority. In this respect, the Data Security Regulations may require us to adjust our data protection and data security practices, information security measures, certain organizational procedures, applicable positions (such as an information security manager) and other technical and organizational security measures. Failure to comply with the PPL, its regulations and guidelines issued by the Israeli Privacy Protection Authority, may expose us to administrative fines, civil claims (including class actions) and in certain cases criminal liability. Current pending legislation may result in a change of the current enforcement measures and sanctions. The Israeli Privacy Protection Authority may initiate administrative inspection proceedings from time to time without any suspicion of any particular breach of the PPL, as the Israeli Privacy Protection Authority has done in the past with respect to dozens of Israeli companies in various business sectors. In addition, to the extent that any administrative supervision procedure is initiated by the Israeli Privacy Protection Authority that reveals certain irregularities with respect to our compliance with the PPL, we may need to take certain remedial actions to rectify such irregularities, which may increase our costs, but may also be exposed to administrative fines, civil claims (including class actions) and in certain cases, criminal liability.

Children’s privacy has been a focus of recent enforcement activity under longstanding privacy laws as well as privacy and data protection laws enacted in recent years. EU and UK regulators focus, among other things, on the processing of personal data relating to children, with increased enforcement pending as well as additional guidance. The Federal Trade Commission and state attorneys general have, in recent years, increased enforcement of the Children’s Online Privacy Protection Act (“COPPA”), which requires companies to obtain parental consent before collecting personal information from children under the age of 13 for purposes not permitted by COPPA. COPPA also sets forth, among other things, a number of restrictions related to what information may be collected with respect to children under the age of 13. In addition, the GDPR and UK GDPR address the processing of children’s personal data, and specifically require that if processing of personal data of individuals is based on such individuals’ consent, and such individuals are children under the age of 13 to 16 (depending on the specific legislation of the UK or each EU member state), parental consent must be obtained. In addition, the CCPA requires companies to obtain the consent of children in California under 16 (or parental consent for children under 13) before selling their personal information. We have been subject to claims related to the privacy of minors predicated on COPPA and other privacy laws, and we may in the future face claims under COPPA, the GDPR, the UK GDPR, the CCPA or other laws relating to children’s privacy.

Apart from the requirements of privacy, data protection and data security laws, we have obligations relating to privacy, data protection and data security under our published policies and documentation, contracts and applicable industry standards. Although we endeavor to comply with these obligations, we may have failed to do so in the past and may be subject to allegations that we have failed to do so or have otherwise processed data improperly. We could be subject to enforcement action or litigation alleging that our methods of data collection or our other data processing practices violate our published policies, federal or state laws prohibiting unfair or deceptive business practices or other privacy laws.

In response to the increasing restrictions of global privacy and data security laws, our customers have sought and may continue to seek increasingly stringent contractual assurances regarding our handling of personal information, and may adopt internal policies that limit their use of our platform. In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards upon which we may be legally or contractually bound. If we fail to comply with these contractual obligations or standards, we may face substantial contractual liability or fines.

Various jurisdictions around the world continue to propose new laws that regulate the privacy and/or security of certain types of personal data. Complying with these laws, if enacted, would require significant resources and leave us vulnerable to possible fines and penalties if we are unable to comply. Our obligations under privacy and data security laws, our contracts and applicable industry standards (including requirements by operating system platforms or app stores) are increasing, becoming more complex and changing rapidly, which has increased and may continue to increase the cost and effort required to comply with them. The privacy and data security compliance challenges we and our customers face in the EU, the UK, the United States and other jurisdictions may also limit our ability to operate, or offer certain product features, in those jurisdictions, which could reduce demand for our solutions from customers subject to their laws. We may also be required to adapt our solutions in order to comply with changing regulations. Despite our efforts, we may not be successful in achieving compliance with these rapidly evolving requirements. We could be perceived to be in non-compliance with applicable privacy laws, especially when acquiring new companies and before we have completed our gap analysis and remediation. Any actual or perceived non-compliance could result in litigation and proceedings against us by governmental entities, customers, individuals or others; fines and civil, criminal or administrative penalties for us or company officials; obligations to cease offering or to substantially modify our solutions in ways that make them less effective in certain jurisdictions; negative publicity; harm to our brand and reputation and reduced overall demand for our solutions or reduced revenue. Such occurrences could materially and adversely affect our business, financial condition and results of operations.

We are subject to laws and regulations worldwide, many of which are unsettled and still developing and which could increase our costs or materially and adversely affect our business.

We are subject to a variety of laws internationally that affect our business, including laws regarding consumer protection, advertising, electronic marketing, protection of minors, data protection and privacy, data localization requirements, online services, anti-competition, labor, real estate, taxation, intellectual property ownership and infringement, tax, export and national security, tariffs, anti-corruption and telecommunications, all of which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting and compliance with laws, regulations and similar requirements may be burdensome and expensive. Laws and regulations may be inconsistent from jurisdiction to jurisdiction, which may increase the cost of compliance and doing business. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation, could make any of our solutions less attractive to our customers or cause us to change or limit our ability to sell our solutions. We have policies and procedures designed to ensure compliance with applicable laws and regulations, but we cannot assure you that our employees, contractors or agents will not violate such laws and regulations or our policies and procedures.

In particular, as a result of the global and advertising technology focused nature of our business, we are potentially subject to a number of laws and regulations that affect the offering of certain types of content, such as that which depicts violence, many of which are ambiguous, still evolving and could be interpreted in ways that could harm our business or expose us to liability. In addition, there are ongoing academic, political and regulatory discussions in the United States, the EU, the UK, Australia and other jurisdictions regarding whether certain game mechanisms, such as “loot boxes,” and game genres should be subject to a higher level or different type of regulation than other game genres or mechanics to protect consumers, in particular minors and persons susceptible to addiction, and, if so, what such regulation should include. For example, in December 2017, Apple updated its terms of service to require publishers of applications that include loot boxes to disclose the odds of receiving each type of item within each loot box to customers prior to purchase. Google similarly updated its terms of service in May 2019. In the event that Apple, Google, or any other Provider changes its developer terms of service to include more onerous requirements or if any Provider were to prohibit the use of loot boxes, or similar monetization products, in games distributed in apps, our customers would be required to redesign the economies of their affected games, which would harm our customers and could negatively impact our revenue.

Further, new regulation by the U.S. federal government and its agencies, such as the Federal Trade Commission, U.S. states and state agencies or foreign jurisdictions, interpretations of such regulations and enforcement actions by federal and state agencies which may vary significantly across jurisdictions, could require that certain game content, including advertising, be modified or removed from games, increase the costs of operating our solutions or our customer’s games and apps, impact user engagement and thus the functionality and effectiveness of our solutions or otherwise harm our business performance.

It is difficult to predict how existing or new laws may be applied. If we become liable, directly or indirectly, under these laws or regulations, we could be harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our solutions, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business, financial condition or results of operations.

In addition, in the EU, Directive 2002/58/EC (as amended by Directive 2009/136/EC), commonly referred to as the ePrivacy Directive, directs EU member states to ensure that accessing information stored on an Internet user’s computer or device, such as device identifiers and other similar technologies, is allowed only if the user has been informed about such access and, depending on the nature of the technology, given his or her consent. The ePrivacy Directive has generally been given effect to by national laws in the EU (“EU ePrivacy Laws”). A recent ruling by the CJEU clarified that such consent must be reflected by an affirmative act of the user, and EU and UK regulators are increasingly focusing on compliance with requirements in the online digital advertising ecosystem, as evidenced by recent announcements of significant fines relating to the use of cookies. The GDPR also imposes further conditions on obtaining valid consent, which applies to the processing of personal data. A replacement for the ePrivacy Directive is currently under discussion by EU member states to complement and bring electronic communication services in line with the GDPR and force a harmonized approach across EU member states. Like the GDPR, the proposed ePrivacy Regulation has extra-territorial application as it applies to businesses established outside the EU who provide publicly available electronic communications services to, or gather data from the devices of, users in the EU. Though still subject to debate, the proposed ePrivacy Regulation may further raise the bar for the collection of device identifiers, and the fines and penalties for breach may be significant. We may be required to, or otherwise may determine that it is advisable to, make significant changes in our business operations and platform to obtain user opt-in for the collection of device identifiers or develop or obtain additional tools and technologies to compensate for a lack of device identifiers, in compliance with the ePrivacy Directive. In addition, further to the UK’s exit from the EU on December 31, 2021, access to a user’s technical information (as described above in this paragraph) will be subject to local UK laws (i.e. The Privacy and Electronic Communications Regulations 2003 (“PECR”)). Also, the UK has implemented laws around the collection of user technical information under the UK GDPR which are closely aligned with EU privacy laws.

As the collection and use of data for digital advertising has received media attention over the past several years, some government regulators, such as the U.S. Federal Trade Commission, and privacy advocates have suggested creating a “Do Not Track” standard that would allow Internet users to express a preference, independent of cookie settings in their browser, not to have their online browsing activities tracked. “Do Not Track” has seen renewed emphasis since passage of the CCPA as its regulations contemplate browser-based or similar “Do Not Sell” signals. If a “Do Not Track,” “Do Not Sell” or similar control is adopted by many Internet users or if a “Do Not Track” standard is imposed by state, federal or foreign legislation, or is agreed upon by standard setting groups, we may have to change our business practices, our clients may reduce their use of our platform, and our business, financial condition and results of operations could be materially and adversely affected. Additionally, once the CPRA is in effect, if consumers increase their usage of “Do Not Sell” signals, this would reduce our ability to use their data for certain advertising purposes, and as a result our clients may reduce their use of our platform, and our business, financial condition and results of operations could be materially and adversely affected.

Increased transparency into the collection and use of data for digital advertising introduced both through features in devices and regulatory requirements, such as the GDPR, UK GDPR, the CCPA and EU ePrivacy laws and the UK’s PECR, as well as compliance with such requirements, may create operational burdens to implement and may lead more users to block the collection and use of data about them.

It is also possible that a number of laws and regulations may be adopted or construed to apply to us or our customers in the United States and elsewhere that could restrict the online and mobile industries, including user privacy, advertising, taxation, content suitability, copyright, distribution and antitrust, and our solutions or components thereof may be deemed or perceived illegal or unfair practices. Furthermore, the growth and development of in-app advertisement and mobile monetization strategies may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as us and our customers conducting business through the Internet and mobile devices. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. For example, existing laws or new laws regarding the marketing of in-app purchases, labeling of free-to-play games or regulation of currency, banking institutions, unclaimed property or money transmission may be interpreted to cover games made with, or utilizing, our solutions and the revenue that we receive from our solutions. If that were to occur, we may be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may be dependent on us meeting certain capital and other requirements, and we may be subject to additional regulation and oversight, all of which could significantly increase our operating costs.

In addition, any failure or perceived failure by us to comply with any laws, regulatory requirements, legal obligations, or policies relating to privacy, data protection, data security, or consumer protection may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups, or others, and could result in significant liability and otherwise materially and adversely affect our reputation and business. The cost of compliance with, and other burdens imposed by, the laws, regulations, other obligations, and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the demand for, our solutions. Additionally, if third parties we work with violate applicable laws, regulations or contractual obligations, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others, and could result in significant liability and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

Further, governmental agencies in any of the countries in which we, our customers or users are located, such as China, could choose to block access to or require a license for our platform, any of our solutions, our website, our customers’ mobile applications, third-party operating system platforms and app stores that we depend upon to operate our solutions or the Internet generally for a number of reasons, including security, confidentiality or regulatory concerns. Users generally need to access the Internet and also platforms, such as the Apple App Store and the Google Play Store, to play games published or operated using our solutions. In addition, companies may adopt policies that prohibit their employees from accessing our solutions that users need in order to play games created or operated using our platform. If companies or governmental entities block, limit or otherwise restrict customers from accessing our solutions or users from playing games published or advertised on our platform, our business could be negatively impacted, our customers’ users could decline or grow more slowly, and our financial condition and results of operations could be materially and adversely affected.

Adapting to these and similar changes has in the past and may in the future require significant time, resources and expense, which may lessen the growth of mobile apps and gaming, as well as increase our costs of operation or limit our ability to operate or expand our business. Failure to comply with the applicable regulatory requirements could also result in regulatory investigations, reputational damage, orders to cease or change our processing of data, enforcement notices or assessment notices for a compulsory audit. We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources and reputational harm, any of which could materially and adversely affect our business, financial condition and results of operations.

We are subject to anti-corruption, anti-bribery, anti-money laundering, economic and trade sanctions and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition and results of operations.

We may be subject to certain economic and trade sanctions laws and regulations, export control and import laws and regulations, including those that are administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant governmental authorities.

We are also subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the United Kingdom Bribery Act 2010, Chapter 9 (sub-chapter 5) of the Israeli Penal Law, 57373-1977, the Israeli Prohibition on Money Laundering Law, 5760-2000 and other anti-bribery laws in countries in which we conduct our activities. These laws generally prohibit companies, their employees and third-party intermediaries from authorizing, promising, offering, providing, soliciting or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. In addition, the FCPA’s accounting provisions require us to maintain accurate books and records and a system of internal accounting controls. We have policies, procedures, systems, and controls designed to promote compliance with applicable anti-corruption laws.

As we increase our global sales and business, we may engage with business partners and third-party intermediaries to market our solutions and obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not authorize such activities.

Our customers may have users in countries that are subject to U.S. economic sanctions laws and regulations administered by OFAC, the Israeli Trade with the Enemy Ordinance, 1939 and sanction laws of the EU and other applicable jurisdictions, which may prohibit the sale of products or provision of services to embargoed jurisdictions (“Sanctioned Countries”) or sanctioned parties. We have taken steps to avoid having customers in Sanctioned Countries and have implemented various control mechanisms designed to prevent unauthorized dealings with Sanctioned Countries or sanctioned parties going forward. Although we have taken precautions to prevent our solutions from being provided, deployed or used in violation of sanctions laws, due to the remote nature of our solutions and the potential for manipulation using VPNs, we cannot assure you that our policies and procedures relating to sanctions compliance will prevent any violations in the future. If we are found to be in violation of any applicable sanctions regulations, it can result in significant fines or penalties and possible incarceration for responsible employees and managers, as well as reputational harm and loss of business.

Despite our compliance efforts and activities, there can be no assurance that our employees or representatives will comply with the relevant laws and we may be held responsible. Non-compliance with anti-corruption, anti-money laundering, export control, economic and trade sanctions and other trade laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are initiated, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition and results of operations could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In addition, regulatory authorities may seek to hold us liable for successor liability for violations committed by companies in which we invest or that we acquire. As a general matter, enforcement actions and sanctions could harm our business, financial condition and results of operations.

Our amended and restated articles of association provide that unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any claims arising under the Securities Act, which may limit the ability of our shareholders to initiate litigation against us or increase the cost thereof.

Our amended and restated articles of association provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any claims arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions, and accordingly, both state and federal courts have jurisdiction to entertain such claims. While the federal forum provision in our amended and restated articles does not restrict the ability of our shareholders to bring claims under the Securities Act, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs, which may discourage the filing of claims under the Securities Act against the Company, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our amended and restated articles of association. If a court were to find the choice of forum provision contained in our amended and restated articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

RISKS RELATED TO INTELLECTUAL PROPERTY MATTERS

If we fail to adequately maintain, protect or enforce our intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue, and incur costly litigation to protect our rights.

Our success is dependent, in part, upon protecting our intellectual property rights, including those in our proprietary know-how and technology. We rely on a combination of copyrights, trade secret and other intellectual property laws as well as contractual restrictions to establish and protect our intellectual property rights. While it is our policy to protect and defend our rights to our intellectual property, we cannot predict whether steps taken by us will be adequate to prevent infringement, misappropriation or other violation of our intellectual property rights.

While software and other of our proprietary works may be protected under copyright law, we have not registered any copyrights in these works, and instead, primarily rely on protecting our software as a trade secret. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited.

Policing unauthorized use of our know-how, technology and intellectual property is difficult, costly, time-consuming and may not be effective. Third parties may knowingly or unknowingly infringe our proprietary rights. In addition, third parties may challenge proprietary rights held by us, and our pending and future trademark and patent applications may not be approved. These claims may result in restrictions on our use of our intellectual property or the conduct of our business. In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights.

Although we attempt to protect our intellectual property, technology and confidential information by entering into confidentiality and invention assignment agreements with our employees and consultants and entering into confidentiality agreements with the parties with whom we share our confidential information, these agreements may not effectively grant all necessary rights to any inventions that may have been developed by the employees or consultants party thereto, and may not be effective in controlling access to and distribution of our solutions or technology, and our confidential information or provide an adequate remedy in the event of unauthorized use of our solutions or technology or unauthorized access, use or disclosure of our confidential information. Some of the provisions of our agreements that protect us against unauthorized use, copying, transfer, and disclosure of our solutions, may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to ours. We cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology we rely on to conduct our business and differentiate ourselves from our competitors. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our solutions. Any unauthorized disclosure or use of our trade secrets or other confidential proprietary information could make it more expensive to do business, thereby harming our operating results.

Circumstances outside our control could also pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries from which our product offerings or platforms are accessible. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology. In addition, changes in the law or adverse court rulings in countries where we have outsourced research and development centers may affect our intellectual property rights, including with respect to ownership, distribution and use of such intellectual property.

Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Furthermore, if we are unable to protect our proprietary rights or prevent unauthorized use, infringement or misappropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our offerings and service. We may be required to incur significant expenses in registering, monitoring and protecting our intellectual property rights. Any litigation could result in significant expense to us, including the diversion of management’s time, and may not ultimately be resolved in our favor. Any of these events could seriously harm our business.

We may become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.

There is considerable intellectual property development and enforcement activity in our industry. We expect that app developers in our industry will increasingly be subject to infringement claims as the number of competitors grows and the functionality of platforms, products and services in different industries overlap. Our future success depends in part on not infringing upon or misappropriating the intellectual property rights of others. There is a risk that our operations, platform or individual solutions, whether created in-house or purchased from time to time through mergers or acquisitions, may infringe or otherwise violate, or be alleged to infringe or otherwise violate, the intellectual property rights of third parties. If we were subject to a claim of infringement, regardless of the merit of the claim or our defenses, the claim could:

•	require costly litigation to resolve and the payment of substantial royalty or license fees, lost profits or other damages;

•	require and divert significant management time;

•	cause us to enter into unfavorable royalty or license agreements;

•	require us to discontinue some or all of the features, integrations, capabilities or games available on our platform;

•	require us to indemnify our merchants or third-party service providers; and/or

•	require us to expend additional development resources to redesign our platform or individual solutions.

Any of the foregoing could materially and adversely affect our business, prospects, financial condition and results of operations.

Our platform contains third-party open source software components, which may pose particular risks to our proprietary software, technologies and solutions in a manner that could negatively affect our business.

Our platform contains software modules by third-party authors that are publicly available under “open source” licenses, and we expect to use open source software in the future. We have engaged a third-party software solution to assist with managing our use of open source software, including tracking the use of open source in our platform, monitoring license compliance and compliance with our open source policy. However, we could still be subjected to claims of infringement and other possible action. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. To the extent that our platform depends upon the successful operation of open source software, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of our platform, delay introductions of new solutions, result in a failure of any of our solutions and injure our reputation. For example, undetected errors or defects in open source software could render it vulnerable to breaches or security attacks, and, in conjunction, make our systems more vulnerable to data breaches. In addition, the public availability of such software may make it easier for others to compromise our platform.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. While our open source policy and third-party software solution are meant to prevent such misuse, there can be no assurance that such incidents would not occur. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open source software to avoid subjecting our platform to conditions we do not intend, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our solutions. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their products or platforms. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our platform will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our solutions on terms that are not economically feasible, to re-engineer our solutions, to discontinue or delay the provision of our solutions if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could materially and adversely affect our business, financial condition and results of operations.

RISKS RELATED TO OUR CLASS A ORDINARY SHARES AND THIS OFFERING

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our ordinary shares to fall.

The Selling Securityholders can sell, under this prospectus, up to 133,254,045 Class A ordinary shares constituting approximately 13.16% of our issued and outstanding ordinary shares. Sales of a substantial number of Class A ordinary shares in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A ordinary shares.

The price of our Class A ordinary shares may be volatile, and the value of our Class A ordinary shares may decline.

We cannot predict the prices at which our Class A ordinary shares will trade. The market price of our Class A ordinary shares may fluctuate substantially and may be lower than the current market price. In addition, the trading price of our Class A ordinary shares is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our Class A ordinary shares as you might be unable to sell your shares at or above the price you paid. Factors that could cause fluctuations in the trading price of our Class A ordinary shares include the following:

•	actual or anticipated fluctuations in our financial condition or results of operations;

•	variance in our financial performance from expectations of securities analysts;

•	changes in the pricing of our solutions;

•	changes in our projected operating and financial results;

•	changes in laws or regulations applicable to our platform;

•	announcements by us or our competitors of significant business developments, acquisitions or new offerings;

•	sales of our Class A ordinary shares by us or our shareholders, including any sales of Class B ordinary shares, which will automatically convert into Class A ordinary shares upon transfer;

•	significant data breaches, disruptions to or other incidents involving our platform;

•	our involvement in litigation;

•	conditions or developments affecting the gaming industry;

•	future sales of our Class A ordinary shares by us or our shareholders, as well as the anticipation of lock-up releases;

•	changes in senior management or key personnel;

•	the trading volume of Class A our ordinary shares;

•	changes in the anticipated future size and growth rate of our markets;

•	publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	general economic and market conditions; and

•	other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of our Class A ordinary shares. In addition, technology stocks have historically experienced high levels of volatility. In the past, companies who have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

An active public trading market may not develop or be sustained for our Class A ordinary shares.

An active public trading market for our Class A ordinary shares may not develop or, if developed, it may not be sustained. The lack of an active market may impair your ability to sell your Class A ordinary shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your Class A ordinary shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling Class A ordinary shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

The dual class structure of our ordinary shares may adversely affect the trading market for our Class A ordinary shares.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A ordinary shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with dual class or multi-class share structures in certain of their indexes. In July 2017, S&P Dow Jones and FTSE Russell announced changes to their eligibility criteria for the inclusion of shares of public companies on certain indices, including the Russell 2000, the S&P 500, the S&P MidCap 400 and the S&P SmallCap 600, to exclude companies with multiple classes of shares from being added to these indices. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. As a result, our dual class capital structure would make us ineligible for inclusion in any of these indices, and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our Class A ordinary shares. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Furthermore, we cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A ordinary shares less attractive to investors and, as a result, the market price of our Class A ordinary shares could be adversely affected.

The dual class structure of our ordinary shares has the effect of concentrating voting power with our management and other pre-listing shareholders, which will limit your ability to influence the outcome of important transactions, including a change in control.

Our Class B ordinary shares have five votes per share, and our Class A ordinary shares have one vote per share. Members of our management collectively hold approximately 28% of the voting power of our outstanding ordinary shares, and our other shareholders that pre-existed the public listing (“pre-listing shareholders”) collectively hold approximately 62% of the voting power of our outstanding ordinary shares. Accordingly, although there are no voting agreements among members of our management or between them and other shareholders, our management and other pre-listing shareholders together hold all of our issued and outstanding Class B ordinary shares and therefore, individually or together, are able to significantly influence matters submitted to our shareholders for approval, including the election of directors, amendments of our organizational documents and any merger or other major corporate transactions that require shareholder approval. Our management and other pre-listing shareholders, individually or together, may vote in a way with which you disagree and which may be adverse to your interests. This concentrated voting power may have the effect of delaying, preventing or deterring a change in control of our Company, could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might ultimately adversely affect the market price of our Class A ordinary shares. Future transfers by the holders of Class B ordinary shares will result in those shares converting into Class A ordinary shares, subject to limited exceptions. For information about our dual class structure, see “Description of Share Capital and Articles of Association.”

If we do not meet the expectations of equity research analysts, if they do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our Class A ordinary shares, the price of our Class A ordinary shares could decline.

The trading market for our Class A ordinary shares will rely in part on the research and reports that equity research analysts publish about us and our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of public market analysts and investors, the price of our Class A ordinary shares could decline. Moreover, the price of our Class A ordinary shares could decline if one or more securities analysts downgrade our Class A ordinary shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.

We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to employees and directors under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of our Class A ordinary shares to decline.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A ordinary shares.

We do not intend to pay any cash dividends in the foreseeable future, and any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of our Class A ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Class A ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period to enable us to comply with certain new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of the closing of the Business Combination; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates.

We cannot predict if investors will find our Class A ordinary shares less attractive if we choose to rely on these exemptions. If some investors find our Class A ordinary shares less attractive as a result, there may be a less active trading market for our Class A ordinary shares, and our share price may be more volatile.

We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the U.S. Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, although we are subject to Israeli laws and regulations with regard to certain of these matters and intend to furnish certain comparable quarterly information on Form 6-K. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2021. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the NYSE. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of NYSE, provided that we disclose the requirements we are not following and describe the home country practices we are following. We intend to rely on this “foreign private issuer exemption” with respect to NYSE rules for shareholder meeting quorums and shareholder approval requirements. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our Class A ordinary shares.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 20-F. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.”

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could materially and adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our Class A ordinary shares could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our platform, solutions and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change. The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our information technology systems and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud.

If a United States person is treated as owning at least 10% by vote or value of our shares, such holder may be subject to adverse U.S. federal income tax consequences.

Because our group consists of one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries will be treated as “controlled foreign corporations,” (“CFCs”) as such term is defined in Section 957 of the Code, regardless of whether or not we are treated as a CFC. If a United States person (as defined in Section 7701(a)(30) of the Code) is treated as owning (directly, indirectly, or constructively) at least 10% of the total combined voting power of all classes of our shares entitled to vote or at least 10% of the total value of shares of all classes of our shares, such person may be treated as a “United States shareholder” with respect to each CFC in our group (if any), which may subject such person to adverse U.S. federal income tax consequences. Specifically, a United States shareholder of a CFC may be required to annually report and include in its U.S. taxable income its pro rata share of such CFC’s “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property, whether or not we make any distributions of profits or income of such CFC to such United States shareholder. If you are treated as a United States shareholder of a CFC, failure to comply with applicable reporting obligations may subject you to significant monetary penalties and may extend the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due. Additionally a United States shareholder of a CFC that is an individual would generally be denied certain tax deductions or foreign tax credits in respect of its income that may otherwise be allowable to a United States shareholder that is a U.S. corporation. We cannot provide any assurances that we will assist holders of our shares in determining whether we or any of our non-U.S. subsidiaries are treated as CFCs or whether any holder of the Class A ordinary shares is treated as a United States shareholder with respect to any such CFC, nor do we expect to furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. The U.S. Internal Revenue Service has provided limited guidance regarding the circumstances in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to CFCs. A United States investor should consult its advisors regarding the potential application of these rules to an investment in our Class A ordinary shares.

If we or any of our subsidiaries are characterized as a PFIC for U.S. federal income tax purposes, U.S. Holders may suffer adverse U.S. federal income tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the 2020 composition of the income, assets and operations of us and our subsidiaries, we do not believe we will be treated as a PFIC for the current taxable year, however there can be no assurances in this regard or any assurances that we will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether we or any of our subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our income and assets, our market value and the market value of our subsidiaries’ shares and assets. Changes in our composition, the composition of our income or the composition of any of our subsidiaries assets may cause us to be or become a PFIC for the current or subsequent taxable years. Whether we are treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If we are a PFIC for any taxable year, a U.S. Holder of our ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. Holders of our ordinary shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of our ordinary shares.

RISKS RELATED TO OUR INCORPORATION AND LOCATION IN ISRAEL

Conditions in Israel could materially and adversely affect our business.

Many of our employees, including our founders and certain members of our management team, operate from our headquarters that is located in Tel Aviv, Israel. In addition, a number of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Recently, there has been an unprecedented degree of political instability in Israel, with four sets of elections for the Israeli parliament, or Knesset, in a two-year period. While a new government was formed in June 2021, there is no guarantee that it will last for a significant portion of its full four-year term and provide political stability. On the military front, in recent years, Israel has been engaged in sporadic armed conflicts with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip, Lebanon and Syria against civilian targets in various parts of Israel, including areas in which our employees are located, which negatively affected business conditions in Israel. Any hostilities involving Israel, regional political instability or the interruption or curtailment of trade between Israel and its trading partners could materially and adversely affect our operations and results of operations.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of property damage and certain direct and indirect damages that are caused by terrorist attacks or acts of war, such coverage would likely be limited, may not be applicable to our business (either due to the geographic location of our offices or the type of business that we operate) and may not reinstate our loss of revenue or economic losses more generally. Furthermore, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on the expansion of our business, financial condition and/or our results of operations. In addition, a campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also materially and adversely impact our business.

In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, particularly if such call-ups include the call-up of members of our management. Such disruption could materially and adversely affect our business, financial condition and results of operations.

The tax benefits that are available to us require us to continue to meet various conditions and may be terminated or reduced in the future, which could increase our costs and taxes.

We believe that we are eligible for certain tax benefits provided to a “Preferred Technological Enterprise” under the Israeli Law for the Encouragement of Capital Investments, 5719-1959 (the “Investment Law”). In order to remain eligible for the tax benefits provided to a “Preferred Technological Enterprise” we must continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended. If these tax benefits are reduced, cancelled or discontinued, our Israeli taxable income from the Preferred Technological Enterprise would be subject to regular Israeli corporate tax rates. The standard corporate tax rate for Israeli companies has been 23% since 2018. Additionally, if we increase our activities outside of Israel through acquisitions, for example, our expanded activities might not be eligible for inclusion in future Israeli tax benefit programs. See “Certain Material Israeli Tax Considerations—Israeli Tax Considerations.”

Our amended and restated articles of association contain a forum selection clause for substantially all disputes between us and our shareholders under the Companies Law and the Israeli Securities Law, which could limit our shareholders’ ability to bring claims and proceedings against us, our directors, officers and other employees. Enforcement of a U.S. judgment against us or our officers and directors in Israel or the United States, or assertion of a U.S. securities laws claim in Israel or serving process on our officers and directors, may also be difficult.

Under our amended and restated articles of association, the competent courts of Tel Aviv, Israel are the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Israeli Companies Law, 5759-1999 (the “Companies Law”), or the Israeli Securities Law, 1968 (the “Israeli Securities Law”). This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act or the Exchange Act or any other claim for which federal courts would have exclusive jurisdiction. Such exclusive forum provision in our amended and restated articles of association will not relieve us of our duties to comply with federal securities laws and the rules and regulations thereunder, and our shareholders will not be deemed to have waived our compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us, our directors, officers and employees.

Another obstacle towards assertion of claims against us or our directors or officers is the fact that most of them are not residents of the United States and most of their and our assets are located outside the United States. Service of process upon us or our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us or our non-U.S. directors and executive officers may therefore be difficult to effect within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Additionally, Israeli courts might not enforce judgments obtained in the United States against us or our non-U.S. directors and executive officers, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors. An Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, if it was obtained by fraud or in the absence of due process, if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel at the time the foreign action was brought. For more information, see “Enforceability of Civil Liability.”

Your rights and responsibilities as our shareholder will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

We are incorporated under Israeli law. The rights and responsibilities of holders of our Class A and Class B ordinary shares are governed by our amended and restated articles of association and the Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law each shareholder of an Israeli company has to act in good faith and in a customary manner in exercising his, her or its rights and fulfilling his, her or its obligations toward the Company and other shareholders and to refrain from abusing his, her or its power in the Company, including, among other things, in voting at the general meeting of shareholders on amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and certain transactions requiring shareholders’ approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the Company or has other powers toward the Company has a duty of fairness toward the Company. However, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Provisions of Israeli law and our amended and restated articles of association may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.

Provisions of Israeli law and our amended and restated articles of association could have the effect of delaying or preventing a change in control and may make it more difficult for a third-party to acquire us or our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders, and may limit the price that investors may be willing to pay in the future for our Class A ordinary shares. Among other things:

•

the Companies Law regulates the methods and processes by which mergers and acquisitions may be consummated and requires tender offers for acquisitions of shares (or separate classes of shares) or voting rights above a specified threshold percentage of shares in a company (subject to certain conditions);

•

the Companies Law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;

•	the Companies Law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;

•	our amended and restated articles of association divide our directors into three classes, each of which is elected once every three years;

•	our amended and restated articles of association generally require a vote of the holders of a majority of our outstanding ordinary shares entitled

•

to vote present and voting on the subject matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision dividing our directors into three classes, requires a vote of the holders of at least 65% of the total voting power of our shareholders;

•

our dual class ordinary share structure, which provides our management and our existing shareholders, individually or together, with the ability to significantly influence the outcome of matters requiring shareholder approval, even if they own significantly less than a majority of our outstanding Class A ordinary shares and Class B ordinary shares;

•

our amended and restated articles of association do not permit a director to be removed except by a vote of the holders of at least 65% of the total voting power of our shareholders and any amendment to such provision shall require the approval of at least 65% of the total voting power of our shareholders; and

•	our amended and restated articles of association provide that director vacancies may be filled by our board of directors.

Further, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a restrictive period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if the shares have not been disposed.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains estimated and forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the offering and guidance for 2021 as described under the headings “Summary,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” liquidity, growth and profitability strategies and factors and trends affecting our business are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	our markets are rapidly evolving and may decline or experience limited growth;

•	our reliance on operating system providers and app stores to support our platform;

•	our ability to compete effectively in the markets in which we operate;

•	our quarterly results of operations may fluctuate for a variety of reasons;

•	failure to maintain and enhance our brand;

•	our dependence on our ability to retain and expand our existing customer relationships and attract new customers;

•	our reliance on our customers that contribute more than $100,000 of annual revenue;

•	our ability to successfully and efficiently manage our current and potential future growth;

•	our dependence upon the continued growth of the app economy and the increased usage of smartphones, tablets and other connected devices;

•	our dependence upon the success of the gaming and mobile app ecosystem and the risks generally associated with the gaming industry;

•	our, and our competitors’, ability to detect or prevent fraud on our platforms;

•	failure to prevent security breaches or unauthorized access to our or our third-party service providers data;

•	the global scope of our operations, which are subject to laws and regulations worldwide, many of which are unsettled and still developing;

•	the rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children;

•	the effects of health epidemics, including the COVID-19 pandemic; and

•	the other matters described in the section titled “Risk Factors” beginning on page 30.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find Additional Information” beginning on page 249.

Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications, including reports by App Annie, AppsFlyer, Apptopia, Altman Solon, eMarketer, Newzoo, Omdia, Statista and Sensor Tower and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, projections and other information concerning our industry, including market size and growth of the markets in which we participate, that are based on industry publications and reports and forecasts prepared by our management. In some cases, we do not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

The sources of certain statistical data, estimates, and forecasts contained in this prospectus include independent industry reports from App Annie, AppsFlyer, Apptopia, Altman Solon, eMarketer, Newzoo, Omdia, Statista and Sensor Tower.

Certain estimates of market opportunity, including internal estimates of the addressable market for the Company and forecasts of market growth included in this prospectus may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this prospectus relating to the size of our target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market we estimate may not materialize for many years, if ever, and even if the markets in which we compete meet the size estimates in this prospectus, our business could fail to successfully address or compete in such markets, if at all.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Certain other amounts that appear in this prospectus may not sum due to rounding. Revenue shown throughout this prospectus is revenue from continuing operations unless otherwise stated.

Other Data

We define the ironSource platform as our one comprehensive platform that is the foundation for our Aura and Sonic suites of solutions.

We define ironSource Aura (“Aura”) as our suite of solutions that we provide to our telecom operators and original equipment manufacturer customers. The solutions that we provide to our telecom operators are device experience management, user engagement and analytics.

We define ironSource Sonic (“Sonic”) as our suite of solutions that we provide to our customers. The solutions that we provide to our developer customers are user growth, monetization, creative management, analytics and publishing.

We define a customer as an individual or entity that generated revenue during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is treated as a single customer, even though we may enter into commercial agreements with multiple parties within that organization.

We define customers contributing more than $100,000 of annual revenue as customers that have contributed more than $100,000 of our revenue in the trailing 12 months. We monitor these customers as they represent the majority of our revenue, generate valuable data for us and generally have higher retention rates.

We define dollar-based net expansion rate as revenue for a certain period of time from a set of customers for that same period divided by revenue from a prior period for the same set of customers.

We define AppsFlyer’s Power Ranking (“Power Ranking”) as the ranking contained within the AppsFlyer Performance Index that normalizes and combines the number of non-fraudulent installs, the number of apps running with each media source, and a weighted retention score, before factoring in an additional fraud penalty based on the network’s overall fraud rate for the region in question.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, any other parties.

USE OF PROCEEDS

All of the Class A ordinary shares offered pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of the Class A ordinary shares to be offered by the Selling Securityholders.

DIVIDEND POLICY

We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our board of directors has sole discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant.

For the year ended December 31, 2020, we did not pay any dividends. For the years ended December 31, 2019 and 2018, we paid dividends of $100 million and $135 million, respectively.

The Companies Law imposes restrictions on our ability to declare and pay dividends. See “Description of Share Capital and Articles of Association—Dividend and Liquidation Rights” for additional information. Our ability to pay dividends is also restricted by the terms of our credit agreement, as described further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement,” and may be restricted by any agreements we may enter into in the future. See also “Risk Factors—Risks Related to Our Class A Ordinary Shares—We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A ordinary shares.”

Payment of dividends may be subject to Israeli withholding taxes. See “Taxation and Government Programs—Israeli Tax Considerations” for additional information.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of March 31, 2021:

•	on an actual basis for ironSource ; and

•	on a pro forma basis, giving effect to the Business Combination and the related transactions.

You should read this information in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of March 31, 2021
	Actual	Pro Forma
Cash and cash equivalents	$127,535	912,261

Long-term loan	72,248	72,248
ironSource Class A ordinary shares, no par value; 10,000,000,000 shares authorized; 325,259,289 issued and outstanding;*	—	—
ironSource Class B ordinary shares, no par value; 1,500,000,000 shares authorized; 325,259,289 issued and outstanding;*	—	—
2019 ordinary shares, par value NIS 0.01, 25,006,298 authorized, issued and outstanding	72	—
Additional paid-in capital*	227,485	922,645
Retained earnings	77,367	77,367

Total shareholders’ equity	304,924	1,000,012

Total capitalization	$377,172	1,072,260

*	Shares and per share data are presented on a retroactive basis to reflect the Recapitalization on June 28, 2021.

Prior to the closing, 18,254,045 TBA Class A ordinary shares were redeemed by the holders for an aggregate redemption payment of approximately $182.54 million.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of ironSource and TBA, adjusted to give effect to the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the unaudited historical balance sheet of TBA as of March 31, 2021 with the unaudited historical balance sheet of ironSource as of March 31, 2021, giving effect to the Business Combination and the issuance of shares to the PIPE Investors, as if they had been consummated as of that date. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 give effect to the Business Combination and the issuance of shares to the PIPE Investors, as if they had been completed on January 1, 2020, the beginning of the earliest period presented.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect for transaction accounting adjustments for the merger.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, ironSource’s audited financial statements and related notes, TBA’s audited financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•

This presentation reflects that 18,254,045 public shareholders of TBA exercised redemption rights with respect to their public shares for a pro rata share of the funds in TBA’s trust account and reflects (i) an aggregate of $67.5 million of the Trust Account Excess Cash funds (as such term is defined in the Business Combination Agreement) was used by TBA to acquire shares from certain of ironSource’s shareholders prior to the Business Combination, (ii) in accordance with the Support Agreement, dated March 20, 2021 (the “Support Agreement”) between ironSource and Thoma Bravo Advantage Sponsor, LLC, an affiliate of TBA (the “Sponsor”), as a result of redemptions by stockholders of TBA, the Sponsor entered into a similar Investment Agreement with respect to an amount of approximately $32.5 million and (iii) all funds raised in the PIPE are used for secondary acquisition from ironSource shareholders.

IRONSOURCE

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2021

(in thousands)

			Reflecting Actual Redemptions upon the Closing of the Business Combination on June 28, 2021
	ironSource (Historical)	TBA (Historical)	Transaction Accounting Adjustments	Adjustments Notes	Pro Forma Combined
Cash and cash equivalents	127,535	2,186	782,540	(A)	912,261
Accounts receivable, net	148,829	—	—		148,829
Other current assets	31,192	2,021	—		33,213

Total current assets	307,556	4,207	782,540		1,094,303
Long-term restricted cash	2,332	—	—		2,332
Deferred tax assets	828	—	—		828
Operating lease right-of-use asset	35,139	—	—		35,139
Property, equipment and software, net	24,358	—	—		24,358
Goodwill	205,842	—	—		205,842
Intangible assets, net	33,010	—	—		33,010
Cash held in Trust Account	—	1,000,011	(1,000,011)	(B)	—
Other non-current assets	8,593	—	(6,700)	(G)	1,893

Total assets	617,658	1,004,218	(224,171)		1,397,705

Liabilities and shareholders’ equity
Accounts payable	148,419	3,059	—		151,478
Current maturities of long-term loan	9,731	—	—		9,731
Operating lease liabilities	7,221	—	—		7,221
Other current liabilities	39,175	—	81,900	(D)	121,075

Total current liabilities	204,546	3,059	81,900		289,505
Long-term loan, net of current maturities	72,248	—	—		72,248
Deferred tax liabilities	3,582	—	—		3,582
Long-term operating lease liabliities	31,035	—	—		31,035
Deferred underwriting commissions	—	35,000	(35,000)	(F)	—
Other non-current liabilities	1,323	—	—		1,323

Total liabilities	312,734	38,059	46,900		397,693
Commitments and Contingencies
Class A ordinary shares subject to possible redemption	—	961,159	(961,159)	(H)	—
ironSource Class A ordinary shares	—	—	—		—
ironSource Class B ordinary shares	—	—	—		—
2019 ordinary shares	72	—	(72)	(K)	—
Preference shares	—	—	—		—
TBA Class A ordinary shares	—	1	(1)	(L)	—
TBA Class B ordinary shares	—	3	(3)	(L)	—
Additional paid-in capital	227,485	8,332	686,828	(I)	922,645
Retained earnings (accumulated deficit)	77,367	(3,336)	3,336	(J)	77,367

Total shareholders’ equity	304,924	5,000	690,088		1,000,012

Total liabilities and shareholders’ equity	617,658	1,004,218	(224,171)		1,397,705

IRONSOURCE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED

March 31, 2021

(in thousands)

			Reflecting Actual Redemptions upon the Closing of the Business Combination on June 28, 2021
	ironSource (Historical)	TBA (Historical)	Transaction Accounting Adjustments	Adjustments Notes	Pro Forma Combined
Revenue	119,713	—			119,713
Cost of revenue	20,140	—			20,140

Gross Profit	99,573				99,573
Operating expenses
Research and development	20,410	—			20,410
Sales and marketing	48,721	—			48,721
General and administrative	15,547	3,323			18,870

Total Operating Expenses	84,678	3,323			88,001
Income (loss) from operations	14,895	(3,323)			11,572
Financial expenses (income), net	1,029	(11)	11	(AAA)	1,029

Income (loss) from continuing operations before income taxes	13,866	(3,312)	(11)		10,543
Income taxes	3,622	—			3,622
Income from continuing operations, net of income taxes	10,244	(3,312)	(11)		6,921

Basic net income (loss) per share:
Weighted average of ironSource shares outstanding – basic	645,295,222		352,045,799		997,341,021
Weighted average of ironSource shares outstanding – diluted	711,685,249		352,045,799		1,063,731,048
Basic net income per ironSource share	$0.01		$(0.00)		$0.01
Diluted net income per ironSource share	$0.01		$(0.00)		$0.01
Weighted average number of TBA redeemable shares outstanding – basic & diluted		100,000,000
Weighted average number of TBA non-redeemable shares outstanding – basic & diluted		26,365,556
Basic & diluted net income per TBA redeemable share		$0.00
Basic & diluted net loss per TBA non-redeemable share		$(0.13)

Refer to Note 5 below “Pro forma Share and Earning per share information”

IRONSOURCE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED

December 31, 2020

(in thousands)

			Reflecting Actual Redemptions upon the Closing of the Business Combination on June 28, 2021
	ironSource (Historical)	TBA (Historical)	Transaction Accounting Adjustments	Adjustments Notes	Pro Forma Combined
Revenue	331,519	—			331,519
Cost of revenue	57,825	—			57,825

Gross profit	273,694	—	—		273,694
Operating expenses
Research and development	51,600	—			51,600
Sales and marketing	119,262	—			119,262
General and administrative	28,746	25			28,771

Total Operating Expenses	199,608	25	—		199,633
Income (loss) from operations	74,086	(25)	—		74,061
Financial expenses (income), net	4,381	—			4,381

Income (loss) from continuing operations before income taxes	69,705	(25)	—		69,680
Income taxes	10,896	—			10,896
Income from continuing operations, net of income taxes	58,809	(25)	—		58,784

Basic net income (loss) per share:
Weighted average of ironSource shares outstanding - basic	636,450,643		352,045,799		988,496,442
Weighted average of ironSource shares outstanding - diluted	681,900,332		352,045,799		1,033,946,131
Basic net income per ironSource share	$0.07		$(0.01)		$0.06
Diluted net income per ironSource share	$0.06		$(0.00)		$0.06
Weighted average number of TBA redeemable shares outstanding – basic & diluted		—
Weighted average number of TBA non-redeemable shares outstanding – basic & diluted		22,500,000
Basic & diluted net income per TBA redeemable share		—
Basic & diluted net loss per TBA non-redeemable share		$(0.00)

Refer to Note 5 below “Pro forma Share and Earning per share information”

Note 1—Description of the Business Combination

On June 28, 2021 (the “Closing Date”), we consummated the previously announced business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated March 20, 2021, by and among the Company, Thoma Bravo Advantage, a Cayman Islands exempted company (“TBA”), Showtime Cayman, a wholly-owned subsidiary of the Company (“Merger Sub”), and Showtime Cayman II, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub II”) (the “Business Combination”).

On the Closing Date, the following transactions occurred pursuant to the terms of the Merger Agreement

•	we adopted our Amended and Restated Articles of Association;

•

we renamed each issued and outstanding ordinary share, including the 2019 ordinary shares issued in connection with the CVC Investment (as defined herein) (the “2019 Ordinary Shares” and, together with the ordinary shares, the “ironSource Ordinary Shares”), an ironSource Class A Ordinary Share, no par value (“ironSource Class A ordinary share”), followed immediately by the distribution of one Class B ordinary share of ironSource, no par value per share (“ironSource Class B ordinary share”) to the holders of each such issued and outstanding ironSource Class A ordinary share.

•

we effected a stock split of each ironSource Class A ordinary share and each ironSource Class B ordinary share into such number of ironSource Class A ordinary shares and ironSource Class B ordinary shares, respectively, in each case, calculated in accordance with the terms of the Merger Agreement, such that each ironSource Class A ordinary share and each ironSource Class B ordinary share have a value of $10.00 per share after giving effect to such stock split (the “Stock Split”).

•

Merger Sub merged with and into TBA (the “First Merger”), with TBA surviving the First Merger as a wholly-owned subsidiary of ironSource (such company, as the surviving entity of the First Merger, the “Surviving Entity”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity merged with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of ironSource (such company, as the surviving entity of the Second Merger, the “Surviving Company”) (all the transactions together, the “Business Combination”).

•

as a result of the Business Combination and the other transactions contemplated by the Merger Agreement, Merger Sub II became a wholly owned subsidiary of the Company, with the shareholders of TBA becoming shareholders of the Company.

•

at the effective time of the Business Combination (the “Effective Time”), (a) each Class B ordinary share of TBA, par value $0.0001 per share (“TBA Class B Share”), outstanding immediately prior to the Effective Time automatically converted into one Class A ordinary share of TBA, par value $0.0001 per share (“TBA Class A Share,” together with the TBA Class B Shares, the “TBA Ordinary Shares”); and

•

each TBA Class A Share issued and outstanding immediately prior to the Effective Time, including shares issued upon the automatic conversion of TBA Class B Shares described above, converted into one ironSource Class A ordinary share.

Our Class A ordinary shares began trading on The New York Stock Exchange on June 29, 2021 under the symbol “IS.”

PIPE Investment

On March 20, 2021, we entered into Investment Agreements (each, an “Investment Agreement”) with certain investors (each, a “PIPE Investor” and collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors agreed to purchase on the Closing Date an aggregate of 130 million ironSource Class A ordinary shares at a price equal to $10.00 per share on the terms and subject to the conditions set forth therein for gross proceeds of $1.3 billion (the “PIPE Financing”). In accordance with the Support Agreement, as a result of redemptions by stockholders of TBA, the Sponsor entered into a similar Investment Agreement with respect to an amount of approximately $32.5 million. The PIPE Financing closed concurrently with the Business Combination. On the Closing Date the existing shareholders of ironSource effected a secondary sale of 140 million ironSource Class A ordinary shares and/or ironSource Class B ordinary shares to the PIPE Investors (including the Sponsor), for a total purchase price of $1.4 billion, and including a secondary sale in an amount of approximately $67.5 million to TBA, which was funded from TBA’s trust account. Under our Amended and Restated Articles of Association, each share sold on a secondary basis was a Class A ordinary share upon purchase by a PIPE Investor.

Consideration

The following represents the aggregate merger consideration (excluding any secondary acquisition of shares):

	Reflecting Actual Redemptions upon the Closing of the Business Combination on June 28, 2021
	Purchase Price	Shares Issued
Share consideration to TBA(a)	$10	109,145,955
PIPE subscription(a)	$10	—

(a)	The value of ordinary shares is reflected at $10.00 per share, reflecting the Class A Renaming and Class B Distribution (as defined below) and the Stock Split (with a ratio of 1:4.99).

The following summarizes the unaudited pro forma ordinary shares outstanding, after giving effect to the transactions that occurred on the Closing Date:

Ownership

	Reflecting Actual Redemptions upon the Closing of the Business Combination on June 28, 2021
	ironSource Class A Ordinary Shares		ironSource Class B Ordinary Shares	% Outstanding	% Voting Power(1)(2)
TBA Shareholders	109,145,955		0	10.78%	4.27%
Existing ironSource Shareholders	385,108,621		385,108,621	76.06%	90.51%
PIPE Investors	133,254,045		0	13.16%	5.22%
Total shares Outstanding at Closing	627,508,621	*	385,108,621	100%	100%

(1)

Percentage voting power was calculated based on a ratio of five votes per Class B ordinary share to one vote per Class A ordinary share. Only existing ironSource shareholders held Class B ordinary shares (subject to the proportional sale of some of those Class B ordinary shares together with Class A ordinary shares in secondary sales pursuant to the PIPE and to TBA pursuant to the Merger Agreement, which will result in the automatic conversion of those Class B ordinary shares into Class A ordinary shares upon those sales, as described in the assumptions set forth below).
(2)

Holders of ironSource’s Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders except under certain circumstances under which holders of Class B ordinary shares will vote as a separate class, including:

•

a proposal to convert the entire class of those shares into Class A ordinary shares on a one-for-one basis, which requires the affirmative vote of the holders of at least 65% of the outstanding Class B ordinary shares for approval;

•	amendment of the rights of the Class B ordinary shares;

•	disproportionate distributions or recapitalizations that adversely impact the Class B ordinary shares; or

•	differing treatment to the Class B ordinary shares in a merger or similar transaction.

Each Class B ordinary share will convert automatically on a one-for-one basis into a Class A ordinary share upon sale or transfer (other than transfers to certain permitted transferees).

(*) Excluding 6,745,955 treasury shares purchased by TBA.

The above share amounts and ownership percentages have been calculated based on the following assumptions:

•

Each pre-Business Combination ironSource ordinary share was renamed a Class A ordinary share and received one is Class B ordinary share via distribution (referred to as the Class A Renaming and Class B Distribution).

•

Each ironSource Class A ordinary share and each ironSource Class B ordinary share outstanding following the Class A Renaming and Class B Distribution underwent a 1:4.99 stock split, such that for each such share outstanding pre-stock split, there are 4.99 such shares outstanding post-stock split.

•

Secondary shares sold in the PIPE consist equally of ironSource Class A ordinary shares and ironSource Class B ordinary shares. Upon sale, the PIPE investors receive all ironSource Class A ordinary shares only (since ironSource Class B ordinary shares convert automatically into Class A ordinary shares upon sale).

•

All holders of ironSource options exercise their options on a cashless basis and sell the full pro rata amount (equally from ironSource Class A ordinary shares and ironSource Class B ordinary shares issuable upon exercise) that they can sell in the secondary offering to the PIPE investors (subject to the limit that they can actually sell only the total amount which will be vested and released from the two year lock-up under Section 102 of the Israeli Tax Ordinance as of June 1, 2021).

Each of the share amounts and ownership percentages reflected in the above table has furthermore been calculated based on certain additional assumptions, which are described below in “Note 2. Basis of Presentation”.

Note 2—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of ironSource and TBA. The transaction accounting adjustments for the transaction consist of those necessary to account for the transaction.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the SEC in May 2020 (“Article 11”). The amended Article 11 is effective on January 1, 2021. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

ironSource and TBA did not have any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021, assumes that the Business Combination and related transactions occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020, presents pro forma effect to the Business Combination and related transactions as if they had been completed on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	TBA’s unaudited balance sheet as of March 31, 2021, and the related notes for the three months ended March 31, 2021, included elsewhere in this prospectus; and

•	ironSource unaudited consolidated balance sheet as of March 31, 2021, and the related notes for the three months ended March 31, 2021 included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	TBA’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this prospectus; and

•	ironSource unaudited consolidated statements of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	TBA’s audited statement of operations for the year ended December 31, 2020 and the related notes included elsewhere in this prospectus; and

•	ironSource audited consolidated statements of operations for the year ended December 31, 2020 and the related notes included elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination and related transactions.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that ironSource believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. ironSource believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

•

This presentation reflects that 18,254,045 public shareholders of TBA exercised redemption rights with respect to their public shares for a pro rata share of the funds in TBA’s trust account and reflects (i) an aggregate of $67.5 million of the Trust Account Excess Cash funds (as such term is defined in the Business Combination Agreement) was used by TBA to acquire shares from certain of ironSource’s shareholders prior to the Business Combination, (ii) in accordance with the Support Agreement, as a result of redemptions by stockholders of TBA, the Sponsor entered into a similar Investment Agreement with respect to an amount of approximately $32.5 million and (iii) all funds raised in the PIPE are used for secondary acquisition from ironSource shareholders.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of ironSource and TBA.

Note 3—Accounting Policies

Upon consummation of the recapitalization, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 4—Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect for transaction accounting adjustments for the merger.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of TBA Ordinary Shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

Represents pro forma adjustments to the cash balance to reflect the actual Redemptions upon the Closing of the Business Combination on June 28, 2021:

Note (A)

Reclassification of Cash held in Trust Account	1,000,000	(B)
Redemptions	(182,540)	(H)
Additional Shares Issued to Sponsor	32,540	(H)
Shares acquired by TBA from certain of ironSource’s shareholders and option holders	(67,460)	(C)

Total	782,540	(A)

Note (B)	Reflects the reclassification of approximately $1 billion of Cash held in Trust Account that becomes available following the Business Combination and redemption.

Note (C)	Represent the $67.5 million acquisition of shares from the ironSource shareholders. These acquired shares will be held by the Surviving Company accounted for as treasury shares post merger.

Note (D)

Represents estimated transaction costs of approximately $81.9 million dollars consisting of $46.9 million (see E) incurred by Legacy ironSource in consummating the transaction and approximately $35 million of Deferred underwriting commissions (see F) classified to short term liability.

Note (E)	Represents transaction costs of approximately $46.9 million incurred by Legacy ironSource in consummating the transaction.

Note (F)	Represents the re classification of $35.0 million of Deferred Underwriting Fee Payable (see D) to short term liability.

Note (G)

Reflects the reclassification of $6.7 million of transaction costs accrued by Legacy ironSource. The transaction costs are recorded as a reduction of the net assets and offset against additional paid-in capital.

Note (H)

The aggregate value of the shares of TBA ordinary shares subject to redemption recorded on TBA’s balance sheet was $961.2 million. Of this amount, the aggregate value of shares of TBA ordinary shares redeemed in connection with the Business Combination was $182.54 million. The additional Shares Issued to Sponsor were in the amount of $32.54 million.

Note (I)

	Represents pro forma adjustments to additional paid-in capital to reflect in case of the actual Redemptions upon the Closing of the Business Combination on June 28, 2021:

	Payment of transaction fees for Legacy ironSource . . .	(53,600)	Note (E), (G)
	Reclassification of ordinary shares subject to redemption	961,159	Note (H)
	Redemptions	(182,540)	Note (H)
	Additional Shares Issued to Sponsor	32,540	Note (H)
	Secondary acquisition of shares	(67,460)	Note (C)
	Reclassification of Thoma Bravo Advantage accumulated deficit	(3,347)	Note (J), (AAA)
	Recapitalization of ordinary shares	72	Note (K)
	Adjustment of Par value of shares	4	Note (L)

		686,828

Note (J)	Represents the amount of the formation and operating costs	(3,336)

Note (K)	Represents the recapitalization of ordinary shares between ironSource 2019 ordinary shares and Thoma Bravo Advantage shares	72

Note (L)	Represents the recapitalization of Thoma Bravo Advantage shares into no-par-value Class A ordinary shares and Class B ordinary shares	4

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Note (AAA) Represents $11 thousand of interest earned on money in trust account that has been cancelled.

Note 5—Pro forma Share and Earning per share information

In order to conform the presentation of the figures above to TBA’s and the post merger figures, the amount of share and the per share data reflect the Class A Renaming and Class B Distribution (effective bonus share distribution) and the following the Stock Split of 1:4.99. In addition, the ironSource number of shares under the pro forma combined scenarios assumes the conversion of the 2019 Ordinary Shares on January 1, 2020.

Adjustments made to weighted average number of outstanding ironSource shares for pro forma net income per share of the three months ended March 31, 2021:

Reflecting Actual Redemptions upon the Closing of the Business Combination on June 28, 2021
Historical	645,295,222
Assumed conversion of 2019 Ordinary Shares	249,645,799
Share Issuance to TBA Shareholders	109,145,955
Treasury shares purchased by TBA	(6,745,955)

Weighted average number of outstanding ironSource shares – basic	997,341,021
Dilutive effect of options and RSUs	66,390,027

Weighted average number of outstanding ironSource shares – diluted	1,063,731,048

Adjustments made to weighted average number of outstanding ironSource shares for pro forma net income per share of the year ended December 31, 2020.

Reflecting Actual Redemptions upon the Closing of the Business Combination on June 28, 2021
Historical	636,450,643
Assumed conversion of 2019 Ordinary Shares	249,645,799
Share Issuance to TBA Shareholders	109,145,955
Treasury shares purchased by TBA	(6,745,955)

Weighted average number of outstanding ironSource shares - basic	988,496,442
Dilutive effect of options and RSUs	45,449,689

Weighted average number of outstanding ironSource shares - diluted	1,033,946,131

"Acquiring users is rarely the challenge. Acquiring the right users is where it gets significantly more difficult, especially when you're running at the kind of scale we are at King. ironSource's user growth solution not only delivered great ROAS and quality, but also made our internal optimization processes much more efficient. Meanwhile, leveraging Aura has completely changed the way King views on-device distribution, where static preloads have been replaced with the ability to reach high-quality users at moments when they are looking for their next favorite game. Today the ironSource platform is an integral part of our growth strategy."

Baris Aygoren, Performance Marketing Director at King

Integrated solutions

User Growth | Monetization | Analytics | Creative Mamagement | Publishing

CASE STUDY
ironSource acquires high quality users at scale for King's Candy Crush Saga

How does one of the biggest game franchises continue scaling their user base?

King, the mobile game company behind the mega-hit Candy Crush franchise, already has more than 250 million daily active users across their 200 games. To drive continued cost-efficient and scalable growth, King needed to be able to tap into new and unique distribution channels, as well as optimize their campaigns to a high degree of granularity without the associated manual overhead.

Using the Sonic user growth solution, King distributed Candy Crush Saga to users globally with the ironSource network. They also leveraged tools such as the ROAS optimizer to automate the user acquisition process and increase scale while maintaining positive return on ad spend. King quickly saw the benefit of using the ROAS optimizer, increasing the amount of budget that was managed through the tool from 6% to 69% over 4 months. As a result, King saw a significant increase in their return on ad spend, along with a big boost in over the course of the campaign, ultimately seeing an increase in the average revenue per user (ARPU) for users acquired through ironSource, compared to the period before going live with the optimizer.

Additionally, King leveraged the Aura solution suite to distribute their games directly on mobile devices worldwide, showcasing them to highly targeted device owners at times when they were actively searching for new apps and games - like during the device onboarding flow. Previously, King was distributing games through a traditional preload channel, in which they paid a flat fee to appear on new mobile devices regardless of user intent or quality.

CASE STUDY
ironSource acquires high quality users at scale for King's
Candy Crush Saga

Calm

"ironSource's creative management solution has been a major boost for our general user acquisition strategy. The playable ad not only engaged users, but critically, engaged the right users, who have gone on to drive value and growth for Calm. Beyond their technology and services, the ironSource team has also been a true partner in helping us optimize performance and leverage data-driven insights to fuel more growth."

Rohan Verma, Director of User Acquisition / Growth at Calm

+106%

Installs

Integrated solutions

User Growth | Creative Management | Analytics | Monetization | Publishing

---

CASE STUDY
ironSource builds playable ads to scale Calm's user base

Calm

How do you help the most popular meditation app continue to scale?

Calm is the leading mental wellness app, with over 100 million downloads and multiple awards, such as Apple's 2017 iPhone App of the Year and World's Happiest App.

Looking to grow its user base and scale further, Calm partnered with ironSource in 2020 and utilized ironSource's user growth and creative management solutions to run multiple campaigns on the ironSource network while relying on the ironSource team for optimizations and advice. ironSource was able to produce highly-engaging creatives that aligned with Calm's core concept but resonated with new users - including a high-performing playable ad that gamified relaxation by letting users mix paint on-screen in a cathartic way.

The playable ad generated massive scale and 106% increase in installs for Calm, boosting the performance of the entire user growth campaign on the ironSource network. Due to the success of the campaign, Calm increased its budgets on the ironSource network.

Recommended
Fiction
1 of 30 Days
How to Meditate
Letting Go into Sleep
Anxiety Release
Easing Depression
Calm

CASE STUDY
ironSource builds playable ads to scale Calm's user base

JAM CITY

“What we’ve seen with ironSource mediation and in-app bidding, in terms of performance, has been strong. When you combine that with the A/B testing tool that ironSource has, it’s really powerful. We spend a lot of time looking at yield and doing yield optimization. That is a huge time sink for a lot of our teams. With in-app bidding, we’ve been able to shift the focus to more on a product perspective which is fantastic and, ultimately, that’s something that is Jam City’s vision.”

Kiel LeBaron, Monetization Manager at Jam City

Integrated solutions

User Growth | Monetization | Analytics | Creative | Publishing

CASE STUDY
ironSource helps Jam City boost revenue while saving time on manual operations

What more could one of the biggest game companies accomplish with their time freed up?

Jam City's global franchise Cookie Jam has generated more than half a billion dollars, and Panda Pop has more than 120 million downloads to date. With 23 titles to look after, and millions of users to entertain, Jam City needed to ensure that their games were generating revenue, and users were still enjoying them.

Jam City integrated ironSource mediation in 2017, and were early adopters of ironSource's in-app bidding product. Before in-app bidding, the monetization team at Jam City would spend hours every day manually managing their monetization stack, working with several networks simultaneously to optimize price points and build new, optimized waterfalls.

ironSource's in-app bidding technology effectively automates monetization by enabling a real-time auction for every ad impression, in which each network submits a bid, and the highest bid wins the chance to fill the impression with an ad - ultimately maximizing yield and revenue for app developers.

Jam City also utilized ironSource's A/B testing solution to determine the full impact of the transition to in-app bidding on revenue and operations. After seeing positive results, Jam City started shifting their entire portfolio over to in-app bidding. With the automated solution, the Jam City team was able to shift their priorities, and spend more time collaborating with the product team to focus on the player experience - all while improving revenue.

COOKIE JAM
PLAY GAME

CASE STUDY
ironSource helps Jam City boost revenue while saving time on manual operations

FREE PLAY

"A big win from the partnership with Supersonic is the sustained success of Join Clash.
While hyper-casual games have the reputation of quickly losing momentum, we've been able to hold a spot among the top 30 apps on iOS since we launched in March 2020."

Evgeniy Sidorov, Lead Game Producer at Freeplay

Top 30

iOS game since March 2020

190M

Downloads[1]

Integrated solutions

Publishing | Monetization | Analytics | Creative | User Growth

CASE STUDY
ironSource publishes FreePlay's Join Clash and reaches the top charts

[1] Cumulative of Join Clash and Join Clash 3D

FREE PLAY

Helping Join Clash crack the top of the charts

Join Clash was the first hyper-casual game from the developers at Freeplay. Despite having their own in-house monetization and user growth teams using ironSource's network, Join Clash were struggling to grow beyond position 74 in the charts in a cost-efficient way.

Freeplay recognized that ironSource's publishing solution - Supersonic - offered value outside of their existing capabilities: extensive industry expertise, best-in-class technology, and financial resources that could help them scale their game and climb the charts.

The Supersonic team provided game improvement suggestions, and optimizations for the user growth and monetization strategies, which helped to double Join Clash's LTV. They also iterated on Join Clash's existing, successful video ad creative, which led to an increase in installs-per-mille and scale. Supersonic's approach enabled Join Clash to rise up the charts - driving 190 million downloads and peaking at #6 in both stores - and established a true partnership with Freeplay.

CASE STUDY
ironSource publishes FreePlay's Join Clash and reaches the top charts

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. On December 31, 2020, we completed the spin-off of the assets of our Desktop business, or the Spin-Off, into a new, independent company. The results of the operations of the Desktop business are presented as discontinued operations in the consolidated statements of operations for all periods presented. See Note 4 to our audited consolidated financial statements and Note 4 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Some of the information contained in this discussion and analysis, including information with respect to our planned investments in our research and development, sales and marketing, and general and administrative functions, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

ironSource is a leading business platform that enables mobile content creators to prosper within the app economy. Before founding ironSource, our founders built consumer web apps. While the apps they built resonated with users, they struggled to efficiently scale their user bases and grow revenue. In building tools to help solve those challenges, our founders identified a much larger opportunity and founded ironSource in 2010 with a clear mission: to help developers turn their apps into scalable, successful businesses.

In the years since our founding, mobile app creation has become easier, but app commercialization has become increasingly difficult. The ironSource platform is designed to enable any app or game developer to turn their app into a scalable, successful business by helping them to monetize and analyze their app and grow and engage their users through multiple channels, including unique on-device distribution through partnerships with leading telecom operators and OEMs such as Orange and Samsung. Our solutions allow our customers to focus on what they do best—creating great apps and user experiences—while we provide the infrastructure for their business expansion in one of the largest and fastest growing markets today: the app economy.

Mobile devices are now ubiquitous, with over 6.7 billion globally in 2020, and they have become the de facto standard for communication and media consumption. In addition, apps have now become the primary means for user engagement in the mobile ecosystem. In 2020, 4.3 hours were spent consuming media on mobile devices by the average U.S. adult, with 83% of that time spent in apps, according to eMarketer. The number of available apps has also increased significantly, with over 1.8 million apps available worldwide on the Apple’s App Store alone as of January 2021.

In this mobile app economy, games are the leading category of apps, accounting for the majority of apps in the Apple App Store in 2020 according to Statista. As the mobile gaming category grew significantly, a new generation of technology platforms has emerged to enable and fuel this growth. We have established a strong leadership position within this category, focusing our product development and innovation on building core infrastructure serving mobile game developers.

The abundance of apps and games in the mobile ecosystem, and the ease with which they can be created has made business success increasingly dependent on developers’ ability to differentiate their apps, reach the most relevant users, expand their audience cost-efficiently, and rapidly commercialize their businesses. These dynamics have created a need for a business platform capable of enabling app discovery, user growth, user engagement and content monetization for game and app developers. We identified this need nearly a decade ago and built a global platform to serve app developers, and eventually telecom operators, who collectively act as the backbone of the app economy.

Our platform consists of two solution suites: Sonic and Aura. Our Sonic solution suite supports developers as they launch, monetize and scale their apps and games, by providing solutions for app discovery, user growth, content monetization, analytics and publishing. Our Aura solution suite allows telecom operators to enrich the device experience by creating new engagement touchpoints that deliver relevant content for their users across the entire lifecycle of the device, from first setup, to in-life engagement and through the replacement cycle. This creates a unique on-device distribution channel for developers to promote their apps as a native part of the device experience. We believe the comprehensive nature of each solution suite, coupled with their combination into one platform, drives a unique competitive advantage in the market. As of March 31, 2021, we had over 4,000 customers around the world using our comprehensive set of solutions, with a combined reach of over 2.5 billion monthly active users.

We are a market leader for each of our solution suites, highlighting the business-critical role we play for mobile game and app developers. The ironSource platform is used by 80% of the top 20 most downloaded games in the United States from the Apple App Store as of March 2021 and 89% of the top 100 most downloaded games as of March 2021. Our Sonic solutions were ranked third after Google and Facebook in AppsFlyer’s “Power Ranking” from June 2020. In December 2020, 80% of the top 100 mobile games by downloads on the Apple App Store and Google Play Store used our platform. In addition, our Sonic publishing solution, Supersonic Studios (“Supersonic” or “Sonic publishing solution”), which we launched in February 2020, has already been used to publish 25 games, which had over 13 million daily active users as of March 31, 2021. In addition, 18 out of the 25 published games using our Supersonic solution were ranked in the top 10 most downloaded on either the Apple App Store or Google Play Store during 2020 or 2021. One of Supersonic’s games—Join Clash—was among the top 10 most-downloaded games for the year ended 2020 according to Apptopia and was the most downloaded game in the world in first quarter of 2021 according to Sensor Tower and App Annie. Lastly, our Aura solutions are used by some of the world’s leading telecom operators and OEMs, including Boost, Orange, Samsung and Vodafone, and reached over 130 million daily active users as of March 31, 2021.

Our customers range from large global enterprises to small and mid-sized businesses across the app economy, including mobile game and app developers, advertising networks, telecom operators and OEMs. We define a customer as an entity that generated revenue for us during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is counted as a single customer, even though we may enter into commercial agreements with multiple parties within that organization.

A substantial majority of our revenue is currently generated under a revenue-share model with our customers, whereby we take a percentage of revenue earned by them for serving in-app advertising placements in their apps and games, or through on-device placements. The remainder consists of usage-based fees, in-app advertising revenue, and to a small extent, in-app purchase revenue.

The nature of our business model closely aligns our success with that of our customers. As a result, we build strong, long-standing partnerships with our customers and expand their use of our solutions over time. As of March 31, 2021, we had a dollar-based net expansion rate of 176% across all customers over the trailing 12-month period and had a gross retention rate of 99% for our customers who generated over $100,000 revenue over the trailing 12-month period. As of March 31, 2021, we had 292 customers who generated over $100,000 revenue over the trailing 12-month period, collectively accounting for 94% of our revenue. Our solutions can be used individually or in combination. We have seen that as customers benefit from using our platform, they increase their use of existing and additional solutions, which in turn, further accelerates their growth. For the year ended December 31, 2020, 69% of our Sonic customers who contributed over $100,000 of annual revenue used both our user growth and monetization solutions. By reinvesting revenue generated through our monetization solutions into user growth, many of our customers benefit from a growth cycle that enables accelerated user and revenue growth.

zynga

“ironSource has been a key partner for Zynga for several years, and their platform has played an integral role in driving sustainable growth for our titles, from launch through to the long-term. Being able to access multiple solutions critical to our business in one place has huge value, and ultimately helps us continue to connect the world through games.”

Scott Koenigsberg, SVP, Head of Product at Zynga

Integrated solutions

User Growth | Monetization | Analytics | Creative Management | Publishing

CASE STUDY

ironSource powers a full cycle of growth for Zynga's hit games

How does one of the first-ever mobile game companies continue growing titles more than 10 years later?

Zynga started developing Facebook and online games in 2007, before becoming one of the largest mobile game companies in the world.

Today their portfolio of hit games includes several word and card games such as Words with Friends, Zynga Solitaire, and Zynga Poker. For more than five years, Zynga has partnered with ironSource, leveraging multiple solutions on the platform to power the growth of their massively popular games.

Zynga first started using ironSource's monetization solution in 2015 to monetize their game Hit It Rich on iOS and Android. Since then, Zynga has used ironSource's monetization solution to generate significant revenue for the rest of their portfolio, including Zynga Solitaire and casual word titles like Words with Friends.

In addition to ironSource's monetization solution, Zynga also leverages ironSource's user growth solution, specifically utilizing the ROAS optimizer product to automatically optimize campaigns according to their ROAS goals. Utilizing the ROAS optimizer in combination with ironSource's creative management solutions for building playable ads, which has been a part of many of Zynga's launches, ultimately led to doubling Day 1 ROAS from users acquired through ironSource for one of its major new IP-based titles in 2020. Finally, Zynga also uses the ad quality product in the analytics solution to get increased visibility and control into the ads that run inside their app.

CASE STUDY
ironSource powers a full cycle of growth for Zynga's hit games

Our leadership position in the app economy is enhanced by our scaled, broad and deep dataset, built with advanced privacy controls. Sonic’s ad interaction and contextual data, and Aura’s user provided data and contextual data, are utilized to deliver highly relevant experiences to users, while respecting privacy restrictions and data separation across our solutions. We use this data, together with our proprietary, advanced machine learning technology to enable developers to effectively acquire users who generate greater revenue and return on user growth spend.

Our revenue grew from $181.1 million in 2019 to $331.5 million in 2020, representing year-over-year growth of 83%. Our revenue grew from $61.2 million in the three months ended March 31, 2020 to $119.7 million in the three months ended March 31, 2021, representing year-over-year growth of 96%. Our net income from continuing operations grew from $32.7 million in 2019 to $58.8 million in 2020, representing year-over year growth of 80%. In the three months ended March 31, 2021 and 2020, ironSource’s income from continuing operations, net of income taxes was $10.2 million and $10.9 million, respectively. Further, we generated Adjusted EBITDA of $74.5 million in 2019 and $103.5 million in 2020, representing year-over-year growth of 39%. We generated Adjusted EBITDA of $39.5 million in the three months ended March 31, 2021 representing year-over-year growth of 93% from our Adjusted EBITDA of $20.5 million for the three months ended March 31, 2020.

Our History

We founded ironSource in 2010 with a clear mission: to help developers turn their apps into scalable, successful businesses. Over the past few years, we have stayed true to that mission, serving developers where their users are in the mobile app economy. In the app economy, mobile games are the leading category of apps, and we have established a strong leadership position in providing technology and business infrastructure to fuel the growth of this category.

Over time, we have invested in identifying multiple additional opportunities within the app economy, leveraging a set of highly transferable core capabilities around user growth, monetization and data to develop solutions to address them. In debuting our Aura solution suite in 2016, we became the only platform in the market to offer app developers both in-app and native on-device placements, driving a unique competitive advantage through a multi-channel offering, while expanding our customer base to telecom operators and OEMs. Further, by launching our publishing solution in February 2020, we have been able to expand our addressable customer base as well as create a way to quickly and effectively deploy new features and user experiences on our published apps, ultimately serving to improve our overall Sonic solution suite. This ability to apply our core capabilities to a multitude of business opportunities across the mobile app economy enables us to quickly capitalize on new market opportunities with a high degree of success.

Across the solutions we have developed, we have continuously focused on innovating for our customers by investing heavily in research and development. We regularly create new products to enable us to grow in scale and advance our market leadership. We have been first-to-market with multiple automation and optimization products which have established themselves as the de-facto industry-standard—from ad revenue measurement tools, which connect in-app advertising revenue to marketing spend at a granular level, to a data-science driven cross-promotion tool, which allows developers to leverage their existing users to promote new content and grow engagement across their portfolio of apps.

We have a track record of making successful acquisitions and subsequently scaling those businesses over time. Since our founding, we have acquired several companies to complement and augment our business platform. Four of our co-founders joined ironSource following our acquisition of their businesses in 2011 and 2013 and have remained as core members of our management team.

This serves as a testament to our ability to successfully integrate companies we acquire. The managerial experience and entrepreneurial drive of these co-founders helps drive our pace of innovation and reinforces our playbook of discovering and scaling new lines of business.

Our Business Model

A substantial majority of our revenue is currently generated under a revenue-share model with our customers, whereby we take a percentage of revenue earned by them for serving in-app advertising placements in their apps and games, or through on-device placements. The remainder consists of usage-based fees, in-app advertising revenue, and to a small extent, in-app purchase revenue. As such, our ability to increase our revenue is highly aligned with our customers’ success. As our customers see greater benefit from our solutions, they increase their usage and adopt additional solutions that accelerate their growth. In many cases, our customers adopt our solutions at an early stage of their business development and scale their usage in conjunction with their growth. For example, a customer may start using our monetization solution before going on to use our user growth solution to scale their user base.

Sonic

Our Sonic solution suite enables developers to grow their apps into scaled businesses by powering their ability to publish apps, monetize content, and cost-effectively acquire users. Our Sonic business model is outlined below:

•	Developers use our user growth solutions to acquire new users mainly on a pay-for-performance basis and, to a lesser extent, on a pay-for-impression basis.

•	Developers use our monetization solutions to generate revenue by selling advertising inventory from their mobile applications to advertisers, of which we retain a share.

•	We also generate revenue through usage-based fees charged for use of our products, such as in-app bidding, cross-promotion and creative management.

•	Our analytics solution is typically included within commercial arrangements for our Sonic solution suite, except specific cases such as our ad quality product where we charge a usage-based fee.

•	Our Supersonic publishing solutions generate revenue primarily through in-app advertising and a small portion through in-app purchases in our published games.

Aura

Our Aura solution suite allows telecom operators to enrich the device experience by creating new engagement touchpoints that deliver relevant content for their users. These touchpoints occur across the entire device lifecycle, from the time a user first sets up a new device, until they trade in for a new device. This engagement creates a unique on-device distribution channel for our app developers to promote their apps as a native part of the device experience and for telecom operators to cross-sell and expand adoption of their own apps and services.

Aura revenue is primarily generated under a revenue-share model with our customers, whereby we take a percentage of revenue earned through on-device app and service recommendations. The contractual arrangements with customers may vary depending on whether the promoted app or service is owned by the customer or a third-party. These contracts are billed on a monthly basis. Recommendations in the Aura environment are based on user provided data, contextual datasets and user preferences. This ensures that the promotions are relevant to users and improves conversions and overall revenue generated for the telecom operator customers.

For both Sonic and Aura customers, we generally invoice advertisers at the end of each month. Accounts receivable are recorded at the gross amount collectible from customers before revenue share, and accounts payable are recorded at the net amount payable to customers. Revenue generated by a specific customer’s use of our Sonic solutions may vary within a period and from period to period depending on, among other things, the launch timing and popularity of a customer’s apps and their usage of our various solutions.

Our Go-to-Market Approach

Our performance-based business model is highly aligned with our customers’ growth, making it intuitive for our customers to start working with us. By providing simple and powerful tools, and a revenue-share model, we have become a platform of choice for app developers to monetize their content and grow their users, and for telecom operators to create and manage a rich device experience.

Our customers range from independent developers and small game studios to large global enterprises. The strength of our brand, our reputation in scaling the apps of larger enterprises, and our deep domain expertise in the app economy generate significant word-of-mouth awareness for our solutions, which helps drive adoption of our platform both through self-service channels for customers at an earlier stage of their app development cycle, and in the sales cycle of larger enterprises.

We combine a direct sales approach for larger customers, with a strong marketing focus on building our brand equity to help drive organic adoption of our platform by smaller customers, and create credibility with larger customers. This enables us to efficiently market our platform to a wide range of customers.

Once a customer has started using our platform, they will typically increase their use of our solutions and adopt additional solutions over time. In addition, our global growth team works to increase the value our platform delivers to our customers’ businesses, driving our expansion within organizations by helping customers find the solutions to their business problems on our platform. Our Sonic solutions such as user growth, monetization or publishing can be used individually or in combination, but many of our customers adopt multiple solutions over a period of time. For the year ended December 31, 2020, 69% of our Sonic customers contributing over $100,000 in annual revenue used both our user growth and monetization solutions.

By reinvesting revenue generated through our monetization solutions into user growth, many of our customers benefit from a growth cycle that enables accelerated user and revenue growth. Our ability to cross-sell solutions for revenue expansion across this growth cycle is critical to our growth and success. Similarly, many of our telecom customers initially use Aura to engage their users during the device setup, and then broaden their use of the platform to expand to additional engagement touchpoints, as well as promote their proprietary products and services.

We also see meaningful customer overlap between Sonic and Aura. As of December 31, 2020, 13% of Sonic customers generating over $100,000 distributed their apps through on-device placements, benefiting from the inventory generated by our Aura solutions. Together, these customers that use both of our Sonic and Aura solution suites accounted for 29% of total 2020 revenue, and we see a substantial opportunity to grow this revenue through further cross-selling.

The success of our business model depends on our ability to efficiently attract new customers to our platform across all our solutions, retain them, and expand their use of our platform through adoption of additional solutions over time. Our deep impact on our customers’ success is evident in our gross customer retention rate of 95% and 99% for customers who contributed over $100,000 annual revenue as of March 31, 2020 and 2021, respectively. The success our customers experience using our solutions provides significant incentive for new customers to engage with our platform and use more of our solutions over time.

In addition, we are building our direct sales and marketing efforts to onboard customers in app categories beyond gaming. App categories beyond gaming have yet to adopt in-app monetization or user growth solutions to the same degree as those in gaming, and thus represent a significant long-term opportunity for us.

Customers in industries beyond gaming represented 17% of our 292 customers with more than $100,000 in trailing 12-month revenue as of March 31, 2021. While this represents a minority of our revenue, a significant portion of our sales and customer onboarding personnel are focused on industries beyond gaming, highlighting the importance of this opportunity. With our investments in research and development and go-to-market, we expect to see significant growth in the share of our revenue generated by customers in industries beyond gaming.

Key Metrics and Non-GAAP Financial Metrics

We monitor the key business metrics set forth below to help us evaluate our business and growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts, and assess operational efficiencies. The calculation of the key metrics discussed below may differ from other similarly titled metrics used by other companies, securities analysts or investors.

Key Metrics

Customers Contributing More Than $100,000 of Revenue

Our larger customer relationships drive scale, improved unit economics and operating leverage in our business model, which improves our solutions and thereby increases our value proposition to all of our customers. To measure our ability to scale with our customers and attract large enterprises to our platform, we count the number of customers that contributed more than $100,000 in revenue in the trailing 12 months. As of December 31, 2019 and 2020 and March 31, 2021, we had 189, 291 and 292 of these customers, respectively, and we focus on them as they represent the majority of our revenue, the largest component of our dataset, and our strongest retention cohort. These customers have grown from representing 91% of our revenue in the trailing 12 months as of December 31, 2019 to 94% in the trailing 12 months as of March 31, 2021 due to their increasing usage of our solutions, our ability to cross-sell a greater proportion of our solutions to them, as well as general growth in the number of new customers that contributed more than $100,000 of revenue. Our sizable base of customers in this group helps diversify our revenue base and offers greater revenue visibility given the sticky nature of our relationships with these customers, as evidenced by their 95% and 99% gross retention rate as of March 31, 2020 and 2021 respectively. Our gross customer retention rate is calculated by comparing two twelve month periods to see how many customers in the previous period remain active customers in the current period. Our customer count is subject to adjustments for acquisitions, consolidations, spin-offs and other market activity.

The charts below illustrate the growth in our customers contributing more than $100,000 of annual revenue, and the percentage of annual revenue represented by such customers, as of the end of each of the last eight quarters. Both of these metrics have increased sequentially in each quarter over this period.

Number of Customers Contributing More Than $100,000 of Revenue

Percentage of Revenue Represented by Customers Contributing More Than $100,000 of Revenue

Dollar-Based Net Expansion Rate

We believe the growth in the use of our platform by our existing customers is an important measure of the health of our business and our future growth prospects. We monitor our performance in this area using an indicator we refer to as dollar-based net expansion rate.

We calculate our dollar-based net expansion rate for a period by dividing current period revenue from a set of customers by prior period revenue of the same set of customers. Prior period revenue is the trailing 12-month revenue measured as of such prior period end. Current period revenue is the trailing 12-month revenue from the same customers as of the current period end. Our calculation of our dollar-based net expansion rate includes the effect of any customer renewals, expansion, contraction and churn, but excludes revenue from new customers. The following chart presents our dollar-based net expansion rate for the periods listed below.

Dollar-Based Net Expansion Rate (%)

For the 12 months ended December 31, 2019 and 2020, our dollar-based net expansion rate was 149% and 149%, respectively. For the 12 months ended March 31, 2020 and 2021, our dollar-based net expansion rate was 145% and 176%, respectively. These expansions were primarily driven by the increased usage of our solutions by our existing customers, as well as our increasing focus on cross-selling to large customers.

Our dollar-based net expansion rate may fluctuate for several reasons, including launch of new solutions on our platform, new user growth campaigns or new monetized apps from customers; performance of our customers’ applications; and general industry trends, such as the COVID-19 pandemic’s impact on the gaming industry. We expect this measure to rise in the short term before eventually normalizing as customers that have used our platform for an extended period of time become a larger portion of both our overall customer base and our trailing 12-month total revenue.

Non-GAAP Financial Metrics

In addition to our results determined in accordance with U.S. generally accepted accounting principles, or GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance.

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA as income from continuing operations, net of income taxes as adjusted for income taxes, financial expenses, net and depreciation and amortization, further adjusted for assets impairment, share-based compensation expense, fair value adjustment related to contingent consideration, acquisition-related costs and initial public offering costs. We define Adjusted EBITDA Margin as Adjusted EBITDA calculated as a percentage of revenue. Adjusted EBITDA and Adjusted EBITDA Margin are included in this prospectus because they are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA Margin are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of the underlying business.

Adjusted EBITDA and Adjusted EBITDA Margin are not GAAP measures of our financial performance or liquidity and should not be considered as alternatives to net loss as a measure of financial performance, as alternatives to cash flows from operations as a measure of liquidity, or as alternatives to any other performance measure derived in accordance with GAAP. Neither Adjusted EBITDA nor Adjusted EBITDA Margin should be construed as an inference that our future results will be unaffected by unusual or other items. Additionally, Adjusted EBITDA and Adjusted EBITDA Margin are not intended to be measures of free cash flow for management’s discretionary use, as they do not reflect our tax payments and certain other cash costs that may recur in the future, including, among other things, cash requirements for costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our GAAP results in addition to using Adjusted EBITDA and Adjusted EBITDA Margin as supplemental measures. Our measures of Adjusted EBITDA and Adjusted EBITDA Margin are not necessarily comparable to similarly titled captions of other companies due to different methods of calculation.

	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019
	(in thousands, except percentages)
Income from continuing operations, net of income taxes	$10,244	$10,890	$58,809	$32,718
Adjusted EBITDA	$39,547	$20,489	$103,540	$74,454
Income from continuing operations, net of income taxes margin(1)	9%	18%	18%	18%
Adjusted EBITDA Margin	33%	33%	31%	41%

(1)	Calculated as income from continuing operations, net of income taxes divided by revenue.

Our Adjusted EBITDA increased during the three months ended March 31, 2021 primarily as a result of revenue growth across all our solutions. Our Adjusted EBITDA Margin was 33% in the three months ended March 31, 2021 and 2020.

Our Adjusted EBITDA increased from 2019 to 2020 primarily as a result of revenue growth across all of our solutions. Our Adjusted EBITDA Margin decrease from 2019 to 2020 was principally driven by the launch of our Sonic publishing solution in February 2020, which has contributed significantly to our revenue growth, but has yet to fully contribute to the growth of our Adjusted EBITDA.

The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measures, which are income from continuing operations, net of income taxes and Income from continuing operations, net of income taxes margin, respectively:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands, except percentages)
Income from continuing operations, net of income taxes	$10,244	$10,890	$58,809	$32,718
Financial expense, net	1,029	972	4,381	2,741
Income taxes	3,622	1,794	10,896	7,843
Depreciation and amortization(a)	5,343	4,001	16,858	17,172
Assets impairment(b)	—	—	—	121
Share-based compensation expense(c)	15,559	2,832	12,596	15,329
Fair value adjustment of a contingent consideration(d)	—	—	—	(1,470)
Acquisition-related costs(e)	2,291	—	—	—
Initial public offering costs	1,459	—	—	—

Adjusted EBITDA	$39,547	$20,489	$103,540	$74,454

Revenue	$119,713	$61,206	$331,519	$181,107
Income from continuing operations, net of income taxes margin(f)	9%	18%	18%	18%
Adjusted EBITDA Margin	33%	33%	31%	41%

(a)

Represents $1,159, $597, $2,387 and $3,112 in intangible assets amortization, $2,375, $2,049, $8,961 and $8,043 in capitalized software amortization and $349, $349, $1,446 and $1,307 in fixed assets depreciation for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019, respectively. In addition, we adjusted for $1,460 and $1,006, for the three months ended March 31, 2021 and 2020, respectively, and $4,064 and $4,710 for the years ended December 31, 2020 and 2019, respectively, of amortization of certain incentive payments to customers, which we amortize contra revenue over the term we expect to provide services to these customers.

(b)	Represents impaired capitalized software costs no longer in use.
(c)	Represents non-cash share-based compensation expenses.
(d)	Represents fair value adjustment to contingent consideration liability related to acquisitions.
(e)

Represents costs in connection with the acquisition of Soomla Inc. in January 2021 and Luna Labs Limited in February 2021. These costs include compensation subject to continuing employment and other acquisition-related costs.

(f)	Represents income from continuing operations, net of income taxes divided by revenue.

Key Factors Affecting Our Performance

Retention and expansion of existing customers

Our revenue growth depends on our ability to retain our existing customers and to expand their use of our solutions.

We continuously seek to develop and reinforce strong, long-standing relationships with our customers by delivering increasing value to them and driving greater use of our solutions. Our dollar-based net expansion rate of 145% and 176% as of March 31, 2020 and 2021, respectively, are a testament to our ability to drive expansion of existing customers by increasing their use of our platform and cross-selling additional solutions. Our solutions can be used individually or in combination, but many of our customers adopt more than one solution over a period of time. We have seen significant success in cross-selling incremental capabilities to existing customers during our operating history. For the year ended December 31, 2020, 69% of our Sonic customers who contributed over $100,000 of annual revenue used both our user growth and monetization solutions. These customers also represented 59% of our revenue for 2020.

Measuring the development of spend over time for a given set of customers, driven by the increase in retention and expansion from these existing clients, is another approach to analyze the intrinsic growth of our business. We measure annual revenue for a set of clients, or cohort, that commenced using our solutions in a specific year relative to subsequent periods. The chart below illustrates our successful historical customer expansion by analyzing the revenue from customers over the last four years. For example, the 2018 cohort includes all customers that commenced using our solutions between January 1, 2018 and December 31, 2018. Trailing 12-month revenue contribution from the 2018 cohort increased from $7.9 million as of December 31, 2018 to $38 million as of December 31, 2020, representing an increase of 380%. Similarly, the revenue from each of our cohorts has increased over time.

Cohort Analysis 1

1 Measured based on all customers.

2 Cohort expansion is calculated as the last trailing 12-month revenue contribution, divided by the first available 12-month revenue contribution.

As customers increase the usage and adoption of our solutions, we become more deeply integrated with their business, thereby increasing our customer retention. We achieved a high gross retention rate of 95% and 99% as of March 31, 2020 and 2021, respectively, for customers who generated over $100,000 revenue over the trailing 12 months. We rely on our growth team to deliver customer satisfaction and help increase the value our solutions create for our customers, helping them further scale their businesses. Our increasingly large base of customers represents a significant opportunity for further growth and adoption of our platform. While we have seen a rapid increase in the number of customers that have contributed more than $100,000 revenue in the trailing 12 months, we believe that there is a substantial opportunity to continue growing this category of customers further. We plan to continue investing in growing our deep partnerships with our customers and providing new solutions to increase our share of wallet. We also intend to expand our global growth team, with a focus on increasing the penetration and usage of all our solutions in customer accounts.

In any given period, our customers’ use of our platform may fluctuate, which could cause fluctuations in our revenue and results of operations. Our ability to increase the use of our platform by and to sell additional solutions to our existing customers, particularly our large enterprise customers, will depend on a number of factors, including our customers’ satisfaction with our platform, the offerings of our competition, the strength of our network, pricing, overall changes in our customers’ spending levels, the effectiveness of our efforts to help our customers realize the benefits of our platform and the extent to which the app economy continues to grow.

Attracting new customers across gaming and app developers

The majority of our growth comes from existing customers who are using more of our products, but our ability to attract new customers to adopt our Sonic solutions is also critical to our future growth. Our solutions provide app developers with easy access to the technology that underlies core business operations, enabling us to attract a wide range of new customers with varying business needs, in both gaming and app categories beyond gaming.

For Sonic, we see an opportunity to increase our engagement with smaller, independent game developers who are large in number but small in revenue contribution, and who we believe could become large revenue contributors over time. Developers benefit significantly by using Sonic solutions earlier in the app development life-cycle to quickly monetize their content and cost-effectively accelerate the growth cycle of reinvestment to reach more users and expand their footprint across the mobile ecosystem. We seek to attract these developers with best-in-class products and by leveraging our industry expertise and reputation in scaling the apps of larger enterprises. For example, through our publishing solution, Supersonic, we offer marketability tools that enable early-stage developers to identify the product-market fit of their content and market value prior to publishing. We launched Supersonic in February 2020 and the 25 games published using our Supersonic solution have reached an average of 13 million daily active users as of March 31, 2021. We plan to develop additional publishing features and capabilities to increase the integration and retention of early-stage developers on our platform, enabling them to grow their business within our ecosystem, and to eventually benefit from all our solutions.

In addition, we see a significant opportunity to grow our penetration among customers in industries beyond gaming. These customers represented 17% of our 292 customers with more than $100,000 in trailing 12-month revenue as of March 31, 2021, and we expect this to be a significant growth driver over time.

We plan to further grow our customer base by continuing to make significant investments in sales and marketing and brand awareness. Our ability to attract new customers will depend on a number of factors, including our success in recruiting and scaling our sales and marketing organization as well as the competitive dynamics and continued success of our gaming and non-gaming target markets.

Adoption of our solutions by telecom operators and OEMs

Our ability to grow our revenue is in part dependent on our ability to continue to attract major global telecom operators and OEMs to adopt our Aura solution suite. Telecom operators globally are facing an increasing commoditization of data and telephony services, and are looking for ways to better differentiate themselves with subscribers. Creating a more engaging device experience will also allow telecom operators and OEMs to drive incremental revenue with their users past the point of device sale and subscription plans.

We believe that our Aura solutions are attractive for telecom operators and OEMs globally, as the solution suite can be customized to natively support a wide variety of engagement and monetization use-cases. We plan to leverage our track-record of customer success with Aura as a compelling proof point to attract other major telecom operators and OEMs worldwide who do not currently use our Aura solutions. We also intend to introduce new touchpoints, solutions and products to our Aura customers to enable richer and more engaging user experiences by investing in our Aura technology, which will enable our customers to engage with more users and better monetize the devices in their network.

We have experienced significant success in providing solutions for the mobile ecosystem. However, we see a significant opportunity to leverage our user growth, engagement and monetization expertise in building and offering solutions to customers for other connected devices, such as extending our device experience management solution to smart TVs, allowing us to increase integrated engagement touchpoints with various device users. We intend to leverage our Aura brand and technology leadership with telecom operators and OEMs to facilitate expansion into these additional connected devices by designing relevant solutions and leveraging existing enterprise relationships to gain market share. We are investing in product development and other capabilities to achieve this expansion, which may reduce our profitability as we seek further scale.

Continued innovation of our solutions and technology

Our ability to increase the size and engagement of our customer base and increase our revenue depends, in part, on our ability to maintain and enhance our platform’s innovation, features and functionality, and to successfully develop or acquire new capabilities. We constantly improve our solutions to deliver better results to our customers, as well as develop new features and use cases for our solutions. We plan to continue to make significant investments in research and development to ensure that we offer best-in-class solutions and that we are first to market with new solutions that cement our industry leadership. This also includes exploring different areas or domains, such as expanding our Sonic platform to customers in apps beyond gaming, and Aura to non-mobile devices such as smart TVs. These investments in our future growth may reduce our profitability in the near-term.

In addition to our ongoing investment in research and development, we regularly evaluate acquisitions of companies, products, teams and technologies that complement and expand our current solutions, support our industry leadership by gaining access to new customers or markets, or add to our technology expertise. As our historical track record of acquisitions demonstrates, we have managed to execute business integrations to drive and enhance our technological capabilities, business performance and unique culture. We believe both organic development and acquisitions are core competencies for us, and we intend to use both to drive increased value for our customers and improvements to our results of operations.

Ability to attract and retain talent

Our employees drive our innovation, and are therefore the foundational asset for our company. Our business depends on our ability to attract and retain talent to drive innovation and enhance our product development, marketing efforts and management. As of March 31, 2021, we had 859 full-time employees, an increase of 32% compared to March 31, 2020. Our brand, scale, track record of success and culture of innovation have established us as an employer of choice. In 2020, we were recognized by Dun & Bradstreet Israel as among the top three best tech companies to work for in Israel, alongside Google and Microsoft. We expect to continue to hire talented employees and to provide competitive compensation to our employees, and to grow our headcount in the foreseeable future to drive our growth and market leadership. We will also continue to evaluate strategic acquisitions to enhance our talent-base, particularly in new growth areas for our business.

Impact of COVID-19

While the global crisis resulting from the spread of COVID-19 has not had a negative impact on our business and results of operations so far, the COVID-19 pandemic has caused general business disruption worldwide beginning in January 2020. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted, and we continue to closely monitor how the COVID-19 pandemic is impacting our business. As the Israeli and other governments around the world imposed shelter-in-place and other restrictive measures, we transitioned many of our employees to remote working arrangements and temporarily closed our offices in Israel, the United States, China and other jurisdictions as required by applicable local authorities from time to time. We have gradually reopened certain of our offices in accordance with the lifting of certain shelter-in-place measures and in accordance with measures that provide additional safeguards that we believe are in the best interests of our employees and customers. We believe the global shelter-in-place restrictions provided individuals more time to spend online and higher levels of end-user engagement within the mobile ecosystem. We have seen an increase in the amount of time spent playing games, as well as more engagement with ads. These trends have already resulted in an increase in use of our platform. While our financial condition and results of operations were not negatively impacted by the COVID-19 pandemic, the impact of the pandemic on our future growth and our results of operations is unknown, and we are unable to accurately predict the future impact. There can be no assurance that the increase will continue over time whether during or after the COVID-19 pandemic. Further, as certain of our customers or partners experience downturns or uncertainty in their own business operations or revenue resulting from the spread of COVID-19, they may decrease or delay their spending on existing solutions, defer adoption of our new solutions, or seek renegotiations of their contracts, any of which may result in decreased revenue for us. See “Risk Factors” for further discussion of the impacts of the COVID-19 pandemic on our business.

Components of Results of Operations

Revenue Our primary sources of revenue are derived from our Sonic and Aura solution suites. Our Sonic solution suite enables mobile game and app developers (which we collectively refer to here as “developers”) to grow their apps into scaled businesses by providing solutions to monetize content, acquire users and publish apps. A developer uses our monetization solution to generate revenue by selling his or her in-app placements inventory to advertisers within the developer’s games and apps. Developers may also use our publishing solution, focused on smaller, third-party game developers, to publish their mobile games. We generate revenue through in-app advertising, and through in-app purchases generated from third-party developed games we publish. Third-party developers that contract with us enjoy a revenue-share model where they receive a share of the monetization that we create.

Our Aura solution suite enables our telecom operator and OEM customers to engage with their users beyond the purchase of devices and service plans, by providing them device experiences such as personalized device setup, service promotions and app promotions. We generate revenue when a user (device owner) accepts a service or installs a promoted app. We retain a share of the revenue that is generated based on our revenue-share arrangement with the customer.

Cost of revenue. Cost of revenue consists primarily of expenses associated with the delivery of our platform, including server expenses, personnel-related expenses, including salaries, benefits and share-based compensation for employees on our operations teams and allocated overhead costs. Cost of revenue also includes amounts paid to developers who use our publishing solutions as well as amortization of acquired technology and capitalized software costs.

Research and development. Research and development expenses primarily comprise costs associated with the maintenance and ongoing development of our platform and technology including personnel, allocated costs, allocated overhead and other development-related expenses. Research and development costs are expensed as incurred. We expect these costs to increase as we continue to hire new employees in order to support our anticipated growth. We believe continued investments in research and development are important to attain our strategic objectives and expect research and development costs to increase in absolute dollars, but this expense is expected to decrease as a percentage of total revenue.

Sales and marketing. Sales and marketing expenses primarily comprise costs of our marketing personnel including allocated overhead costs, branding costs, amortization of customer relationships, user acquisition costs and other advertising costs. Sales and marketing expenses are expensed as incurred. We intend to continue to invest in our sales and marketing capabilities in the future to continue to increase our brand awareness and expect these costs to increase on an absolute dollar basis as we grow our business. Sales and marketing expenses in absolute dollars and as a percentage of total revenue may fluctuate from period-to-period based on total revenue levels and the timing of our investments in our sales and marketing functions as these investments may vary in scope and scale over future periods.

General and administrative. General and administrative expenses primarily comprise costs of personnel-related costs for our executive, finance, legal and other administrative personnel, professional fees for external legal, accounting and other professional services, initial public offering costs and allocated overhead costs. General and administrative expenses are expensed as incurred. We expect that our general and administrative expenses will increase in absolute dollars for the foreseeable future as we grow our business, as well as to cover the additional cost and expenses associated with maintaining a publicly listed company.

Financial expenses, net. Financial expenses, net includes interest earned on cash equivalents and deposits, gains and losses arising from foreign exchange fluctuations and other financial expenses in connection with bank charges and our long-term loan.

Taxes on income. We account for taxes on income in accordance with ASC 740, “Income Taxes.” We are eligible for certain tax benefits in Israel under the Law for the Encouragement of Capital Investments, 1959, or the Investment Law at a reduced tax rate of 12%. Accordingly, as we generate taxable income in Israel, our effective tax rate is lower than the standard corporate tax rate for Israeli companies, which is 23%. Our taxable income generated outside of Israel or derived from other sources in Israel which is not eligible for tax benefits will be subject to the regular corporate tax rate. For more information about the tax benefits available to us as a Beneficiary Enterprise, see “Certain Material Israeli Tax Considerations.”

Income from discontinued operations, net of income taxes. Income from discontinued operations, net of income taxes consisted of revenue generated from the Desktop business, the assets of which were spun off from our business on December 31, 2020. Please see “Certain Relationships and Related Party Transactions—Spin-Off of Desktop Business” for more information.

Net income attributable to non-controlling interest (related to discontinued operations). Net income attributable to non-controlling interest (related to discontinued operations) was $67 thousand for the year ended December 31, 2019.

Results of Operations

The following tables set forth our results of operations in dollars and as a percentage of revenue for the periods indicated:

Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2021

	Three Months Ended March 31,
	2021		2020
	(in thousands)	(as % of revenue)	(in thousands)	(as % of revenue)
Revenue	$119,713	100%	$61,206	100%
Cost of revenue	20,140	16.8	11,547	18.9

Gross profit	99,573	83.2	49,659	81.1
Operating expenses:
Research and development	20,410	17.0	10,129	16.6
Sales and marketing	48,721	40.7	19,172	31.3
General and administrative	15,547	13.0	6,702	10.9

Total operating expenses	84,678	70.7	36,003	58.8

Income from operations	14,895	12.5	13,656	22.3
Financial expenses, net	1,029	0.9	972	1.6

Income from continuing operations before income taxes	13,866	11.6	12,684	20.7
Income taxes	3,622	3.0	1,794	2.9

Income from continuing operations, net of income taxes	10,244	8.6%	10,890	17.8%
Income from discontinued operations, net of income taxes	—	—	12,301	20.1

Net income	$10,244	8.6%	$23,191	37.9%

Revenue

Revenue increased by $58.5 million, or 96%, to $119.7 million for the three months ended March 31, 2021 from $61.2 million for the three months ended March 31, 2020. The increase was mainly due to increased revenue from existing customers, which accounted for approximately $44.8 million, or 76.6%, of the total increase in revenue, and revenue from new customers, which accounted for approximately $13.7 million, or 23.4%, of the total increase in revenue. The growth of our total revenue was driven by enhancements made to our platform, the increased use of our existing solutions by our new and existing customers, the increase of the revenue of our Sonic publishing solution, which accounted for $39.7 million and $4.8 million of our revenue for the three months ended March 31, 2021 and March 31, 2020, respectively, as well as general growth in our industry resulting from the increase in time spent and engagement of users with mobile games and apps due to the COVID-19 pandemic.

Cost of revenue

Cost of revenue increased by $8.6 million, or 74%, to $20.1 million for the three months ended March 31, 2021 from $11.5 million for the three months ended March 31, 2020. The increase was mainly due to an increase of $4.9 million in payouts to developers who use our publishing solutions, $1.6 million in hosting and services fees, $0.9 million in employee-related costs and a $0.8 million increase in depreciation and amortization related to technology.

Research and development

Research and development costs increased by $10.3 million to $20.4 million for the three months ended March 31, 2021 from $10.1 million for the three months ended March 31, 2020. The increase was mainly due to an increase of $9.3 million in employee-related costs, mostly driven by an increase in headcount and share-based compensation expense.

Sales and marketing

Sales and marketing costs increased by $29.5 million, to $48.7 million for the three months ended March 31, 2021 from $19.2 million for the three months ended March 31, 2020. The increase was mainly due to an increase in user acquisition costs of our Sonic publishing solution and an increase of $5.4 million in employee-related costs, mostly driven by an increase in headcount and increase in share-based compensation expense.

General and administrative

General and administrative costs increased by $8.8 million, to $15.5 million for the three months ended March 31, 2021 from $6.7 million for the three months ended March 31, 2020. The increase was primarily as a result of an increase of $7.2 million in employee-related costs, mostly driven by an increase in headcount and increase in share-based compensation expense and transaction costs of approximately $1.5 million (mainly legal and accounting fees), related to our original initial public offering.

Financial expenses, net

Financial expenses, net increased by $0.1 million, or 11%, to $1.0 million for the three months ended March 31, 2021 from $0.9 million for the three months ended March 31, 2020. The increase was mainly due to losses of $0.5 million on foreign exchange fluctuations that were partially offset by a decrease in interest expenses charged for our long-term loan of $0.4 million.

Taxes on income

Taxes on income increased by $1.8 million, to $3.6 million for the three months ended March 31, 2021 from $1.8 million for the three months ended March 31, 2020. The increase was mainly due to the increase in taxable income on our operations globally.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2020

	Year Ended December 31,
	2020		2019
	(in thousands)	(as % of revenue)	(in thousands)	(as % of revenue)
Revenue	$331,519	100%	$181,107	100%
Cost of revenue	57,825	17.4	34,651	19.1
Gross profit	273,694	82.6	146,456	81.0
Operating expenses:
Research and development	51,600	15.6	37,547	20.7
Sales and marketing	119,262	36.0	37,155	20.5
General and administrative	28,746	8.7	28,452	15.7
Total operating expenses	199,608	60.2	103,154	57.0

Income from operations	74,086	22.3	43,302	23.9
Financial expenses, net	4,381	1.3	2,741	1.5

Income from continuing operations before income taxes	69,705	21.0	40,561	22.4
Income taxes	10,896	3.3	7,843	4.3

Income from continuing operations, net of income taxes	58,809	17.7	32,718	18.1

Income from discontinued operations, net of income taxes	36,480	11.0	51,244	28.3

Net income	95,289	28.7%	83,962	46.4%

Net income attributable to non-controlling interest (related to discontinued operations)	—	—	67	—

Net income attributable to ironSource Ltd. shareholders	$95,289	28.7%	$83,895	46.3%

Revenue

Revenue increased by $150.4 million, or 83%, to $331.5 million for the year ended December 31, 2020 from $181.1 million for the year ended December 31, 2019. The increase was mainly due to increased revenue from existing customers, which accounted for approximately $89.9 million, or 59.8%, of the total increase in revenue, and revenue from new customers, which accounted for approximately $60.5 million, or 40.2%, of the total increase in revenue. The growth of our total revenue was driven by enhancements made to our platform, the increased use of our existing solutions by our new and existing customers and the launch of our new Sonic publishing solution which accounted for $74.6 million of our 2020 revenue, as well as general growth in our industry resulting from the increase in time spent and engagement of users with mobile games and apps due to the COVID-19 pandemic.

Cost of revenue

Cost of revenue increased by $23.1 million, or 67%, to $57.8 million for the year ended December 31, 2020 from $34.7 million for the year ended December 31, 2019. The increase was primarily due to increases of $11.8 million in payouts to developers who use our publishing solutions, $9.1 million in hosting and services fees and $1.6 million in employee-related costs.

Research and development

Research and development costs increased by $14.1 million, or 38%, to $51.6 million for the year ended December 31, 2020 from $37.5 million for the year ended December 31, 2019. This increase was primarily driven by increases of $9.5 million in employee-related costs, including hiring costs and salaries, and $3.8 million in production services related to ongoing development and maintenance of our platform and technology.

Sales and marketing

Sales and marketing costs increased by $82.1 million to $119.3 million for the year ended December 31, 2020 from $37.2 million for the year ended December 31, 2019. The increase was mainly due to the recent launch of our Sonic publishing solution and an increase of $7.8 million in employee-related costs.

General and administrative

General and administrative costs increased by $0.2 million, or 1%, to $28.7 million for the year ended December 31, 2020 from $28.5 million for the year ended December 31, 2019. The increase was primarily as a result of an increase of $2.6 million in employee-related costs, $1.9 million in legal, finance and professional services expenses and a $0.6 million increase in bad debt expenses, which was partially offset by $2.2 million in savings due to COVID-19, such as a decrease in costs related to travel and events and $2.9 million in savings on shared based payment expenses.

Financial expenses, net

Financial expenses, net increased by $1.7 million, or 63%, to $4.4 million for the year ended December 31, 2020 from $2.7 million for the year ended December 31, 2019. The increase was mainly due to losses of $2.7 million on foreign exchange fluctuations, which were primarily due to the revaluation of our operating lease liabilities pursuant to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), but this was offset by decreases in interest expenses charged for our long-term loan and interest earned on cash equivalents and deposits of $1.1 million.

Taxes on income

Taxes on income increased by $3.1 million, or 40%, to $10.9 million for the year ended December 31, 2020 from $7.8 million for the year ended December 31, 2019. The increase was mainly due to the increase in taxable income on our operations globally.

Income from discontinued operations, net of income taxes

Income from discontinued operations, net of income taxes decreased to $36.5 million for the year ended December 31, 2020 from $51.2 million for the year ended December 31, 2019.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through growth in our operations. We have also funded our recent acquisitions with cash on hand. Our cash, cash equivalents and restricted cash were $129.9 million as of March 31, 2021 compared to $203.1 million as of December 31, 2020 and $91.2 million as of December 31, 2019.

Our primary requirements for liquidity and capital resources are to finance working capital, capital expenditures and general corporate purposes. We believe that our sources of liquidity and capital resources will be sufficient to meet our business needs for the foreseeable future.

Our capital expenditures consist primarily of internal-use software costs, computers and peripheral equipment and leasehold improvements. In the three months ended March 31, 2021, we completed a number of business acquisitions, which reduced our cash balance as of March 31, 2021 by $90.2 million.

We assess our liquidity, in part, through an analysis of our working capital, together with other sources of liquidity. We had working capital of $103.0 million as of March 31, 2021, compared to $178.9 million as of December 31, 2020 and $93.3 million as of December 31, 2019. The decrease from December 2020 to March 2021 was mainly due to cash used for business acquisitions, and the increase from December 2019 to December 2020 was mainly due to $114.6 million of cash received in connection with our operations.

The following table presents the summary consolidated cash flow information for the periods presented:

	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019
	(in thousands)
Net cash provided by continuing operating activities	$11,997	$17,269	$91,656	$66,165
Net cash used in continuing investing activities	(78,032)	(369)	(22,563)	(11,403)
Net cash used in continuing financing activities	(3,263)	(861)	(6,309)	(104,333)

Net Cash Provided by Continuing Operating Activities

During the three months ended March 31, 2021, net cash provided by continuing operating activities was approximately $12.0 million, consisting of net income from continuing operations of approximately $10.2 million, adjusted by non-cash charges of 20.4 million and net cash outflows from the change in net operating assets and liabilities of $18.6 million. The non-cash charges were primarily comprised of depreciation and amortization of $5.3 million and share-based compensation expenses of $16.8 million. The net cash outflows from the change in net operating assets and liabilities were primarily comprised of an increase in other current assets of $14.7 million, a decrease in accounts payables of $6.7 million, an increase in other non-current assets of $3.3 million and an increase in other current liabilities of $5.9 million.

During the three months ended March 31, 2020, net cash provided by continuing operating activities was approximately $17.3 million, consisting of net income from continuing operations of approximately $10.9 million, adjusted by non-cash charges of $8.2 million and net cash outflows from the change in net operating assets and liabilities of $1.8 million. The non-cash charges were primarily comprised of depreciation and amortization of $4.0 million and share-based compensation expenses of $2.8 million. The net cash outflows from the change in net operating assets and liabilities were primarily comprised of an increase in other current assets of $1.9 million, an increase in accounts payables of $2.9 million, a decrease in accounts receivable of $3.1 million and a decrease in other current liabilities of $6.0 million.

Net cash provided by operating activities increased by $25.5 million, or 39%, to $91.7 million for the year ended December 31, 2020 from $66.2 million for the year ended December 31, 2019. The increase was mainly due to growth of our operations.

Net Cash Used in Continuing Investing Activities

During the three months ended March 31, 2021, net cash used in continuing investing activities was $78.0 million, primarily consisting of cash used in acquisitions of $90.2 million partially offset by maturities of short-term deposits of $17.6 million.

During the three months ended March 31, 2020, net cash used in continuing investing activities was $0.4 million, primarily consisting of investments in short-term deposits of $5.0 million and purchase of property, plant and equipment and capitalized software development costs of $3.5 million partially offset by maturities of short-term deposits of $8.1 million.

Net cash used in investing activities increased by $11.2 million, or 98%, to $22.6 million for the year ended December 31, 2020 from $11.4 million for the year ended December 31, 2019. The increase was primarily the result of additional investment in short-term deposits.

Net Cash Used in Continuing Financing Activities

During the three months ended March 31, 2021, net cash used in continuing financing activities was $3.3 million, primarily consisting of repayment of long-term loan of $2.5 million.

During the three months ended March 31, 2020, net cash used in continuing financing activities was $0.9 million, primarily consisting of repayment of long-term loan of $1.25 million.

Net cash used in financing activities decreased by $98.0 million to $6.3 million for the year ended December 31, 2020 from $104.3 million for the year ended December 31, 2019. The decrease was primarily due to dividends paid to shareholders in the amount of $100 million in 2019.

SVB Credit Agreement

On March 29, 2018, we entered into a credit agreement (the “SVB Credit Agreement”) with Silicon Valley Bank, a syndicate of banks and certain other lenders. The Credit Agreement provides for a $100 million term loan (the “Term Loan”), which matures on March 28, 2023 (the “Maturity Date”) and bears interest at a LIBOR base rate plus a spread of 2.50% to 3.25%. Interest is payable on a monthly basis. In addition, the Credit Agreement provides a revolving credit line of $50 million (the “Revolver”). The Revolver can be accessed at any time at our discretion and borrowings under the Revolver may be used, repaid and reborrowed in different amounts and at different intervals. The Revolver expires on the Maturity Date, and we are required to pay a commitment fee at a rate of 0.30% to 0.45% per annum, based on the average daily non-use of available funds. ironSource Ltd. and certain other subsidiaries of ironSource Ltd. provided guarantees in connection with the SVB Credit Agreement, which is secured by all of the property owned at the time of the SVB Credit Agreement of, and thereafter acquired by, ironSource Ltd. and these certain subsidiaries of ironSource pursuant to a separate guarantee and collateral agreement entered into simultaneously with the SVB Credit Agreement. As more fully described below, on May 4, 2021, we and certain of our subsidiaries entered into an Escrow Agreement with lenders from time to time party thereto, Silicon Valley Bank, as administrative agent and Morrison & Foerster LLP, as escrow agent, pursuant to which we deposited a revolving facility credit agreement (the “RCF”), providing for a $350.0 million revolving commitment and related loan documents into escrow, to be released upon the consummation of the Business Combination, payment of fees under the RCF, and the completion of certain ministerial closing conditions. As a condition to the effectiveness of the RCF, the Company will repay the obligations owed under the SVB Credit Agreement.

There were no outstanding borrowings under the Revolver as of March 31, 2021, December 31, 2020 and 2019. On the Closing Date, in connection with the closing of the Business Combination the Company repaid all outstanding amounts under the SVB Credit Agreement.

New SVB Revolving Credit Facility

On June 29, 2021, the conditions to releasing the RCF under the Escrow Agreement were met and we, as borrower, and certain of our subsidiaries, as guarantors, entered into a Credit Agreement (the “Credit Agreement”) with certain lenders from time party thereto (the “Lenders”) and Silicon Valley Bank, as administrative agent (the “Agent”) and L/C issuer, pursuant to which the Lenders extended to the Company a five-year senior secured revolving credit facility in an initial aggregate principal amount of up to $350.0 million, with the right, subject to certain conditions, to incur additional revolving commitments and/or incremental term loans in an amount not to exceed the sum of (i) $150.0 million plus (ii) additional amounts so long as the consolidated secured leverage ratio, on a pro forma basis after giving effect to such increase or incurrence, is no greater than or equal to 2.25:1.00.

Revolving loans under the Credit Agreement bear interest through maturity at a variable rate based upon, at the Company’s option, either the Eurodollar rate or the base rate (which is the highest of (x) the federal funds rate plus 0.50%, (y) the prime rate published in The Wall Street Journal or any successor publication thereto, and (z) 1.00% in excess of the one-month Eurodollar rate), plus, in each case, an applicable margin. The applicable margin for Eurodollar rate revolving loans ranges, based on the applicable consolidated net leverage ratio, from 1.25% to 1.75% per annum and the applicable margin for base rate loans ranges, based on the applicable consolidated net leverage ratio, from 0.25% to 0.75% per annum. Revolving loans may be prepaid, and revolving loan commitments may be permanently reduced by us, in each case, at any time, in whole or in part, without penalty or premium.

In addition to paying interest on outstanding principal under the Credit Agreement, the Company will be required to pay an unused line fee on a quarterly basis with respect to the unutilized commitments under the Credit Agreement from 0.20% to 0.30% per annum, depending on the consolidated net leverage ratio. The Company will also be required to pay customary letter of credit fees, as necessary, and agent and lender fees customary for credit facilities of this size and type.

The Company’s obligations under the Credit Agreement will be guaranteed by the majority of its subsidiaries, subject to certain exceptions (the “Guarantors”). The obligations under the Credit Agreement and the guarantees are secured by a lien on substantially all of the Company’s (including all of the Guarantors’) tangible and intangible personal property, and by a pledge of substantially all of the shares of stock, partnership interests and limited liability company interests of the Company’s subsidiaries, subject to limited exceptions.

The Credit Agreement contains a number of covenants and restrictions that, among other things, require the Company to maintain (i) a maximum ratio of consolidated funded indebtedness (as defined in the Credit Agreement and net of unrestricted cash and cash equivalents, in an amount not to exceed 50% of consolidated EBITDA (as defined in the Credit Agreement)) to consolidated EBITDA of 4.00:1.00, subject to a step down to 3.75:1.00 after four full fiscal quarters, which ratio will, in either case, be increased by 0.50:1.00 following a Qualified Acquisition (as defined in the Credit Agreement) and (ii) a ratio of consolidated EBITDA to consolidated interest charges (as defined in the credit agreement) of less than 3.00:1.00. The Credit Agreement also contains customary representations, warranties, and covenants, including covenants that restrict the Company’s and its subsidiaries’ ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase the Company’s stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of the Company’s business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate. Non-compliance with one or more of the covenants and restrictions could result in the full or partial principal balance of the revolving loans becoming immediately due and payable.

The Credit Agreement includes customary events of default that include, among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control and certain material ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

Contractual Obligations

Our significant contractual obligations as of December 31, 2020 are summarized in the following table:

	Payments Due by Period(1)
	Total	2021	2022	2023	2024	Thereafter
	(in thousands)
Long-term debt(2)	$85,000	$10,000	$10,000	$65,000	—	—
Operating lease obligations(3)	$42,108	$6,025	$7,296	$6,397	$6,397	$15,993
Other contractual commitments(4)	$58,872	$16,204	$15,313	$15,000	$12,355	—

(1)	Does not include short-term obligations that accrue monthly.
(2)	Consists of the SVB Credit Agreement, as described above.
(3)	Consists of future lease payments for our rented office facilities.
(4)	Substantial majority of our other contractual commitments are related to agreements with our servers and hosting services providers.

Off-Balance Sheet Arrangements

During the periods presented, we did not engage in any off-balance sheet financing activities other than those reflected in the notes to our consolidated financial statements included elsewhere in this prospectus.

Recently Issued and Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is disclosed in Note 2 to our audited consolidated financial statements and Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Application of Critical Accounting Policies and Estimates

Our significant accounting policies and their effect on our financial condition and results of operations are more fully described in our audited consolidated financial statements included elsewhere in this prospectus. We have prepared our financial statements in conformity with GAAP, which requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. These estimates are prepared using our best judgment, after considering past and current events and economic conditions. While management believes the factors evaluated provide a meaningful basis for establishing and applying sound accounting policies, management cannot guarantee that the estimates will always be consistent with actual results. In addition, certain information relied upon by us in preparing such estimates includes internally generated financial and operating information, external market information, when available, and when necessary, information obtained from consultations with third-parties. Actual results may differ from these estimates. See “Risk Factors” for a discussion of the possible risks that may affect these estimates.

We believe that the accounting policies discussed below are critical to our financial results and to the understanding of our past and future performance, as these policies relate to the more significant areas involving management’s estimates and assumptions. We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate and (2) changes in the estimate could have a material impact on our financial condition or results of operations.

Revenue recognition

We recognize revenue in accordance with Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers” (Topic 606) when, or as, control of the promised goods or services is transferred to the customer, and in an amount that reflects the consideration we are expected to receive in exchange for those services or goods. We follow five steps to record revenue under Topic 606: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy its performance obligations.

Our platform consists of revenue from two solution suites: Sonic and Aura. Sonic for game and app developers, and Aura for telecom operators and OEMs.

For both Sonic and Aura, we evaluate whether we act as the principal (i.e., report revenue on a gross basis) or the agent (i.e., report revenue on a net basis). The evaluation to present revenue on a gross versus net basis requires significant judgment. We have concluded that for Sonic monetization solutions and for Aura solutions, we are the agent in facilitating the fulfillment of our customers’ access to the different advertisers.

This conclusion is primarily based on the fact that we do not have control over the bid price from the advertisement nor the promotion. Additionally, we do not control the in-app placements inventory nor the on-device placements inventory prior to the placement of an advertisement or the promotion, therefore bearing no inventory risk. Further, we do not promise our customers any results. Based on these factors, we determined that we are acting as an agent, and, therefore, report revenue based on the net amount retained from the transaction, which is our revenue share.

As to our Sonic publishing solutions, we have concluded that we are the principal for these sales and report revenue on a gross basis due to the fact that we are the publisher and have control of the in-app placement inventory (and as a result bear the risk of inventory), and we have the latitude in determining the price.

Valuation of share-based compensation

We measure all share-based awards, including share options and RSUs, based on their estimated fair value on the grant date for awards to our employees and directors.

We use the Black-Scholes pricing model to determine the fair values of share options. The option pricing model requires the input of highly subjective assumptions, including estimated fair value of ordinary share price, the expected share price volatility and expected term. Any changes in these highly subjective assumptions would significantly impact the share-based compensation expense. We measure the fair value of RSUs based on the grant-date share price of the underlying ordinary share.

Ordinary Share Valuations

Given the absence of a public trading market for our ordinary shares prior to our listing, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide: Valuation of Privately-Held Company Equity Securities Issued as Compensation, we were required to estimate the fair value of our ordinary shares at the time of each grant of an equity-based award. In doing so we exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of our ordinary shares, including:

•	the prices at which we or other holders sold our ordinary shares to outside investors in arms-length transactions;

•	third-party valuations of our ordinary shares performed near the date of grant;

•	the fact that the option and RSU grants have involved rights in illiquid securities in a private company;

•	the likelihood of achieving a liquidity event, such as a sale of our company given prevailing market conditions; and

•	the history and nature of our business, industry trends and competitive environment.

Goodwill

Goodwill reflects the excess of the fair value of the consideration paid or transferred at the acquisition date over the fair values of the identifiable net assets acquired. Goodwill is not amortized but rather is tested for impairment annually at the reporting unit level at the end of each year, or more frequently if impairment indicators are present. Additionally, we are permitted to first assess qualitative factors to determine whether a quantitative goodwill impairment test is necessary. Further testing is only required if we determine, based on the qualitative assessment, that it is more likely than not that a reporting unit’s fair value is less than its carrying amount.

We did not record any impairment of goodwill for any of the periods presented. Our forecasts and estimates are based on assumptions that are consistent with the plans and estimates used to manage the business. Changes in these estimates could change the conclusion regarding an impairment of goodwill.

Taxes on Income

We account for taxes on income in accordance with ASC 740, “Income Taxes.” ASC 740 prescribes the use of the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

We account for our uncertain tax positions in accordance with ASC 740, which contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

We classify interest and penalties recognized related to its uncertain tax positions within income taxes on the consolidated statements of operations.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of foreign currency exchange rates and interest rates, which are discussed in detail below.

Foreign Currency Risk

The U.S. dollar is our functional currency. Substantially all of our revenue was denominated in U.S. dollars for the years ended December 31, 2019 and 2020, however certain expenses comprising our cost of revenue and operating expenses were denominated in NIS, mainly payroll. We also have expenses in other currencies, in particular the Euro and GBP, although to a much lesser extent.

A decrease of 5% in the U.S. dollar/NIS exchange rate would have increased our cost of revenue and operating expenses by approximately 2.0% and 1.4% during the years ended December 31, 2019 and 2020, respectively. If the NIS fluctuates significantly against the U.S. dollar, it may have a negative impact on our results of operations.

Seasonality

Our quarterly results of operations may vary significantly as a result of seasonal fluctuations during periods such as holidays, during which users spend increased time on entertainment, including games and mobile applications, which increases our customers’ usage of our advertising network and other solutions and may impact our revenue. We may also experience fluctuations due to factors that may be outside of our control that drive usage up or down. While we believe that this seasonality has affected and will continue to affect our quarterly results, our rapid growth has largely masked seasonal trends to date.

JOBS Act

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to use this extended transition period, which allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

BUSINESS

ironSource is a leading business platform that enables mobile content creators to prosper within the app economy. Before founding ironSource, our founders built consumer web apps. While the apps they built resonated with users, they struggled to efficiently scale their user bases and grow revenue. In building tools to help solve those challenges, our founders identified a much larger opportunity and founded ironSource in 2010 with a clear mission: to help developers turn their apps into scalable, successful businesses.

In the years since our founding, mobile app creation has become easier, but app commercialization has become increasingly difficult. The ironSource platform is designed to enable any app or game developer to turn their app into a scalable, successful business by helping them to monetize and analyze their app and grow and engage their users through multiple channels, including unique on-device distribution through partnerships with leading telecom operators and OEMs such as Orange and Samsung. Our solutions allow our customers to focus on what they do best—creating great apps and user experiences—while we provide the infrastructure for their business expansion in one of the largest and fastest growing markets today: the app economy.

Mobile devices are now ubiquitous, with over 6.7 billion globally in 2020, and have become the de facto standard for communication and media consumption. In addition, apps have now become the primary means for user engagement in the mobile ecosystem. In 2020, 4.3 hours a day were spent consuming media on mobile devices by the average U.S. adult, with 89% of mobile internet time spent in apps, according to eMarketer. The number of available apps has also increased significantly, with over 1.8 million apps available worldwide on Apple’s App Store alone as of January 2021.

The abundance of apps and games in the mobile ecosystem, and the ease with which they can be created has made business success increasingly dependent on developers’ ability to differentiate their apps, reach the most relevant users, expand their audience cost-efficiently, and rapidly commercialize their businesses. These dynamics have created a need for a business platform capable of enabling app discovery, user growth, user engagement and content monetization for game and app developers. We identified this need nearly a decade ago and built a global platform to serve app developers, and eventually telecom operators, who collectively act as the backbone of the app economy.

Our platform consists of two solution suites: Sonic and Aura. Our Sonic solution suite supports developers as they launch, monetize and scale their apps and games, by providing solutions for app discovery, user growth, content monetization, analytics and publishing. Our Aura solution suite allows telecom operators to enrich the device experience by creating new engagement touchpoints that deliver relevant content for their users across the entire lifecycle of the device, from first setup, to in-life engagement and through the replacement cycle. This creates a unique on-device distribution channel for developers to promote their apps as a native part of the device experience. We believe the comprehensive nature of each solution suite, coupled with their combination into one platform, drives a unique competitive advantage in the market. As of March 31, 2021, we had over 4,000 customers around the world using our comprehensive set of solutions, with a combined reach of over 2.5 billion monthly active users.

We are a market leader for each of our solution suites, highlighting the business-critical role we play for mobile game and app developers. The ironSource platform is used by 80% of the top 20 most downloaded games in the United States on the Apple App Store as of March 2021 and 89% of the top 100 most downloaded games as of March 2021. Our Sonic solutions were ranked third after Google and Facebook in AppsFlyer’s “Power Ranking” from June 2020. The Power Ranking measures a combination of the number of non-fraudulent installs, the number of apps running and a weighted retention score. In December 2020, 80% of the top 100 mobile games by downloads on the Apple App Store and Google Play Store used our platform. In addition, our Sonic publishing solution, which we launched in February 2020, has already been used to publish 25 games which had over 13 million daily active users as of March 31, 2021. In addition, 18 out of the 25 published games using our Supersonic solution were ranked in the top 10 most downloaded on either the Apple App Store or Google Play Store during 2020 or 2021. One of Supersonic’s games—Join Clash—was among the top 10 most-downloaded games for the year ended 2020 according to Apptopia and was the most downloaded game in the world in the first quarter of 2021 according to Sensor Tower and App Annie. Finally, our Aura solutions are used by some of the world’s leading telecom operators and OEMs, including Boost, Orange, Samsung and Vodafone, and reached over 130 million daily active users as of March 31, 2021.

Several of our services provide core business infrastructure to our customers that is critical to their commercial operations. For example, an important product within our Sonic monetization solution is mediation, which offers a single point of access to advertiser demand from major advertising networks. Developers typically use only one mediation platform per app, and onboarding them through our mediation product creates a sticky relationship that then drives the use of incremental solutions. Based on data from AppAnnie, 21% of the top 100 mobile games by downloads on the Apple App Store and Google Play Store as of December 2020 used our mediation product. Similarly, a telecom operator can only integrate one device experience management solution at the system level into its smartphone network—this depth of integration creates a natural moat and barrier to replacement and becomes the single solution for on-device user engagement and content and app recommendation.

Our customers range from large global enterprises to small and mid-sized businesses across the app economy, including mobile game and app developers, advertising networks, telecom operators and OEMs. We define a customer as an entity that generated revenue for us during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is counted as a single customer, even though we may enter into commercial agreements with multiple parties within that organization.

The nature of our business model closely aligns our success with that of our customers. As a result, we build strong, long-standing partnerships with our customers and expand their use of our solutions over time. As of March 31, 2021, we had a dollar-based net expansion rate of 176% across all customers over the trailing 12-month period and had a gross retention rate of 99% for our customers who generated over $100,000 revenue over the trailing 12-month period. As of March 31, 2021, we had 292 customers who generated over $100,000 revenue over the trailing 12-month period, collectively accounting for 94% of our revenue. Our solutions are designed to be used individually or in combination. We have seen that as customers benefit from using our platform, they increase their use of existing and additional solutions, which in turn, further accelerates their growth. For the year ended December 31, 2020, 69% of our Sonic customers who contributed over $100,000 of annual revenue used both our user growth and monetization solutions. These customers also represented 59% of total 2020 revenue. Further, 13% of Sonic customers generating over $100,000 distributed their apps through on-device placements, benefiting from the inventory generated by our Aura solutions, and accounted for 29% of total 2020 revenue. By reinvesting revenue generated through our monetization solutions into user growth, many of our customers benefit from a growth cycle that enables accelerated user and revenue growth.

Our leadership position in the app economy is enhanced by our scaled, broad and deep dataset built with advanced privacy controls. Sonic’s ad interaction and contextual data, and Aura’s user provided data and contextual data, are utilized to deliver highly relevant experiences to users, while respecting privacy restrictions and data separation across our solutions. We use this data, together with our proprietary, advanced machine learning technology to enable developers to effectively acquire users who generate greater revenue and return on user growth spend.

We have a strong track record of successfully identifying opportunities in the app economy and leveraging our core capabilities around user growth, content monetization and data to execute on them to build successful, profitable solutions. We plan to strengthen our leadership position and drive additional growth in the app economy by focusing on the following strategies:

•	Growing the customer base for our platform

•	Leveraging customer relationships to cross-sell our solutions

•	Extending our business platform to apps beyond gaming

•	Increasing telecom operators’ use of Aura to promote their own services

•	Expanding our leadership in game publishing

•	Investing in technology and innovation to create new solutions for our customers

•	Extending our business platform to devices beyond smartphones, such as smart TVs

•	Growth through strategic M&A

Our revenue grew from $181.1 million in 2019 to $331.5 million in 2020, representing year-over-year growth of 83%. Our revenue grew from $61.2 million in the three months ended March 31, 2020 to $119.7 million in the three months ended March 31, 2021, representing year-over-year growth of 96%. Our net income from continuing operations grew from $32.7 million in 2019 to $58.8 million in 2020, representing year-over year growth of 80%. In the three months ended March 31, 2021 and 2020, our income from continuing operations, net of income taxes was $10.2 million and $10.9 million, respectively. Further, we generated Adjusted EBITDA of $74.5 million in 2019 and $103.5 million in 2020, representing year-over-year growth of 39%. We generated Adjusted EBITDA of $39.5 million in the three months ended March 31, 2021 representing year-over-year growth of 93% from our Adjusted EBITDA of $20.5 million for the three months ended March 31, 2020.

Industry Background

Mobile proliferation has led to a flourishing app economy

Faster, cheaper and higher powered smartphones have precipitated the significant growth in the number of smartphone users over the last decade, and today, smartphones are the primary devices for consumer and social interaction globally. Smartphone users are increasingly relying on their devices to do more, with the average U.S. user spending 4.3 hours per day on mobile devices in 2020, up from 3.9 hours in 2019, according to eMarketer. According to data from SensorTower and eMarketer, over 140 billion apps are expected to be downloaded in 2020, up from 115 billion in 2019, and the average smartphone user in the U.S. spends 83% of their time on mobile devices in apps. The scale of the gaming market is also substantial. As of 2020, there are an estimated 2.6 billion mobile gamers worldwide in a segment estimated at $76 billion.

This growth in usage has attracted developers who create apps and content for the mobile ecosystem and doing so has become easier and more accessible than ever. App creation has been democratized, as easily-accessible content creation software has enabled developers to create complex and diverse mobile apps rapidly, at scale, and at low cost. As of January 2021, there were over 1.8 million apps on the Apple App Store, available to billions of users worldwide. Advertisers have taken notice and entered this market at scale, with mobile advertising comprising 72% of all digital advertising spend globally in 2020, up from 69% in 2019 according to eMarketer.

Gaming drives the app economy

According to Sensor Tower, in the second quarter of 2020, users downloaded over 15 billion mobile games, representing 40% of all app downloads, greater than entertainment, social and video apps combined, and growing 32% from the second quarter of 2019. In this crowded market for user attention, interactive and social content have emerged as the key differentiators necessary for apps to attract users and generate engagement. Gaming apps have been at the forefront of the mobile app economy, leveraging their interactive and social nature to become the world’s most popular category of apps, and investing heavily in user growth and monetization technologies, ahead of other categories of apps.

The rise of gaming has been fueled by the rise of technology and platforms specifically built for game developers as mapped by research firm Newzoo in their Gametech Ecosystem Map in June 2020. In addition, by increasingly leveraging both in-app advertising and in-app purchases to drive revenue and then reinvesting that revenue into cost-efficient user growth, game developers have unlocked a flywheel that can drive continuous growth and be analyzed and optimized for profitability. Further, the advertising experience in games also differs from that of other app categories - most notably, in game developers’ use of user-initiated ads, where a user can choose to engage with a variety of ad experiences in exchange for in-app rewards. Unlike traditional banner or interstitial ads, user-initiated ads, such as rewarded video and offerwall, are entirely native and function as micropayment mechanisms within game environments.

App Store Downloads by Category 1

1 Includes Apple App Store and Google Play Store

The rise of user-initiated ads has fueled the expansion of the mobile game category, allowing developers to more effectively generate revenue from their games by not only enabling monetization across paying users but also across non-paying users as well. In-game advertising unlocks additional revenue for game developers, which can be spent on user growth and therefore, drives the expansion of the entire category.

The global gaming market in 2020 is estimated to be $164 billion by Newzoo. While the games market as a whole has grown rapidly, Newzoo reports that the mobile segment of this market is expected to outpace PC and console growth in 2021 by 14% and 5%, respectively. Gaming appeals to a diverse population across genders, income levels and age groups. The ease and accessibility of smartphones has expanded gaming’s penetration across demographics to billions of consumers globally. According to Newzoo Research, there were over 2.6 billion mobile gamers in 2020, and mobile games was a $76 billion market, or 46% of total gaming, having grown at a compound annual growth rate (“CAGR”) of 12% since 2018.

Rapid growth creates complexities for game and app developers and telecom operators

The rapid growth in new apps, including mobile games, has expanded user choice and presents a challenge for developers trying to differentiate their offering and reach a scaled audience. With millions of apps now available across app stores, app discovery has become critical for developers. In addition, users increasingly expect interactive and personalized experiences in the games and apps they use, from entertainment to e-commerce. They demand tailored recommendations and content, seamless in-app purchases, and relevant promotions. Managing user growth, engagement and monetization in this competitive environment has become a critical challenge for a developer’s long-term success.

Against this backdrop, telecom operators are focused on driving net subscriber additions and profitability in highly competitive markets, where data is becoming increasingly commoditized. Despite providing infrastructure for the mobile app economy to flourish, telecom operators have largely been unable to actively participate in its financial success. Achieving digital transformation and engaging their users by creating on-device services and experiences have become critical for telecom operators looking to drive continued revenue growth in a competitive environment, where focus historically centered on monetizing a user’s device at the point of sale.

App developers and telecom operators need a business platform tailored for the app economy

Effective distribution and monetization of apps requires constant innovation in an ever-evolving landscape of platforms, devices, channels, ad formats and consumer preferences. Significant time, resources and expertise are needed to build technology and data models that can deliver automated, world-class user growth and monetization, while meeting user expectations for tailored experiences and relevant advertising. Developers need a platform to provide the core infrastructure for their commercial expansion, so they can focus on creating great apps and delivering the best user experience.

Telecom operators’ historical focus has been on providing wireless service through major infrastructure and hardware investments. This network focus has resulted in a limited focus on software solutions designed to engage and monetize users beyond the sale of traditional device offerings and communication services. Network and infrastructure investment dominates telecom operator research and development spending, and is expected to continue to do so with the roll-out of expensive 5G infrastructure. This leaves limited resources for telecom operators to develop data-driven user engagement and monetization software, which is required to meet user expectations for high-quality mobile experiences, and to create stickier and more profitable user relationships.

Our Market Opportunity

We believe that the total market opportunity for ironSource was $17 billion as of 2020. Furthermore, we believe that our total market opportunity will grow to $41 billion by 2025. Of this $41 billion, approximately $30 billion will come from our existing markets, with the remainder expected to come from adjacencies to our existing markets. Our market opportunity is based on a 2021 study we commissioned by a third-party strategy consulting firm, Altman Solon.

The principal areas of growth within our market opportunity are:

Growth in gaming: We believe that we can continue to expand our customer base in gaming and increase the use of additional solutions within our platform by existing customers. In addition, we believe we can expand our leadership in game publishing to increase revenue from published games.

Growth in apps beyond gaming: We believe there is a significant opportunity to increase adoption of our platform among apps in categories outside of gaming, in particular driving use of our monetization and user growth solutions.

Expanding our platform offering for apps beyond games: By leveraging our deep expertise in the app economy we believe we will be able to expand our platform by developing additional solutions uniquely tailored to drive business success for apps in categories outside of games.

App placement, device management and news content service: We believe we will deepen the on-device engagement experience by expanding to additional touchpoints and solutions that will enable us to promote more third party apps and content, and telco-branded services, natively on the device.

Expansion to devices beyond mobile: We believe we will leverage our expertise in the app economy and on mobile to develop new solutions and expand the use of our existing solutions on connected devices beyond mobile.

Our Platform

The ironSource platform offers a comprehensive set of solutions for key constituents of the global mobile app economy, primarily app developers and telecom operators. Our platform, which consists of our Sonic solution suite for game and app developers, and our Aura solution suite for telecom operators, is designed primarily to help game and app developers maximize the acquisition, engagement and monetization of users. Sonic enables developers to grow their apps into scaled businesses by improving their monetization and enabling cost efficient user growth. Aura enables app developers to connect with users through a unique channel that offers on-device app discovery, while allowing telecom operators to better engage and monetize their users throughout the device lifecycle. The combination of the two solution suites represents a unique value proposition to app developers struggling with app commercialization today.

We serve customers of all sizes and maturity, from large enterprises such as leading mobile game companies with dozens of titles, to major mobile carriers with millions of users, to small customers such as indie game developers with a single app. As of March 31, 2021, we had over 4,000 customers, of which 292 customers generated over $100,000 in revenue over the trailing 12-month period and accounted for 94% of our revenue.

Sonic—The app growth cycle

Our Sonic solution suite enables developers to grow their apps into scaled businesses by providing solutions across the entire app growth cycle, from ideation to scaled, profitable growth. By connecting user growth and monetization through robust data and analytics, Sonic is able to create a virtuous cycle of growth which generates revenue that can be reinvested in scaling user growth to ultimately drive profitability. Our Sonic solution suite is used by a number of recognizable game developers including Aristocrat, Activision, Gameloft, Playrix, Zynga, King, Jam City and Sybo along with app developers including Weatherbug, Audiomack and Calm.

Customers can begin using a Sonic solution at any point during the lifecycle of their app, and will often expand to using other solutions over time. Many customers start by using our Sonic monetization solution to drive revenue, and as their revenue increases, they may spend a portion of those earnings to scale their app’s revenue-generating potential through our Sonic user growth solution, leveraging our creative management solution to gain an edge in their user growth campaigns. Further, as their user base scales, they may leverage our Sonic analytics solution to further optimize user acquisition and monetization. Some developers, especially small studios and independent developers who require expertise in publishing their apps, may start using Sonic earlier in their journey. These developers may leverage Supersonic, our publishing solution, to launch their apps, maximize their commercial success, and reduce costs. In this respect, our interconnected Sonic solution suite powers a profitable and scalable cycle of app growth for developers.

Aura—The device lifecycle

Our Aura solution suite allows telecom operators to enrich the device experience by creating new engagement touchpoints, which deliver relevant content for their users across the entire lifecycle of the device, from first setup, to in-life engagement and through the replacement cycle. These touchpoints create a unique on-device distribution channel for our app developers to promote their apps as a native part of the device experience. Telecom operators can also promote their own content and services to their users through Aura on device and out of the store. By incorporating relevant app and service recommendations into the device experience, Aura allows telecom operators to provide more value to their users, thereby increasing brand loyalty, reducing churn and driving incremental revenue. Aura’s analytics solution further allows telecom operators to better understand how users are interacting with content on their devices, which they can then leverage to drive further engagement and optimize revenue.

As a full stack solution for managing user experience through the entire device lifecycle, Aura facilitates the expansion or customization of promotions within existing engagement touchpoints, such as promoting telecom operator-branded device insurance, a personalized data package, or other telecom operator-owned and operated services. As Aura is integrated as a system-level application on the device, telecom operators are able to quickly and easily deploy new touchpoints or promotions to engage their users with more relevant content and services.

Our goal, once we onboard a new customer, is for them to adopt an increasing range of our products. Further, as our customers experience success and engage with a broader range of our solutions, we become increasingly integrated in their businesses, creating even greater stickiness in our customer relationships. This drives our strong growth and customer retention. As developers and telecom operators grow their revenue using our solutions, additional developers and telecom operators are attracted to our platform, contributing to our continued growth. Our scale provides us with significant data to help us create better solutions and a more effective platform for our customers’ benefit. This leads to greater success for our customers, driving yet more customer growth for our platform.

WeatherBug

“We love ironSource and have been partners leveraging Aura for distribution for a long time. There are few channels out there that are able to optimize campaigns to such a granular degree, and also give us the opportunity to get ahead of our competitors. Being able to meet users directly on devices in the first few moments of onboarding has been crucial for meeting Weatherbug’s scale and retention goals.”

Mike Brooks, SVP Revenue at Weatherbug

Integrated solutions

User Growth | Monetization | Analytics | Creative | Publishing

CASE STUDY
ironSource grows Weatherbug's user base with on-device advertising

WeatherBug

How does a weather app beat out competitors and get on devices first?

Weatherbug is a top-rated weather app in the app stores, and one of the most popular weather sites in the US. Because many devices come preinstalled with branded weather apps, it can be challenging to convince users to switch over to a new one. For that reason, Weatherbug was looking for a way to get in front of users early in the device lifecycle, before they became attached to a competitor app.

Weatherbug partnered with Aura in 2018 to do just that. Weatherbug front loads the bulk of their marketing efforts in the beginning of the year, when a significant amount of people are unboxing the new devices they received over the holidays. During these first few months of the year, Aura recommends Weatherbug to new device owners in the US as they set up their new devices, using targeting and optimization technology to specifically focus on high value user segments for Weatherbug. Throughout the partnership, Aura has driven more than 7 million on-device installs for Weatherbug.

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CASE STUDY
ironSource grows Weatherbug's user base with on-device advertising

Core Solutions of Our Platform

Our customers use our platform for a number of business-critical functions, including user growth, monetization, analytics, creative management and publishing.

User Growth

Our user growth solution enables game and app developers to create, monitor, and optimize user acquisition campaigns through multiple channels, including unique on-device placements through our integrations with Aura’s telecom operator customers. This solution includes a number of products, including a campaign management product to enable custom campaign creation; a ROAS optimizer, which enables the automation of smart bidding to maximize positive return on user growth spend; and a cross promotion tool to allow developers to maximize value by efficiently promoting existing apps to users of other apps in their portfolio. These capabilities enable developers to continue growing and scaling their businesses over time.

In addition, our Aura solution suite provides an incremental distribution channel for app developers to connect with potential users. A significant portion of app installs on a device occur when the device is newly opened. By partnering with some of the leading telecom operators to power their device experiences, from device setup to in-life engagement, we are able to create unique touchpoints to promote apps during high-engagement moments throughout a user’s device lifecycle. App developers are able to leverage these on-device placements to connect with potential users at times when their likelihood of installing specific apps is at its highest.

We are a market leader in user growth solutions, as evidenced by the fact that we were ranked fourth globally after Google, Facebook and Unity on AppsFlyer’s Performance Index for Volume Ranking as of June 2020. Similarly, ironSource was ranked third after Google and Facebook in AppsFlyer’s Power Rankings as of June 2020. Our leadership among mobile user growth solutions stems from an early focus on developing solutions for mobile games, the most downloaded category of apps. As of March 2021, 89% of the top 100 most downloaded mobile games on the Apple App Store used our user growth solution. Leveraging our expertise in mobile games, we have begun offering our user growth solution to apps outside of the game category, and as of March 31, 2021, over 17% of our customers with over $100,000 in trailing 12-month revenue came from industries beyond gaming.

AppsFlyer Power Ranking

Our leadership position in the app economy is enhanced by our scaled, broad and deep dataset built with advanced privacy controls. Sonic’s ad interaction and contextual data, and Aura’s user provided data and contextual data, are utilized to deliver highly relevant experiences to users, while respecting privacy restrictions and data separation across our solutions. We use this data, together with our proprietary, advanced machine learning technology to enable our developers to effectively acquire users who generate greater revenue and return on user growth spend.

Monetization

Our Sonic monetization solution enables app developers to monetize in-app content through technologies designed to maximize revenue generation while preserving a rich and enjoyable user experience. For example, our mediation product allows developers to maximize yield by offering a single point of access to premium advertiser demand from major advertising networks, including the ironSource network, and those from Facebook, Google, Snap, TikTok and Unity. Our in-app bidding technology enables a real-time auction between these different demand sources, ensuring that developers are able to maximize revenue from each ad impression. In addition, we enable developers to monetize their apps and games through a wide variety of in-app placements, including user-initiated ads where a user can choose to engage with a variety of ad experiences in exchange for in-app rewards. These in-app ad placements not only drive revenue for developers but, if implemented correctly, can also often serve to increase user retention and app usage.

We leverage big data technologies and machine learning algorithms to continuously optimize our platform to ensure users are always seeing the most relevant content, which in turn drives greater monetization for our customers. The quality of our Sonic monetization solution has helped us acquire our large market share in several of its products. Developers typically use only one mediation platform per app, and onboarding them through our mediation product creates a sticky relationship that then drives the use of incremental solutions. According to AppAnnie, 21% of the top 100 mobile games by downloads on the Apple App Store and Google Play Store as of December 31, 2020 used our mediation product.

Our Aura solution suite offers unique on-device engagement touchpoints for telecom operators to drive additional incremental revenue from their users throughout the lifecycle of the device, from first setup, to in-life engagement and through the replacement cycle. Aura reached over 130 million daily active users as of March 31, 2021 and is used by some of the world’s leading telecom operators and OEMs such as Boost, Orange, Samsung and Vodafone. These touchpoints allow telecom operators to offer app and service recommendations that enrich the user’s device experience with relevant and valuable content and enhance their brand loyalty to the telecom operator. The sponsored content shown to users promotes both telecom operator-branded apps and services, and third-party apps and services, enabling our telecom operator customers to engage their users through a wide variety of relevant apps, to expand adoption of and cross-sell their own products, and to drive additional revenue from promoting third-party content. App and content recommendations are driven by user provided data, contextual data sets and user preferences, and optimized through our extensive A/B testing capabilities.

Analytics

We provide analytics solutions for our customers, enabling them to better understand their users and business health, access actionable insights, and drive better decisions to grow their businesses. These products are used by multiple constituents across the mobile ecosystem, from developers creating apps and games to telecom operators providing networks for content delivery. Insights are made available through easily digestible user interfaces that simplify data review and enable effective business decision making.

For developers, our solution offers visibility on critical app performance, user growth, engagement and retention metrics, as well as user cohort analysis and multivariate reports. In addition, we help developers identify patterns and trends to help enhance their games. Moreover, our creative analytics product allows developers to access granular performance and user engagement data for each interactive advertising experience, which further drives increased optimization. Finally, our ad quality product gives developers increased visibility into ads running on their inventory from multiple ad networks, giving them more control over their ad monetization and user experience.

For telecom operators, our solution provides increased visibility into user engagement with content, apps and services on their mobile devices, broken down by geography, device, age and gender. This data can be incorporated directly into a telecom operator’s existing data infrastructure, enriching their data with valuable device and user insights to drive growth and mitigate churn. By collecting data through multiple touchpoints in a user’s app and device lifecycle, we enable the creation of rich datasets that power higher-quality user experiences. This allows our customers to better acquire and retain users.

Creative Management

Our creative management solution democratizes ad creative production, making it accessible to any developer and giving them a significant edge when it comes to running high-performance and cost-efficient user growth campaigns. As user growth technology becomes increasingly automated, and competition for user attention grows, interactive advertising experiences have become a critical lever available to developers to differentiate campaigns and maximize both user engagement and performance. We offer automated creative production tools which allow developers to quickly and easily create video and interactive playable ads based on their existing game assets. These creatives can then be deployed across multiple advertising networks, and their performance can be tracked on a granular level, allowing for deep optimization to drive increased user engagement.

Publishing

In February 2020, we launched our mobile game publishing solution, Supersonic, to provide game developers with the infrastructure and know-how to launch and scale their mobile games. Supersonic offers marketability testing tools that enable developers to identify the effectiveness of their content and its market value prior to publishing. In addition, developers working with Supersonic receive support in game design best practices and in optimizing the implementation of their commercial model, primarily through in-app advertising. Our creative automation and user acquisition management tools enable automated creation and deployment of effective user acquisition campaigns.

Sonic aims to publish the best mobile games. The 25 games published using our Supersonic solution had over 13 million daily active users as of March 31, 2021. In addition, 18 out of the 25 published games using our Supersonic solution were ranked in the top 10 most downloaded games on either the Apple App Store or Google Play Store during 2020 or 2021. The insights gleaned from our publishing solutions optimize the overall Sonic solution suite by providing us with direct, unmediated experience of the challenges faced by our customers.

Our Competitive Strengths

Our core market opportunity is large and global with strong secular trends that support long-term sustainable growth. Our competitive strengths underpin our market leadership and position us for continued growth. They include:

Comprehensive platform serving the full growth cycle of an app through multiple channels

Our Sonic solution suite is comprehensive and supports the full growth cycle of an app, from marketability testing and publishing, to initial user acquisition, monetization set-up, data-driven and optimized user growth, creative management and analytics-driven and optimized monetization. By enabling a data feedback loop between our user growth and monetization solutions, app developers can grow their businesses with greater profitability.

Additionally, the combination of our Sonic and Aura solution suites is unique in the mobile ecosystem and offers customers multiple channels to acquire and engage users. Not only do we provide solutions to enable developers to scale their mobile apps into businesses, but we also create an additional source of discovery for those apps at the device level through our telecom operator relationships, and facilitate engagement and content delivery between telecom operators and their user bases.

Our scale across the mobile ecosystem drives a significant data advantage

Our scaled base of over 4,000 customers globally provides us with an extensive contextual dataset and a holistic view of the mobile ecosystem, which drives a significant advantage. More data drives better targeting, and our customers provide us with data across over 2.5 billion monthly active users. In our Sonic solution suite, we leverage ad interaction and contextual data, which is built with advanced privacy controls while delivering highly-relevant experiences to our customers. We use this data, together with our proprietary, advanced machine learning technology to enable our customers to effectively acquire users who generate greater revenue and return on user growth spend. In addition, the use of our Aura solution suite across devices reaching over 130 million daily active users as of March 31, 2021 allows us to collect user provided data together with contextual datasets and user preferences to continuously improve our Aura solution suite, enabling two key advantages. First, more data creates a more relevant and personalized content experience for users, and therefore better conversion for telecom operators to drive incremental revenue. Second, understanding user preferences enables us to allow telecom operators to better understand and serve their users. The scale and depth of our data footprint is difficult to replicate and has been built over a decade by investing deeply in our technology and customer relationships.

Enterprise-grade integrations drive long-term customer relationships and stickiness

A developer can only use one mediation product to manage an app’s monetization across multiple advertising networks, and a telecom operator can only integrate one device experience management solution at the system-level into its smartphone network. Switching solution providers not only causes customers to incur switching costs, but also to forego the data insights they would receive while using the platform. Further, with the ironSource platform, customers who onboard a solution from either the Sonic or Aura solution suites tend to onboard additional, complementary solutions over time. For example, of our Sonic customers who contributed over $100,000 in annual revenue in 2020, 69% used both our user growth and monetization solutions. Further, 13% distributed their apps through on-device placements, benefiting from the inventory generated by our Aura solutions, and these customers generated 29% of our revenue for 2020.

Performance-based business model highly aligned with customer success

Our performance-based business model is highly aligned with our customers’ growth, making it intuitive for customers to start working with us and driving long-term customer relationships. Customers rely on our solution suites to power and grow their businesses, as evidenced by our gross retention rate of 99% for our customers who generated over $100,000 revenue over the trailing 12-month period as of March 31, 2021. The products and solutions we provide correlate directly to our customers’ revenue and user engagement, hence the deeply integrated and sticky nature of our customer relationships.

Operational excellence and proven track record of organic and profitable growth

We have a strong track record of successfully identifying multiple opportunities in the app economy and leveraging our core capabilities around user growth, content monetization and data to execute on them to build successful, profitable solutions. While our end-markets and customers have evolved, our primary focus has always been to provide user growth, engagement and monetization solutions to our customers. Our expertise across these areas constitute a set of core capabilities which we are able to bring to multiple different business cases within the mobile app economy, in order to execute and capitalize on new opportunities rapidly, and to a high degree of success. This is reflected by the scale of our revenue, which was $331.5 million in 2020, with year-over-year revenue growth of 83% in 2020, our income from continuing operations, net of income taxes growth from $32.7 million in 2019 to $58.8 million in 2020 and our Adjusted EBITDA year-over-year growth of 39% to $103.5 million in 2020 as well as our $119.7 million of revenue, 96% growth year-over-year, $39.5 million of Adjusted EBITDA and $10.2 million of income from continuing operations, net of income taxes, 33% Adjusted EBITDA Margin and 9% income from continuing operations, net of income tax margin in the three months ended March 31, 2021. Our ability to quickly identify key industry trends and efficiently develop solutions and products in response has driven our ability to meet our customers’ rapidly evolving needs and to expand to new customer bases. Further, we have a proven track record of allocating capital to support this innovation and our continued growth. We have invested approximately $89.1 million in research and development in the past two fiscal years, and as of December 31, 2020, over 50% of our employees worked in research and development and related activities globally.

Powerful combination of platform and publisher insights across in-game ecosystem

We launched Supersonic in February 2020 as a way to supplement our broader platform with proprietary publishing capabilities that offer developers a wider array of options to work with us, and which generate extensive first-party data. As of March 31, 2021, we had published 25 games through Supersonic, with an average of over 13 million daily active users. We believe that the combination of Supersonic with our broader Sonic solution suite provides us with a competitive advantage, allowing us to use our published apps to quickly and effectively deploy new features and user experiences, benefiting our wider Sonic solutions, as well as developers using Supersonic to publish their games. This allows us to continuously and directly learn, and thereby improve our solutions and products for our wider customer base. For example, we leveraged our published apps to test new capabilities in our cross promotion product, which we believe have significantly improved their efficacy over time, enabling us to hone our product roadmap and better prioritize development decisions that impact customers who use our wider Sonic solutions.

Proven ability to successfully execute and integrate strategic M&A in a rapidly evolving landscape

As we have continued to scale, we have augmented our growth with strategic M&A focused on acquiring both technology and innovators to further grow our comprehensive solution suites and enable us to serve more customer needs. Our acquisitions have added to the capabilities and scope of our platform, and we have successfully integrated and transformed the growth and profitability profiles of our acquired companies. For example, in 2015 we acquired SupersonicAds, which formed the basis of our mediation product, and as of December 2020, this was embedded in 21% of the top 100 downloaded games on the Apple App and Google Play Stores, according to AppAnnie. Our acquisitions have added to the capability and scope of our platform. We intend to continue to adapt our strategy in response to our ever-evolving industry, including emphasizing or deemphasizing product lines where applicable, as well as investing or divesting as business conditions warrant.

Founder-led management team with a unique culture of growth through profitable innovation

We have developed a unique, founder-led culture of leadership. We started with four founders, and through our strategic acquisitions, we have added an additional four founders, creating a strong and lasting base of executive leadership. The discrete capabilities of each of those leaders is reflected in their day-to-day roles. Half of our founders come from a technical background and half from a business management background, driving a balanced perspective among our executive leadership team, and enabling us to deliver excellence both in product innovation and business execution. The strong entrepreneurial background inherent in our executive leadership team enables us to be agile, identify new opportunities, build successful business models and grow them into scaled businesses. ironSource’s strong founder-led corporate culture empowers and rewards initiative-taking and encourages the surfacing of new ideas and their actualization into actionable growth drivers.

Our Growth Strategies

Our growth strategies include growing and diversifying our customer base, leveraging customer relationships to cross-sell our solutions, extending the use of our business platform to industries beyond gaming, growing Aura beyond app discovery, expanding in game publishing, investing in technology and innovation to create new solutions for our customers, and extending our business platform to devices beyond mobile. We intend to pursue these growth strategies organically as well as leverage our proven ability to execute and integrate strategic M&A as described previously, which will help us continue to gain market share in the markets we serve.

Continue to grow our customer base

As of March 31, 2021 we had over 4,000 customers, and generated 94% of our revenue from 292 customers who contributed over $100,000 in revenue over the trailing 12-month period. We see a significant opportunity to grow our customer base by introducing new developers to our Sonic solution suite, with a focus on attracting emerging, independent developers who we believe have room to grow and become large revenue contributors over time. We intend to attract these developers with our best-in-class platform capabilities and customer support, and by leveraging our industry expertise and reputation for helping businesses scale their apps and games. Our platform supports these smaller, independent businesses as a growth engine throughout their life cycle, enabling them to become much larger partners over time.

We also focus on continuing to attract major global telecom operators to Aura. Telecom operators globally are facing increasing competition in their network markets and are looking for meaningful ways to better differentiate their product offerings to subscribers. Our Aura solution suite supports telecom operators of all sizes across a wide variety of engagement and monetization use-cases, providing us with a significant, continued growth opportunity. We seek to attract these telecom operators by leveraging our long track-record of successful user engagement and monetization as compelling proof points of our ability to enable our customers’ growth.

Leverage customer relationships to cross-sell our solutions

We look to build strong, long-standing relationships with our customers and deliver increasing value to them over time. A major contributor to our efforts in expanding revenue generated by our customers is our focus on cross-selling our solutions. We have seen that customers typically expand their usage of our platform and adopt more of our solutions over time, which is exemplified by our dollar-based net expansion rate, which is calculated based on the trailing 12 months for each quarter, averaging 153% across all customers for the eight quarters ending March 31, 2021. We have seen measurable success in cross-selling our broader Sonic solution suite to customers, who, for example, will on-board our Sonic monetization solution through our mediation product to enable monetization of their apps, and then, over time, adopt our user growth solution through our campaign management product to engage in user acquisition. We also see a sizable opportunity to cross-sell our Sonic customers user growth products on Aura-powered inventory, where they can access an additional distribution channel for their apps and games.

ARISTOCRAT

"Since starting our strategic relationship with ironSource over 5-years ago, our partnership has only grown - from expanding to additional games and studios within Aristocrat Digital, to expanding to new solutions in the ironSource platform.
Beyond the strength of their technology, as a partner ironSource has also been dedicated to helping us drive continuous growth, leveraging their expertise and insight to increase our business performance across our diversified portfolio. We are all very big fans of Tomer, Omer and the ironSource team."

Michael Lang, CEO Aristocrat Digital

+20%

ARPU (Evermerge)

+10%

ARPDEU (Fairway Solitaire)

Integrated solutions

User Growth | Monetization | Analytics | Creative | Publishing

CASE STUDY
ironSource powers growth across Aristocrat's portfolio of game studios

ARISTOCRAT

How Aristocrat Digital powers growth across multiple mobile game studios and hit titles using the ironSource platform

Listed on the ASX50, Aristocrat is one of the world's largest gaming companies, with its **Aristocrat Digital** Division being a Top 5 Publisher of mobile games. Aristocrat Digital has three major mobile gaming companies under its umbrella: **Plarium, Big Fish** and **Product Madness.** Over the past 5 years, each of these publishers have partnered with ironSource to drive growth across the portfolios of all of their studios.

Starting in 2015, **Big Fish** first used ironSource's mediation product to monetize their hit game at the time Fairway Solitaire. Since then, Big Fish has utilized ironSource's user growth and creative management solutions to launch several games, including Gummy Drop, Big Fish Casino and most recently the hit new game EverMerge. Big Fish also used ironSource's ROAS optimizer tool to scale their campaigns and hit their ROAS goals - seeing a 20%+ increase in average revenue per user (ARPU) acquired through ironSource in the US for EverMerge iOS.
In addition, Big Fish used ironSource's A/B testing product to find the optimal time interval between each rewarded video ad, resulting in 10%+ increases in average revenue per daily engaged user.

At the same time, **Plarium,** one of the top RPG/Strategy publishers in the world and also based in Tel Aviv, began using ironSource's user growth and creative management solutions for their mid-core games, in order to further improve campaign performance and increase scale. Plarium also leveraged ironSource's ROAS optimizer tool, which helped contribute to RAID: Shadow Legends becoming a Top 10 game and global brand. The relationship between Plarium and ironSource is very strong.

Then in 2019, Aristocrat Digital extended its partnership with ironSource to its social casino business **Product Madness.** Historically, Product Madness had only monetized its games through in-app purchases. Looking for an additional revenue stream, Product Madness chose ironSource's mediation product to incorporate high-quality ads into their games such as Cashman Casino, and since integrating ironSource's SDK, Product Madness have been able to increase advertising revenue significantly.

EverMerge

CASE STUDY
ironSource powers growth across Aristocrat's portfolio of game studios

Extend our business platform to apps beyond gaming

We intend to broaden our customer base by continuing to expand the use of our Sonic solution suite beyond mobile games to the wider app economy. Much of what makes us successful in games is transferable to other consumer applications, specifically, those that require efficient user acquisition, analytics, and a deep understanding of how to monetize content. Apps outside of the gaming category today typically do not maximize their use of ad monetization or paid user acquisition with the same frequency as games, and we see a growing opportunity to expand the adoption of our solutions to drive improved placement revenues, high-quality user acquisition capabilities and overall business growth for developers of apps in other categories. Further, we see an additional opportunity in extending our publishing capabilities to app categories beyond games, to enable more app developers to launch and scale their apps. As of March 31, 2021, over 17% of our customers with over $100,000 in revenue over the trailing 12-month period came from industries beyond gaming.

Increase telecom operators’ use of Aura to promote their own services

We also see significant growth opportunities within Aura. Our Aura telecom operator customers often initially leverage our device experience management solution to drive user engagement and monetization during device setup, before expanding to additional engagement touchpoints, or incorporating promotion of their own apps and services. Examples of additional touchpoints include smart notifications, device update, and device replacement. Examples of additional promotions include sale of device insurance, personalized data packages, and other telecom-branded content and services. Moving forward, we will continue adding incremental services to our customers that create additional monetization opportunities over time.

Once Aura is integrated as a system-level application on a device, telecom operators can easily expand to additional touchpoints or promotions as they look to deepen and enrich their user offering. Telecom operators have traditionally outsourced device experience management to multiple external partners, but with Aura, the system-level integration creates a relationship that is not only sticky for telecom operators but also a natural gateway to cross selling and growth. As customers use more of our solutions, our platform becomes more integrated with their businesses, contributing to platform stickiness.

Further expand in game publishing

We launched Supersonic, our game publishing solution in February 2020 and have experienced significant early success in growing our publishing scale. Our solution has been used to publish 25 games that had over 13 million daily active users as of March 31, 2021. We intend to continue to invest in scaling Supersonic, our Sonic publishing solution, to serve more developers and increase the usage of our platform. We aim to productize the publishing process, differentiating our offering by enabling developers to leverage an automated path to greater scale and profitability for their apps and driving scale for our solution. We intend to develop new publishing products for our customers and grow our first-party development capabilities to publish our own content on top of the largely third-party developed mobile games we currently publish. We see publishing as a sizable potential contributor to our revenue over time.

Invest in technology and innovation to create new solutions for our customers

The mobile and connected device end-markets our customers serve are highly competitive and continuously evolving. Our customers need solutions that help them deliver superior user acquisition, engagement and monetization to succeed. Our revenue grows in line with our customers’ success, and the evolving needs of our customers create new opportunities for us to deliver value to them as we serve more of their needs. We have a history of being first-to-market with automation and optimization solutions that are later adopted or replicated by industry participants. For example, in 2018 we were the first to market with an ad revenue measurement tool allowing developers to connect ad revenue generated by acquired users with the channels they were acquired on, enabling complete optimization of user growth spend. We intend to continue to leverage our research and development capabilities to create new solutions for our customers, which we believe will contribute to their greater business success, and therefore to our continued growth.

Extend our business platform to devices beyond mobile

We have experienced significant success in providing solutions for the mobile ecosystem. However, we see a significant opportunity to leverage our user growth, engagement and monetization expertise in building and offering solutions to customers for connected devices beyond mobile. For example, we are extending our Aura device experience management solution to smart TVs allowing us to grow our user engagement touchpoints beyond mobile. We intend to leverage our Aura brand and technology leadership with telecom operators and OEMs to facilitate expansion into these additional connected devices by designing relevant solutions and leveraging existing enterprise relationships to gain market share.

Growth through strategic M&A

Since our founding, we have acquired several companies to complement and augment our business platform. Many of the founders of these businesses have stayed on with us after the acquisition of their companies and form a substantial part of our leadership. The managerial experience and entrepreneurial drive of these founders who have stayed with our business helps drive our pace of innovation and reinforces our playbook of discovering and scaling new lines of business.

Beyond our research and development efforts, we have built a track-record of talent acquisition and strategic M&A, which has helped us grow our technological capabilities and industry expertise. Many of the solutions we provide today have been the result of strategic business combinations since our founding. For example, our acquisition of SupersonicAds in 2015 formed the basis of our mediation product, and we expect our recent acquisitions of both Soomla and Luna Labs to enable us to provide app and game developers with more tools to effectively create and manage the advertising inside of their apps, and increase the performance and efficiency of their user growth campaigns. In addition, in April 2021, we entered into an agreement to invest an amount of $20 million for 10% of MCE-SYS Ltd., a device management solutions provider to telecom operators and retailers. The investment closed in the second fiscal quarter of 2021. We will continue to add products, where appropriate, to continue to deliver a business platform offering a comprehensive set of growth, monetization and analytics solutions to our customers.

Our Solutions

Our business platform consists of our Sonic solution suite for app developers and our Aura solution suite for telecom operators. These solutions offer customers the means to engage, monetize, analyze and grow users throughout the entire mobile value chain, across both the app and device lifecycles. We offer customers the means to engage and monetize users across multiple channels, from the moment they first set up a device, to everyday app use.

Sonic

Our Sonic solution suite provides comprehensive business infrastructure to help developers manage and grow their app businesses. By automating user growth, optimizing monetization and providing in-depth analytics, Sonic enables developers to focus on content and app creation and providing an enjoyable user experience, while we help to drive their business expansion. We offer our customers a suite of solutions that cover the entire app growth cycle, from product-market fit, to revenue generation and scaled user growth. These solutions are connected through robust data and analytics, allowing customers to continuously optimize to meet their business needs.

User Growth

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Campaign management allows developers to create, monitor and optimize user acquisition campaigns. With clear visibility into the efficacy of campaigns, developers can focus their user acquisition efforts on delivering optimal returns.

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Cross promotion allows developers to cross promote their apps and games to existing users inside other apps in their portfolio. This enables developers to leverage their existing users to promote new content and grow engagement with their portfolio of apps, while increasing the lifetime value of their users. This tool is powered by the same data science as our network, ensuring that developers can use their own inventory to promote their apps without sacrificing revenue from other potential advertisers.

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ROAS automation empowers developers using our user growth solution to also leverage automated optimization tools, which can be set to automatically adjust campaign strategy based on ROAS or retention. This product can adjust thousands of bids in real-time, ensuring maximum campaign profitability in both the long and short term.

Monetization

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Mediation provides developers with a single point of access to source premium demand for their inventory and manage monetization across multiple advertising networks. This product is the core decision-making infrastructure that determines in real-time what impression to sell to which network in order to maximize our customers’ yield. Developers using our mediation product are also able to leverage our in-app bidding engine, which creates a real-time auction that enables multiple ad networks to compete for access to available in-app ad impressions. This ensures that placements are consistently filled at competitive prices and that developers receive the most value for their inventory. Further, automated in-app bidding eliminates the need to manually adjust ad serving mechanics for developers, as well as reducing latency to drive a better user experience.

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Network gives developers direct access to demand from premium advertisers to drive revenue through engaging in-app advertising placements, which function as an integral part of the in-app economy and experience. These include rewarded videos, which allow users to opt-in to engage with a video ad in exchange for in-app currency to further progress in a game or unlock premium content in an app. When implemented correctly, these user-initiated ad experiences can drive not only revenue, but also increased retention and app usage. Our advertisers primarily consist of other game and app developers running performance campaigns, in addition to a growing number of brand advertisers.

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A/B testing allows developers to test and evaluate different monetization strategies, providing clarity on which approach will maximize the lifetime value of their users. With the ability to rapidly see the impact of changes in monetization approach, developers can react to shifting user trends in real-time while maximizing revenue.

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Segmentation allows customers to customize the ad experience based on specific segments. For example, developers are able to tailor ad implementation for paying versus non-paying users or highly engaged vs. less engaged users. By customizing the ad experience per segment, developers are able to create the best experience for their users, as well as generate more revenue for their app.

Creative Management

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Automated creative production tools allow developers to quickly and easily create rich video and interactive playable ads directly from their game assets. This significantly reduces the manual overhead involved in generating high-performing, rich creative ads at scale, which, in turn, empower developers to gain more of an edge in their user growth campaigns.

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Creative workflow management provides developers with a centralized dashboard where they can store, manage and edit all of their creative ads. The dashboard includes performance data for each creative ad, allowing developers to collaborate with teams on creative optimization plans and then can quickly and easily edit elements such as text, colors and characters in order to iterate on or refresh creative ads to drive higher performance in user growth campaigns.

Analytics

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In-app analytics gives developers visibility into the business health of their apps, including key in-app performance metrics such as engaged users, retention, churn, in-app purchase revenue and game play time.

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Ad quality gives developers increased visibility into ads running on their inventory from multiple ad networks. This affords them much greater control over their ad monetization and user experience, allowing them to remove ads that may be inappropriate, misleading or non-compliant.

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Creative analytics gives developers granular insight into the performance of specific creative ads. Beyond performance data, developers are able to see how users engage with and behave within interactive ads, allowing them to optimize the in-ad experience in order to maximize user engagement and ultimately conversion.

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Cohort reports track metrics such as retention and revenue per user over time from the moment the user was created within a defined date range. This allows developers to understand the behaviors of groups of users over time, enabling them to make data-driven decisions to optimize both revenue generation and user engagement for their apps. Cohort reports also provide key performance indicators per ad unit, allowing developers to efficiently test and optimize their ad monetization strategies.

Publishing

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Marketability testing can quickly and easily assess the product-market fit of a given app or game concept by measuring the market or user response to a developer’s minimum viable product. This enables app developers to focus development resources solely on high-value or high potential apps.

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Cross-platform user acquisition management empowers developers to run user growth campaigns across multiple ad networks at scale, leveraging multiple automated optimization tools to adjust for greater ROAS and lifetime value.

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Game management tool gives developers full visibility into in-game monetization data, allowing them to understand game performance and optimize lifetime value according to critical monetization key performance indicators, such as revenue and impressions, filtered by ad unit, country and time frame

Aura

Our Aura solution suite empowers telecom operators to provide a richer, more personalized and dynamic device experience, leveraging app and content recommendations to increase the lifetime value of their customer bases, improve net promoter scores and reduce churn. Aura provides a unique on-device distribution channel for app developers, allowing them to connect with relevant users throughout the device lifecycle. By giving telecom operators a single solution that creates and manages a rich device experience with more subscriber engagement touchpoints, Aura offers telecom operators revenue-generation opportunities beyond the purchase of devices and data plans.

User Engagement

Through a single, system-level integration, ironSource Aura offers a comprehensive solution for creating and managing a rich device experience comprising multiple engagement touchpoints. Telecom operators are able to customize which engagement touchpoints to include in a users’ experience and what content should be shown, from third-party apps and content, to owned and operated services. These touchpoints occur across the entire device lifecycle, from the time a user first sets up a new device, until they trade in for a new device.

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Setup manager. A significant portion of app installs occur within the first 48 hours of owning a device. Aura leverages this high-engagement moment to create a personalized and dynamic device set-up experience, allowing app developers to recommend their apps to relevant users, and allowing users to set up their new devices with the apps they want and need. The process of selecting and installing apps is seamless and managed entirely through the cloud-based Aura environment. Telecom operators also leverage this touchpoint to promote owned and operated services, such as device protection and insurance, with payment fully integrated into existing carrier billing. During the setup process, users are asked if they would like to input/share gender and age information in order to personalize the experience, and approximately 70% opt-in to do so, driving a more tailored and therefore higher-converting promotion experience.

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Device update manager. After a user has set up their new device, Aura continues to offer additional user engagement touchpoints, including leveraging the operating system update as an opportunity to re-engage users with newly-relevant apps and services based on the new capabilities of the updated operating system.

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Notification manager enables in-life notifications that suggest third-party or telecom operator-branded services to users based on device-level triggers, such as when a user’s device storage nears capacity. In this instance, Aura can trigger a telecom operator-branded offer for device backup and cloud storage. App developers can connect with potential users at moments their apps would be welcome and relevant, and telecom operators are able to deliver highly targeted subscription or on-demand services offers to their subscribers, removing the guess-work from network promotions, and providing subscribers with helpful offerings when they need them most.

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App manager enables users to clear space on their device and optimize battery life and data consumption, by identifying and removing apps they are no longer using. This allows carriers to provide more value to their users and has the added benefit of driving savings in data consumption.

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Game manager creates a single launchpad for on-device game discovery and an option to subscribe for weekly or monthly personalized game recommendations, allowing telecom operators to drive additional value for users who play games on their phone.

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News manager creates a fully white-labeled news experience for users, aggregating multiple and smart notifications. Using Aura’s rich data, news manager is able to ensure that users are seeing the most relevant news content within the best context for engagement.

Device Experience Management

In addition to creating new engagement touchpoints across the entire device lifecycle, our optimization engines maximize the quality of user experience and ensure relevant content is delivered to users, driving greater user engagement.

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Experience optimizer is an engine responsible for adjusting the user interface, look and feel, and user experience of each touchpoint in order to optimize user engagement. The optimizer automatically runs thousands of A/B tests and improves the results using machine learning algorithms to determine and apply the most suitable variant per user, in real-time.

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Content optimizer is an engine that ranks and decides which content, apps or services appear within a touchpoint so that the most relevant content is shown to the user. This increases conversion rate and enables carriers to manage their owned and operated payload.

Analytics

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Device analytics provide telecom operators with a complete picture of how users are interacting with different content and applications across their entire global networks. This information, presented in a simple and digestible dashboard format, can be broken down by gender, age and other segmentations to give telecom operators a clear picture of how they can further personalize their offering to boost user engagement and mitigate churn.

Our Customers

Our customers range from large global enterprises to mid-sized, small and independent businesses and individuals. We define a customer as an individual or entity that generated revenue during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is treated as a single customer, even though we may enter into commercial agreements with multiple parties within that organization.

We have a history of strong growth in our customer base. We focus on the number of customers that generated more than $100,000 of revenue over the trailing 12-month period as this segment of our customer base represents the majority of our revenue and revenue growth and we expect that trend to continue. As of December 31, 2019 and 2020 and March 31, 2021, we had 189, 291 and 292 of such customers, who together represented over 91%, 94% and 94% of our revenue, respectively, demonstrating our strong and growing penetration of large enterprises, including leading mobile gaming studios, telecom operators and large enterprises outside of gaming. As of March 31, 2021, we had over 4,000 customers, which includes smaller customers that leverage our business platform to better engage and monetize their users and grow their apps into scalable businesses.

The number of customers that generated more than $100,000 of revenue over the trailing 12-month period has increased sequentially year-over-year, primarily driven by our customers’ continued success using our solutions and the growing adoption of our business platform by existing customers for additional use-cases, as evidenced by our dollar-based net expansion rate of 176%, as well as growth in the number of new customers that contributed more than $100,000 of revenue over the trailing 12-month period as of March 31, 2021.

In the three months ended March 31, 2020 and 2021, 29% and 36% of our revenue was generated by customers in the United States, 36% and 22% was generated by customers in EMEA, and 22% and 16% was generated by customers in the APAC region, respectively. No single customer accounted for more than 10% of our revenue in the years ended December 31, 2019 and December 31, 2020, which does not take into account certain mergers or acquisitions that occurred during the year ended December 31, 2020. For the three months ended March 31, 2021, we have one individual customer representing 13% of our total revenue.

Sales and Marketing

Our performance-based business model is aligned with our customers’ growth, making it intuitive for customers to start working with us and use our business platform to grow their apps and engage their users. We go-to-market through our direct sales team, which consists of field sales and inside sales professionals. In addition, we onboard a subset of customers through our website, through self-service channels. Our direct sales team is primarily focused on new customer acquisition and increasing the adoption of our solutions within these customer categories. We support customers on an ongoing basis through a growth team to ensure customer satisfaction and to help increase the value our solutions create for our customers, driving our expansion within organizations. Our relationships within customer organizations often grow beyond the initial use-cases of our solutions to include senior technology and business decision-makers.

Our marketing team combines the creation of inbound demand with direct marketing efforts targeted at business and technology leaders. We focus our multi-touch marketing efforts on the strength of our innovation, the value we provide and our domain expertise. We leverage this expertise to power a strong position of thought leadership in our industry and deploy this thought leadership across a range of marketing channels. Our reputation in scaling the apps of large enterprises and our deep domain expertise in the app economy drives word-of-mouth demand for our platform. By positioning our products as best-in-class, powerful and easy to adopt, we offer powerful motivators for new customers to engage with our sales team.

We use diverse methods to connect with prospective customers, such as content marketing, email marketing, events, digital advertising, social media, public relations and community initiatives. We place a strong emphasis on partner marketing, collaborating extensively with our customers, thought leaders and other companies in the industry to create valuable content that feeds our independent content brand—LevelUp—which comprises a podcast, a developer resource hub, and a Medium publication staffed by contributing thought leaders from the gaming industry. We also invest heavily in owned and operated events on a regional, national and global level, including our annual, invite-only Gamefest Summit for game industry decision-makers, as a means to engage both customers and prospective customers, deliver product training, share best practices and foster community. The sales teams work with marketing to actively pursue leads generated from marketing programs and help take prospective customers through the evaluation and purchase process.

As of March 31, 2021, we had 256 employees in our sales and marketing organization, including sales development, field sales, business development, sales operations, sales strategy, growth team and marketing personnel. We intend to continue to invest in our sales and marketing capabilities to capitalize on our market opportunity.

Research and Development

Our research and development organization consists of teams specializing in software engineering, user experience, product management, data science, technical program management, and technical writing. It is responsible for the design, development, testing and delivery of new technologies, features, integrations, and improvements of our business platform. It is also responsible for operating and scaling our business platform, including the underlying infrastructure. Research and development employees are located primarily in our offices in Tel Aviv-Yafo.

Our most significant investments are in research and development to drive core technology innovation and bring new solutions to market. Over the last two fiscal years ended December 31, 2020, we have invested approximately $89.1 million in research and development to build our business platform, and for the three months ended March 31, 2021, we invested approximately $20.4 million in research and development expenses, compared to $10.1 million for the three months ended March 31, 2020. As of March 31, 2021, we had 461 employees involved in research and development and related activities, which accounted for over 53% of our total headcount. We intend to continue to invest in our research and development capabilities to maintain a rapid sustained pace of innovation in our business.

Competition

We primarily compete with other technology platforms and digital content monetization services. While the markets we serve are highly competitive and rapidly evolving, most of our competitors offer point solutions that represent a subset of the solutions that are available on our business platform. Our competition includes the following:

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Well-established technology platforms that vary in size and compete with us primarily with their mobile monetization solutions. These solutions include Google AdMob, Facebook Audience Network, Unity Software, MoPub by Twitter and AppLovin, as well as various private companies. Several of these platforms, including Google and Facebook, are also our partners and customers.

•	Companies with emerging device lifecycle monetization services and products that compete in a number of our markets, such as Digital Turbine.

The markets we serve are highly competitive and evolving rapidly, with the continued introduction of new technologies and innovations. We also expect new players to enter our market and existing companies to allocate more resources to develop and distribute solutions that compete with us. We believe that our ability to compete effectively for content creators depends upon many factors, including, but not limited to: providing a comprehensive set of solutions; increasing the volume of and ability to leverage user provided data and contextual data and analytics; increasing the pace and quality of innovation; providing high-quality solution capabilities, including performance, scalability, security and reliability; effective advertising solutions; ability to drive business value for customers; providing a consistent user experience across apps and devices; strong brand reputation and recognition; ease of deployment, implementation and use of solutions; pricing transparency and optimized price-performance benefits; and the quality of service and customer satisfaction. We believe that we compete favorably with respect to these factors. See “Risk Factors—Risks Related to Our Business and Industry—The markets in which we operate are competitive, and if we do not compete effectively, our business, financial condition and results of operations could be harmed.” for a more comprehensive description of risks related to competition.

Security, Privacy and Data Protection

We are subject to various federal, state, and international laws and regulations that affect companies conducting business on mobile platforms, including those relating to privacy, data protection, the Internet, behavioral advertising, mobile applications, content, advertising and marketing activities and consumer protection. New and evolving laws and regulations, and changes in their enforcement and interpretation, may require changes to our technology, solutions, or business practices, which may significantly limit the ways in which we collect and process data of individuals, communicate with users, serve advertisements and generally operate our business. This may increase our compliance costs and otherwise adversely affect our business and results of operations. As our business expands to include additional solutions and industries, and our operations continue to expand internationally, our compliance requirements and costs may increase and we may be subject to increased regulatory scrutiny.

The data we collect and otherwise process is integral to our business, technology, solutions and services, providing us with insights to improve our developer tools and solutions for developers and telecom operators, to optimize our business platform, app discovery and monetization and to drive user acquisition investment returns. Our collection, use, receipt, storage and other processing of data in our business subjects us to numerous U.S. state and federal laws and regulations, and foreign laws and regulations, addressing privacy, data protection and the collection, storing, sharing, use, transfer, disclosure, protection and processing of certain types of data. Such regulations include, for example, the European Union General Data Protection Regulation 2016/679 (the “GDPR”) as implemented by European Union member states, the Privacy and Electronic Communications Directive 2002/58/EC, the UK Data Protection Act 2018 (which retains the GDPR under UK law), the Israeli Privacy Protection Regulations (Data Security) 2017, the Children’s Online Privacy Protection Act, Section 5(a) of the Federal Trade Commission Act, the California Consumer Privacy Act and the forthcoming California Privacy Rights Act, which will not take substantial effect until January 1, 2023 and other applicable laws globally. Non-compliance with these laws could result in fines, regulatory investigations, reputational damage, orders to cease or change our processing of data, enforcement notices or assessment notices for a compulsory audit, civil claims for damages, as well as associated costs, diversion of internal resources and reputational harm. Although we take extensive efforts to comply with all applicable laws and regulations, we can provide no assurance that we will not be subject to regulatory and/or private action, including fines for non-compliance with data protection and privacy laws, including in the event of a security incident. In addition, operating system platform providers or app stores, such as Apple or Google, may change their technical requirements, guidelines or policies in a manner that adversely impacts the way in which we or our customers collect, use and share data from end-user devices. Restrictions in our ability to collect, use and share data from end-user devices as desired could negatively impact our platform and have a material adverse effect on our and our customers’ businesses.

We work to comply with, and to support customers, demand partners and ecosystem partners in their efforts to comply with, applicable laws and regulations relating to privacy, data protection and information security. We maintain a dedicated privacy team that is responsible for overseeing compliance with the different data protection and privacy laws within our business. We maintain privacy information notices for individuals whose personal data is processed, enter into data processing agreements, conduct data protection impact assessments, product and feature reviews, maintain a reasonably exhaustive list of data collected and processed, and respond to privacy-related queries and requests. This helps underpin our strategy of building trust and providing a strong experience to ecosystem partners, demand partners and customers. We take a variety of technical and organizational security measures and other procedures and protocols to protect data, including data pertaining to users and employees. Despite measures we put in place, we may be unable to anticipate or prevent unauthorized access to or disclosure of such data.

To read more about our approach to laws and regulations relating to privacy, data protection, and information security, please see the section titled “Risk Factors—Risks Related to Our Business and Industry—We are subject to rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection, data security and the protection of children. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could harm our business.”

Intellectual Property

We consider our trademarks, trade dress, copyrights, trade secrets, patent and other intellectual property rights, including those in our know-how and the software code of our proprietary technology, to be, in the aggregate, material to our business. We protect our intellectual property rights by relying on federal and state statutory and common law rights, foreign laws where applicable, as well as contractual restrictions. We believe that our unique position in the mobile app ecosystem as the business operating system for app developers and telecom operators, our expertise and determination of our employees, and the functionality and flexibility of our technology and solutions in an ever-evolving industry, are key contributors to our success.

As of March 31, 2021, we have two U.S. patent applications related to different components of our Aura engagement platform. In addition, we own and use trademarks and service marks on or in connection with our proprietary technology and related services, including both unregistered common law marks and issued trademark registrations. As of March 31, 2021, we own three registered trademarks in the United States, four pending trademark applications in the United States, as well as 33 registered trademarks in non-U.S. jurisdictions related to our business and product names. Finally, we have registered domain names for websites that we use in our business, such as www.is.com.

We design, test and update our products, services and websites regularly, and we have developed our proprietary solutions in-house. Our know-how is an important element of our intellectual property. The development and management of our platform requires sophisticated coordination among many specialized employees. We take steps to protect our know-how, trade secrets and other confidential information, in part, by entering into confidentiality agreements with our employees, consultants, developers and vendors who have access to our confidential information, and generally limiting access to and distribution of our confidential information. To protect our technology against unauthorized access, we also implement multiple layers of security. Access to our platform, other than to obtain basic information, requires system usernames and passwords.

While most of the intellectual property we use is developed and owned by us, we have obtained rights to use intellectual property of third parties through licenses and services agreements. Although we believe these licenses are sufficient for the operation of our business, these licenses typically limit our use of the third parties’ intellectual property to specific uses and for specific time periods.

We intend to pursue additional intellectual property protection to the extent we believe it would advance our business objectives and maintain our competitive position. Notwithstanding these efforts, there can be no assurance that we will adequately protect our intellectual property or that it will provide any competitive advantage. From time to time, we expect to face in the future allegations by third parties, including our competitors, that we have infringed their trademarks, copyrights, patents and other intellectual property rights or challenging the validity or enforceability of our intellectual property rights. We are not presently a party to any such legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows.

Company Values

We are business-enablers. As such, our success is closely aligned with the business success of our customers, so the more we are able to drive and support our customers’ growth, the more we grow in turn, and the more we are able to continue innovating to increase the value we provide our customers. This drives a basic customer-first approach that informs everything we do.

At the same time, we believe that our corporate culture and our relationship with our employees contribute meaningfully to our success. We have a long history of investing heavily in the welfare, growth and professional development of our employees, and have been ranked multiple times among the top companies to work for in Israel, most recently in 2020, when we were recognized by Dun & Bradstreet Israel as among the top three best tech companies to work for in Israel, alongside Google and Microsoft. We strive to be a company where employees can reach and exceed their full potential, and work at a scale that reaches millions.

At the core of ironSource’s DNA is the concept of free-to-play. Externally, from our founding until today, our products have been designed to make the freemium/free-to-play economy work better for content creators. We empower them to turn their digital content and products into viable businesses without having to charge for them. Internally, free-to-play encapsulates a company culture that is based on trust and giving our employees the freedom to explore, lead and impact the company in both expected and unexpected ways. This foundational concept underpins a set of values which apply both to how we operate within our company, and our industry.

Free to create: Many of ironSource’s most successful products were created by people who took the initiative and had the courage to create them internally. Giving people the space to do so is how we have grown to where we are, and it will be what takes us ahead. We want employees to identify opportunities, execute on them, and ultimately to be the people that lead growth at ironSource.

Free to change: Many employees in ironSource have benefited from our internal mobility program, which allows employees to grow their skill-sets and evolve their careers within ironSource. This agility is key to staying competitive in an industry growing at speed. It is never boring, and our employees end up growing as fast as we do.

Free to connect: We are a company of people who love people. We respect and value the unique differences in each employee’s approach, and that diversity drives not only our success, but also how much we genuinely enjoy growing ironSource together. This respect is the glue that connects hundreds of us across the globe.

Free to learn: Employees rarely run out of opportunities to learn at ironSource. We never assume we know it all, and there is always room for improvement. We’re not afraid of criticism—as long as it’s constructive. If we’re not experts in our field, we make sure we acquire the knowledge and the skills necessary to be one.

Free to fail: We aren’t afraid of failure. We believe it’s better to fully commit to a task believing in its success, than be too afraid to try. In our history, we’ve had our share of failures, but the impact of our successes has far outweighed them.

Employees

As of March 31, 2021, we had 859 employees across 10 offices in 9 countries, with 461 employees in research and development and related activities. In response to the COVID-19 pandemic, we implemented changes that we determined were in the best interest of our employees and the communities in which we operate, and which comply with government regulations. This includes enabling the vast majority of our employees to work from home, while implementing additional safety measures for employees continuing critical on-site work where legally possible.

Most of our employees are located in Tel Aviv. We apply the law with respect to all aspects of the employment of our employees including with respect to hiring and termination procedures, equal opportunity and anti-discrimination laws and other conditions of employment. In many cases, the terms of employment of our employees exceed the minimum required under Israeli labor laws including, but not limited to, with respect to the minimum wage monthly allocation to pension funds and payment of severance pay (upon retirement, dismissal and death), annual leave, sick days and advance notice of termination of employment. As per the requirements of the law, we make payments to the National Insurance Institute.

None of our employees work under any collective bargaining agreements. Extension orders issued by the Israeli Ministry of Economy and Industry apply to us and affect matters such as length of working hours and week, recuperation pay, travel expenses and pension rights. We have never experienced labor related work stoppages or strikes and believe that our relations with our employees are satisfactory.

Facilities

Our principal facilities are located in Tel Aviv, Israel and consist of approximately 10,170 square meters (approximately 109,500 square feet) of leased office space. These facilities currently accommodate our principal executive offices, research and development, account management, marketing, design, business development, finance, information technology, user support and other administrative activities. 569 of our employees are located in Tel Aviv. The lease for these facilities expires on June 30, 2022, and we have the option to extend our lease for an additional five years beyond the current term and an additional five years after the first option period.

We also lease offices in New York City, San Francisco, Beijing, London, Bangalore, Seoul and Tokyo. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of business, as well as governmental and other regulatory investigations and proceedings. Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, we are not currently a party to any legal proceedings that, if determined adversely to us, would, in our opinion, likely have a significant effect on our financial position or profitability. For more information regarding risks related to litigation, see “Risk Factors—Risks Related to Our Business and Industry—Any legal proceedings or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome.”

MANAGEMENT

The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Executive Officers
Tomer Bar-Zeev	45	Co-Founder, Chairman and Chief Executive Officer
Assaf Ben Ami	45	Chief Financial Officer
Tamir Carmi	42	Co-Founder, Chief Operating Officer
Arnon Harish	44	Co-Founder, President, Director
Omer Kaplan	40	Co-Founder, Chief Revenue Officer
Dalia Litay	48	General Counsel
Eyal Milrad	43	Co-Founder, Chief Strategy Officer, Director

Directors
Orlando Bravo	50	Director
Shlomo Dovrat	61	Director
David Kostman	56	Director
Yehoshua Nir (Shuki)	51	Director
Tal Payne	49	Director
Daniel Pindur	42	Director
Marni Walden	54	Director

The current business address for our executive officers and board of directors is 121 Menachem Begin Street, Tel Aviv 6701203, Israel.

Executive Officers

Tomer Bar-Zeev. Mr. Bar-Zeev is one of our co-founders and has served as our Chief Executive Officer since our founding in 2010. Mr. Bar-Zeev has also served as a member of our board of directors since July 2011 and as our Chairman of the Board since June 2021. Mr. Bar-Zeev previously served on the board of directors of Partner Communications, a public company listed on Nasdaq and Tel Aviv Stock Exchange from 2017 to 2019. Prior to founding ironSource, Mr. Bar-Zeev served as a Vice President at Payoneer. Mr. Bar-Zeev currently serves on the boards of the Israel Advanced Technology Industries, which is an organization that connects Israel’s tech and life sciences industries, and HaGal Sheli, a non-profit organization that serves at-risk youth. Mr. Bar-Zeev has been named one of the 100 Most Intriguing Entrepreneurs by Goldman Sachs. Mr. Bar-Zeev holds a BSc in Computer Science from IDC Herzliya.

Assaf Ben Ami. Mr. Ben Ami has served as our Chief Financial Officer since 2012. Mr. Ben Ami currently serves on the board of directors of Noga Capital Partners SA. Mr. Ben Ami previously served as Chief Financial Officer of Volonet from 2011, which merged into ironSource in 2012. Previously, he served as the Director of Finance at Viola Ventures, an affiliate of the Viola Group, from 2007 to 2011, and as an Audit Manager at Deloitte Israel from 2002 to 2007. Mr. Ben Ami holds a B.A. in Economics and Accounting from the Hebrew University of Jerusalem and an M.B.A. in Financial Management from Tel Aviv University. Mr. Ben Ami is also a Certified Public Accountant.

Tamir Carmi. Mr. Carmi is one of our co-founders and has served as our Chief Operating Officer since 2012. Mr. Carmi served as a member of our board of directors from 2012 to 2021. Mr. Carmi currently serves as a member of the board of directors for several private companies. Mr. Carmi previously co-founded and served as the Chief Executive Officer at Volonet, which merged into ironSource in 2012. Mr. Carmi co-founded the interactive media company, Web3.0. Mr. Carmi holds a B.A. from Haifa University and an E.M.B.A. from Tel Aviv University.

Arnon Harish. Mr. Harish is one of our co-founders and has served as our President since 2012. Mr. Harish has served as a member of our board of directors since 2012. Mr. Harish currently serves on the board of directors for several private companies. Mr. Harish previously co-founded and served as Chief Marketing Officer of Volonet, which merged into ironSource in 2012. From 2006 to 2007, Mr. Harish was the Vice President of Business Development at Interlogic, an internet gaming company. Mr. Harish studied Computer Science and completed the Zell entrepreneurship program at IDC Herzliya and is a member of the China-Israel Innovation Fellowship (linked to the Aspen Institute).

Omer Kaplan. Mr. Kaplan is one of our co-founders and has served as our Chief Revenue Officer since 2018. Previously, he served as our Chief Marketing Officer from 2015 to 2018 and as our Deputy Chief Executive Officer from 2013 to 2015. Mr. Kaplan founded and previously served from 2010 to 2013 as the Chief Executive Officer of AfterDownload, a provider of display advertising technology, which we acquired in 2013. Mr. Kaplan has also served as a director for The Rett Syndrome Research and Treatment Association since 2009. Mr. Kaplan currently serves on the board of directors for a privately held company. Mr. Kaplan holds a degree in Law from the Tel Aviv University School of Law.

Dalia Litay. Ms. Litay has served as our General Counsel since 2015. Ms. Litay previously worked as an attorney at Meitar Liquornik Geva Leshem Tal from 2013 to 2015, and from 2004 to 2007, she worked as an attorney at Herzog Fox and Neeman. From 2001 to 2004, Ms. Litay worked at Time Inc. and at Paul, Weiss Rifkind Wharton and Garrison from 1997 to 2001. Ms. Litay holds an LL.M. in Corporate Law from NYU School of Law and an LL.B. from University of Warwick School of Law. Ms. Litay is a member of both the New York Bar and the Israeli Bar.

Eyal Milrad. Mr. Milrad is one of our co-founders and has served as our Chief Strategy Officer since 2019. Previously, he served as the CTO of ironSource Mobile Ltd. from 2016 to 2019. Prior to that, he held a number of technical and business leadership roles throughout the Company’s early stages of growth. Mr. Milrad has served as a member of our board of directors since 2011. Mr. Milrad began his career as an engineer during the establishment of the Orange cellular service in Israel (Partner Communications Company) and as an IT Architect for a number of recognizable enterprise tech companies, particularly within the telecom industry. Mr. Milrad holds a B.S. degree in Computer Science with honors from The Open University of Israel.

Directors

Orlando Bravo. Mr. Bravo was the Chairman of the board of directors of Thoma Bravo Advantage and has served as a member of our board since the completion of the business combination with ironSource. Mr. Bravo is also a Founder and Managing Partner of Thoma Bravo. He led Thoma Bravo’s early entry into software buyouts and built Thoma Bravo into one of the top private equity firms in the world. Mr. Bravo has overseen over 270 software acquisitions conducted by Thoma Bravo, representing more than $79 billion in transaction value. Forbes named him “Wall Street’s best dealmaker” in 2019, and he was part of Thomson Reuters “Eight Buyout Pros to Watch” in 2009. Mr. Bravo was born in Mayaguez, Puerto Rico. He graduated Phi Beta Kappa with a bachelor’s degree in economics and political science from Brown University in 1992 and earned a JD degree from Stanford Law School and an MBA degree from the Stanford Graduate School of Business in 1998.

Shlomo Dovrat. Mr. Dovrat has served as a member of our board of directors since 2011. Mr. Dovrat is a co-founder of the Viola Group, a technology investment group, and co-founder and General Partner of Viola Ventures, a venture capital firm, both of which were founded in 2000. Mr. Dovrat currently serves as a member of the board of directors of Outbrain, ProteanTecs, Worthy, Cellwise and other early stage tech companies. Mr. Dovrat served as Chairman of ECI Telecom from 2002-2007. Prior to founding Viola, Mr. Dovrat founded and served as CEO of Oshap Technologies and Teconmatix, Israeli technology companies that were traded on NASDAQ and subsequently sold in 1998 and 2005 respectively. Mr. Dovrat has been and continues to be active in various NGOs and serves as the Chairman of the Aaron Institute for Economic Policy and as chairman of “Pnima,” an Israeli social movement. Mr. Dovrat served as the Chairman of the Israel Democracy Institute from 2008 to 2012 and as the Chairman of the National Taskforce for the Advancement of Education in Israel from 2003 to 2005.

David Kostman. Mr. Kostman has served on our board since October 2014. Mr. Kostman currently serves as Chairman of the Board of Nasdaq listed Nice Ltd. Mr. Kostman currently serves as the Co-Chief Executive Officer and a member of the board of directors of Outbrain, Inc. Mr. Kostman currently serves as a member of the board of directors of Tivit S.A. and is Chairman of the Board of the non-profit organization AFNatal. Previously, he served as a member of the board of directors of publicly traded Retalix Ltd., which was acquired by NCR. From 2006 until 2008, Mr. Kostman was a Managing Director of Lehman Brothers, heading the Global Internet Group. From April 2003 until July 2006, Mr. Kostman was Chief Operating Officer and then Chief Executive Officer of Delta Galil USA, a subsidiary of the publicly traded Delta Galil Industries Ltd. From 2000 to 2002, Mr. Kostman was President of the International Division and Chief Operating Officer of publicly traded VerticalNet Inc. Prior to that, Mr. Kostman worked in the Investment Banking Divisions of Lehman Brothers from 1994 to 2000, focusing on the technology and Internet sectors, and NM Rothschild & Sons from 1992 to 1993. Mr. Kostman holds a B.A. in Law from Tel Aviv University and an M.B.A. in Business Administration from INSEAD.

Yehoshua Nir (Shuki). Mr. Nir has served as a member of our board of directors since the completion of the business combination of ironSource and Thoma Bravo Advantage. Since July 2018, Mr. Nir has served as a director of Kornit Digital Ltd., which develops, manufactures and markets industrial digital printing technologies for the garment, apparel and textile industries. He also serves as a director at EarlySense Ltd., a company that provides contact-free, continuous monitoring solutions for the medical and consumer digital health markets, since March 2017. From December 2012 to May 2016, Mr. Nir served as Senior Vice President, Corporate Marketing, and General Manager, Retail of SanDisk Corp., or SanDisk. From March 2008 to November 2012, Mr. Nir served as Senior Vice President and General Manager, Retail of SanDisk. From November 2006 through March 2008, he served in various other sales and marketing roles as a Vice President of SanDisk. Mr. Nir also served in various sales and marketing roles as a Vice President at msystems Ltd. from February 2003 until November 2006, when it was acquired by SanDisk. Prior to that, Mr. Nir held sales and marketing positions at Destinator Ltd. and also co-founded and served as Chief Executive Officer of MindEcho, Inc. Mr. Nir has a B.A. in Law and Accounting and an M.B.A. from Tel Aviv University.

Tal Payne. Ms. Payne has served as a member of our board of directors since 2021. Ms. Payne has served as Chief Financial Officer at Check Point Software Technologies Ltd. since 2008 and as Chief Financial and Operations Officer since 2015. Ms. Payne oversees Check Point’s global operations and finance, including investor relations, legal, treasury, purchasing and facilities. Prior to joining Check Point, Ms. Payne served as Chief Financial Officer at Gilat Satellite Networks, Ltd., where she held the role of Vice President of Finance for over five years. Ms. Payne began her career as a certified public accountant at PricewaterhouseCoopers. Ms. Payne holds a B.A. in Economics and Accounting and an Executive M.B.A. from Tel Aviv University. Ms. Payne is a Certified Public Accountant. Ms. Payne is a board member of SolarEdge Technologies, Inc.

Daniel Pindur. Dr. Pindur has served as a member of our board of directors since 2019. Dr. Pindur is a partner at CVC Capital Partners and currently serves also as a member of the board of directors of Breitling, DKV Mobility, Douglas, Messer Industries, and Tipico. Previously, he worked as an Analyst in the Investment Banking Division at Goldman, Sachs & Co. from 2002 to 2004. Dr. Pindur holds a degree in business administration from the WHU Graduate School of Management, a master in finance from the Stockholm School of Economics and a doctoral degree from the University of Ulm, Germany.

Marni Walden. Ms. Walden has served as a member of our board of directors since the completion of the business combination of ironSource and Thoma Bravo Advantage. Ms. Walden retired from Verizon Communications Inc. (“Verizon”), which provides wireless phone services, Internet access, global enterprise solutions and digital television services, in February 2018, where she most recently served as a Strategic Advisor from January 2018 to February 2018, and prior to that, served as President and Executive Vice President of Global Media and Telematics from March 2016 to January 2018, in which she built new revenue streams for Verizon and guided strategy for Verizon Media and the Connected Vehicle business, and as President and Executive Vice President of Product Innovation from May 2014 to March 2016, in which she led global strategy, venture and technology teams across all lines of business for Verizon. During her tenure at Verizon, as the company’s top-ranking female executive, Ms. Walden led multiple acquisitions and integrations including Yahoo, AOL, Fleetmatics, Telogis, Altel and RCC. Ms. Walden served as a director at Draft Kings from October 2018 to the present. She is a member of the compliance and governance committee as well as the chair of the transaction committee. Ms. Walden’s prior experiences include working for other wireless service providers including AT&T Inc., McCaw Communications, LLC and General Cellular Corporation. In addition, she served as Chief Operating Officer, from January 2011 to May 2014, and separately as Chief Marketing Officer, from October 2010 to January 2011, of Verizon Wireless, Inc. (f/k/a Cellco Partnership), a wireless telecommunications carrier. Ms. Walden currently serves as a member of the board of directors of Globetouch Inc. d/b/a Airlinq Inc. (since February 2017), which develops & deploys large scale connected applications around smart mobility and ecosystem monetization; Persado Inc. (since June 2018), which uses artificial intelligence to generate language for digital marketing; 4C Insights, Inc. (since April 2018), which provides a self-service intelligence platform for marketers; and Loon LLC (since January 2019), which partners with mobile network operators globally to expand the reach of their LTE service. She also serves as an advisor to Goldman Sachs and New Mountain Capital, as well as various private companies, including Transformco, Opensignal Limited. Inc, and Life Impact Solutions, Inc. d/b/a Mobilize Solutions. Ms. Walden attended California State University, Chico, where she majored in English and minored in Communications.

Corporate Governance Practices

As an Israeli company, we are subject to various corporate governance requirements under the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including the NYSE, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors (other than the gender diversification rule under the Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender). In accordance with these regulations, we elected to “opt out” from those requirements of the Companies Law. Under these regulations, the exemptions from such Companies Law requirements will continue to be available to us so long as: (i) we do not have a “controlling shareholder” (as such term is defined under the Companies Law), (ii) our shares are traded on certain U.S. stock exchanges, including the NYSE, and (iii) we comply with the director independence requirements and the audit committee and compensation committee composition requirements under U.S. laws (including applicable rules of the NYSE) applicable to U.S. domestic issuers.

We are a “foreign private issuer” (as such term is defined in Rule 405 under the Securities Act). As a foreign private issuer we are permitted to comply with Israeli corporate governance practices instead of the corporate governance rules of the NYSE, provided that we disclose which requirements we are not following and the equivalent Israeli requirement.

We intend to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings and with respect to shareholder approval requirements. As permitted under the Companies Law, pursuant to our amended and restated articles of association, the quorum required for an ordinary meeting of shareholders will generally consist of at least two shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law who hold at least 33 1⁄3% of the voting power of our shares. However, for so long as we qualify to use the forms and rules of a “foreign private issuer” under the rules of the SEC at the time of a general meeting of shareholders, if the meeting is initiated by and convened by our board of directors, the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent 25% of the outstanding voting power of our shares (and if the meeting is adjourned for a lack of quorum, the quorum for such adjourned meeting will be, subject to certain exceptions, any number of shareholders). This quorum standard takes the place of the hard-and-fast 33 1⁄3% of the issued share capital required under the corporate governance rules of the NYSE. As to shareholder approval, we will seek shareholder approval whenever required under the Companies Law rather than when required for a domestic U.S. issuer under the NYSE rules. We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on the NYSE. We may, however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other corporate governance rules.

Board of Directors

Under the Companies Law and our amended and restated articles of association, our business and affairs are managed under the direction of our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to executive management. Our Chief Executive Officer (referred to as a “general manager” under the Companies Law) is responsible for our day-to-day management. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the employment agreement that we have entered into with him. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that we may enter into with them.

Under our amended and restated articles of association, the number of directors on our board of directors can be no less than three and no more than eleven directors divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Therefore, beginning with the annual general meeting of 2022, each year the term of office of only one class of directors will expire.

Our directors are divided among the three classes as follows:

•	the Class I directors are Marni Walden, Shuki Nir and Arnon Harish, and their term will expire at our annual general meeting of shareholders to be held in 2022;

•	the Class II directors, are Tal Payne, David Kostman, Eyal Milrad and Daniel Pindur, and their term will expire at our annual meeting of shareholders to be held in 2023; and

•	the Class III directors are Tomer Bar-Zeev, Orlando Bravo and Shlomo Dovrat, and their term will expire at our annual meeting of shareholders to be held in 2024.

Our directors will generally be appointed by a simple majority vote of holders of ordinary shares, participating and voting (in person or by proxy) at an annual general meeting of our shareholders. Holders of our Class A ordinary shares and Class B ordinary shares will vote together as a single class on the election of directors, with each Class A ordinary share entitled to one vote per share, and each Class B ordinary share entitled to five votes per share. However, in the event of a contested election, the following rules will apply instead:

•

the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion; and

•

in the event that our board of directors does not, or is unable to, make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors (which shall mean that the nominees receiving the most “for” votes up to the number of board seats being filled in such election will be elected to the board of directors).

Each director will hold office until the annual general meeting of our shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.

Under our amended and restated articles of association, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office or amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office. In addition, vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created.

Chairperson of the Board

Our amended and restated articles of association provide that the Chairperson of the board of directors is appointed by the members of the board of directors from among them. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the chief executive officer unless approved by a special majority of the company’s shareholders. The shareholders’ approval can be effective for a period of five years following an initial public offering, and subsequently, for additional periods of up to three years.

In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors, the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer, and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on the NYSE, are required to appoint at least two external directors. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including the NYSE, which do not have a “controlling shareholder,” may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors. In accordance with these regulations, we have elected to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of our board of directors. Our exemption from compliance with the external director requirement can be reversed at any time at the election of our board of directors or in the event that any of the conditions under “—Corporate Governance Practices” above cease to be satisfied.

Audit Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint an audit committee. The audit committee must be comprised of at least three directors.

Listing Requirements

Under the corporate governance rules of the NYSE, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

Our audit committee currently consists of David Kostman, Tal Payne, Shuki Nir and Shlomo Dovrat. Mr. Kostman serves as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of the NYSE. Our board of directors has determined that Mr. Kostman is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of the NYSE.

Our board of directors has determined that each member of our audit committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

Our board of directors has adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the Companies Law, the SEC rules and the corporate governance rules of the NYSE and include:

•	recommending the appointment and termination of our independent auditors, subject to approval of the shareholders;

•	pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

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overseeing the accounting and financial reporting processes of our company and audits of our financial statements, the effectiveness of our internal control over financial reporting and making such reports as may be required of an audit committee under applicable law;

•	reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication or filing (or submission, as the case may be) to the SEC;

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recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law as well as approving the yearly or periodic work plan proposed by the internal auditor;

•	reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that could have a material impact on the financial statements;

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identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

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reviewing policies and procedures with respect to transactions (other than transactions related to the compensation or terms of services) between the Company and officers and directors, or affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and

•	establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees.

Compensation Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint a compensation committee, which must be comprised of at least three directors.

Listing Requirements

Under the corporate governance rules of the NYSE, we are required to maintain a compensation committee consisting of at least two independent directors.

Our compensation committee currently consists of Shlomo Dovrat, Daniel Pindur and Shuki Nir. Mr. Dovrat serves as chairperson of the committee. Our board of directors has determined that each member of our compensation committee is independent under the corporate governance rules of the NYSE, including the additional independence requirements applicable to the members of a compensation committee.

Compensation Committee Role

In accordance with the Companies Law, the roles of the compensation committee are, among others, as follows:

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making recommendations to the board of directors with respect to the approval of the compensation policy for office holders (as defined below under “Approval of Related Party Transactions under Israeli Law—Fiduciary Duties of Directors and Executive Officers”) and, once every three years, regarding any extensions to a compensation policy that was adopted for a period of more than three years;

•	reviewing the implementation of the compensation policy and periodically making recommendations to the board of directors with respect to any amendments or updates of the compensation policy;

•	resolving whether or not to approve arrangements with respect to the terms of office and employment of office holders; and

•	exempting, under certain circumstances, a transaction with our Chief Executive Officer from the approval of our shareholders.

Our board of directors has adopted a compensation committee charter setting forth the responsibilities of the committee, which are consistent with the corporate governance rules of the NYSE and include among others:

•

recommending to our board of directors for its approval a compensation policy in accordance with the requirements of the Companies Law as well as other compensation policies, incentive-based compensation plans and equity-based compensation plans, and overseeing the development and implementation of such policies and recommending to our board of directors any amendments or modifications the committee deems appropriate, including as required under the Companies Law;

•

reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including evaluating their performance in light of such goals and objectives;

•	approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law; and

•

administering our equity-based compensation plans, including without limitation, making awards to eligible persons under the plans and determining the terms of such awards, and recommending for approval by the board: (i) the adoption of such plans, and (ii) the amendment and interpretation of such plans and the awards and agreements issued pursuant thereto.

Compensation Policy under the Companies Law

In general, under the Companies Law, a public company must have a compensation policy approved by the board of directors after receiving and considering the recommendations of the compensation committee. In addition, a compensation policy must generally be approved at least once every three years, first, by the board of directors, upon recommendation of our compensation committee, and second, by a simple majority of the votes of ordinary shares present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:

•	such majority includes at least a majority of the votes cast by shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation policy; or

•

the total number of votes cast by non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy and who vote against the policy does not exceed two percent (2%) of the aggregate voting rights in the Company.

Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed grounds and after discussing again the compensation policy, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the company.

If a company that initially offers its securities to the public, like us, adopts a compensation policy in advance of becoming a U.S. public company, and describes it in its prospectus for such offering, then such compensation policy shall be deemed a validly adopted policy in accordance with the Companies Law requirements described above. Furthermore, if the compensation policy is established in accordance with the aforementioned relief, then it will remain in effect (without required re-approval) for a term of five years from the date such company becomes a public company.

The compensation policy must be based on certain considerations, include certain provisions and reference certain matters as set forth in the Companies Law. The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must be determined and later reevaluated according to certain factors, including: the advancement of the company’s objectives, business plan and long-term strategy; the creation of appropriate incentives for office holders, while considering, among other things, the company’s risk management policy; the size and the nature of the company’s operations; and with respect to variable compensation, the contribution of the office holder towards the achievement of the company’s long-term goals and the maximization of its profits, all with a long-term objective and according to the position of the office holder. The compensation policy must furthermore consider the following additional factors:

•	the education, skills, experience, expertise and accomplishments of the relevant office holder;

•	the office holder’s position and responsibilities;

•	prior compensation agreements with the office holder;

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the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, in particular the ratio between such cost to the average and median salary of such employees of the company, as well as the impact of disparities between them on the work relationships in the company;

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if the terms of employment include variable components—the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non-cash variable equity-based components; and

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if the terms of employment include severance compensation—the term of employment or office of the office holder, the terms of the office holder’s compensation during such period, the company’s performance during such period, the office holder’s individual contribution to the achievement of the company’s goals and the maximization of its profits and the circumstances under which he or she is leaving the company.

The compensation policy must also include, among other things:

•	with regards to variable components:

o

with the exception of office holders who report to the chief executive officer, a means of determining the variable components on the basis of long-term performance and measurable criteria; provided that the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, or if such amount is not higher than three months’ salary per annum, taking into account such office holder’s contribution to the company;

o

the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their payment, or in the case of equity-based compensation, at the time of grant.

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a condition under which the office holder will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of the office holder’s terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

•	a limit to retirement grants.

Our compensation policy is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance and provide a risk management tool. To that end, a portion of our executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. On the other hand, our compensation policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation.

Our compensation policy also addresses our executive officers’ individual characteristics (such as their respective position, education, scope of responsibilities and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers other than our Chief Executive Officer will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our Chief Executive Officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers other than our Chief Executive Officer may alternatively be based entirely on a discretionary evaluation, although we do not intend to rely on this allowance and instead expect to evaluate based on the foregoing performance objectives. Furthermore, our Chief Executive Officer will be entitled to approve performance objectives for executive officers who report to him.

The measurable performance objectives of our Chief Executive Officer will be determined annually by our compensation committee and board of directors. A non-material portion of the Chief Executive Officer’s annual cash bonus, as provided in our compensation policy, may be based on a discretionary evaluation of the Chief Executive Officer’s overall performance by the compensation committee and the board of directors.

The equity-based compensation under our compensation policy for our executive officers (including members of our board of directors) is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with our equity incentive plan then in place. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the awarded executive officers.

The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.

In addition, our compensation policy contains compensation recovery provisions which allow us under certain conditions to recover bonuses paid in excess, enable our Chief Executive Officer to approve an immaterial change to the terms of employment of an executive officer who reports directly to him or her (provided that the changes of the terms of employment are in accordance with our compensation policy) and allow us to exculpate, indemnify and insure our executive officers and directors to the maximum extent permitted by Israeli law, subject to certain limitations set forth therein.

Our compensation policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our compensation policy.

Our compensation policy was filed as an exhibit to the registration statement of which this prospectus forms a part.

Nominating and Governance Committee

Following the listing of our Class A ordinary shares on NYSE, our nominating and governance committee will consist of Marni Walden, Shlomo Dovrat and David Kostman. Ms. Walden will serve as chairperson of the committee. Our board of directors has adopted a nominating and governance committee charter setting forth the responsibilities of the committee, which include:

•	overseeing and assisting our board of directors in reviewing and recommending nominees for election as directors;

•	assessing the performance of the members of our board of directors;

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establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board of directors a set of corporate governance guidelines applicable to our business; and

•	overseeing our environmental, social and governance risks, strategies, policies, programs and practices to further our business purpose, strategy, culture, values and reputation.

Compensation of Directors and Executive Officers

Directors

Under the Companies Law, the compensation of our directors requires the approval of our compensation committee, the subsequent approval of the board of directors and, unless exempted under regulations promulgated under the Companies Law, the approval of the shareholders at a general meeting. If the compensation of our directors is inconsistent with our stated compensation policy, then those provisions that must be included in the compensation policy according to the Companies Law must have been considered by the compensation committee and board of directors, and shareholder approval will also be required, as follows:

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at least a majority of the votes cast by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, are voted in favor of the compensation package, excluding abstentions; or

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the total number of votes cast by non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed two percent (2%) of the aggregate voting rights in the Company.

Executive Officers other than the Chief Executive Officer

The Companies Law requires the approval of the compensation of a public company’s executive officers (other than the chief executive officer) in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company decline to approve a compensation arrangement with an executive officer (who is not a director) that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision.

An amendment to an existing arrangement with an executive officer requires only the approval of the compensation committee, if the compensation committee determines that the amendment is not material in comparison to the original arrangement. However, according to regulations promulgated under the Companies Law, an amendment to an existing arrangement with an executive officer (who is not a director) who is subordinate to the chief executive officer shall not require the approval of the compensation committee, if (i) the amendment is approved by the chief executive officer, (ii) the company’s compensation policy provides that a non-material amendment to the terms of service of such an executive officer may be approved by the chief executive officer and (iii) the compensation terms are consistent with the company’s compensation policy.

Chief Executive Officer

Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee; (ii) the company’s board of directors, and (iii) the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company decline to approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors set forth a detailed report for their decision. The approval of each of the compensation committee and the board of directors should be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained (by a special majority vote as discussed above with respect to the approval of director compensation).

The compensation committee may waive the shareholder approval requirement with regards to the approval of the compensation terms of a candidate for the chief executive officer position if it determines that the compensation arrangement is consistent with the company’s stated compensation policy, that the chief executive officer candidate did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the compensation to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate. In the event that the chief executive officer candidate also serves as a member of the board of directors, such candidate’s compensation terms as chief executive officer must be approved in accordance with the rules applicable to approval of compensation of directors.

Aggregate Compensation of Executive Officers and Directors

The aggregate compensation, including share-based compensation, paid by us and our subsidiaries to our executive officers and directors for the year ended December 31, 2020 was approximately $11.15 million. This amount includes approximately $0.2 million set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to our executive officers and directors, and other benefits commonly reimbursed or paid by companies in Israel.

For the year ended December 31, 2020, certain executive officers were eligible to receive annual discretionary bonuses, subject to the executive’s successful fulfillment of the executive’s personal business objectives, as determined by the board of directors, a committee thereof or the shareholders, as applicable. The objectives and level of fulfillment are determined by us in our sole discretion.

As of December 31, 2020, options to purchase 10,670,990 ordinary shares (comprised of 5,335,495 Class A ordinary shares and 5,335,495 Class B ordinary shares), granted to our executive officers and directors were outstanding under our equity incentive plans at a weighted average exercise price of $0.50 per ordinary share. As of December 31, 2020, RSUs that can be settled for 998,332 ordinary shares (comprised of 499,166 Class A ordinary shares and 499,166 Class B ordinary shares), had been granted and were outstanding. In addition, thus far in 2021, we have approved the grant of additional equity, consisting of options to purchase 24,908,370 ordinary shares (comprised of 12,454,185 Class A ordinary shares and 12,454,185 Class B ordinary shares), at a weighted average exercise price of $3.14 per ordinary share, and additional RSUs that can be settled for 127,900 ordinary shares (comprised of 88,950 Class A ordinary shares and 38,950 Class B ordinary shares), in the aggregate, to our executive officers and directors.

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party or an office holder or a relative of an interested party or an office holder, nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company or (iii) any person who serves as a director or as chief executive officer of the company. We have not yet appointed our internal auditor, but we intend to appoint an internal auditor in due course.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director and any other manager directly subordinate to the general manager.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

•	information on the business advisability of a given action brought for his, her or its approval or performed by virtue of his, her or its position; and

•	all other important information pertaining to such action.

The duty of loyalty requires that an office holder act in good faith and in the best interests of the company, and includes, among other things, the duty to:

•	refrain from any act involving a conflict of interest between the performance of his, her or its duties in the company and his, her or its other duties or personal affairs;

•	refrain from any activity that is competitive with the business of the company;

•	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for himself, herself or itself or others; and

•	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his, her or its position as an office holder.

Under the Companies Law, a company may approve an act specified above which would otherwise constitute a breach of the office holder’s duty of loyalty, provided that the office holder acted in good faith, neither the act nor its approval harms the company and the office holder discloses his, her or its personal interest a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest that such office holder may have and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If it is determined that an office holder has a personal interest in a non-extraordinary transaction, meaning any transaction that is in the ordinary course of business, on market terms and that is not likely to have a material impact on the company’s profitability, assets or liabilities, approval by the board of directors is required for the transaction, unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.

Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter, unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in the deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.

Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder for the purpose of computing such threshold.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “—Compensation of Directors and Executive Officers.”

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

•	an amendment to the company’s articles of association;

•	an increase of the company’s authorized share capital;

•	a merger; or

•	interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

Exculpation, Insurance and Indemnification of Office Holders

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability, in whole or in part, for damages caused as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

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a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;

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reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

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reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

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expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third-party;

•	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

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expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not exculpate, indemnify or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors’ and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability for damages caused as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the highest of $1.2 billion, 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made and 10% of our total market cap calculated based on the average closing price our Class A ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Employment and Consulting Agreements with Executive Officers

We have entered into written employment agreements with our executive officers. These agreements provide for prior notice periods with respect to termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive salary and benefits; provided that we may provide continued payment of base salary in lieu of all or a portion of the notice period.

These employment agreements also contain customary provisions regarding non-competition, non-solicitation, confidentiality of information and assignment of inventions. However, the enforceability of the non-competition provisions may be limited under applicable law.

Equity Incentive Plans and Employee Share Purchase Plan

2013 Share Incentive Plan

The 2013 Share Incentive Plan (the “2013 Plan”) was adopted by our board of directors on August 11, 2013 and most recently amended and restated on April 15, 2019. The 2013 Plan provides for the grant of equity-based incentive awards to our employees, directors, officers, service providers and consultants in order to incentivize them to increase their efforts on behalf of our company and to promote the success of our business.

Authorized Shares. We no longer grant any awards under the 2013 Plan and currently grant awards under our 2021 Plan (described below), although previously granted awards under the 2013 Plan remain outstanding. As of July 1, 2021, 67,628,304 ordinary shares, consisting of 33,814,152 Class A ordinary shares and 33,814,152 Class B ordinary shares, were issuable upon exercise or settlement of outstanding awards under the 2013 Plan. Shares underlying an award granted under the 2013 Plan that have expired, or were cancelled, terminated or forfeited for any reason, without having been exercised, are available for issuance in the form of ordinary shares under the 2021 Plan in accordance with the terms of the 2021 Plan.

Administration. Our board of directors, or a duly authorized committee of our board of directors, referred to as the administrator, administers the 2013 Plan. Under the 2013 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2013 Plan and any award agreements or awards granted thereunder and take all actions and make all other determinations necessary for the administration of the 2013 Plan.

The administrator also has the authority to amend and rescind rules and regulations relating to the 2013 Plan or terminate the 2013 Plan at any time before the date of expiration of its ten-year term.

Eligibility. The 2013 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance” and “102 Awards,” respectively), and Section 3(i) of the Ordinance and for awards granted to our and our affiliates’ United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, in compliance with Section 422 of the United States Internal Revenue Code of 1986 (the “Code”) and Section 409A of the Code.

Section 102 of the Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares, options or certain other types of equity awards. Our non-employee service providers and controlling shareholders may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits.

Awards. The 2013 Plan provided for the grant of share options (including options that qualify as incentive stock options under Section 422 of the Code (“Incentive Stock Options”) and nonqualified stock options), restricted shares, restricted share units and other share-based awards. Options granted under the 2013 Plan to our employees who are U.S. residents may qualify as Incentive Stock Options within the meaning of Section 422 of the Code or may be non-qualified stock options.

Grant and Exercise. All awards granted pursuant to the 2013 Plan are evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. Awards may be exercised by providing us with a written notice of exercise, specifying the number of shares with respect to which the award is being exercised and full payment of the exercise price for such shares, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. The exercise period of an award under the 2013 Plan is seven years from the date of the grant thereof, unless otherwise determined by the administrator, but in no event shall exceed ten years from the date of grant. In the case of an Incentive Stock Option granted to a ten percent shareholder, within the meaning of Section 422(b)(6) of the Code, the exercise period shall not exceed five years from the effective date of grant of such Incentive Stock Option.

Transferability. Other than by will, the laws of descent and distribution or as otherwise provided under the 2013 Plan or determined by the administrator, neither the awards nor any right in connection with such awards are assignable or transferable.

Termination of Employment. Unless otherwise determined by the administrator and subject to the conditions of the 2013 Plan, an award may only vest for as long as the grantee is an employee with, or provides services to, us. In the event of termination of a grantee’s employment or service with us or any of our affiliates (other than by reason of death, disability or retirement), all vested and exercisable awards held by such grantee as of the date of termination may be exercised within ninety (90) days after such date of termination, unless otherwise determined by the administrator and subject to the conditions of the 2013 Plan and in no event later than the expiration of the term of such award. After such ninety (90) day period, all such unexercised awards will terminate and the shares covered by such awards shall become available for issuance under the 2021 Plan.

In the event of termination of a grantee’s employment or service with us or any of our affiliates due to such grantee’s death or permanent disability all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within one year after such date of termination, unless otherwise provided by the administrator and in the event of termination due to such grantee’s retirement, within three months of such termination. Any awards which are unvested as of the date of such termination, or which are vested but not then exercised within the one year or three month period following such date, will terminate, and the shares covered by such options shall become available for issuance under the 2021 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with the company or any of its affiliates is terminated for “cause” (as defined in the 2013 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall become available for issuance under the 2021 Plan, unless otherwise determined by the administrator.

Adjustments due to Transactions. The 2013 Plan provides for appropriate adjustments to be made to the plan and to outstanding awards under the plan in the event of a subdivision of our outstanding share capital, share split, reverse share split, share dividend, distribution, recapitalization, reclassification of our shares, consolidation, reorganization, spin-off or other corporate divestiture or other similar occurrence.

In the event of a sale of all, or substantially all, of the company’s shares or assets; an acquisition by a shareholder (or an affiliate of a shareholder) of all the shares of the company held by other shareholders or by other shareholders who are affiliated with such acquiring party; a merger, consolidation, amalgamation or like transaction; a scheme of arrangement for the purpose of effecting such sale, merger or amalgamation; or such other transaction or set of circumstances that is determined by the administrator to be a transaction having a similar or comparable effect, then without the consent of any grantee, the administrator may make any determination as to the treatment of outstanding awards as follows: (i) provide for the assumption or substitution of outstanding awards by the successor corporation; (ii) if outstanding awards are not assumed or substituted, provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards; (iii) provide for the cancellation of outstanding awards and payment in cash in an amount determined by the administrator to be fair in the circumstances; and/or (iv) amend, modify or terminate the terms of any award as it shall determine to be appropriate.

Amendment and Termination. The board of directors may suspend, terminate, modify or amend the 2013 Plan at any time; provided that no termination or amendment of the 2013 Plan may adversely affect any outstanding award without the written consent of grantees holding a majority in interest of the awards so affected. Shareholder approval of any amendment to the 2013 Plan will be obtained to the extent necessary to comply with applicable law.

2021 Share Incentive Plan

We have adopted a new share incentive plan, the 2021 Share Incentive Plan (the “2021 Plan”), on December 14, 2020, under which we have granted and may grant equity-based incentive awards to attract, motivate and retain the talent for which we compete. Following the adoption of the 2021 Plan, we have not granted and will no longer grant any awards under the 2013 Plan, though previously granted awards under the 2013 Plan remain outstanding and are governed by the 2013 Plan.

Authorized Shares. As of July 1, 2021, there are 73,116,266 ordinary shares reserved and available for issuance under the 2021 Plan, out of which 39,562,450 ordinary shares (consisting of 19,781,225 Class A ordinary shares and 19,781,225 Class B ordinary shares) underlie outstanding options and 127,900 ordinary shares (consisting of 88,950 Class A ordinary shares and 38,950 Class B ordinary shares) underlie outstanding RSUs. The number of ordinary shares reserved and available for issuance under the 2021 Plan is subject to an annual increase on the first day of each year beginning in 2022, equal to the lesser of (a) 5% of the outstanding shares on the last day of the immediately preceding calendar year on a fully diluted basis and (b) such amount as determined by our board of directors if so determined prior to January 1 of a calendar year. Our board of directors may also increase or reduce the number of ordinary shares reserved and available for issuance under the 2021 Plan in its discretion; provided, however, that the number of ordinary shares that may be issued upon the exercise of incentive stock options is capped. Awards that were already issued and outstanding under the 2021 Plan prior to the Business Combination are exercisable into an equal number of Class A ordinary shares and Class B ordinary shares, while awards granted following the Business Combination are exercisable, or settle, solely for Class A ordinary shares.

Shares underlying an award granted under the 2021 Plan or an award granted under the 2013 Plan, that has expired, or was cancelled, terminated, forfeited, repurchased or settled in cash in lieu of issuance of shares, for any reason, without having been exercised, and if permitted by us, shares tendered to pay the exercise price or withholding tax obligations, will become or again be available for issuance under the 2021 Plan.

Administration. Our board of directors, or a duly authorized committee of our board of directors, or an administrator will administer the 2021 Plan. Under the 2021 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2021 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards and take all actions and make all other determinations necessary for the administration of the 2021 Plan.

The administrator also has the authority to approve the conversion, substitution, cancellation or suspension under and in accordance with the 2021 Plan of any or all option awards or Class A ordinary shares. The administrator also has the authority to modify option awards to eligible individuals who are foreign nationals or are individuals who are employed outside Israel to recognize differences in local law, tax policy or custom in order to effectuate the purposes of the 2021 Plan but without amending the 2021 Plan. The administrator also has the authority to amend and rescind rules and regulations relating to the 2021 Plan or terminate the 2021 Plan at any time before the date of expiration of its ten-year term.

Eligibility. The 2021 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Ordinance, and Section 3(i) of the Ordinance and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.

Awards. The 2021 Plan provides for the grant of share options (including Incentive Stock Options and nonqualified stock options), ordinary shares, restricted shares, restricted share units and other share-based awards to employees, directors, officers, consultants, advisors and any other persons or entities who provides services to the company or any parent, subsidiary or affiliate thereof, subject to the terms and conditions of the 2021 Plan. Options granted under the 2021 Plan to our employees who are U.S. residents may qualify as Incentive Stock Options within the meaning of Section 422 of the Code, or may be non-qualified stock options.

Grant and Exercise. All awards granted pursuant to the 2021 Plan will be evidenced by an award agreement in a form approved, from time to time, by the administrator in its sole discretion. An award may be exercised by providing the company with a written notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. The award agreement sets forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable, and other terms and conditions not inconsistent with the 2021 Plan as the administrator may determine. Unless otherwise determined by the administrator and stated in the award agreement, and subject to the conditions of the 2021 Plan, awards vest and become exercisable under the following schedule: 25% of the shares covered by the award, on the first anniversary of the vesting commencement date determined by the administrator (and in the absence of such determination, the date on which such award was granted), and 6.25% of the shares covered by the award at the end of each subsequent three-month period thereafter over the course of the following three years; provided that the grantee remains continuously as an employee or provides services to the company throughout such vesting dates. The exercise period of an award will be ten years from the date of grant of the award, unless otherwise determined by the administrator and stated in the award agreement.

Transferability. Other than by will, the laws of descent and distribution or as otherwise provided under the 2021 Plan or determined by the administrator, neither the awards nor any right in connection with such awards are assignable or transferable.

Termination of Employment. In the event of termination of a grantee’s employment or service with the company or any of its affiliates (other than by reason of death, disability or retirement), all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination unless otherwise determined by the administrator, but in no event later than the expiration of the term of such award. After such three-month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

In the event of termination of a grantee’s employment or service with us or any of our affiliates due to such grantee’s death, permanent disability or retirement, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within one year after such date of termination, if such termination is due to death or permanent disability or within three months after such date of termination if such termination is due to retirement, in each case, unless otherwise provided by the administrator, but in no event later than the expiration of the term of such award. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the one-year or three-month period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with us or any of our affiliates is terminated for “cause” (as defined in the 2021 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2021 Plan. Any shares issued upon exercise or (if applicable) vesting of awards, shall be deemed to be irrevocably offered for sale to us.

Adjustments due to Transactions. The 2021 Plan provides for appropriate adjustments to be made to the plan and to outstanding awards under the plan in the event of a share split, reverse share split, share dividend, distribution, recapitalization, combination, reclassification of our shares, consolidation, reorganization, extraordinary cash dividend or other similar occurrences.

In the event of a sale of all, or substantially all, of our ordinary shares or assets, a merger, consolidation amalgamation or similar transaction, or certain changes in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may make any determination as to the treatment of outstanding awards, including the following: (i) cause any outstanding award to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of the company, the acquirer or other corporation which is a party to such transaction or other property or rights as determined by the administrator as fair in the circumstances and/or (c) amend, modify or terminate the terms of any award as it shall determine to be fair in the circumstances.

Amendment and Termination. The board of directors may suspend, terminate, modify or amend the 2021 Plan at any time; provided that no termination or amendment of the 2021 Plan shall affect any then outstanding award unless expressly provided by the board. Shareholder approval of any amendment to the 2021 Plan will be obtained to the extent necessary to comply with applicable law. The administrator at any time and from time to time may modify or amend any award theretofore granted under the 2021 Plan, including any award agreement, whether retroactively or prospectively.

Employee Share Purchase Plan

We recently adopted a new 2021 Employee Share Purchase Plan (the “ESPP”). We believe that allowing our employees to participate in our ESPP will provide them with a further incentive towards promoting our success and accomplishing our corporate goals.

Authorized Shares. A total of 13,502,036 of our Class A ordinary shares are available for sale under our ESPP. The number of our ordinary shares that are available for sale under our ESPP also includes an annual increase on the first day of each fiscal year beginning with our 2022 fiscal year, equal to the least of:

•	1% of the outstanding shares as of the last day of the immediately preceding fiscal year, determined on a fully diluted basis; or

•	such lesser amount as our board of directors may determine.

ESPP Administration. The compensation committee of our board of directors administers our ESPP and has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the ESPP, designate our subsidiaries and affiliates as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary for the administration of the ESPP, including, but not limited to, adopting such procedures and sub-plans as are necessary or appropriate to permit participation in the ESPP by employees who are foreign nationals or employed outside the United States. The administrator’s findings, decisions and determinations are final and binding on all participants to the full extent permitted by law.

Eligibility. Generally, all of our employees are eligible to participate if they are customarily employed by us, or any participating subsidiary or affiliate, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date for an offering period, for all options to be granted on such enrollment date, restrict participation in that offering period for an employee who:

(i)	has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date;

(ii)	customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator);

(iii)	customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator);

(iv)	is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; or

(v)

is a citizen or resident of a non-U.S. jurisdiction and the grant of a right to purchase shares under the ESPP to such employee would be prohibited under the laws of such non-U.S. jurisdiction, or the grant of a right to purchase shares under the ESPP to such employee in compliance with the laws of such non-U.S. jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code;

provided that that any exclusion under the above clauses (i), (ii), (iii), (iv) or (v) must be applied in an identical manner in a given offering period to all employees.

An employee may not be granted rights to purchase our ordinary shares under our ESPP if such employee:

•

immediately after the grant would own capital shares and/or hold outstanding options to purchase such shares possessing 5% or more of the total combined voting power or value of all classes of capital shares of ours or of any parent or subsidiary of ours (an employee who participates in the component of the ESPP that is not intended to satisfy the requirements for an “employee stock purchase plan” under Section 423 of the Code is not limited in this way, unless otherwise required by applicable law); or

•

holds rights to purchase ordinary shares under all employee share purchase plans of ours or any parent or subsidiary of ours that accrue at a rate that exceeds $25,000 worth of our ordinary shares for each calendar year in which such rights are outstanding at any time.

Offering Periods. Our ESPP will provide for offering periods, not to exceed 27 months each, during which we will grant options to purchase our ordinary shares to our employees. The timing of the offering periods will be selected by the administrator. The terms and conditions applicable to each offering period will be set forth in an offering document adopted by the administrator for the particular offering period. The provisions of offerings during separate offering periods under the ESPP need not be identical. Our ESPP will include a component that allows us to make offerings intended to qualify under Section 423 of the Code, and a component that allows us to make offerings that are not intended to qualify under Section 423 of the Code.

Contributions. Our ESPP will permit participants to purchase our ordinary shares through contributions (in the form of payroll deductions, or otherwise, to the extent permitted by the administrator). The percentage of compensation designated by an eligible employee as payroll deductions for participation in an offering may not be less than 1% and may not be more than the maximum percentage specified by the administrator in the applicable offering document (which maximum percentage shall be 20% in the absence of any such specification). A participant may increase or decrease the percentage of compensation designated in his or her subscription agreement, or may suspend his or her payroll deductions, at any time during an offering period; provided, however, that the administrator may limit the number of changes a participant may make in the applicable offering document. In the absence of any specific designation by the administrator, a participant may decrease (but not increase) his or her payroll deduction elections one time during each offering period.

Exercise of Purchase Right. Amounts contributed and accumulated by the participant will be used to purchase our ordinary shares at the end of each offering. A participant may purchase a maximum of our ordinary shares during an offering period. The purchase price of the shares will be 85% of the lower of the fair market value of our ordinary shares on (i) the first trading day of the offering period or (ii) the last trading day of the offering period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase our ordinary shares. Participation ends automatically upon termination of employment with us.

Non-Transferability. A participant may not transfer contributions credited to his or her account nor any rights granted under our ESPP other than by will, the laws of descent and distribution or as otherwise provided under our ESPP.

Merger or Change in Control. Our ESPP provides that in the event of a merger or change in control, the administrator may take one of a number of actions, including, among other things, providing that a successor corporation (or a parent or subsidiary of the successor corporation) will assume or substitute each outstanding purchase right, or adjusting the number and type of shares (or other securities or property) subject to outstanding rights under the ESPP and/or in the terms and conditions of outstanding rights and rights that may be granted in the future. The administrator may, alternatively, shorten the then-current offering period, and set a new purchase date that will be before the date of the proposed merger or change in control.

Amendment; Termination. The administrator will have the authority to amend, suspend or terminate our ESPP. Our ESPP is not subject to a specific termination date.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of ironSource ordinary shares as of July 1, 2021 by:

•	each person known by us who is the beneficial owner of 5% or more of our outstanding Class A ordinary shares;

•	each of our executive officers and directors individually; and

•	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

Except as otherwise noted herein, the number and percentage of our Class A ordinary shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any of our Class A ordinary shares as to which the holder has sole or shared voting power or investment power and also any of our Class A ordinary shares which the holder has the right to acquire within 60 days of through the exercise of any option, warrant or any other right. The number and percentage of our Class A ordinary shares shown also includes Class A ordinary shares issuable upon conversion, on a one-for-one basis, of our Class B ordinary shares. Because Class B ordinary shares are entitled to five votes each, as compared to one vote each for Class A ordinary shares, the column entitled “Percentage of Voting Power” reflects the overall voting power of a given shareholder based on the composition of his, her or its share ownership.

A description of any material relationship that our principal shareholders have had with us or any of our affiliates within the past three years is included under “Certain Relationships and Related Party Transactions.”

For a description of the voting rights attached to our Class A ordinary shares and Class B ordinary shares, please see “Description of Share Capital and Articles of Association—Voting Rights.” Unless otherwise noted below, each shareholder’s address is 121 Menachem Begin Street, Tel Aviv 6701203, Israel.

	Number of Ordinary Shares
Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding shares(2)	Percentage of Voting Power(3)
All 5% or Greater Shareholders Directors and Named Executive Officers
Tomer Bar-Zeev(4)	58,134,634	5.7%	6.8%
Orlando Bravo	*	*	*
Assaf Ben Ami	*	*	*
Tamir Carmi(5)	21,613,376	2.3%	2.6%
Shlomo Dovrat(6)	73,421,618	7.2%	8.6%
Arnon Harish(7)	22,742,312	2.4%	2.7%

	Number of Ordinary Shares
Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding shares(2)	Percentage of Voting Power(3)
Omer Kaplan	*	*	*
David Kostman	*	*	*
Dalia Litay	*	*	*
Eyal Milrad(8)	58,623,818	5.8%	6.9%
Yehoshua (Shuki) Nir	*	*	*
Tal Payne	*	*	*
Daniel Pindur	*	*	*
Marni Walden	*	*	*
All executive officers and directors as a group (14 persons)(9)	242,789,172	23.8%	28.4%
App Investments Sárl(10)	249,776,810	24.7%	29.3%
Viola Ventures, III L.P.(11)	73,421,618	7.2%	8.6%
Itay Milrad(12)	59,113,000	5.8%	6.9%
Roi Milrad(13)	59,113,000	5.8%	6.9%

*	Less than one percent (1%) of our outstanding ordinary shares.
(1)

Except as otherwise indicated, and subject to applicable community property laws, we believe based on the information provided to us that the persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

(2)

Percentage of outstanding shares is based on 1,012,964,792 of our ordinary shares, consisting of 627,856,171 Class A ordinary shares and 385,108,621 Class B ordinary shares, issued and outstanding (which excludes 6,745,955 Class A ordinary shares held by TBA and deemed treasury shares) as of July 1, 2021.

(3)

Because the Class B ordinary shares possess five votes per share, whereas Class A ordinary shares possess only one vote per share, we have provided above the percentage of voting power alongside the percentage of outstanding shares held by each shareholder listed in the table.

(4)	Mr. Bar Zeev holds 29,067,317 Class A ordinary shares, and 29,067,317 Class B ordinary shares, respectively.
(5)	Mr. Carmi holds 10,806,688 Class A ordinary shares, and 10,806,688 Class B ordinary shares, respectively.
(6)

The 36,710,809 Class A ordinary shares and 36,710,809 Class B ordinary shares reported in this row are held by Viola Ventures, III L.P. Mr. Dovrat may be deemed to share voting and dispositive power with respect to these shares by virtue of his serving as a director of the sole general partner of Viola Ventures, III L.P. Mr. Dovrat disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein.

(7)	Mr. Harish holds 11,371,156 Class A ordinary shares, and 11,371,156 Class B ordinary shares, respectively.
(8)	Mr. Milrad holds 29,311,909 Class A ordinary shares, and 29,311,909 Class B ordinary shares, respectively.
(9)

Comprised of (i) 117,517,463 Class A ordinary shares and 117,267,879, Class B ordinary shares, in the aggregate, held by executive officers and directors, and (ii) an additional 4,001,915 Class A ordinary shares and 4,001,915 Class B ordinary shares, in the aggregate, underlying options, held by executive officers and directors that have vested or that will vest within 60 days of July 1, 2021. Please see footnotes (4) through (8) above for details concerning the beneficial ownership of those individual executive officers and directors who beneficially own more than one percent (1%) of our ordinary shares.

(10)

This represents 124,888,405 Class A ordinary shares, and 124,888,405 Class B ordinary shares held by App Investments S.a´.r.l. (“App Investments”). The majority owner of App Investments is App Holdings S.a´.r.l., which is wholly owned by Appsource Holdings Jersey Limited, which is wholly owned by CVC Capital Partners VII Associates L.P., CVC Capital Partners Investment Europe VII L.P., CVC Capital Partners VII (A), L.P. (together, “CVC Fund VII”), CVC Growth Partners Associates L.P. and CVC Growth Partners L.P. (together, “CVC Growth Fund I”). CVC Capital Partners VII Limited is the sole general partner of each of the limited partnerships comprising CVC Fund VII, and CVC Growth Partners GP Limited is the general partner of each of the limited partnerships comprising CVC Growth Fund I. As a result, each of the foregoing entities may be deemed to share beneficial ownership of the securities held by App Investments. The board of directors of App Investments, composed of Stefan Moosmann, Carmen Andre´ and Thomas Morana, exercises voting and investment authority with respect to the subject ordinary shares. CVC Capital Partners VII Limited is managed by a six member board of directors. CVC Growth Partners GP Limited is managed by a four member board of directors. Each of the foregoing individuals disclaims beneficial ownership of the securities beneficially owned by CVC Capital Partners VII Limited and CVC Growth Partners GP Limited. CVC Capital Partners VII Limited and CVC Growth Partners GP Limited each have their registered address at 27 Esplanade, St Helier, Jersey JE1 1SG.
(11)

This represents 36,710,809 Class A ordinary shares, and 36,710,809 Class B ordinary shares held by Viola Ventures, III L.P. (“Viola Ventures, III”). Viola Ventures GP 3 Ltd. serves as the sole general partner of Viola Ventures, III. Shlomo Dovrat, Harel Beit-On and Avi Zeevi are the directors of Viola Ventures GP 3 Ltd. and in such capacity possess the voting power and dispositive power on behalf of Viola Ventures, III with respect to these shares. The address for these Viola entities is 12 Abba Eban Avenue Ackerstein Towers Bldg. D Herzliya 4672530 Israel.

(12)	Mr. Milrad holds 29,556,500 Class A ordinary shares, and 29,556,500 Class B ordinary shares, respectively.
(13)	Mr. Milrad holds 29,556,500 Class A ordinary shares, and 29,556,500 Class B ordinary shares, respectively.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and sale from time to time of up to 133,254,045 ordinary shares by the Selling Securityholders.

The Selling Securityholders may from time to time offer and sell any or all of the ordinary shares set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.

The table below sets forth, as of July 1, 2021, the name of the Selling Securityholders for which we are registering ordinary shares for resale to the public and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The ordinary shares held by certain of the Selling Securityholders are subject to transfer restrictions, as described in the section titled “Description of Securities—Transfer Restrictions”.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of ordinary shares registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution”.

The information in the table below is based upon information provided by the Selling Securityholders. The securities owned by the Selling Securityholders named below do not have voting rights different from the securities owned by other securityholders. Unless otherwise noted below, each Selling Securityholder’s address is 121 Menachem Begin Street, Tel Aviv 6701203, Israel.

Name of Selling Security holders	Number of Ordinary Shares	Number of Ordinary Shares Being Offered(1)	Number of Ordinary Shares After Offering	Percentage of Outstanding Ordinary Shares Owned After Offering
ARENA CAPITAL ADVISORS, LLC (AND ITS AFFILIATED ENTITIES)(2)	540,000	500,000	40,000	*
ENTITIES AFFILIATED WITH THE BAUPOST GROUP, L.L.C.(3)	8,000,000	4,000,000	4,000,000	*
ENTITIES ADVISED BY CAPITAL RESEARCH AND MANAGEMENT COMPANY(4)	15,000,000	15,000,000	—	—
CLIFTON CAPITAL LP(5)	4,169,954	500,000	3,699,954	*
FEDERATED FUNDS(6)	2,000,000	2,000,000	—	—
FIDELITY CANADIAN ASSET ALLOCATION FUND(7)	606,128	520,000	86,128	*
FIDELITY CANADIAN OPPORTUNITIES FUND(7)	290,000	290,000	—	—
FIDELITY GREATER CANADA FUND(7)	862,257	690,000	172,257	*
HEDOSOPHIA PUBLIC INVESTMENTS LIMITED(8)	7,500,000	7,500,000	—	—
ICELUS ASSOCIATED CORP.(9)	2,500,000	2,500,000	—	—
INDABA CAPITAL MANAGEMENT, L.P.(10)	8,422,763	3,500,000	4,922,763	*
INTEGRATED CORE STRATEGIES (US) LLC(11)	660,796	500,000	160,796	*
JERICHO CAPITAL MASTER FUND L.P.(12)	3,312,794	1,509,806	1,802,988	*
JERICHO CAPITAL SPECIAL OPPORTUNITIES MASTER L.P.(12)	790,181	490,194	299,987	*
LUGARD ROAD CAPITAL MASTER FUND, LP(13)	162,160	162,160	—	—
LUXOR CAPITAL PARTNERS LONG OFFSHORE MASTER FUND, LP(13)	1,765	1,765	—	—
LUXOR CAPITAL PARTNERS OFFSHORE MASTER FUND, LP(13)	98,111	98,111	—	—
LUXOR CAPITAL PARTNERS LONG, LP(13)	5,303	5,303	—	—
LUXOR CAPITAL PARTNERS, LP(13)	155,080	155,080	—	—
LUXOR WAVEFRONT, LP(13)	77,581	77,581	—	—
MAVERICK FUND II, LTD.(14)	1,774,556	1,053,050	721,506	*
MAVERICK FUND USA, LTD.(14)	2,679,995	946,950	1,733,045	*
MORGAN STANLEY INSIGHT FUND(15)	7,321,373	7,321,373	—	—
MORGAN STANLEY INSTITUTIONAL FUND TRUST—DISCOVERY PORTFOLIO(15)	4,980,200	4,980,200	—	—
MORGAN STANLEY INSTITUTIONAL FUND INC.—COUNTERPOINT GLOBAL PORTFOLIO(15)	5,141	5,141	—	—

Name of Selling Security holders	Number of Ordinary Shares	Number of Ordinary Shares Being Offered(1)	Number of Ordinary Shares After Offering	Percentage of Outstanding Ordinary Shares Owned After Offering
MORGAN STANLEY INVESTMENT FUND—COUNTERPOINT GLOBAL FUND(15)	2,226	2,226	—	—
MORGAN STANLEY INVESTMENT FUNDS—US INSIGHT FUND(15)	155,785	155,785	—	—
MORGAN STANLEY VARIABLE INSURANCE FUND INC.(15)	378,379	378,379	—	—
BRIGHTHOUSE FUNDS TRUST I-MORGAN STANLEY DISCOVERY PORTFOLIO(15)	2,365,584	2,365,584	—	—
JOHNSON & JOHNSON PENSION AND SAVINGS PLANS MASTER TRUST(15)	575,375	575,375	—	—
JOHNSON & JOHNSON PENSION AND SAVINGS PLANS MASTER TRUST (JJ9L)(15)	64,811	64,811	—	—
LAWRENCIUM ATOLL INVESTMENTS LIMITED(15)	151,126	151,126	—	—
PHOENIX INSURANCE LTD.(16)	2,234,290	1,000,000	1,234,290	*
SB NORTHSTAR LP(17)	5,000,000	5,000,000	—	—
STEELMILL MASTER FUND LP(18)	5,129,025	2,775,000	2,354,025	*
THOMA BRAVO ADVANTAGE SPONSOR, LLC(19)	30,654,045	3,254,045	—	2.7%
THOMA BRAVO ASCENSION FUND, L.P.(20)	30,000,000	30,000,000	—	—
COLLEGE RETIREMENT EQUITIES FUND ON BEHALF OF CREF STOCK ACCOUNT(21)	2,230,632	2,134,859	95,773	*
COLLEGE RETIREMENT EQUITIES FUND ON BEHALF OF CREF GROWTH ACCOUNT(21)	5,599,749	5,582,500	17,249	*
TIAA-CREF FUNDS ON BEHALF OF TIAA-CREF GROWTH & INCOME FUND(21)	910,570	910,570	—	—
TIAA-CREF FUNDS ON BEHALF OF TIAA-CREF LARGE-CAP GROWTH FUND(21)	2,226,151	2,204,251	21,900	*
TIAA-CREF FUNDS ON BEHALF OF TIAA-CREF MID-CAP GROWTH FUND(21)	639,332	584,584	54,748	*
TIAA-CREF LIFE FUNDS ON BEHALF OF TIAA-CREF LIFE GROWTH & INCOME FUND(21)	28,251	28,251	—	—
TIAA-CREF LIFE FUNDS ON BEHALF OF TIAA-CREF LIFE GROWTH EQUITY FUND(21)	55,519	54,985	534	*
TIGER GLOBAL INVESTMENTS, L.P.(22)	20,500,000	16,500,000	4,000,000	*
SA MULTI-MANAGED MID CAP GROWTH PORTFOLIO(23)	91,163	79,000	12,163	*
SA WELLINGTON CAPITAL APPRECIATION PORTFOLIO(23)	1,437,500	1,437,500	—	—
THE HARTFORD GROWTH OPPORTUNITIES FUND(23)	3,708,500	3,708,500	—	—

*	Less than 1%.

(1)

The amounts set forth in this column are the number of ordinary shares that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other of our ordinary shares that the Selling Securityholder may own beneficially or otherwise.

(2)

Arena Capital Advisors, LLC is General Partner for the Arena Capital Fund, LP (the “Arena Funds”) and has voting and investment control over the securities held by the Arena Funds. The partnerships are organized under the laws of the State of Delaware and the address for the Arena Funds is c/o Arena Capital Advisors, LLC, 12121 Wilshire Blvd, Ste 1010, Los Angeles, CA 90025, Attn: Legal.

(3)

The Baupost Group, L.L.C. is a registered investment adviser and acts as the investment adviser and general partner to certain private investment limited partnerships on whose behalf these shares were indirectly purchased. The Baupost Group, L.L.C., Baupost Group GP, L.L.C. and Seth A. Klarman have shared voting and investment power over these ordinary shares. Baupost Group GP, L.L.C. and Mr. Klarman disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein, if any. The address of each entity is c/o The Baupost Group, L.L.C., 10 Saint James Avenue, Suite 1700, Boston, MA 02116.

(4)

Consists of 14,825,000 shares held by EuroPacific Growth Fund (“EUPAC”) and 175,000 shares held by Capital Group EuroPacific Growth Trust (US) (“TEUPAC” and, together with EUPAC, the “Capital Group Stockholders”). Capital Research and Management Company (“CRMC”) is the investment adviser for EUPAC. Capital Bank and Trust Company (“CB&T”) is the discretionary trustee and investment adviser for EUPAC, and CRMC has been retained by CB&T as investment adviser for CB&T. CRMC and/or Capital World Investors (“CWI”) may be deemed to be the beneficial owner of the shares held by EUPAC; however, each of CRMC and CWI expressly disclaims that it is, in fact, the beneficial owner of such securities. CB&T, CRMC and/or CWI may be deemed to be the beneficial owner of the shares held by TEUPAC; however, each of CB&T, CRMC and CWI expressly disclaims that it is, in fact, the beneficial owner of such securities. Carl M. Kawaja, Gerald Du Manoir, Christopher Thomsen, Noriko Honda Chen, Nicholas J. Grace, Jonathan Knowles, Lawrence Kymisis, Sung Lee, Jesper Lyckeus, Lara Pellini and Andrew B. Suzman, as portfolio managers, have voting and investment power over the shares held by each of the Capital Group Stockholders. The address of each of the Capital Group Stockholders is 333 S. Hope Street, 55th Floor, Los Angeles, CA 90071.

(5)

Cougar United Holdings Ltd is the General Partner of Clifton Capital LP and has voting and investment control of the securities held by Clifton Capital LP. J. Franklyn Peniston is a Director of the General Partner and maybe deemed to be the beneficial owner of such securities. Mr Peniston however, disclaims any beneficial ownership of the shares held by Clifton Capital LP. The number of shares owned by Clifton Capital LP after the offering consist 1,834,977 Class A Ordinary Shares and 1,834,977 Class B Ordinary Shares. The address of Clifton Capital LP is c/o Quorum Limited, Thistle House, 4 Burnaby Street, Hamilton HM11, Bermuda.

(6)

Beneficial ownership consists of (i) 1,945,000 ordinary shares held by Federated Hermes Kaufmann Fund, a portfolio of Federated Hermes Equity Funds, and (ii) 55,000 ordinary shares held by Federated Hermes Kaufmann Fund II, a Federated Hermes Insurance Series (collectively, the “Federated Funds”). The address of the Federated Funds is 4000 Ericsson Drive, Warrendale, Pennsylvania 15086-7561. The Federated Funds are managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc. (the “Federated Parent”). All of the Federated Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Federated Trust”) for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, who are collectively referred to as Federated Trustees, act as trustees. The Federated Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Federated Funds. Each of the Federated Parent, its subsidiaries, the Federated Trust, and each of the Federated Trustees expressly disclaim beneficial ownership of such securities.

(7)

Fidelity Investments Canada ULC is the manager of Fidelity Canadian Opportunities Fund, Fidelity Greater Canada Fund and Fidelity Canadian Asset Allocation Fund (the “Fidelity Funds”). The address of each Fidelity Fund is 483 Bay Street, Suite 300, Toronto, Ontario, M5G 2N7.

(8)

Ian Osborne, Iain Stokes, Rob King and Trina Le Noury each serve as a member of the board of directors of Hedosophia Public Investments Limited and as such, each have shared voting and dispositive power with respect to the securities held by Hedosophia Public Investments Limited. Each of them disclaims beneficial ownership of the securities held by Hedosophia Public Investments Limited. The address of Hedosophia Public Investments Limited is Trafalgar Court, Les Banques, St Peter Port, Guernsey G41 3QL.

(9)

Represents 2,500,000 Ordinary A Shares of ironSource Ltd. held by Icelus Associated Corp., a company organized under the laws of the Republic of Panama and duly recorded under registration number 605299 of the Mercantile Section of the Public Registry. The business address of Icelus Associated Corp. is MMG Tower, 23th Floor, Avenida Paseo del Mar, Costa del Este, Panama City, Republic of Panama. Icelus Associated Corp., which exercises voting and investment power over and may be deemed to have beneficial ownership of the 2,500,000 Ordinary A Shares held by it in ironSource Ltd., is part of J. Safra Group.

(10)

The securities in the table above are held directly by Indaba Capital Fund, L.P. (“Indaba Fund”). Indaba Capital Management, L.P. (“Indaba Management”) is Indaba Fund’s investment manager. Pursuant to an Investment Management Agreement, Indaba Fund and its general partner have delegated all voting and investment power over securities held by Indaba Fund to Indaba Management and, accordingly, Indaba Management may be deemed to have beneficial ownership of such securities. IC GP, LLC, as the general partner of Indaba Management, and Derek Schrier, as Managing Member of IC GP, LLC, may be deemed to exercise voting and investment power over and have beneficial ownership of the securities held by Indaba Fund. Indaba Fund specifically disclaims beneficial ownership of the securities in the table above that are directly held by it by virtue of its inability to vote or dispose of such securities as a result of the delegation of voting and investment power to Indaba Management. The business address of Indaba Fund, Indaba Management, IC GP, LLC, and Mr. Schrier is c/o Indaba Capital Management, L.P., 1 Letterman Drive, Building D, Suite DM700, San Francisco, CA 94129.

(11)

Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), beneficially owned 660,796 of the Company’s ordinary shares (“Ordinary Shares”) (consisting of: (i) 500,000 of the Company’s Ordinary Shares purchased in a private placement pursuant to a subscription agreement dated March 20, 2021 (the “PIPE”) and (ii) an additional 160,796 of the Company’s Ordinary Shares acquired separately from the PIPE). Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The foregoing should not be construed in and of itself as an admission by Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies. The address of Integrated Core Strategies (US) LLC c/o Millenium Management LLC is 399 Park Avenue, New York, New York 10022.

(12)

Jericho Capital Asset Management L.P., the investment manager of Jericho Capital Master Fund L.P. and Jericho Capital Special Opportunities Master L.P. (together the “Jericho Funds”), has voting and investment control over the securities held by the Jericho Funds. Josh Resnick is the Managing

Member of Jericho Capital Advisors LLC, the general partner of the Jericho Funds. The Jericho Funds and Josh Resnick each disclaims any beneficial ownership of these securities. The address of the above entities is c/o Jericho Capital, 510 Madison Avenue, 27th Floor New York, NY 10016.
(13)

Shares hereby offered consist of (i) 162,160 PIPE Shares, held by Lugard Road Capital Master Fund, LP (“Lugard”) beneficially owned by Luxor Capital Group, LP, the investment manager of Lugard; (ii) 1,765 PIPE Shares held by Luxor Capital Partners Long Offshore Master Fund, LP (“Luxor Long Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long Offshore (iii) 5,303 PIPE Shares held by Luxor Capital Partners Long, LP (“Luxor Long”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long; (iv) 98,111 PIPE Shares held by Luxor Capital Partners Offshore Master Fund, LP (“Luxor Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Offshore; (v) 155,080 PIPE Shares held by Luxor Capital Partners, LP (“Luxor Capital”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Capital; and (vi) 77,581 PIPE Shares held by Luxor Wavefront, LP (“Luxor Wavefront”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Wavefront. Christian Leone, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities owned by Luxor Long Offshore, Luxor Long, Luxor Offshore, Luxor Capital, and Luxor Wavefront. Jonathan Green, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities held by Lugard. Mr. Leone and Mr. Green each disclaims beneficial ownership of any of the PIPE shares over which each exercises voting and investment power. The mailing address of each of the above-mentioned funds is 1114 Avenue of the Americas, 28th Fl New York, NY 10036.

(14)

Maverick Capital, Ltd. is the investment adviser of Maverick Fund II, Ltd. and Maverick Fund USA, Ltd. (the “Maverick Funds”) and is registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the securities through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC. The address of Maverick Capital, Ltd. is 1900 N. Pearl St, 20th Floor, Dallas, TX 75201.

(15)

Morgan Stanley Investment Management Inc. is the adviser of each of Morgan Stanley Insight Fund, Morgan Stanley Institutional Fund Trust—Discovery Portfolio, Morgan Stanley Institutional Fund Inc.—Counterpoint Global Portfolio, Morgan Stanley Investment Fund—Counterpoint Global Fund, Morgan Stanley Investment Funds—US Insight Fund, Morgan Stanley Variable Insurance Fund Inc., Brighthouse Funds Trust I-Morgan Stanley Discovery Portfolio, Johnson & Johnson Pension and Savings Plans Master Trust, Johnson & Johnson Pension and Savings Plans Master Trust (JJ9L) and Lawrencium Atoll Investments Limited (collectively, the “MS Funds”) and holds voting and dispositive power with respect to shares of record held by each of the MS Funds. The address of each of the MS Funds is 522 Fifth Avenue, New York, NY 10036.

(16)

Phoenix Insurance Ltd. is a wholly owned subsidiary of Phoenix Holdings Ltd., a publicly listed company in Israel. The address of Phoenix Insurance Ltd. is 53 Derech Hashalom Street, Givatayim, Israel.

(17)

SB Management Limited is the investment manager of SB Northstar LP and as such may be deemed to have voting and investment power over the securities held by SB Northstar LP. SB Management Limited is owned by Softbank Group Corp. The principal business address of SB Northstar LP is 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(18)

PointState Capital LP (“PointState”) is the investment manager of SteelMill Master Fund LP (“SteelMill”) and, as such, may be deemed to have beneficial ownership of the securities held by SteelMill. PointState Holdings LLC (“PointState Holdings”) is the general partner of SteelMill and PointState Capital GP LLC (“PointState GP”) is the general partner of PointState and, as such, each of PointState Holdings and PointState GP may be deemed to have beneficial ownership of the securities held by SteelMill. Zachary J. Schreiber is the managing member of each of PointState Holdings and PointState GP and, as such, may be deemed to have beneficial ownership of the securities held by SteelMill. The address of SteelMill is c/o Global Funds Management Ltd., P.O. Box 10034, Buckingham Square 2nd Floor, 720A West Bay Road, Grand Cayman, KY1-1001, Cayman Islands.
(19)

Thoma Bravo Advantage Sponsor, LLC (“TBA Sponsor”) is governed by a board of managers consisting of six individuals who are affiliated with Thoma Bravo L.P. None of the members of the board of managers exercise voting or dispositive power with respect to the Class A ordinary shares alone or are deemed to have beneficial ownership of such shares. The principal business address of TBA Sponsor is c/o Thoma Bravo, L.P., 150 North Riverside Plaza, Suite 2800, Chicago, Illinois 60606.

(20)

Thoma Bravo Ascension Partners, L.P. (“TB Ascension Partners”) is the general partner of Thoma Bravo Ascension Fund, L.P. (“TB Ascension Fund”). Thoma Bravo UGP, LLC (“TB UGP”) is the ultimate general partner of TB Ascension Partners. By virtue of the relationships described in this footnote, TB UGP and TB Ascension Partners may be deemed to exercise voting and dispositive power with respect to the Class A ordinary shares held directly by TB Ascension Fund. The principal business address of the entities identified in this footnote is c/o Thoma Bravo, L.P., 150 North Riverside Plaza, Suite 2800, Chicago, Illinois 60606.

(21)

Teachers Advisors, LLC (“TAL”) is the investment adviser of each of the TIAA-CREF Growth & Income Fund, TIAA-CREF Large-Cap Growth Fund, TIAA-CREF Mid-Cap Growth Fund, TIAA-CREF Life Growth & Income Fund and TIAA-CREF Life Growth Equity Fund (collectively, the “TC Funds”) and has voting and dispositive power over the shares of each of the TC Funds. TIAA-CREF Investment Management, LLC (“TCIM”) is the investment adviser of each of the CREF Stock Account and the CREF Growth Account (collectively, the “CREF Accounts”) and has voting and dispositive power over the units of each of the CREF Accounts. TAL and TCIM are each indirect wholly owned subsidiaries of Nuveen, LLC. Each of TAL, TCIM, Nuveen, LLC and its other subsidiaries expressly disclaims beneficial ownership of shares of the TC Funds and units of the CREF Accounts. The address of each of the TC Funds and CREF Accounts is 730 Third Avenue, NY, NY 10017.

(22)

Includes 16,500,000 Class A Ordinary Shares held of record by Tiger Global Investments, L.P. Tiger Global Management, LLC is the investment advisor to Tiger Global Investments, L.P. and each is controlled by Chase Coleman and Scott Shleifer. The address for each of these entities is c/o Tiger Global Management, LLC, 9 West 57th Street, 35th Floor, New York, NY 10019.

(23)

Wellington Management Company (“WMC”) has the power to vote and/or dispose of the securities held by SA Multi-Managed Mid Cap Growth Portfolio, SA Wellington Capital Appreciation Portfolio and The Hartford Growth Opportunities Fund (collectively, the “Wellington Funds”), pursuant to WMC’s investment management agreement with the Wellington Funds. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 172 partners (as of July 1, 2020). There are no external entities with any ownership interest in the firm. Individual percentages of ownership are confidential. However, no single partner owns or has the right to vote more than 5% of the Partnership’s capital. Additional information about WMC is available in Form ADV filed with the SEC. The address of each of the Wellington Funds is c/o Wellington Management Company LLP, 280 Congress St., Boston, MA 02210, Attn: Private Investment Services.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our policy is to enter into transactions with related parties on terms that, on the whole, are no more or less favorable than those available from unaffiliated third parties. We also describe below certain other transactions and relationships with our directors, executive officers and shareholders.

Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred.

Merger Agreement

On June 28, 2021 (the “Closing Date”), we consummated the previously announced business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated March 20, 2021, by and among the Company, Thoma Bravo Advantage, a Cayman Islands exempted company (“TBA”), Showtime Cayman, a wholly-owned subsidiary of the Company (“Merger Sub”), and Showtime Cayman II, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub II”) (the “Business Combination”).

On the Closing Date, the following transactions occurred pursuant to the terms of the Merger Agreement

• we adopted our Amended and Restated Articles of Association;

• we renamed each issued and outstanding ordinary share, including the 2019 ordinary shares issued in connection with the CVC Investment (as defined herein) (the “2019 Ordinary Shares” and, together with the ordinary shares, the “ironSource Ordinary Shares”), an ironSource Class A Ordinary Share, no par value (“ironSource Class A ordinary share”), followed immediately by the distribution of one Class B ordinary share of ironSource, no par value per share (“ironSource Class B ordinary share”) to the holders of each such issued and outstanding ironSource Class A ordinary share.

• we effected a stock split of each ironSource Class A ordinary share and each ironSource Class B ordinary share into such number of ironSource Class A ordinary shares and ironSource Class B ordinary shares, respectively, in each case, calculated in accordance with the terms of the Merger Agreement, such that each ironSource Class A ordinary share and each ironSource Class B ordinary share had a value of $10.00 per share after giving effect to such stock split (the “Stock Split”).

• Merger Sub merged with and into TBA (the “First Merger”), with TBA surviving the First Merger as a wholly-owned subsidiary of ironSource (such company, as the surviving entity of the First Merger, the “Surviving Entity”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity merged with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of ironSource (such company, as the surviving entity of the Second Merger, the “Surviving Company”) (all the transactions together, the “Business Combination”).

• as a result of the Business Combination and the other transactions contemplated by the Merger Agreement, Merger Sub II became a wholly owned subsidiary of the Company, with the shareholders of TBA becoming shareholders of the Company.

• at the effective time of the Business Combination (the “Effective Time”), (a) each Class B ordinary share of TBA, par value $0.0001 per share (“TBA Class B Share”), outstanding immediately prior to the Effective Time automatically converted into one Class A ordinary share of TBA, par value $0.0001 per share (“TBA Class A Share,” together with the TBA Class B Shares, the “TBA Ordinary Shares”); and

• each TBA Class A Share issued and outstanding immediately prior to the Effective Time, including shares issued upon the automatic conversion of TBA Class B Shares described above, converted into one ironSource Class A ordinary share.

Our Class A ordinary shares began trading on The New York Stock Exchange on June 29, 2021 under the symbol “IS.”

PIPE Investment

On March 20, 2021, we entered into Investment Agreements (each, an “Investment Agreement”) with certain investors (each, a “PIPE Investor” and collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors agreed to purchase on the Closing Date an aggregate of 130 million ironSource Class A ordinary shares at a price equal to $10.00 per share on the terms and subject to the conditions set forth therein, for gross proceeds of $1.3 billion (the “PIPE Financing”). In accordance with the Support Agreement, dated March 20, 2021 between ironSource and Thoma Bravo Advantage Sponsor, LLC, an affiliate of TBA (the “Sponsor”), as a result of redemptions by stockholders of TBA, the Sponsor entered into a similar Investment Agreement with respect to an amount of approximately $32.5 million. The PIPE Financing closed concurrently with the Business Combination. On the Closing Date the existing shareholders of ironSource effected a secondary sale of 140 million ironSource Class A ordinary shares and/or ironSource Class B ordinary shares to the PIPE Investors (including the Sponsor), for a total purchase price of $1.4 billion, and including a secondary sale in an amount of approximately $67.5 million to TBA, which was funded from TBA’s trust account. Under the Company’s Amended and Restated Articles of Association, each share sold on a secondary basis was a Class A ordinary share upon purchase by a PIPE Investor.

Spin-Off of Desktop Business

On December 31, 2020, we completed the Spin-Off by entering into an asset transfer agreement between ironSource Ltd. and TypeA Holdings Ltd., a company owned by the shareholders of ironSource Ltd. (“TypeA”) (the “Asset Transfer Agreement”), whereby we transferred all of the assets related to the Desktop business to TypeA. We also entered into a transition services agreement dated December 31, 2020 (the “Transition Services Agreement”), whereby we agreed to assist with the formal transition of the operations of the Desktop business to TypeA. Pursuant to the Transition Services Agreement, ironSource received approximately $581,000 in payments for services from TypeA over the four month term of the Transition Services Agreement. The Transition Services Agreement terminated on April 30, 2021. We also entered into a Sub-Lease Agreement with TypeA (the “Sub-Lease Agreement”), whereby we agreed to sub-lease one floor and provide related facility services to TypeA for a term of twelve months. The term of the Sub-Lease Agreement may be shortened to a term of ten months pursuant to a direct lease agreement signed between TypeA and Azrieli Group Ltd. Pursuant to the Sub-Lease Agreement, ironSource will receive approximately $1.4 million in payments for the lease and related services from TypeA over the 12-month period, which will be reduced to $1.1 million if such period is shortened to ten months.

Spin-Off Lock-up Agreement

In connection with the Spin-Off, we obtained a favorable tax ruling from the Israel Tax Authority (the “ITA”), pursuant to which the shareholders of ironSource Ltd. as of the date of the Spin-Off are required to maintain at least 25% of the share capital of each of ironSource Ltd. and TypeA for a period of two years after the Spin-Off. Should that 25% share capital requirement be breached with respect to either ironSource Ltd. or TypeA, we would be subject to additional taxes.

In connection with the foregoing tax ruling, certain of our shareholders, including the CVC Vehicle, Viola, Tomer Bar-Zeev, Eyal Milrad, Itay Milrad, Roi Milrad, Tamir Carmi, Arnon Harish, Omer Kaplan, Assaf Ben Ami and another shareholder entered into a lock-up agreement (the “Spin-Off Lock-up”), whereby each such shareholder has agreed until December 31, 2022, not to lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares that constitute more than 50% of his, her or its respective shareholding in ironSource Ltd. or TypeA. The CVC Vehicle, Viola, Tomer Bar-Zeev, Itay Milrad, Eyal Milrad and Roi Milrad each currently hold more than 5% of our outstanding ordinary shares and more than 5% of the ordinary shares of TypeA. There are certain exceptions to the Spin-Off Lock-up, including the transfer of ordinary shares in connection with a merger or similar transaction, a transfer by way of “involuntary sale”, as such term is defined in the Ordinance, a transfer to another shareholder who is bound by the terms of the Spin-Off Lock-up and any transfers that are approved in writing by the CVC Vehicle and Tomer Bar-Zeev, in his capacity as a shareholder. ironSource Ltd. is not a party to the Spin-Off Lock-up but should any shareholder party to the Spin-Off Lock-up obtain consent to transfer shares that exceed the 50% restriction, this could subject us and our shareholders of record as of the date of the Spin-Off to a significant tax liability. For more information, please see “Risk Factors—Risks Related to ironSource’s Business and Industry—The Spin-Off of the assets of our Desktop business from ironSource Ltd. prior to the closing of the Business Combination may give rise to potential liabilities for us in the event of a breach of our or our shareholders’ obligations under the agreements related to the Spin-Off or tax liabilities caused by the Spin-Off.”

Relationship with CVC

In November 2019, we completed a transaction pursuant to which certain of our shareholders sold 25,006,298 of our 2019 Ordinary Shares to App Investments S.á.r.l, being the CVC Vehicle (the “CVC Investment”), an entity indirectly owned by certain funds advised and/or managed by CVC Capital Partners (which we refer to as CVC for purposes hereof), for a price per share of approximately $14.95 and an aggregate purchase price of $374.0 million. The CVC Vehicle currently holds more than 5% of our outstanding ordinary shares. As part of this transaction, we entered into various arrangements with the CVC Vehicle that provided certain rights to the CVC Vehicle, including: a side letter agreement that included certain rights on our part; a framework loan agreement; and an amendment to our articles of association that were in effect at the time. All of those arrangements to which we are party with the CVC Vehicle have since terminated.

Rights of Appointment

Our current board of directors consists of ten directors. Pursuant to our amended and restated articles of association that were in effect prior to the Business Combination, certain of our shareholders had rights to appoint members of our board of directors.

Generally, all rights to appoint directors terminated upon the closing of the Business Combination. Currently serving directors will continue to serve pursuant to their appointment until the annual meeting of shareholders at which the term of their class of directors expires. Under an amended and restated

shareholders’ rights agreement (described below under “Certain Relationships and Related Party Transactions—Second Amended and Restated Shareholders’ Rights Agreement”), our shareholders who are party to the agreement have agreed to exercise their voting rights as shareholders to ensure that at least one nominee designated by the CVC Vehicle was to be elected to serve as a board member. Under that agreement, the CVC Vehicle’s right expired following that initial election of the CVC Vehicle designee and was furthermore conditioned on the CVC Vehicle and certain of its affiliates holding at least 15% of our issued and outstanding share capital immediately prior to the offering.

Pursuant to the Sponsor Support Agreement entered into in connection with the Business Combination, the Sponsor had the right to designate one individual (the identity of such designee was subject to the prior consent of ironSource, and ironSource consented in advance to the designation of Mr. Bravo, who was the Chairman of the board of directors of Thoma Bravo Advantage) to be appointed to ironSource’s board of directors.

Other than the foregoing voting undertaking under the amended and restated shareholders’ rights agreement, we are not a party to, and are not aware of, any voting agreements among our shareholders.

Agreements with Directors and Officers

Employment Agreements

We have entered into written employment agreements with each of our executive officers who works for us as an employee. These agreements each contain provisions regarding non-competition, non-solicitation, confidentiality of information and assignment of inventions. The enforceability of the non-competition covenants is subject to limitations.

With respect to certain executive officers, either we or the executive officer may terminate such executive officer’s employment by giving advance written notice to the other party. We may also terminate an executive officer’s employment agreement for cause (as defined in the applicable employment agreement).

Awards

We have granted options to purchase our ordinary shares and RSUs to our executive officers and certain of our directors. We describe our option plans under “Management—Equity Incentive Plans and Employee Share Purchase Plan.”

Exculpation, Indemnification and Insurance

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted by the Companies Law. We have entered into agreements with certain office holders, exculpating them from a breach of their duty of care to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. See “Management—Exculpation, Insurance and Indemnification of Office Holders.”

Second Amended and Restated Shareholders’ Rights Agreement

We are party to a second amended and restated shareholders’ rights agreement (the “Shareholders Rights Agreement”), dated as of March 20, 2021, which provides, among other things, that certain holders of our ordinary shares, including Viola and the CVC Vehicle and other named investors (the “Investors”) and our founders (the ordinary shares of those holders referred to in the Shareholders Rights Agreement are collectively referred to hereinafter as the “Registrable Securities”), have the right to demand that we file a registration statement, or to request that their shares be covered by a registration statement that we are otherwise filing. Members of our board of directors (prior to the offering) and certain entities with which they are associated are affiliated with Viola, CVC and our founders, respectively.

Form F-1 Demand Rights. Until the seventh anniversary from the closing of the Business Combination, the Investors holding a majority of the Registrable Securities then held by the Investors or other holders of a majority of the Registrable Securities, can provide us with written request to file a registration statement in respect of the Registrable Securities. Within 10 business days of the receipt of a request to effect such registration, we must give written notice of the request to the other holders of the Registrable Securities, and use all commercially reasonable best efforts to effect the registration together with all or such portion of the registrable securities of any other holders joining in such request. We are not required to effect more than two registrations on Form F-1. We are only required to effect any such registration if the anticipated aggregate proceeds will be at least $5.0 million (net of underwriting discounts and commissions) and if such registration could not be effected on Form F-3. Furthermore, we are not required to effect such registration within a period of 180 days following the effective date of a previous registration on Form F-1 or F-3, initiated by holders of Registrable Securities, or if the holders of Registrable Securities had an opportunity to participate during such period in any offering initiated by us and if we give notice that we are engaged in preparation of a registration statement to be filed, in our good faith estimate, within 90 days from the date of such Form F-1 request, in which the holder may include its Registrable Securities.

Form F-3 Demand Rights. Any holder of Registrable Securities can provide us with written request to effect a registration on Form F-3, and we must give written notice of the proposed registration within 15 business days, and any related qualification or compliance, to all other holders of the Registrable Securities. As soon as practicable, and in any event within 60 business days after the receipt of any such Form F-3 request notice, we are required to file such Form F-3 registration statement, which is also required to cover all or such portion of the Registrable Securities of any other holders joining in such request. We are not required to file such Form F-3 if we have, within a 90-day period preceding the date of such request, already effected a registration on a Form F-1 or F-3, initiated by holders of Registrable Securities, or if the holders of Registrable Securities had an opportunity to participate during such period in any offering initiated by us.

A holder of Registrable Securities may choose to effect the offering promptly following effectiveness of such registration statement or to effect the offering on a delayed basis. If a holder chooses to effect the offering on a delayed basis, any holder of Registrable Securities that is entitled to sell securities pursuant to such Form F-3 without filing a post-effective amendment can provide us with written request to effect the offering in respect of the Registrable Securities. Upon receipt of a request to effect such offering, we must, as soon as practicable, give written notice of the request to the other holders of the Registrable Securities who are named or are entitled to be named as a selling shareholder in such Form F-3 without filing a post-effective amendment thereto. Promptly and in any event within 20 business days after the receipt of such request we must supplement such registration statement to permit the sale and distribution of all or such portion of the holders’ Registrable Securities as are specified in such request, together with all or such portion of the registrable securities of any other holders joining in such request. We are not required to file such prospectus supplement if within the 12 month period preceding the date of such request we have already effected 4 such prospectus supplements in which the requesting holder was actually entitled to sell ordinary shares or if within 90 days we have effected such an offering or a registration statement on Form F-1, initiated by holders of Registrable Securities.

Furthermore, we are not required to file such registration statement on a Form F-3 or effect an offering with a prospectus supplement if the anticipated aggregate proceeds are less than $1.0 million (net of underwriting discounts and commissions) and if we give notice that we are engaged in preparation of a registration statement to be filed, in our good faith estimate, within 90 days from the date of the such request, in which the holder may include its Registrable Securities.

Piggyback Offerings. Holders of Registrable Securities will also have the right to request to participate in any offering initiated by us, subject to specified exceptions. Holders of Registrable Securities continue to have the right to participate in subsequent piggyback offerings regardless of whether the holder has opted out of prior offerings.

Cutback. In the event that the underwriter advises us that marketing factors require a limitation on the number of shares that can be included in a demand registered offering on a Form F-1, the shares that are to be excluded from the registration statement, to the extent necessary to satisfy such limitation, shall be first shares held by shareholders other than holders of Registrable Securities (if any), then shares which we wish to register for our own account, and thereafter, shares held by the holders of Registrable Securities (on a pro rata basis).

In the case of a piggyback offering, we are required to include in the offering only that number of shares that the underwriters determine in their sole discretion will not jeopardize the success of the offering, and the shares will be apportioned among the selling holders according to the total amount of Registrable Securities entitled to be included in the offering owned by each selling holder or in such other proportions as mutually agreed to by holders of 75% in interest of such selling holders, provided, however, that the number of Registrable Securities in the offering may be reduced only if all other shareholders’ securities are first entirely excluded from the offering.

Termination. Rights granted to holders of Registrable Securities pursuant to the Shareholders Rights Agreement, terminate on the seventh anniversary of the closing of the Business Combination. With respect to any holders, such rights terminate with respect to any shares that could be sold pursuant to Rule 144(b)(1) promulgated under the Securities Act if the holder holds less than five percent (5%) of the issued and outstanding shares of the Company. We have the right to terminate or withdraw any registration or offering which is subject to piggyback rights.

Expenses. We will pay all expenses in carrying out the foregoing registrations or offerings other than any underwriting discounts and commissions.

Share Repurchase Transaction

In July 2018, we repurchased an aggregate of approximately 16 million of our then-outstanding vested options and ordinary shares issued upon exercise or conversion of options and RSUs from our employees, including certain executive officers (Assaf Ben Ami, Omer Kaplan and Dalia Litay), at a price per share of $1.26 which was equal to the fair market value of the ordinary shares as valued by an independent third party, for a total aggregate amount of $14.8 million.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following is a description of the material terms of our amended and restated articles of association. The following descriptions of share capital and provisions of our amended and restated articles of association are summaries and are qualified by reference to our amended and restated articles of association, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. The description of the ordinary shares reflects changes to our capital structure that occurred upon the closing of the Business Combination.

Share Capital

Immediately prior to the consummation of the Business Combination, we affected the renaming of each of our issued and outstanding ordinary shares as a Class A ordinary share, followed immediately by the distribution of one Class B ordinary share to the holders of each such issued and outstanding Class A ordinary share (we refer to these adjustments as the “Class A Renaming” and “Class B Distribution”).

Also at that time, the par value of all ironSource ordinary shares was cancelled.

In addition, each outstanding Class A ordinary share and Class B ordinary share was split into such number of Class A ordinary shares or Class B ordinary shares, respectively, as caused the value of the outstanding Class A ordinary shares and Class B ordinary shares to equal $10.00 per share upon the closing of the Business Combination. We refer to this as the “Stock Split.”

As a result of the Class A Renaming, Class B Distribution and Stock Split, the number of shares issuable upon exercise or settlement of ironSource options and RSUs outstanding as of immediately prior to the Class A Renaming, Class B Distribution and Stock Split was adjusted accordingly. Under ironSource’s 2013 Share Incentive Plan and 2021 Share Incentive Plan, approximately 4.99 Class A ordinary shares and 4.99 Class B ordinary shares were issued in place of one ordinary share for each ordinary share previously issuable upon the exercise or settlement of options and RSUs.

Following the Class A Renaming, Class B Distribution and Stock Split, our authorized share capital upon the closing of the Business Combination consists of 11,500,000,000 ordinary shares, consisting of 10,000,000,000 Class A ordinary shares, no par value, of which 627,856,171 (which excludes 6,745,955 Class A ordinary shares held by TBA and deemed treasury shares) are issued and outstanding as of July 1, 2021 and 1,500,000,000 Class B ordinary shares, no par value, of which 385,108,621 are issued and outstanding as of July 1, 2021.

The rights of the holders of Class A ordinary shares and Class B ordinary shares are identical, except with respect to voting rights (as described below under “Voting Rights”) and conversion rights. Each Class B ordinary share will convert automatically on a one-for-one basis into a Class A ordinary share upon sale or transfer (other than excluded transfers to certain parties that are related to or affiliated with the shareholder, referred to as permitted transferees) and may be converted into a Class A ordinary share upon the election of the holder thereof at any time. In addition, each Class B ordinary share held by a natural person or his or her permitted transferee will convert automatically on a one-for-one basis into a Class A ordinary share upon the death or incapacity of that natural person.

All outstanding Class B ordinary shares will convert automatically into Class A ordinary shares on a one-for-one basis upon the earliest of:

(i)	the date specified by the affirmative vote of the holders of at least 65% of the outstanding Class B ordinary shares, voting as a single class;

(ii)	such time as which the total issued and outstanding Class B ordinary shares constitute less than 5% of our total issued and outstanding shares; or

(iii)	the 10th anniversary of the closing of the Business Combination.

Only the Class A ordinary shares are listed for trading on the NYSE.

Our board of directors may determine the issue prices and terms for our shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine.

As of July 1, 2021, we had approximately 377 holders of record of our ordinary shares.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and are not subject to any preemptive rights.

Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 51-464362-6. Our affairs are governed by our amended and restated articles of association, applicable Israeli law and the Companies Law. Our purpose as set forth in our amended and restated articles of association is to engage in any lawful act or activity.

Voting Rights

Each Class A ordinary share is entitled to one vote per share. Each Class B ordinary share is entitled to five votes per share. Holders of our Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders except as otherwise provided in our amended and restated articles of association or as required by applicable law. Under our amended and restated articles of association and the Companies Law, the holders of our Class B ordinary shares will only vote as a separate class under certain circumstances, including:

•

on a proposal to convert the entire class of those shares into Class A ordinary shares on a one-for-one basis, which requires the affirmative vote of the holders of at least 65% of the outstanding Class B ordinary shares for approval;

•	amendment of the rights of the Class B ordinary shares;

•	disproportionate distributions or recapitalizations that adversely impact the Class B ordinary shares; or

•	differing treatment to the Class B ordinary shares in a merger or similar transaction.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or, with respect to our Class A ordinary shares, the rules of the NYSE.

Each Class B ordinary share will convert automatically on a one-for-one basis into a Class A ordinary share upon sale or transfer (other than transfers to certain permitted transferees).

The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.

Election of Directors

Under our amended and restated articles of association, our board of directors must consist of not less than three but no more than eleven directors. Pursuant to our amended and restated articles of association, each of our directors will be appointed by a simple majority vote of holders of our ordinary shares, participating and voting (in person or by proxy) at an annual general meeting of our shareholders. Holders of our Class A ordinary shares and Class B ordinary shares will vote together as a single class on the election of directors, with each Class A ordinary share entitled to one vote per share, and each Class B ordinary share entitled to five votes per share. However, in the event of a contested election: (i) the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion; and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors; such that those nominees (equal in number to the number of board seats being filled) receiving the largest number of “for” votes will be elected.

In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of 65% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events in accordance with the Companies Law and our amended and restated articles of association. Our amended and restated articles of association also provide that vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office and, if so determined by our board of directors, by a simple majority vote of our shareholders. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, have been, or will be, in a state of war with Israel.

Registration Rights

In connection with the Business Combination and the PIPE Financing, we granted certain registration rights to the Selling Securityholders under the Subscription Agreements we entered into with them. Pursuant to the subscription agreements, we agreed to promptly, but no later than 30 calendar days from the Closing Date, file, subject to customary exceptions, a Registration Statement on Form F-1 covering all ordinary shares issued in connection with the PIPE Financing, subject to certain customary conditions. The registration statement of which this prospectus forms a part is being filed pursuant to that requirement.

Additionally, certain of our shareholders are entitled to certain registration rights under the terms of our Shareholders Rights Agreement. For a discussion of such rights, see “Certain Relationships and Related Person Transactions—ironSource Second Amended and Restated Shareholders Rights Agreement.”

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as special general meetings. Our board of directors may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Our amended and restated articles of association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•	amendments to our articles of association;

•	appointment, terms of service or and termination of service of our auditors;

•	appointment of directors, including external directors (if applicable);

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	a merger; and

•

the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and our amended and restated articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to our amended and restated articles of association, holders of our Class A ordinary shares have one vote for each Class A ordinary share held and holders of our Class B ordinary shares have five votes for each Class B ordinary share held on all matters submitted to a vote before the shareholders at a general meeting of shareholders. The quorum required for our general meetings of shareholders generally consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 33 1⁄3% of the total outstanding voting rights, within half an hour of the time fixed for the commencement of the general meeting. However, for so long as we are qualified to use the forms and rules of a “foreign private issuer” under the rules of the SEC at the time of a general meeting of shareholders, if the meeting is initiated by and convened by our board of directors, the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent 25% of the total outstanding voting rights. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. For so long as we are qualified to use the forms and rules of a “foreign private issuer” under the rules of the SEC, at the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described above.

Vote Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote (based on the number of votes cast, with each Class B ordinary share entitled to five votes and each Class A ordinary share entitled to one vote), unless otherwise required by the Companies Law or by our amended and restated articles of association. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described above under “Management—Compensation Committee— Compensation Policy under the Companies Law.” Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires the approval by a resolution of the general meeting of the holders of all shares as one class, without any required separate resolution of any class of shares, except that any amendment to the rights, privileges, preferences or obligations of the Class B ordinary shares requires, in addition, a resolution adopted at a separate class meeting of the Class B ordinary shares by 65% of the total voting power of the then issued and outstanding Class B ordinary shares.

Under our amended and restated articles of association, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to: (i) remove any of our directors from office, (ii) to amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office, or (iii) to amend certain other provisions regarding our staggered board, shareholder proposals, altering the size of our board and plurality voting in contested elections. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up of the company, which requires the approval of at least 75% of the voting rights represented at the meeting and voting on the resolution, or an approval of a scheme of arrangement or reorganization of the company pursuant to Section 350 of the Companies Law, which requires the approval of a simple majority of the holders holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our amended and restated articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or a patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or may abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected to the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding voting rights of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy its obligations, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting of shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and our amended and restated articles of association, as described above in “—Shareholder Meetings.” In addition, as disclosed under “—Election of Directors,” we have a classified board structure which effectively limits the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Exclusive Forum

Our amended and restated articles of association provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act against any person or entity, including such claims brought against the Company, its directors, officers, employees, advisors, attorneys, accountants or underwriters (who, in each case shall be deemed third party beneficiaries). Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions, and accordingly, both state and federal courts have jurisdiction to entertain such claims. While the federal forum provision in our amended and restated articles does not restrict the ability of our shareholders to bring claims under the Securities Act, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs, which may discourage the filing of claims under the Securities Act against the Company, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our amended and restated articles of association. If a court were to find the choice of forum provision contained in our amended and restated articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our amended and restated articles of association described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Our amended and restated articles of association also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our Class A ordinary shares is American Stock Transfer & Trust Company, LLC.

LISTING

Our Class A ordinary shares are listed on the NYSE under the symbol “IS.”

SHARES ELIGIBLE FOR FUTURE SALE

We have 11,500,000,000 ordinary shares, consisting of 10,000,000,000 Class A ordinary shares and 1,500,000,000 Class B ordinary shares, authorized and 1,012,617,242 ordinary shares, consisting of 627,508,621 (which excludes 6,745,955 held by TBA and deemed treasury shares) Class A ordinary shares and 385,108,621 Class B ordinary shares issued and outstanding as of June 28, 2021 (the closing date of the Business Combination).

All of the ordinary shares that were issued in connection with the Business Combination are freely transferable without restriction or further registration under the Securities Act, other than any ordinary shares issued to our “affiliates”. The PIPE Shares were not registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder, and are not freely transferable. The shares issued to our “affiliates” and the PIPE Shares are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act (see description below).

The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of ordinary shares by our to the PIPE Investors. We cannot make any prediction as to the effect, if any, that sales of our shares or the availability of our shares for sale will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market price of our ordinary shares.

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted ordinary shares for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted ordinary shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of ordinary shares then issued and outstanding; or

•	the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our company other than by virtue of his or her status as an officer or director of our company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Lock-up Agreements

Pursuant to the Shareholder’s Rights Agreements, each holder party agreed not to offer, sell, agree to sell, directly or indirectly or otherwise dispose of any ordinary shares received in connection with the Business Combination for 180 days from the Closing Date, subject to certain limited exceptions. The lock-up restriction does not apply to ordinary shares purchased in the PIPE Financing and ordinary shares acquired in the open market.

In connection with our Spin-Off, certain of our shareholders entered into the Spin-Off Lock-up, which restricts their ability to dispose of their shares through December 31, 2022, which is two years after the date of the Spin-Off. Under the terms of the Spin-Off Lock-up, subject to certain exceptions, each shareholder that is a party thereto agrees not to lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of its ordinary shares that constitute more than 50% of his, her or its respective shareholdings. Please see “Risk Factors— Risks Related to our Business and Industry—The recent Spin-Off of the assets of our Desktop business from ironSource Ltd. may give rise to potential liabilities for us in the event of a breach of our or our shareholders’ obligations under the agreements related to the Spin-Off or tax liabilities caused by the Spin-Off.” and “Certain Relationships and Related Party Transactions—Spin-Off Lock-up Agreement” for more information.

Registration Rights

In connection with the Business Combination and the PIPE Financing, we granted certain registration rights to the PIPE Investors and to certain securityholders under the Shareholder Rights Agreement. For a discussion of such rights, see “Certain Relationships and Related Party Transactions—Second Amended and Restated Shareholders’ Rights Agreement.”.

TAXATION AND GOVERNMENT PROGRAMS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our Class A ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Tax Considerations

The following is a brief summary of certain material Israeli tax laws applicable to ironSource, and certain Israeli Government programs that benefit ironSource. This section also contains a discussion of certain material Israeli tax consequences concerning the ownership and disposition of ironSource Class A ordinary shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on tax legislation that has not yet been subject to judicial or administrative interpretation, ironSource cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. The discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below, possibly with a retroactive effect.

THEREFORE, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax at a flat rate. In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years) which reduced the corporate income tax rate from 25% to 24% effective from January 1, 2017, and to 23% effective from January 1, 2018 and thereafter. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Preferred Enterprise, a Beneficiary Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Real capital gains (meaning capital gains minus the change in index) derived by an Israeli company are generally subject to corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” ironSource may qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident- company, of which 90% or more of its income in any tax year, other than income from certain government loans, capital gains, interest and dividends, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

Following are the main tax benefits available to Industrial Companies:

•

Amortization of the cost of purchased patent, rights to use a patent, and know-how, which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•	Under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;

•	Expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•	The research and development must be for the promotion of the company; and

•	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Israeli Income Tax Ordinance (New Version) 5721-1961, or the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we will not be able to deduct research and development expenses during the year of the payment, we may be able to deduct research and development expenses in equal amounts over a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets). Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, referred to as an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Preferred Technological Enterprise, or a Special Preferred Technological Enterprise, is entitled to benefits as discussed below. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the geographic location in Israel of the facility in which the investment is made. In order to qualify for these incentives, the Company is required to comply with the requirements of the Investment Law.

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax benefits under the 2011 Amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, subject to certain conditions and during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to tax at the following rates: (i) Israeli resident corporations–0% (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in subsections (ii) and (iii) shall apply) (ii) Israeli resident individuals–20% (iii) non-Israeli residents (individuals and corporations)–20%, subject to a reduced tax rate under the provisions of any applicable double tax treaty. The withholding tax rate applicable to distribution of dividend from such income to non-Israeli residents is 25% (or 30% if distributed to a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, as defined below), which may be reduced by applying in advance for a withholding certificate from the Israel Tax Authority. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “Means of Control” of the corporation. “Means of Control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right.

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Beneficiary Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

New tax benefits under the 2017 Amendment that became effective on January 1, 2017

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016 and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as having a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income”, as defined in the Investment Law. The corporate tax rate is further reduced to 7.5% with respect to a Preferred Technological Enterprise located in development zone “A.” In addition, a Preferred Technological Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the Israel Innovation Authority.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (including group consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the Israel Innovation Authority.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty. The withholding tax rate applicable to distribution of dividend from such income to non-Israeli residents is 25% (or 30% if distributed to a “substantial shareholder” at the time of the distribution or at any time during the preceding twelve months period), which may be reduced by applying in advance for a withholding certificate from the Israel Tax Authority. In addition, if such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4% (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld.

A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Taxation of our shareholders

Capital Gains Tax on Sales of our Ordinary Shares

Israeli law generally imposes a capital gains tax on the sale of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares of Israeli companies, by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The Ordinance distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.

Capital gains taxes applicable to non-Israeli resident shareholders.

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if, among other conditions, the shares were not held through a permanent establishment that the non-resident maintains in Israel, or the purchase of the shares was not from a related party, and was not subject to part E2 of the ITO. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares by the U.S. Resident would be subject to Israeli tax (unless exempt under the Israeli domestic law as described above). Under the United States Israel Tax Treaty, the gain may be treated as foreign source income for United States foreign tax credit purposes, upon an election by the U.S. Resident, and such U.S. Resident may be permitted to claim a credit for such taxes against the United States federal income tax imposed on such sale, subject to the limitations under the United States federal income tax laws applicable to foreign tax credits. The United States Israel Tax Treaty does not provide such credit against any United States state or local taxes.

Regardless of whether shareholders may be liable for Israeli tax on the sale of our ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., provide resident certificate and other documentation).

Capital gains taxes applicable to Israeli resident shareholders.

An Israeli resident corporation who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate (currently of 23%). An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder is claiming deduction of interest expenditures or he is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2021 plus 3% Surtax). Certain Israeli institutions who are exempt from tax under section 9(2) or section 129(C)(a)(1) of the Ordinance (such as exempt trust funds and pension funds) may be exempt from capital gains tax from the sale of the shares.

Taxation of Israeli shareholders on receipt of dividends.

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not). If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under section 9(2) or section 129C(a)(1) of the Ordinance is exempt from tax on dividend.

Dividend distribution by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise is subject to beneficial tax rates. For a further discussion, see “Certain Material Israeli Tax Considerations—Law for the Encouragement of Capital Investments, 5719-1959—New tax benefits under the 2017 Amendment that became effective on January 1, 2017.”

Taxation of non-Israeli shareholders on receipt of dividends.

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). For example, under the United States Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise, Approved Enterprise or Beneficiary Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Beneficiary Enterprise or Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to the outstanding voting rights and the gross income for the previous year (as set forth in the previous sentences) are met. If the dividend is attributable partly to income derived from an Approved Enterprise, Beneficiary Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. Application for the reduced tax rate requires appropriate documentation presented and specific instruction received from the Israeli Tax Authorities to the extent tax is withheld at source at the maximum rates (see above), a qualified tax treaty recipient will have to comply with some administrative procedures with the Israeli Tax Authorities in order to receive back the excess tax withheld.

A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted, will be exempt from filing a tax return in Israel, unless he is liable to additional Surtax (see below) in accordance with section 121B of the Ordinance.

Dividend distribution by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise is subject to beneficial tax rates. For a further discussion, see “Certain Material Israeli Tax Considerations—Law for the Encouragement of Capital Investments, 5719-1959—New tax benefits under the 2017 Amendment that became effective on January 1, 2017.”

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 647,640 for 2021, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to U.S. Holders and Non-U.S. Holders (each as defined below) of ironSource Class A ordinary shares. This discussion applies only to the ironSource Class A ordinary shares that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the ownership and disposal of ironSource Class A ordinary shares. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. ironSource has neither sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities;

•	traders in securities that elect to mark to market;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding ironSource Class A ordinary shares as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to ironSource Class A ordinary shares being taken into account in an applicable financial statement;

•	persons that actually or constructively own 5% or more (by vote or value) of the outstanding issued ironSource Class A ordinary shares;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a functional currency other than the U.S. dollar;

•	persons who hold or received ironSource Class A ordinary shares, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of ironSource Class A ordinary shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ironSource Class A ordinary shares, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING IRONSOURCE CLASS A ORDINARY SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF IRONSOURCE CLASS A ORDINARY SHARES.

U.S. Holders

Ownership and Disposition of ironSource Class A Ordinary Shares by U.S. Holders

Distributions on ironSource Class A ordinary shares

If ironSource makes distributions of cash or property on the ironSource Class A ordinary shares, such distributions (including the amount of any non-U.S. taxes withheld therefrom) will be treated for U.S. federal income tax purposes first as a dividend to the extent of ironSource’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. ironSource does not intend to provide calculations of its earnings and profits under U.S. federal income tax principles. A U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•

either (a) the shares are readily tradable on an established securities market in the United States, or (b) ironSource is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

•

ironSource is neither a PFIC (as discussed below under below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for ironSource in any taxable year in which the dividend is paid or the preceding taxable year;

•	the U.S. Holder satisfies certain holding period requirements; and

•	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurances that ironSource will be eligible for benefits of an applicable comprehensive income tax treaty between the United States and Israel. In addition, there also can be no assurance that ironSource Class A ordinary shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, ironSource will not constitute a “qualified foreign corporation” for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to ironSource Class A ordinary shares. Subject to certain exceptions, dividends on ironSource Class A ordinary shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by ironSource with respect to the ironSource Class A ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of ironSource Class A Ordinary Shares.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of ironSource Class A ordinary shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such ironSource Class A ordinary shares. Any gain or loss recognized by a U.S. Holder on a taxable disposition of ironSource Class A ordinary shares generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the ironSource Class A ordinary shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the United States and Israel (the “Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their own tax advisor regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the ironSource Class A ordinary shares could be materially different from that described above, if ironSource is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•

at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, ironSource will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which ironSource owns, directly or indirectly, 25% or more (by value) of the stock.

Based on the fiscal year 2020 composition of the income, assets and operations of ironSource and its subsidiaries, ironSource does not believe it will be treated as a PFIC for the current taxable year. However, there can be no assurances in this regard, nor can there be any assurances that ironSource will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and ironSource can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether ironSource or any of its subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether ironSource or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of ironSource’s income and assets, and the market value of its and its subsidiaries’ shares and assets. Changes in the composition of ironSource’s or any of its subsidiaries’ income or composition of ironSource’s or any of its subsidiaries’ assets may cause it to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if ironSource were considered a PFIC at any time that a U.S. Holder owns ironSource Class A ordinary shares, ironSource would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its ironSource Class A ordinary shares at their fair market value on the last day of the last taxable year in which ironSource is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the ironSource Class A ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless ironSource subsequently becomes a PFIC.

For each taxable year that ironSource is treated as a PFIC with respect to a U.S. Holder’s ironSource Class A ordinary shares, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its ironSource Class A ordinary shares (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ironSource Class A ordinary shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ironSource Class A ordinary shares;

•

the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which ironSource is a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the ironSource Class A ordinary shares cannot be treated as capital gains, even though the U.S. Holder holds the ironSource Class A ordinary shares as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which ironSource may hold, directly or indirectly, that are PFICs (collectively, “Lower- Tier PFICs”). There can be no assurance, however, that ironSource does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of ironSource’s subsidiaries.

If ironSource is a PFIC, a U.S. Holder of ironSource Class A ordinary shares may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its ironSource Class A ordinary shares only if ironSource provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. ironSource does not intend to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the ironSource Class A ordinary shares in the event ironSource is treated as a PFIC for any taxable year. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

In the event ironSource is a PFIC, a U.S. Holder that makes a QEF election with respect to its ironSource Class A ordinary shares would generally be required to include in income for each year that ironSource is treated as a PFIC the U.S. Holder’s pro rata share of ironSource’s Class A ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the ironSource Class A ordinary shares. Any net deficits or net capital losses of ironSource for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in the ironSource Class A ordinary shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the ironSource Class A ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the ironSource Class A ordinary shares by a corresponding amount.

If ironSource owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to ironSource providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the ironSource Class A ordinary shares in which ironSource is a PFIC, then the ironSource Class A ordinary shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to its ironSource Class A ordinary shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the ironSource Class A ordinary shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its ironSource Class A ordinary shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective.

U.S. Holders should consult their own tax advisors as to the availability and desirability of a QEF election.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its ironSource Class A ordinary shares to elect out of the Excess Distribution Rules discussed above if ironSource is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its ironSource Class A ordinary shares, such U.S. Holder will include in income for each year that ironSource is treated as a PFIC with respect to such ironSource Class A ordinary shares an amount equal to the excess, if any, of the fair market value of the ironSource Class A ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the ironSource Class A ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the ironSource Class A ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the ironSource Class A ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ironSource Class A ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ironSource Class A ordinary shares, as well as to any loss realized on the actual sale or disposition of the ironSource Class A ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ironSource Class A ordinary shares previously included in income. A U.S. Holder’s basis in the ironSource Class A ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions ironSource makes would generally be subject to the rules discussed above under “—Distributions on ironSource Class A ordinary shares,” except the lower rates applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The ironSource Class A ordinary shares, which are expected to be listed on NYSE, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that ironSource Class A ordinary shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for ironSource.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the ironSource Class A ordinary shares in which ironSource is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to the ironSource Class A ordinary shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A

U.S. Holder that is eligible to make a mark-to-market election with respect to its ironSource Class A ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if ironSource is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of ironSource Class A ordinary shares. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of ironSource Class A ordinary shares that is not a U.S. Holder, including:

•	a nonresident alien individual, other than certain former citizens and residents of the United States;

•	a foreign corporation; or

•	a foreign estate or trust.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of ironSource Class A Ordinary Shares to Non-U.S. Holders

Any (i) distributions of cash or property paid to a Non-U.S. Holders in respect of ironSource Class A ordinary shares or (ii) gain realized upon the sale or other taxable disposition of ironSource Class A ordinary shares generally will not be subject to U.S. federal income taxation unless:

•

the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•

in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting requirements may apply to distributions received by U.S. Holders of ironSource Class A ordinary shares, and the proceeds received on sale or other taxable the disposition of ironSource Class A ordinary shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to ironSource Class A ordinary shares and proceeds from the sale, exchange, redemption or other disposition of ironSource Class A ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of their ironSource Class A ordinary shares, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to ironSource Class A ordinary shares and proceeds from the sale of other disposition of ironSource Class A ordinary shares received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Additionally, certain U.S. Holders that hold an interest in “specified foreign financial assets” (which may include the ironSource Class A ordinary shares) are required to report information relating to such assets on IRS Form 8938, subject to certain exceptions. Penalties can apply if U.S. Holders fail to satisfy such reporting requirements. U.S. Holders should consult their tax advisors regarding the applicability of these requirements to their acquisition and ownership of ironSource Class A ordinary shares.

PLAN OF DISTRIBUTION

We are registering the resale of up to 133,254,045 ordinary shares by the Selling Securityholders.

We will not receive any proceeds from any sale by the Selling Securityholders of the ordinary shares being registered hereunder. See “Use of Proceeds.” We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public by the Selling Securityholders. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the Selling Securityholders.

Sales of the securities offered hereby may be effected by the Selling Securityholders from time to time in one or more types of transactions (which may include block transactions) on NYSE at prevailing market prices, in negotiated transactions, through put or call options transactions relating to the securities offered hereby, through short sales of the securities offered hereby, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the securities covered by this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

Upon our being notified by any Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the participating broker-dealer(s);

•	the specific securities involved;

•	the initial price at which such securities are to be sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

•	other facts material to the transaction.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

EXPENSES

We estimate that our expenses in connection with the offer and sale of our Class A ordinary shares by the Selling Securityholders, will be as follows:

Expenses	Amount
SEC registration fee		$130,697
FINRA filing fee		*
Transfer agent’s fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous costs		*

Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

All amounts in the table are estimates except the SEC registration fee, the stock exchange listing fee and the FINRA filing fee. Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

The validity of our Class A ordinary shares and certain other matters of Israeli law will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel. Certain matters of U.S. federal law will be passed upon for us by Latham & Watkins LLP.

EXPERTS

The financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this prospectus have been so included in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.) a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of TBA as of December 31, 2020, and for the period from November 6, 2020 (inception) through December 31, 2020, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement.

Statements made in this prospectus concerning the contents of any contract, agreement or other document are not complete descriptions of all terms of these documents. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely.

We are subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We have not authorized anyone to give any information or make any representation about their companies that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 122 E 42nd St., 18th Floor, New York, New York 10168.

It may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•

the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is capable of being executed in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates. In addition, there is no bilateral treaty between Israel and the United States for the enforcement of civil judgments.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except for number of shares and par value)

(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$127,535	$200,672
Short-term deposits	—	17,627
Accounts receivable, net of allowances of $787 and $724 as of March 31, 2021 and December 31, 2020, respectively	148,829	151,503
Other current assets	31,192	15,711

Total current assets	307,556	385,513
Long-term restricted cash	2,332	2,415
Deferred tax assets	828	161
Operating lease right-of-use asset	35,139	36,780
Property, equipment and software, net	24,358	23,077
Goodwill	205,842	79,156
Intangible assets, net	33,010	8,084
Other non-current assets	8,593	650

Total assets	$617,658	$535,836

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

(U.S. dollars in thousands, except for number of shares and par value)

(Unaudited)

	March 31,	December 31,
	2021	2020
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$148,419	$155,476
Current maturities of long-term loan	9,731	9,725
Operating lease liabilities	7,221	7,429
Other current liabilities	39,175	34,034

Total current liabilities	204,546	206,664
Long-term loan, net of current maturities	72,248	74,684
Deferred tax liabilities	3,582	2,521
Long-term operating lease liabilities	31,035	32,241
Other non-current liabilities	1,323	280

Total liabilities	$312,734	$316,390

Commitments and contingencies (Note 7)
Shareholders’ equity:
Class A ordinary shares, no par value; 10,000,000,000 shares authorized at March 31, 2021 and December 31, 2020; 325,259,289 and 320,133,022 issued and outstanding at March 31, 2021 and December 31, 2020, respectively*	—	—
Class B ordinary shares, no par value; 1,500,000,000 shares authorized at March 31, 2021 and December 31, 2020; 325,259,289 and 320,133,022 issued and outstanding at March 31, 2021 and December 31, 2020, respectively*	—	—
2019 ordinary shares, NIS 0.01 par value, 25,006,298 authorized, issued and outstanding at March 31, 2021 and December 31, 2020	72	72
Additional paid-in capital*	227,485	152,251
Retained earnings	77,367	67,123

Total shareholders’ equity	304,924	219,446

Total liabilities and shareholders’ equity	$617,658	$535,836

*	Shares and per share data are presented on a retroactive basis to reflect the Recapitalization on June 28, 2021.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$119,713	$61,206
Cost of revenue	20,140	11,547

Gross profit	99,573	49,659

Operating expenses:
Research and development	20,410	10,129
Sales and marketing	48,721	19,172
General and administrative	15,547	6,702

Total operating expenses	84,678	36,003

Income from operations	14,895	13,656
Financial expenses, net	1,029	972

Income from continuing operations before income taxes	13,866	12,684
Income taxes	3,622	1,794

Income from continuing operations, net of income taxes	10,244	10,890
Income from discontinued operations, net of income taxes	—	12,301

Net income	$10,244	$23,191

Basic net income per ordinary share*:
Continuing operations	0.01	0.01
Discontinued operations	—	0.01

Basic net income per ordinary share*	$0.01	$0.02

Weighted-average ordinary shares outstanding—basic*	645,295,222	633,813,050

Diluted net income per ordinary share*:
Continuing operations	0.01	0.01
Discontinued operations	—	0.01

Diluted net income per ordinary share*	$0.01	$0.02

Weighted-average ordinary shares outstanding—diluted*	711,685,249	668,333,274

*	Shares and per share data are presented on a retroactive basis to reflect the Recapitalization on June 28, 2021.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands, except share data)

(Unaudited)

	2019 Ordinary Shares		Class A Ordinary Shares*		Class B Ordinary Shares*		Additional Paid-In Capital*	Reciprocal Shareholding	Retained Earnings	Total
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance at December 31, 2019	25,006,298	$72	316,708,395	$—	316,708,395	$—	$136,205	$(1,274)	$28,263	$163,266
Exercise of options	—	—	345,298	—	345,298	—	389	—	—	389
Vested restricted share units	—	—	448,315	—	448,315	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	3,448	—	—	3,448
Net income	—	—	—	—	—	—	—	—	23,191	23,191

Balance at March 31, 2020	25,006,298	$72	317,502,008	$—	317,502,008	$—	$140,042	$(1,274)	$51,454	$190,294

	2019 Ordinary Shares		Class A Ordinary Shares*		Class B Ordinary Shares*		Additional Paid-In Capital*	Retained Earnings	Total
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance at December 31, 2020	25,006,298	$72	320,133,022	$—	320,133,022	$—	$152,251	$67,123	$219,446
Exercise of options	—	—	200,804	—	200,804	—	297	—	297
Vested restricted share units	—	—	173,764	—	173,764	—	—	—	—
Shares issued related to business combination	—	—	4,751,699	—	4,751,699	—	57,715	—	57,715
Share-based compensation expense	—	—	—	—	—	—	17,222	—	17,222
Net income	—	—	—	—	—	—	—	10,244	10,244

Balance at March 31, 2021	25,006,298	$72	325,259,289	$—	325,259,289	$—	$227,485	$77,367	$304,924

*	Shares and per share data are presented on a retroactive basis to reflect the Recapitalization on June 28, 2021.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net income from continuing operations	$10,244	$10,890
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,343	4,001
Share-based compensation expenses	16,810	2,832
Non-cash lease expense	227	359
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,246)	1,171
Interest accrued and other financial expenses	107	130
Deferred income taxes, net	(827)	(282)
Changes in operating assets and liabilities:
Accounts receivable	(851)	3,148
Other current assets	(14,750)	(1,920)
Other non-current assets	(3,297)	21
Accounts payable	(6,657)	2,931
Other current liabilities	5,851	(6,020)
Other long-term liabilities	1,043	8

Net cash provided by continuing operating activities	11,997	17,269
Net cash provided by (used in) discontinued operating activities	(5,168)	16,487

Net cash provided by operating activities	6,829	33,756

Cash flows from investing activities
Purchase of property, plant and equipment	(473)	(540)
Capitalized software development costs	(3,015)	(2,929)
Purchase of intangible assets	(1,950)	—
Acquisitions, net of cash acquired	(90,184)	—
Investments in short-term deposits	—	(5,000)
Maturities of short-term deposits	17,590	8,100

Net cash used in continuing investing activities	(78,032)	(369)
Net cash used in discontinued investing activities	—	(1,452)

Net cash used in investing activities	(78,032)	(1,821)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(U.S. dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from financing activities
Repayment of long-term loan	(2,500)	(1,250)
Payments of deferred offering costs	(1,060)	—
Exercise of options	297	389

Net cash used in continuing financing activities	(3,263)	(861)
Net cash used in discontinued financing activities	—	—

Net cash used in financing activities	(3,263)	(861)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	1,246	(1,171)
Net change in cash and cash equivalents and restricted cash	(74,466)	31,074
Cash and cash equivalents and restricted cash at beginning of the period	203,087	91,219

Cash and cash equivalents and restricted cash at end of the period	$129,867	$121,122

Supplemental disclosure of cash flows information:
Cash paid for taxes	$13,293	$3,839

Cash paid for interest	$449	$797

Supplemental disclosure of non-cash investing and financing activities:
Fair value of ordinary shares issued as consideration for business combination	$57,197	$—

Fair value of share options assumed in a business combination	$518	$—

Fair value of contingent consideration assumed in a business combination	$844	$—

Share-based compensation capitalized to software costs	$412	$209

Deferred offering costs incurred during the period included in accounts payable	$5,640	$—

The below table provides a reconciliation of cash and cash equivalents and restricted cash reported within the condensed consolidated balance sheets to the total of the same amounts shown on the condensed consolidated statements of cash flows:

	March 31,	December 31,
	2021	2020
Cash and cash equivalents	$127,535	$200,672
Long-term restricted cash	2,332	2,415

Total cash and cash equivalents and restricted cash	$129,867	$203,087

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1—DESCRIPTION OF THE BUSINESS:

ironSource Ltd. (collectively referred to with its wholly-owned subsidiaries as “ironSource”, “we”, “our”, “us” or the “Company”) is a leading business platform that enables mobile content creators to prosper within the app economy.

Since our founding in 2010, we have focused on empowering our customers to grow, engage, monetize and analyze their users to create scaled and sustainable businesses. Today, we provide core business infrastructure to mobile game and app developers and enhance telecom operators’ relationship with their users.

We are headquartered in Tel-Aviv, Israel, and have offices in various cities in North America, Europe and Asia.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of Presentation and Consolidation

We prepared the accompanying unaudited condensed consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting.

Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In our opinion, the information contained herein reflects all adjustments necessary for a fair statement of our results of operations, financial position, cash flows, and shareholders’ equity. All such adjustments are of a normal, recurring nature, except for the effects of the Recapitalization discussed in Note 2(e).

The results of operations for the three months ended March 31, 2021 shown in this report are not necessarily indicative of the results to be expected for the full year ending December 31, 2021. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020.

The condensed consolidated financial statements include the accounts of ironSource Ltd. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

There have been no material changes in our significant accounting policies as described in our consolidated financial statements for the year ended December 31, 2020, other than described in Note 2(c), Note 2(d) and Note 2(e) below.

b.	New Accounting Pronouncements

Accounting Pronouncements Adopted in the Current Period:

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other— Internal-Use Software (“Subtopic 350-40”): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The amendments in this update are effective for us for annual

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

b.	New Accounting Pronouncements (continued)

reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. There was no financial impact on our condensed consolidated financial statements as a result of the adoption.

Recently issued accounting pronouncements, not yet adopted:

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments to introduce a new model for recognizing credit losses on financial instruments based on estimated current expected credit losses, or CECL. Under the new standard, an entity is required to estimate CECL on trade receivables at inception, based on historical information, current conditions, and reasonable and supportable forecasts. ASU No. 2016-13 is effective for us for the annual period beginning after December 15, 2022, including interim periods within that reporting period. We are evaluating the impact of adoption of the new standard on our condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU No. 2019-12 is effective for us for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. We are evaluating the impact of adoption of the new standard on our condensed consolidated financial statements.

c.	Business Combinations

We include the results of operations of businesses that we acquire in our condensed consolidated financial statements beginning on their respective acquisition dates. We allocate the fair value of purchase consideration to the assets acquired and liabilities assumed. When the fair value of the purchase consideration exceeds the fair values of the identifiable assets and liabilities acquired, we record the excess as goodwill.

The fair value of contingent consideration liabilities assumed from an acquisition are remeasured each reporting period and the changes in the fair value, if any, is recorded within operating expenses in our condensed consolidated statement of operations.

Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable, and as a result, actual results may differ from estimates. Acquired intangible assets with definite lives are amortized over their estimated useful lives generally on a straight-line basis, unless evidence indicates a more appropriate method.

Acquisition-related expenses are expensed as incurred. During the one-year period beginning with the acquisition date, we may record certain purchase accounting adjustments related to the fair value of assets acquired and liabilities assumed against goodwill. Refer to Note 11 for further information.

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

d.	Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other costs incurred through the balance sheet date that are directly related to the proposed public offering and that will be charged to shareholders’ equity upon the completion of the proposed public offering. Should the proposed public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. We capitalized $6.7 million of deferred offering costs within other assets, noncurrent in the condensed consolidated balance sheets as of March 31, 2021. Transaction costs of approximately $1.5 million (mainly legal and accounting fees), related to the Company’s original initial public offering, are recorded under general and administrative expenses in the fiscal quarter ended March 31, 2021.

e.	Recapitalization

On June 28, 2021 (the “Closing Date”), we consummated a recapitalization transaction (the “Recapitalization”) pursuant to a merger agreement, dated March 20, 2021 (the “Merger Agreement”), with Thoma Bravo Advantage (the “TBA”), a publicly traded special purpose acquisition company, resulting in TBA becoming a wholly-owned subsidiary of the Company.

On the Closing Date, the following transactions occurred pursuant to the terms of the Merger Agreement: (i) we adopted our Amended and Restated Articles of Association; (ii) we renamed each issued and outstanding ordinary share, an ironSource Class A ordinary share, no par value (“Class A ordinary share”), followed immediately by the distribution of one Class B ordinary share of ironSource, no par value per share (“Class B ordinary share”) to the holders of each such issued and outstanding Class A ordinary share; (iii) we effected a stock split of each Class A ordinary share and each Class B ordinary share into such number of Class A ordinary shares and Class B ordinary shares, respectively, such that each Class A ordinary share and each Class B ordinary share have a value of $10.00 per share after giving effect to such stock split, resulting in a split ratio of 1:4.99 of each Class A ordinary share and each Class B ordinary share (the “Stock Split”); and (iv) any outstanding stock options and restricted stock units of the Company issued and outstanding were adjusted to give effect to the foregoing transactions and remain outstanding.

The Company believes that the distribution of Class B ordinary shares and the Stock Split should be considered as a part of the Recapitalization of the Company and accounted for on a retroactive basis pursuant to ASC 260. As a result, all ordinary shares, restricted share units, options for ordinary shares, exercise price and income per share amounts have been adjusted, on a retroactive basis, for all periods presented in these condensed consolidated financial statements, to reflect both the distribution of Class B ordinary shares and the Stock Split, together representing a ratio of 9.98 of each share.

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 3—DISAGGREGATION OF REVENUE:

Revenue by Source

The following table presents our revenue disaggregated by source (U.S. dollars in thousands):

	Three Months Ended March 31,
	2021	2020
Sonic	$104,141	$53,877
Aura	15,572	7,329

Total revenue	$119,713	$61,206

Revenue by Geographic Area

The following table presents our revenue disaggregated by geography, based on the invoice address of the customers (U.S. dollars in thousands):

	Three Months Ended March 31,
	2021	2020
United States	$42,657	$17,518
EMEA	26,557	22,171
Ireland	23,998	3,605
APAC	19,465	13,430
Israel	4,004	2,727
Other	3,032	1,755

Total revenue	$119,713	$61,206

For the three months ended March 31, 2021 and 2020, no individual country, other than those disclosed above, exceeded 10% of our total revenue.

For the three months ended March 31, 2021, we have one individual customer representing 13%

of total revenue.

NOTE 4—DISCONTINUED OPERATIONS:

On December 31, 2020, we completed the spin-off of our Desktop business (a former operating segment) through a tax-free dividend to TypeA Holdings Ltd. (“TypeA”), a newly formed Israeli company, which is owned by our shareholders on a pro-rata basis as of the date of the spin-off. We transferred all contracts along with employees and the employee related liabilities, goodwill and intangibles related to the Desktop business, as well as the shares of four of our wholly owned subsidiaries. Our Desktop business was focused on distribution and monetization solutions for web developers for personal computers and desktops. The spin-off was accounted for as a dividend at historical book value to our shareholders. The spin-off enables us to benefit from a streamlined business model, simplified operating structure, and enhanced management focus.

We retrospectively reclassified the results of the Desktop business as discontinued operations and reclassified the related assets and liabilities to current and non-current assets of discontinued operations and current and non-current liabilities of discontinued operations.

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 4—DISCONTINUED OPERATIONS (continued):

In the three months period ended March 31, 2021, the remaining balances as of December 31, 2020 resulting from the discontinued operations were collected or settled by us, as follows: accounts receivable of $3,944 thousand, accounts payable of $7,666 thousand and other current liabilities of $1,446 thousand.

The following tables summarizes the financial results and cash flows information of our discontinued operations for the three months ended March 31, 2020 (U.S. dollars in thousands):

Three Months Ended March 31,
2020
Revenue	$35,350
Cost of revenue	2,576

Gross profit	32,774

Operating expenses:
Research and development	4,914
Sales and marketing	13,465
General and administrative	321

Total operating expenses	18,700

Income from operations	14,074
Financial expenses, net	17

Income from discontinued operations before income taxes	14,057
Income taxes	1,746
Share in losses of affiliated company	10

Income from discontinued operations, net of income taxes	$12,301

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 4—DISCONTINUED OPERATIONS (continued):

Three Months Ended March 31,
2020
Cash flows from operating activities
Net income from discontinued operations	$12,301
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,058
Share-based compensation expenses	407
Deferred income taxes, net	(30)
Share in affiliated company	1,052
Changes in operating assets and liabilities:
Accounts receivable	3,486
Other current assets	(1,721)
Accounts payable	833
Other current liabilities	(878)
Other long-term liabilities	(21)

Net cash provided by operating activities	16,487

Cash flows from investing activities
Capitalized software development costs	(1,452)

Net cash used in investing activities	(1,452)

Cash provided by discontinued operations	$15,035

NOTE 5—GOODWILL & INTANGIBLE ASSETS, NET:

Goodwill

The following table presents the changes in the carrying amount of goodwill for the three months ended March 31, 2021 (U.S. dollars in thousands):

Balance as of December 31, 2020	$79,156
Goodwill from acquisition of Soomla	10,379
Goodwill from acquisition of Luna	116,307

Balance as of March 31, 2021	$205,842

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 5—GOODWILL & INTANGIBLE ASSETS, NET (continued):

Intangible Assets

The following tables present details of our intangible assets (U.S. dollars in thousands):

		March 31,
		2021
	Weighted- Average Remaining Useful Lives in Years	Carrying Amount, Net of Impairment	Accumulated Amortization	Net Book Value
Technology	5.4	$33,753	$(8,809)	$24,944
Customer relationships	4.6	11,082	(4,930)	6,152
Domain	7.9	1,950	(36)	1,914

Total intangible assets		$46,785	$(13,775)	$33,010

		December 31,
		2020
	Weighted- Average Remaining Useful Lives in Years	Carrying Amount, Net of Impairment	Accumulated Amortization	Net Book Value
Technology	3.0	$13,300	$(7,991)	$5,309
Customer relationships	3.0	7,400	(4,625)	2,775

Total intangible assets		$20,700	$(12,616)	$8,084

Amortization expenses of intangible assets were $1,159 thousand and $597 thousand for the three months ended March 31, 2021 and 2020, respectively.

The following table presents the estimated future amortization of intangible assets as of March 31, 2021 (U.S. dollars in thousands):

Year ending December 31,
Remainder of 2021	$5,094
2022	6,654
2023	6,654
2024	5,188
2025	4,266
Thereafter	5,154

Total	$33,010

NOTE 6—LONG-TERM LOAN:

On March 29, 2018, we entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks, Silicon Valley Bank and certain other lenders. The Credit Agreement provides for a $100 million term loan (the “Term Loan”) maturing on March 28, 2023 (the “Maturity Date”) and bears interest at a LIBOR base rate plus a spread of 2.50% to 3.25%. Interest is payable on a monthly basis. In addition, the Credit Agreement provides a revolving credit line of $50 million (the “Revolver”). There

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 6—LONG-TERM LOAN (continued):

were no outstanding borrowings under the Revolver as of March 31, 2021 and December 31, 2020. The Term Loan is payable in quarterly installments, with the remaining outstanding principal amount of the Term Loan being due and payable on the Maturity Date. We may prepay the Term Loan, in whole or in part at any time during the term of the Term Loan. The Credit Agreement contains certain customary affirmative and negative covenants, a Consolidated Total Leverage Ratio covenant and Fixed Charge Coverage Ratio, a limit on our ability to incur additional indebtedness, pay dividends (other than specified in the Credit Agreement), Minimum Liquidity and certain other restrictions, each defined in the Credit Agreement. As of March 31, 2021 and December 31, 2020, we were in compliance with all covenants as defined in the Credit Agreement.

The following table present details of our long-term loan (U.S. dollars in thousands):

March 31,
2021
Principal	$100,000
Principal paid	(17,500)

Outstanding amount	82,500
Unamortized deferred financing costs	(521)

Total debt	81,979
Less current maturities of long-term loan	9,731

Long-term loan, net of current maturities	$72,248

The expected future principal payments for the Term-Loan as of March 31, 2021 are as follows (U.S. dollars in thousands):

Year ending December 31,
Remainder of 2021	$7,500
2022	10,000
2023	65,000

Total	$82,500

Interest and financial expenses related to the Term Loan and the Revolver were $689 thousand and $1,098 thousand for the three months ended March 31, 2021 and 2020, respectively.

NOTE 7—COMMITMENTS AND CONTINGENCIES:

Legal Proceedings

From time to time, we are subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. We accrue a liability when management believes that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, we believe that any of these proceedings or other claims are neither probable to result in a liability nor can result in a material adverse effect on our business, financial condition, results of operations or cash flows. As of March 31, 2021 and to date, the aggregate amount of claims pending against the Company amounts to approximately $8 million. Based on our assessment, none have been recorded as a liability based on these claims not being probable.

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 8—SHARE-BASED COMPENSATION:

a.	Share-based compensation expense for the periods ended March 31, 2021 and 2020 was as follows (U.S. dollars in thousands):

	Three Months Ended March 31,
	2021	2020
Cost of revenue	$265	$45
Research and development	4,805	825
Sales and marketing	3,860	807
General and administrative	7,880	1,155

Total share-based compensation expenses	$16,810	$2,832

In addition, for the three months ended March 31, 2020, we recorded share-based compensation expense relating to our discontinued operations of $407 thousand.

As of March 31, 2021, there is an unrecognized share-based compensation expense of $96,403 thousand to be recognized over the average remaining vesting period of 3.2 years.

b.	A summary of our share option activity for the three months ended March 31, 2021 is as follows:

	Number of Options*	Weighted- Average Exercise Price (U.S. dollars)	Weighted- Average Remaining Contractual Term In Years	Aggregate Intrinsic Value (U.S. dollars in thousands)
Balance as of December 31, 2020	78,030,653	$0.8	4.77	$188,342
Granted	39,878,469	3.11
Exercised	(401,608)	0.76
Forfeited	(191,310)	1.63

Balance as of March 31, 2021	117,316,204	$1.58	6.32	$684,385

Exercisable as of March 31, 2021	44,529,357	$0.62	3.77	$302,818

*	Comprised of an equal number of options to purchase our Class A and Class B ordinary shares.

For the three months ended March 31, 2021, the aggregate intrinsic values of share options exercised were $2,347 thousand.

The calculated fair value of option grants was estimated using the Black-Scholes option- pricing model with the following assumptions:

Three Months Ended March 31,
2021
Risk-free interest rate	0.60%-0.77%
Expected option term (in years)	5.61-6.11
Expected price volatility	37.79%-37.89%
Fair value of an ordinary share	$4.45-$7.42
Dividend yield	0%

The risk-free interest rate is based on U.S. Treasury rates in effect at the time of grant with maturities equal to the grant’s expected term. The expected term is calculated using the simplified

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 8—SHARE-BASED COMPENSATION (continued):

method, as we conclude that our historical share option exercise experience does not provide a reasonable basis to estimate the expected option term. The expected volatility is based on the historical volatility of the ordinary shares of comparable companies that are publicly traded. Dividend yield is zero since we have a mandatory adjustment to the options exercise price in our original option plan following any cash dividends.

c.	A summary of our RSUs activity for the three months ended March 31, 2021 is as follows:

	Number of Shares*	Weighted- Average Grant Date Fair Value Price (U.S. dollars)
Unvested RSUs outstanding as of December 31, 2020	1,483,770	$1.24
Granted	77,900	4.45
Vested	(347,528)	1.24

Unvested RSUs outstanding as of March 31, 2021	1,214,142	$1.45

*	Comprised of an equal number of RSUs of our Class A and Class B ordinary shares.

NOTE 9—TAXES ON INCOME:

The Company’s quarterly tax provision, and estimates of its annual effective tax rate, is subject to variation due to several factors, including variability in pre-tax income, the mix of jurisdictions to which such income relates, tax law developments, as well as non-deductible expenses, such as share-based compensation.

For the three months period ended March 31, 2021, the provision for income taxes was $3.6 million on a pretax income of $13.9 million which resulted in an effective tax rate of 26%. The Company’s effective tax rate differs from the Israeli statutory rate of 23% primarily due to tax benefits arising from reduced tax rates under benefit programs, offset by non-deductible expenses mainly related to share-based compensation.

For the three months period ended March 31, 2020, the provision for income taxes was $1.8 million on a pretax income of a pretax income of $12.7 million which resulted in an effective tax rate of 14%. The Company’s effective tax rate differs from the Israeli statutory rate of 23% primarily due to tax benefits arising from reduced tax rates under benefit programs.

The provision for income taxes for the three months ended March 31, 2021 and 2020, consisted primarily of income taxes related to the Israeli jurisdiction.

NOTE 10—RELATED PARTIES:

Type A

On December 31, 2020, we entered into an agreement with TypeA to provide certain administrative services over a four-month period ended on April 30, 2021. On the same date, we also entered into a sub-lease agreement with TypeA for a term of twelve months ended on December 31, 2021. TypeA has an option to extend the sub-lease agreement by additional twelve months. For the

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 10—RELATED PARTIES (continued):

three months ended March 31, 2021, we recorded an amount of $918 thousand as a deduction in the general and administrative expense.

As of March 31, 2021, we recorded receivables of $375 thousand, included as other current assets on the condensed consolidated balance sheet. The receivables were collected in the ordinary course of business.

Options Granted to Executive Officers and Directors

On January 17, 2021, we granted 24,908,370 options and 77,900 RSUs to our executive officers and directors, which will become exercisable over a three-year or a four-year period. The options have an exercise price of $3.14.

NOTE 11—BUSINESS COMBINATIONS:

Acquisition of Soomla

In January 2021, we acquired all outstanding shares of Soomla Inc. (“Soomla”), which provides ad quality analytics to developers. We have included the financial results of Soomla in the condensed consolidated financial statements from the date of acquisition, which were not material. The transaction was not material to the Company and the costs associated with the acquisition were not material. The acquisition date fair value of the consideration transferred was $17,448 thousand, which consisted of cash and the fair value of contingent consideration assumed (which is categorized under level 3). In allocating the purchase consideration based on the preliminary fair values, we recorded $6,840 thousand of intangible assets and $10,379 thousand of goodwill. The goodwill balance associated is not deductible for tax purposes. We expect to finalize the valuation as soon as practicable, but not later than one year from the acquisition date.

Acquisition of Luna

In February 2021, we acquired all outstanding shares of Luna Labs Limited. (“Luna”), which provides a product allowing developers to more easily create, iterate and scale video and playable ads from their existing game code. We have included the financial results of Luna in the condensed consolidated financial statements from the date of acquisition, which were not material. The costs associated with the acquisition were approximately $790 thousand and are recorded in general and administrative expense.

The acquisition date fair value of the consideration transferred was $132,401 thousand, which consisted of the following (U.S. dollars in thousands):

Consideration:
Cash	$74,686
Fair value of ordinary shares issued	57,197
Fair value of share options assumed	518

Total consideration transferred	$132,401

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 11—BUSINESS COMBINATIONS (continued):

The following table summarizes the preliminary fair values of assets acquired and liabilities assumed as of the date of acquisition (U.S. dollars in thousands):

Cash	$1,672
Accounts receivable	255
Other current assets	90
Property, equipment and software	73
Goodwill	116,307
Technology	14,453
Customer relationships	2,842
Accounts payable	(1,273)
Other current liabilities	(213)
Deferred tax liabilities	(1,805)

Net assets acquired	$132,401

Due to the timing of the transaction closing date, the fair values assigned to assets acquired and liabilities assumed are preliminary, based on management’s estimates and assumptions and may be subject to change as additional information is received. We expect to finalize the valuation as soon as practicable, but not later than one year from the acquisition date.

The estimated useful life of the acquired technology and the customer relationships is six years. The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill, which is primarily attributed to the assembled workforce and expanded market opportunities. The goodwill balance is not deductible for tax purposes.

We issued 9,503,398 of our ordinary shares (comprised of 4,751,699 Class A ordinary shares and 4,751,699 Class B ordinary shares) with an estimated fair value of $70,471 thousand, representing $7.42 per share. Of the total consideration, $57,197 thousand was allocated to the purchase consideration and $13,274 thousand was allocated to future services and continued employment and will be expensed over the remaining service periods. The fair value of ordinary shares issued by the Company was determined using the OPM and PWERM models.

We assumed unvested share options to Luna’s employees with an estimated fair value of $2,217 thousand. Of the total consideration, $518 thousand was allocated to the purchase consideration and $1,699 thousand was allocated to future services and will be expensed over the remaining service periods. The fair value of the share options assumed by the Company was determined using the Black-Scholes option pricing model.

Pro forma results of operations for this acquisition have not been presented because they are not material to the condensed consolidated statements of operations.

NOTE 12—NET INCOME PER ORDINARY SHARE:

Basic net income per ordinary share is computed by dividing net income attributable to ironSource Ltd. ordinary shares, by the weighted-average number of ordinary shares outstanding during the year, including unexercised vested options with a zero-exercise price.

Diluted net income per ordinary share is computed by dividing net income by the weighted- average number of ordinary shares outstanding during the year, while giving effect to all potentially dilutive ordinary shares to the extent they are dilutive.

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 12—NET INCOME PER ORDINARY SHARE (continued):

Basic and diluted net income per ordinary share takes into account deduction of dividend (including deemed dividend) attributable to other securities including the effect of participating securities—the 2019 ordinary shares—in conformity with the “two-class” method.

Potentially dilutive ordinary shares result from the assumed exercise of options (excluding unexercised vested options with a zero-exercise price) and assumed vesting of RSUs, both using the “treasury stock” method.

Moreover, the 2019 ordinary shares’ conversion into ordinary shares is contingent upon certain deemed liquidation events, for which we examine their occurrence at the end of each reporting period. If the contingency is met for either class of shares, their potential dilution is computed using the “if-converted” method. Following the Recapitalization as described in note 2(e), the 2019 ordinary shares are converted automatically into ordinary shares and presented in the weighted-average number of ordinary shares that were excluded from the computation of diluted net income per ordinary share, based on the number of ordinary shares they will be converted into after the Recapitalization.

Net income per ordinary share calculations for all periods presented have been retrospectively adjusted to reflect the Recapitalization, as discussed in Note 2(e). Following the Recapitalization, the Company has two classes of issued and outstanding ordinary shares: Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and holders of Class B ordinary shares have substantially identical rights, expect for different voting rights, with holders of Class A ordinary shares entitled to one vote per share while holders of Class B ordinary shares are entitled to five votes per share. As such, basic and diluted income per ordinary share of Class A ordinary shares and Class B ordinary shares are identical. Class B ordinary shares will be automatically converted into the same number of shares of Class A ordinary share upon sale or transfer (other than excluded transfers to certain parties that are related to or affiliated with the shareholder).

The following tables set forth the computation of basic and diluted net income per ordinary share from continuing and discontinued operations, attributable to our ordinary shares (U.S. dollars in thousands, except share and per share data):

	Three Months Ended March 31,
	2021	2020
Basic net income per ordinary share, from continuing operations
Numerator:
Net income from continuing operations	$10,244	$10,890
Amount allocated to participating 2019 shareholders	(2,858)	(3,077)

Net income from continuing operations, attributable to ordinary shares	$7,386	$7,813

Denominator:
Weighted-average number of ordinary shares outstanding	645,295,222	633,813,050

Basic net income from continuing operations, attributable to ordinary shares	$0.01	$0.01

Diluted net income per ordinary share, from continuing operations
Effect of dilutive securities on weighted-average number of ordinary shares:
Options	65,239,041	30,929,475
RSUs	1,150,986	3,590,749

Weighted-average number of ordinary shares outstanding, after giving effect to dilutive securities	711,685,249	668,333,274

Diluted net income from continuing operations, attributable to ordinary shares	$0.01	$0.01

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 12—NET INCOME PER ORDINARY SHARE (continued):

	Three Months Ended March 31,
	2021	2020
Basic net income per ordinary share, from discontinued operations
Numerator:
Net income from discontinued operations	$—	$12,301
Amount allocated to participating 2019 shareholders	—	(3,476)

Net income from discontinued operations, attributable to ordinary shares	$—	$8,825

Denominator:
Weighted-average number of ordinary shares outstanding	645,295,222	633,813,050

Basic net income from discontinued operations, attributable to ordinary shares	$—	$0.01

Diluted net income per ordinary share, from discontinued operations
Effect of dilutive securities on weighted-average number of ordinary shares:
Options	65,239,041	30,929,475
RSUs	1,150,986	3,590,749

Weighted-average number of ordinary shares outstanding, after giving effect to dilutive securities	711,685,249	668,333,274

Diluted net income from discontinued operations, attributable to ordinary shares	$—	$0.01

The following weighted-average amounts of securities were excluded from the computation of diluted net income per ordinary share for both continuing and discontinued operations:
Options(1)	1,306,456	3,918,441
2019 ordinary shares(2)	249,645,799	249,645,799

(1) Their	effect was antidilutive.
(2) The

2019 ordinary shares’ contingent conversion was not triggered in either period. Following the Recapitalization as described in note 2(e), the 2019 ordinary shares were converted into an equal number of Class A ordinary shares and Class B ordinary shares.

NOTE 13—MERGER AGREEMENT:

On March 20, 2021, we have entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Thoma Bravo Advantage, a Cayman Islands exempted company (“TBA”), and wholly-owned subsidiary of the Company (“Merger Sub”), and Showtime Cayman II, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub II”), pursuant to which: (a) Merger Sub will merge with and into TBA (the “First Merger”), with TBA surviving the First Merger as a wholly owned subsidiary of the Company (such company, as the surviving entity of the First Merger, the “Surviving Entity”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 13—MERGER AGREEMENT (continued):

Second Merger as a wholly owned subsidiary of the Company (such company, as the surviving entity of the Second Merger, the “Surviving Company”). The transactions set forth in the Merger Agreement.

As a result of the Merger Agreement, and upon consummation of the Merger Agreement and the other transactions contemplated by the Merger Agreement (the “Transactions”), TBA will become a wholly owned subsidiary of the Company, with the shareholders of TBA becoming shareholders of the Company.

Pursuant to the Merger Agreement, and immediately prior to the consummation of the Mergers and sale of secondary shares to other investors under a PIPE (Private Investment in Public Equity) transaction, the Company shall effect a recapitalization whereby (i) the Company will adopt amended and restated articles of association, (ii) each ordinary share of the Company that is issued and outstanding immediately prior to the Effective Time will be renamed and become a Company Class A Ordinary Share, (iii) the Company will declare and effect an in-kind dividend on each Company Class A Ordinary Share then outstanding by distributing to each holder thereof one Company Class B Ordinary Share for each Company Class A Ordinary Share held by such holder, (iv) each Company Class A Ordinary Share and each Company Class B Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall be split into a number of Company Class A Ordinary Shares and Company Class B Ordinary Shares, respectively, in order to cause the value of the outstanding Company Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share, based upon the equity value of the Company in the Mergers (the “Stock Split”), and (v) any outstanding stock options and restricted stock units of the Company issued and outstanding immediately prior to the First Effective Time shall be adjusted to give effect to the foregoing transactions and remain outstanding.

Following the recapitalization, (a) immediately prior to the First Merger, each Class B ordinary share of TBA will be cancelled automatically and converted into one Class A ordinary share of TBA and (b) after giving effect to the foregoing and in connection with the First Merger, each Class A ordinary share of TBA issued and outstanding will be converted automatically into one Company Class A Ordinary Share.

NOTE 14—SUBSEQUENT EVENTS:

We have evaluated the impact of subsequent events from April 1, 2021 through May 4, 2021, which is the date the condensed consolidated financial statements were available to be issued. Also, in connection with the reissuance of the condensed consolidated financial statements, we have evaluated subsequent events from May 4, 2021 through July 28, 2021, which is the date the condensed consolidated financial statements were available to be reissued. We have determined that, other than the below, there were no subsequent events requiring adjustment or disclosure in our condensed consolidated financial statements.

Investment in MCE SYS Ltd.

In April 2021, we entered into an agreement to invest an amount of $20 million for 10% of MCE SYS Ltd. (“MCE”). MCE is a device management solutions provider to telecom operators and retailers. The investment closed in the second quarter of fiscal 2021.

New Revolving Credit Facility

On May 4, 2021, the Company entered into an Escrow Agreement by and among the Company, certain of the Company’s subsidiaries from time to time party thereto (the “Guarantors”), the Lenders

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 14—SUBSEQUENT EVENTS (continued):

(as defined below), Silicon Valley Bank, as administrative agent (the “Agent”), and Morrison & Foerster LLP, as escrow agent (“Escrow Agent”), pursuant to which the Company, the Guarantors, the Lenders and the Agent submitted the RCF (as defined below), agreed forms of certain of the Loan Documents (as defined in the RCF) and their signature pages to such documents (as applicable) to the Escrow Agent. Pursuant to the terms of the Escrow Agreement, the RCF and the aforementioned Loan Documents shall be automatically released and effective upon the consummation of the Transactions, payment of fees under the RCF, repayment of the obligations under the Credit Agreement and the completion of other ministerial closing conditions.

Subject to the release conditions specified above, the Company and the Guarantors will enter into that certain credit agreement (the “RCF”) with the several lenders from time to time party thereto (the “Lenders”), Silicon Valley Bank, as L/C issuer, and the Agent. Under the RCF, the Lenders would extend to the Company a five-year revolving credit facility in an initial aggregate principal amount of up to $350.0 million, with the right, subject to certain conditions, to incur additional revolving commitments and/or incremental term loans in an amount not to exceed the sum of (i) $150.0 million plus (ii) additional amounts so long as as the consolidated secured leverage ratio, on a pro forma basis after giving effect to such increase or incurrence, is no greater than or equal to 2.25:1.00.

Revolving loans under the RCF bear interest through maturity at a variable rate based upon, at the Company’s option, either the Eurodollar rate or the base rate (which is the highest of (x) the federal funds rate plus 0.50%, (y) the prime rate published in the Wall Street Journal or any successor publication thereto, and (z) 1.00% in excess of the one-month Eurodollar rate), plus, in each case, an applicable margin. Based on the applicable consolidated net leverage ratio, the applicable margin for Eurodollar rate revolving loans ranges from 1.25% to 1.75% per annum and the applicable margin for base rate loans ranges from 0.25% to 0.75% per annum. Revolving loans may be prepaid, and revolving loan commitments may be permanently reduced by the Company in whole or in part, without penalty or premium.

In addition to paying interest on outstanding principal under the RCF, the Company will be required to pay an unused line fee on a quarterly basis with respect to the unutilized commitments under the RCF from 0.20% to 0.30% per annum, depending on consolidated net leverage ratio. The Company will also be required to pay customary letter of credit fees and agent and lender fees customary for credit facilities of this size and type.

The Company’s obligations under the RCF will be secured by, substantially all of the assets of the Company and its material subsidiaries, and the equity interests therein. The obligations under the RCF and the guarantees are secured by a lien on substantially all of the Company’s tangible and intangible personal property and the subsidiaries that are guarantors, and by a pledge of substantially all of the equity interests of the Company’s subsidiaries, subject to limited exceptions.

The RCF contains a number of covenants and restrictions that, among other things, require the Company to maintain (i) a maximum ratio of consolidated funded indebtedness (net of unrestricted cash and Cash Equivalents, in an amount not to exceed 50% of consolidated EBITDA) to consolidated EBITDA (both as defined in the RCF) of 4.00:1.00, subject to a step down to 3.75:1.00 after four full fiscal quarters, which ratio will, in either case, be increased by 0.50:1.00 following a Qualified Acquisition (as defined in the RCF) and (ii) a ratio of consolidated EBITDA to consolidated interest charges (as defined in the credit agreement) of less than 3.00:1.00. Further, the RCF contains a

IRONSOURCE LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 14—SUBSEQUENT EVENTS (continued):

number of covenants and restrictions including restrictions on the Company and its subsidiaries’ ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate.

The RCF also includes customary events of default that include, among other things, non- payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control and certain material ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the RCF. On June 29, 2021, the conditions to releasing the RCF under the Escrow Agreement were met.

Recapitalization Transaction with Thoma Bravo Advantage

On June 28, 2021, we consummated a recapitalization transaction pursuant to the Merger Agreement with TBA, resulting in TBA becoming a wholly-owned subsidiary of the Company. As a result, On June 29, 2021, ironSource became a publicly traded corporation at the New York Stock Exchange.

Credit Agreement

On June 28, 2021, we repaid the outstanding balance of $82.5 million under the Credit Agreement, as described in Note 6.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of ironSource Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ironSource Ltd. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, of changes in shareholders’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2020.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Kesselman & Kesselman

Certified Public Accountants (lsr.)

A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel

February 4, 2021, except for the effects of the recapitalization discussed in Note 2(ab) to the consolidated financial statements, as to which the date is July 28, 2021

We have served as the Company’s auditor since 2011.

IRONSOURCE LTD.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except for number of shares and par value)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$200,672	$86,083
Short-term deposits	17,627	8,205
Restricted cash	—	111
Accounts receivable, net of allowances of $724 and $142 as of December 31, 2020 and 2019, respectively	151,503	107,743
Other current assets	15,711	12,388
Current assets of discontinued operations	—	32,535

Total current assets	385,513	247,065
Long-term restricted cash	2,415	2,252
Deferred tax assets	161	109
Operating lease right-of-use asset	36,780	—
Property, equipment and software, net	23,077	19,809
Goodwill	79,156	79,156
Intangible assets, net	8,084	10,471
Other non-current assets	650	293
Non-current assets of discontinued operations	—	49,609

Total assets	$535,836	$408,764

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

CONSOLIDATED BALANCE SHEETS (continued)

(U.S. dollars in thousands, except for number of shares and par value)

	December 31,
	2020	2019
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$155,476	$107,104
Current maturities of long-term loan	9,725	7,232
Operating lease liabilities	7,429	—
Other current liabilities	34,034	22,219
Current liabilities of discontinued operations	—	17,228

Total current liabilities	206,664	153,783
Long-term loan, net of current maturities	74,684	84,474
Deferred tax liabilities	2,521	2,821
Long-term operating lease liabilities	32,241	—
Other non-current liabilities	280	1,816
Non-current liabilities of discontinued operations	—	2,604

Total liabilities	$316,390	$245,498

Commitments and contingencies (Note 8)
Shareholders’ equity:
Class A ordinary shares, no par value; 10,000,000,000 shares authorized at December 31, 2020 and 2019; 320,133,022 and 316,708,395 issued and outstanding at December 31, 2020 and 2019, respectively*	—	—
Class B ordinary shares, no par value; 1,500,000,000 shares authorized at December 31, 2020 and 2019; 320,133,022 and 316,708,395 issued and outstanding at December 31, 2020 and 2019, respectively*	—	—
2019 ordinary shares, NIS 0.01 par value, 25,006,298 authorized, issued and outstanding at December 31, 2020 and 2019	72	72
Reciprocal shareholding related to discontinued operations—0 and 3,500,111 shares at December 31, 2020 and 2019, respectively*	—	(1,274)
Additional paid-in capital*	152,251	136,205
Retained earnings	67,123	28,263

Total shareholders’ equity	219,446	163,266

Total liabilities and shareholders’ equity	$535,836	$408,764

*	Shares and per share data are presented on a retroactive basis to reflect the Recapitalization on June 28, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019
Revenue	$331,519	$181,107
Cost of revenue	57,825	34,651

Gross profit	273,694	146,456

Operating expenses:
Research and development	51,600	37,547
Sales and marketing	119,262	37,155
General and administrative	28,746	28,452

Total operating expenses	199,608	103,154

Income from operations	74,086	43,302
Financial expenses, net	4,381	2,741

Income from continuing operations before income taxes	69,705	40,561
Income taxes	10,896	7,843

Income from continuing operations, net of income taxes	58,809	32,718

Income from discontinued operations, net of income taxes	36,480	51,244

Net income	$95,289	$83,962

Net income attributable to non-controlling interest (related to discontinued operations)	—	67

Net income attributable to ironSource Ltd. shareholders	95,289	83,895

Basic net income per ordinary share, attributable to ironSource Ltd. shareholders*:
Continuing operations	0.07	0.04
Discontinued operations	0.04	0.06

Basic net income per ordinary share, attributable to ironSource Ltd. shareholders	$0.11	$0.1

Weighted-average ordinary shares outstanding—basic*	636,450,643	730,245,143

Diluted net income per ordinary share, attributable to ironSource*
Continuing operations	0.06	0.03
Discontinued operations	0.04	0.06

Diluted net income per ordinary share, attributable to ironSource Ltd. shareholders	$0.1	$0.09

Weighted-average ordinary shares outstanding—diluted*	681,900,332	764,181,962

*	Shares and per share data are presented on a retroactive basis to reflect the Recapitalization on June 28, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands, except share data)

	2019 Ordinary Shares		2014 Ordinary Shares		Class A Ordinary Shares*		Class B Ordinary Shares*		Additional Paid-In Capital*	Reciprocal Share holding*	Retained Earnings	Non-Controlling Interest	Total
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance at January 1, 2019	—	$—	12,758,524	$37	367,618,621	$—	367,618,621	$—	$115,786	$(1,747)	$44,701	$670	$159,447
Changes during 2019:
Exercise of options	—	—	—	—	8,363,713	—	8,363,713	—	697	—	—	—	697
Vested restricted share units	—	—	—	—	1,862,767	—	1,862,767	—	1	—	—	—	1
2019 Secondary Transaction	25,006,298	72	(12,758,524)	(37)	(61,136,706)	—	(61,136,706)	—	5,708	473	(884)	—	5,332
Share-based compensation expense	—	—	—	—	—	—	—	—	15,276	—	—	—	15,276
Dividend to shareholders	—	—	—	—	—	—	—	—	—	—	(99,449)	—	(99,449)
Transaction with non-controlling interest	—	—	—	—	—	—	—	—	(1,263)	—	—	(737)	(2,000)
Net income	—	—	—	—	—	—	—	—	—	—	83,895	67	83,962

Balance at December 31, 2019	25,006,298	72	—	—	316,708,395	—	316,708,395	—	136,205	(1,274)	28,263	—	163,266
Changes during 2020:
Exercise of options	—	—	—	—	1,631,374	—	1,631,374	—	1,730	—	—	—	1,730
Vested restricted share units	—	—	—	—	1,793,253	—	1,793,253	—	1	—	—	—	1
Distribution of the Desktop business	—	—	—	—	—	—	—	—	(232)	1,274	(56,429)	—	(55,387)
Share-based compensation expense	—	—	—	—	—	—	—	—	14,547	—	—	—	14,547
Net income	—	—	—	—	—	—	—	—	—	—	95,289	—	95,289

Balance at December 31, 2020	25,006,298	$72	—	$—	320,133,022	$—	320,133,022	$—	$152,251	$—	$67,123	$—	$219,446

*	Shares and per share data are presented on a retroactive basis to reflect the Recapitalization on June 28, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net income from continuing operations	$58,809	$32,718
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,858	17,172
Assets impairment charges	—	121
Fair value adjustment of a contingent consideration	—	(1,470)
Share-based compensation expenses	12,596	15,329
Non-cash lease expense	2,791	—
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,395)	(1,244)
Interest accrued and other financial expenses	271	222
Deferred income taxes, net	(633)	377
Changes in operating assets and liabilities:
Accounts receivable	(39,816)	(37,758)
Other current assets	(5,771)	(2,174)
Other non-current assets	(3,913)	(3,503)
Accounts payable	40,706	38,447
Other current liabilities	11,118	7,783
Other long-term liabilities	35	145

Net cash provided by continuing operating activities	91,656	66,165
Net cash provided by discontinued operating activities	52,771	51,595

Net cash provided by operating activities	144,427	117,760

Cash flows from investing activities
Purchase of property, plant and equipment	(1,049)	(1,351)
Capitalized software development costs	(12,024)	(9,952)
Investments in short-term deposits	(60,180)	(45,600)
Maturities of short-term deposits	50,690	45,500

Net cash used in continuing investing activities	(22,563)	(11,403)
Net cash used in discontinued investing activities	(5,082)	(4,596)

Net cash used in investing activities	$(27,645)	$(15,999)

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(U.S. dollars in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from financing activities
Dividend to shareholders	—	(100,000)
Repayment of long-term loan	(7,500)	(5,000)
Exercise of options and restricted share units	1,731	698
Other	(540)	(31)

Net cash used in continuing financing activities	(6,309)	(104,333)
Net cash used in discontinued financing activities	—	(2,000)

Net cash used in financing activities	(6,309)	(106,333)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	1,395	1,244
Net change in cash and cash equivalents and restricted cash	110,473	(4,572)
Cash and cash equivalents and restricted cash at beginning of the year	91,219	94,547

Cash and cash equivalents and restricted cash at end of the year	$203,087	$91,219

Supplemental disclosure of cash flows information:
Cash paid for taxes	$19,506	$17,389

Cash paid for interest	$2,082	$3,167

Supplemental disclosure of non-cash investing and financing activities:
2019 Secondary Transaction—deemed dividend	$—	$884

Share-based compensation capitalized to software costs	$602	$1,033

Inception of lease transaction	$385	$—

The below table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated balance sheets to the total of the same amounts shown on the consolidated statements of cash flows:

Cash and cash equivalents	200,672	86,083
Restricted cash	—	111
Long-term restricted cash	2,415	2,252
Cash included in discontinued operations	—	2,773

Total cash and cash equivalents and restricted cash	$203,087	$91,219

The accompanying notes are an integral part of these consolidated financial statements.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF THE BUSINESS:

ironSource Ltd. (collectively referred to with its wholly-owned subsidiaries as “ironSource”, “we”, “our”, “us” or the “Company”) is a leading business platform that enables mobile content creators to prosper within the app economy.

Since our founding in 2010, we have focused on empowering our customers to grow, engage, monetize and analyze their users to create scaled and sustainable businesses. Today, we provide core business infrastructure to mobile game and app developers and enhance telecom operators’ relationship with their users.

We are headquartered in Tel-Aviv, Israel, and have offices in various cities in North America, Europe and Asia.

On December 31, 2020, we completed a spin-off of our Desktop business. Refer to Note 4 for further information.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of Presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

b.	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of ironSource Ltd. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

c.	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Estimates are primarily used for, but not limited to, revenue recognition, valuation of share-based compensation, valuation of ordinary shares and restricted share units, capitalization of software costs, valuation and impairment of intangible assets and goodwill, useful lives of intangible assets and property, equipment and software, leases and income taxes. Actual results could differ from those estimates, and such differences may have a material impact on our financial position or results of operations.

d.	Functional Currency

A major part of our revenues and costs are denominated in U.S. dollars. The U.S. dollar is the primary currency of the economic environment in which ironSource and each of its subsidiaries operates. Thus, the U.S. dollar is our functional and reporting currency. Gains and losses arising from foreign currency remeasurements of monetary balances denominated in non-functional currencies are included in financial expenses, net on the consolidated statements of operations.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

e.	Segments

As of December 31, 2020, as a result of the spin-off of our Desktop business (previously a separate operating segment) as further described in Note 4 to the consolidated financial statements, we have one operating and reportable segment. The chief operating decision maker is our Chief Executive Officer, who makes resource allocation decisions and assesses performance based on financial information presented on a consolidated basis, accompanied by disaggregated information of our revenue.

f.	Cash and Cash Equivalents

All highly liquid investments, which include short-term bank deposits that are not restricted as to withdrawal or use, with maturities of three months or less at the date acquired, are considered to be cash equivalents.

g.	Restricted Cash

Restricted cash consists primarily of bank deposits to secure obligations under our operating lease agreements and our credit cards. Restricted cash is presented at cost, including accrued interest, and is classified as current or non-current based on the remaining term of the restriction.

h.	Short-Term Deposits

Short-term deposits are bank deposits with maturities over three months and of up to one year. As of December 31, 2020, and 2019, short-term deposits were denominated in U.S. dollars and bore interest of 0.6% and 2.6%, respectively. Short-term deposits are presented at their cost, including accrued interest.

i.	Accounts Receivable

Accounts receivable are recorded at invoiced amount less an allowance for any potential uncollectible amounts. We review accounts receivable amounts due from customers which are past due to identify specific customers with known disputes or collectability issues on a monthly basis and make specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, we consider factors such as the age of the balance, the customer’s payment history and its current creditworthiness (i.e. for any change in creditworthiness since the initial assessment at the time of revenue recognition). We write off accounts receivable when they become uncollectible.

j.	Credit Risk and Concentrations

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash, cash equivalents, bank deposits, restricted cash and accounts receivable.

We place our cash and cash equivalents, bank deposits and restricted cash in high credit quality financial institutions. In general, our customers are not required to provide collateral or any other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for estimated credit losses. Bad debt expense was immaterial for the years ended December 31, 2020 and 2019.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

k.	Fair Value of Financial Instruments

The FASB ASC Topic 820, Fair Value Measurements and Disclosures (“Topic 820”), establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under Topic 820 are described below:

Level 1—Quoted prices in active markets for identical assets or liabilities;

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair values of the assets or liabilities.

Our financial instruments consist of cash, cash equivalents, bank deposits, restricted cash, accounts receivable, accounts payable and long-term debt. The recorded amounts of accounts receivable and accounts payable approximate their respective fair value because of the liquidity and short period of time to maturity, receipt or payment of these instruments. The long-term debt also is a reasonable estimate of fair value due to the variable interest rate. Such fair value is categorized under level 3.

l.	Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and impairments.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, or in a case of leasehold improvements, the shorter of the lease term (including any renewal periods, which are reasonably assured) or the estimated useful life of the asset. Repairs and maintenance expenditures, which are not considered improvements and do not extend the useful life of property and equipment, are expensed as incurred.

Depreciation is computed primarily over the following periods:

Useful Life in Years
Computers and purchased software	3
Office furniture and equipment	5 – 14

m.	Capitalized Software Costs

We capitalize costs related to our internal-use software systems that have reached the application development stage. Such capitalized costs include payroll, payroll-related expenses and external direct costs, which are directly associated with creating and enhancing internal use software related to our platform and technology infrastructure. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and is ready for its intended purpose. The costs capitalized in the

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

m.	Capitalized Software Costs (continued)

application development stage primarily include the costs of coding and testing of a new system or of a significant upgrade and enhancement. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Capitalized software costs are amortized on a straight-line basis over their estimated useful life, which is generally 3 years.

We evaluate the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. Refer to Note 2(p) for further information.

Capitalized software costs are included in property, equipment and software, net in the consolidated balance sheets. Amortization of capitalized software costs are recorded under cost of revenue.

n.	Goodwill

Goodwill reflects the excess of the fair value of the consideration paid or transferred at the acquisition date over the fair values of the identifiable net assets acquired. Goodwill is not amortized but rather is tested for impairment annually at the reporting unit level at the end of each year, or more frequently if impairment indicators are present. Additionally, we are permitted to first assess qualitative factors to determine whether a quantitative goodwill impairment test is necessary. Further testing is only required if we determined, based on the qualitative assessment, that it is more likely than not that our reporting unit’s fair value is less than its carrying amount. Otherwise, no further impairment testing is required. We have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to the quantitative goodwill impairment test. This would not preclude us from performing the qualitative assessment in any subsequent period.

We performed the annual goodwill impairment assessment of our reporting units during the fourth quarter of 2020 and 2019. The resulting quantitative analysis indicated there was no goodwill impairment for the years ended December 31, 2020 and 2019.

o.	Intangible Assets

Intangible assets consist of technology and customer relationships. Definite-lived intangible assets are amortized using the straight-line basis over their estimated useful life.

Amortization is computed primarily over the following periods:

Useful Life in Years
Technology	3-8
Customer relationships	8

Amortization of acquired technology is recorded within cost of revenues. Amortization of customer relationships is recorded within sales and marketing expenses.

We evaluate the estimated remaining useful life of intangible assets whenever there are significant events or triggering events for impairment. Based on our evaluation, there were no impairment or changes to the useful life of intangible assets for the years ended December 31, 2020 and 2019.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

p.	Impairment of Long-Lived Assets

Long-lived assets, including definite life intangible assets, held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets (or asset group) may not be recoverable. In the event that the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets (or asset group) is less than the carrying amount of such assets, an impairment charge would be recognized, and the assets (or asset group) would be written down to their estimated fair values. Based on our review, we recorded impairment charges of $1,129 thousand for the year ended December 31, 2020, related to capitalized software costs of our discontinued operations, and impairment charge of $121 thousand for the year ended December 31, 2019 related to capitalized software costs of our continuing operations.

q.	Loss Contingencies

We are involved in various lawsuits, claims and proceedings that arise in the ordinary course of business. We record a liability for these when we believe it is probable that we have incurred a loss and can reasonably estimate the loss. We regularly evaluate current information to determine whether we should adjust a recorded liability or record a new one.

r.	Revenue Recognition

Revenue is recognized in accordance with Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers” (Topic 606) when, or as, control of the promised goods or services is transferred to the customer, and in an amount that reflects the consideration we are expected to receive in exchange for those services or goods. We follow five steps to record revenue under Topic 606:

(i)	identify the contract with a customer;

(ii)	identify the performance obligations in the contract;

(iii)	determine the transaction price;

(iv)	allocate the transaction price to the performance obligations in the contract; and

(v)	recognize revenue when, or as, we satisfy a performance obligation.

Our platform consists revenue of two solution suites: ironSource Sonic (“Sonic”) and ironSource Aura (“Aura”). Sonic is for game and app developers and Aura is for telecom operators and Original Equipment Manufacturers (“OEMs”).

Sonic

Our Sonic solution suite enables mobile game and app developers (“developers“) to grow their apps into scaled businesses by providing solutions to monetize content, acquire users and publish apps. Developers use our monetization solutions to generate revenue by selling their In-App placements inventory to advertisers within their games and apps. As the operator of Sonic, our role is to enable developers to monetize their In-App placements inventory with the advertisers based on the bid/ask price from an auction. We enter into contracts with both developers (our customer) and advertisers to participate in an auction to acquire the advertising

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

r.	Revenue Recognition (continued)

space and we retain a share of the revenue we facilitate. Developers may also use Sonic publishing solutions, which is a game publishing and development studio focused on helping smaller, third-party game developers publish their mobile games. We generate revenue through in-app advertising and a small portion through in-app purchases by publishing third-party developer games. Third-party developers that contract with us enjoy a revenue-share model where they receive a share of the monetization that we create without bearing the risks and costs of failure. For this publishing activity, we have determined the advertising networks to be the customer. In addition, we generate revenue in usage-based contractual arrangements with customers who leverage some of our other solutions namely in-app bidding and cross promotion.

Revenue is recognized at a point in time when both of the following occur: (i) a purchase of an impression that was facilitated through our platform (i.e. when a bid is won) and (ii) after a user installs an application (when the contract is on a cost-per-install basis) or after a user views an advertisement (when the contract is on a cost-per-impression basis). We have determined that displaying the advertisement is identified as a single performance obligation.

Aura

Our Aura solution suite enables telecom operators and OEMs (our customers) the ability to engage with their users beyond the purchase of devices and service plans, by providing them device experiences such as personalized device setup, service promotions and app promotions. We generate revenue when a user (device owner) accepts a service or installs a promoted app. We retain a share of the revenue that is generated based on our revenue-share arrangement with the customer. Revenue is recognized at the point in time that the app is installed by the user or when the user accepts a service and is considered a single performance obligation.

Principal vs agent

For both Sonic and Aura, we evaluate whether we act as the principal (i.e. report revenue on a gross basis) or the agent (i.e. report revenue on a net basis). The evaluation to present revenue on a gross versus net basis requires significant judgment. We have concluded that for Sonic monetization solutions and for Aura solutions, we are the agent in facilitating the fulfillment of our customers’ access to different advertisers.

Our conclusion is primarily based on the fact that we do not have control over the bid price from the advertisement nor the promotion. Additionally, we do not control the In-App placements inventory nor the on-device placements inventory prior to the placement of an advertisement or the promotion, therefore, bearing no inventory risk. Further, we do not promise our customers any results. Based on these factors, we determined that we are acting as an agent, and, therefore, report revenue based on the net amount retained from the transaction, which is our revenue share.

As to our Sonic publishing solutions, we have concluded that we are the principal for these sales and report revenue on a gross basis due to the fact that we are the publisher and have control of the In-App placement inventory (and as a result bear the risk of inventory) and we have the latitude in determining the price.

In all cases, we have the right to unconditional payment and as such, we generally invoice advertisers at the end of each month for the full purchase price monetized in that month.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

r.	Revenue Recognition (continued)

Regardless if we record revenue on a gross or net basis, accounts receivable are recorded at the amount of gross billings for the amounts we are responsible to collect, and accounts payable are recorded at the net amount payable to customers. Accordingly, both accounts receivable and accounts payable appear larger in relation to revenue reported.

s.	Sales Commissions

Internal sales commissions are considered incremental costs of obtaining contracts with customers. We apply a practical expedient to expense incremental costs incurred if the period of benefit is one year or less. Sales commissions are expensed when incurred when the amortization period is one year or less. These costs are recorded within sales and marketing expenses. Sales commissions for the years ended December 31, 2020 and 2019 were immaterial.

t.	Advertising Costs

Costs for advertising our mobile games are primarily expensed as incurred and are included in sales and marketing expense in our consolidated statement of operations. Such costs primarily consist of user acquisition costs of $76,521 thousand for the year ended December 31, 2020. Advertising costs for the year ended December 31, 2019 were immaterial.

u.	Research and Development

Research and development expenses include costs associated with the maintenance and ongoing development of our platform and its technology, including compensation and employee benefits and allocated costs associated with our research and development department. Research and development expenses are expensed as incurred.

v.	Income Taxes

We account for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income tax liabilities and assets are classified as non-current.

We implement a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. We do not have any material liabilities in any reported periods regarding uncertain tax positions. We classify interest and penalties recognized related to our uncertain tax positions within income taxes on the consolidated statements of operations.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

w.	Retirement and Severance Pay

The Israeli Severance Pay Law, 1963 (“Severance Pay Law”), specifies that employees are entitled to severance payment, following the termination of their employment. Under the Severance Pay Law, the severance payment is calculated as one-month’s salary for each year of employment, or a portion thereof.

Most of our liability for severance pay is covered by the provisions of Section 14 of the Israeli Severance Pay Law (“Section 14”). Under Section 14 employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, contributed by us on their behalf to their insurance funds. Payments in accordance with Section 14 release us from any future severance payments in respect of those employees. As a result, we do not recognize any liability for severance pay due to these employees and the deposits under Section 14 are not recorded as assets on the consolidated balance sheets.

x.	Net Income per ordinary share

Basic net income per ordinary share is computed by dividing net income attributable to our ordinary shares, by the weighted-average number of ordinary shares outstanding during the year, including unexercised vested options with zeroed exercise prices. Diluted net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period, while giving effect to all potentially dilutive ordinary shares to the extent they are dilutive. Potentially dilutive ordinary shares result from the assumed exercise of options and assumed vesting of RSUs, both using the “treasury stock” method. Moreover, the

2014 and 2019 ordinary shares’ conversion into ordinary shares is contingent upon certain deemed liquidation events, for which we examine their occurrence at the end of each reporting period. If the contingency is met for either class of shares, their potential dilution is computed using the “if-converted” method. Net income per ordinary share calculations for all periods presented have been retrospectively adjusted to reflect the Recapitalization, as discussed in Note 2(ab). Refer to Note 12 for further information.

y.	Share-Based Compensation

We measure all share-based awards, including share options and restricted share units (“RSUs”), based on their estimated fair value on the grant date for awards to our employees and directors.

We use the Black-Scholes pricing model to determine the fair values of share options. The option pricing model requires the input of highly subjective assumptions, including estimated fair value of ordinary share price, the expected share price volatility and expected term. Any changes in these highly subjective assumptions would significantly impact the share-based compensation expense. We measure the fair value of RSUs based on the grant-date share price of the underlying ordinary share.

We recognize share-based compensation expenses for options and RSUs using the accelerated attribution method, over the requisite service period (primarily a four-year period). We account for forfeitures as they occur. Refer to Note 10 for further information.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

z.	Leases

Lease accounting policy from January 1, 2020, following the adoption of the new lease standard:

We account for leases in accordance with ASU No. 2016-02, Leases (“Topic 842”), which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. We determine if a contract contains a lease based on whether we have the right to obtain substantially all of the economic benefits from the use of an identified asset and whether we have the right to direct the use of an identified asset in exchange for consideration, which relates to an asset which we do not own. Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets are recognized as the lease liability, adjusted for lease incentives received and prepayments made. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is our incremental borrowing rate (“IBR”) because the interest rate implicit in most of our leases is not readily determinable.

The IBR is a hypothetical rate based on our understanding of what our credit rating would be. Lease payments may be fixed or variable; however, only fixed payments or in-substance fixed payments are included in our lease liability calculation. Variable lease payments are recognized in operating expenses in the period in which the obligation for those payments are incurred.

The ROU asset also includes any initial direct costs and any lease payments made prior to the lease commencement date and is reduced by any lease incentives received. The ROU asset is amortized on a straight-line basis as the operating lease cost over the lease term on the consolidated statements of operations. ROU asset amortization, referred to as non-cash lease expense, along with the change in the operating lease liabilities are separately presented within the cash flows from operating activities on the consolidated statements of cash flows.

Lease accounting policy until December 31, 2019, prior to the adoption of the new lease standard:

We lease real estate for use in our operations, which are classified as operating leases. Refer to

Note 13 for further information.

aa.	New Accounting Pronouncements

Recently Adopted Accounting Pronouncements:

We early adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”) and the subsequent and related amendments (including ASU No. 2015-14, ASU No. 2016-08, ASU No. 2016-10, ASU No. 2016-12 and ASU No. 2016-20) (collectively, “new revenue standard”) as of January 1, 2019 using the modified retrospective method. Results for reporting periods beginning after January 1, 2019 are presented under Topic 606, while prior period amounts have not been adjusted and continue to be reported in accordance with our historical accounting policies. The core principle is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. There was no material impact on our consolidated financial statements as a result of the adoption of Topic 606.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

aa.	New Accounting Pronouncements (continued)

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which requires lessees to recognize operating and financing lease liabilities (“Lease Liabilities”) and corresponding right-of-use assets (“ROU Assets”) on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. ASU No. 2016-02 is effective for us for the annual period beginning after December 15, 2020, including interim periods within annual reporting beginning after December 15, 2021. We early adopted this standard along with all subsequent ASU clarifications and improvements that are applicable to us on January 1, 2020 using the modified retrospective transition approach by applying the new standard to all leases existing at the date of initial application and not restating comparative periods. Results and disclosure requirements for reporting periods beginning after January 1, 2020 are presented under Topic 842, while prior period amounts have not been adjusted and continue to be reported in accordance with our historical accounting policies. We made a policy election not to separate lease and non-lease components for each of our existing underlying asset classes; therefore, we will account for lease and non-lease components as a single lease component.

ROU Assets represent our right to control the use of an identified asset for a period of time, or term, in exchange for consideration, and Lease Liabilities represent our obligation to make lease payments arising from the aforementioned right.

We determine if an arrangement is, or contains, a lease at the inception date, and we measure and record non-current ROU Assets and corresponding Lease Liabilities, classified as current and non-current, on our consolidated balance sheet at the lease commencement date for all leases except for short-term leases with a term of 12 months or less. ROU Assets and Lease Liabilities are initially recorded based on the present value of lease payments over the lease term, which may include options to extend or terminate the lease when it is reasonably certain at the commencement date that such options will be exercised. As the rate implicit for each of our leases is not readily determinable, we use our incremental borrowing rate, based on the information available at the lease commencement date in determining the present value of its expected lease payments.

We have elected to utilize the available package of practical expedients permitted under the transition guidance within the new standard which does not require it to reassess the prior conclusions about lease identification, lease classification and initial direct costs. We did not elect the hindsight practical expedient in transition.

The adoption of ASU 842 resulted in the recognition of ROU Assets of $41,338 thousand and Lease Liabilities of $41,437 thousand as of January 1, 2020. The impact on our consolidated statements of operations and cash flows was not material.

In February 2016, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Others (“Topic 350”): Simplifying the Test for Goodwill Impairment, to simplify the remeasurement of goodwill when impairment is identified. Under existing guidance, we would have to perform procedures to determine the fair value of our assets and liabilities as of the testing date in a manner similar to the procedures necessary to allocate purchase price to acquired assets and liabilities in a business combination. Under the new standard, the goodwill impairment charge is equal to the excess of the carrying value of the reporting unit to which goodwill is assigned and the fair value of that reporting unit. ASU No. 2017-04 is effective for us for the annual period

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

aa.	New Accounting Pronouncements (continued)

beginning after December 15, 2022, including interim periods within that reporting period. We early adopted this guidance on January 1, 2019 and utilize this approach when we perform our annual goodwill impairment test. There was no financial impact on our consolidated financial statements as a result of the adoption.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This guidance removes certain disclosure requirements related to the fair value hierarchy, modifies existing disclosure requirements related to measurement uncertainty and adds new disclosure requirements. The new disclosure requirements include disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. Certain disclosures required by this standard must be applied on a retrospective basis and others on a prospective basis. ASU No. 2018-13 is effective for us for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. We adopted the provisions of this update as of January 1, 2020 with no material impact on our consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for accounting contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships and other transactions that reference the London Interbank Offering Rate (“LIBOR”) or another reference rate expected to be discontinued due to the reference rate reform. ASU No. 2020-04 became effective as of March 12, 2020 and can be applied through December 31, 2022. We have not made any contract modifications as of the date of this report to transition to a different reference rate, however, we will consider this guidance as future modifications are made.

Recently issued accounting pronouncements, not yet adopted:

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments to introduce a new model for recognizing credit losses on financial instruments based on estimated current expected credit losses, or CECL. Under the new standard, an entity is required to estimate CECL on trade receivables at inception, based on historical information, current conditions, and reasonable and supportable forecasts. ASU No. 2016-13 is effective for us for the annual period beginning after December 15, 2022, including interim periods within that reporting period. We are evaluating the impact of adoption of the new standard on our consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other— Internal-Use Software (“Subtopic 350-40”): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The amendments in this update are effective for us for annual

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (continued):

aa.	New Accounting Pronouncements (continued)

reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. We are evaluating the impact of adoption of the new standard on our consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU No. 2019-12 is effective for us for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. We are evaluating the impact of adoption of the new standard on our consolidated financial statements.

ab.	Recapitalization

On June 28, 2021 (the “Closing Date”), we consummated a recapitalization transaction (the “Recapitalization”) pursuant to a merger agreement, dated March 20, 2021 (the “Merger Agreement”), with Thoma Bravo Advantage (“TBA”), a publicly traded special purpose acquisition company, resulting in TBA becoming a wholly-owned subsidiary of the Company.

On the Closing Date, the following transactions occurred pursuant to the terms of the Merger Agreement: (i) we adopted our Amended and Restated Articles of Association; (ii) we renamed each issued and outstanding ordinary share, an ironSource Class A ordinary share, no par value (“Class A ordinary share”), followed immediately by the distribution of one Class B ordinary share of ironSource, no par value per share (“Class B ordinary share”) to the holders of each such issued and outstanding Class A ordinary share; (iii) we effected a stock split of each Class A ordinary share and each Class B ordinary share into such number of Class A ordinary shares and Class B ordinary shares, respectively, such that each Class A ordinary share and each Class B ordinary share have a value of $10.00 per share after giving effect to such stock split, resulting in a split ratio of 1:4.99 of each Class A ordinary share and each Class B ordinary share (the “Stock Split”); and (iv) any outstanding stock options and restricted stock units of the Company issued and outstanding were adjusted to give effect to the foregoing transactions and remain outstanding.

The Company believes that the distribution of Class B ordinary shares and the Stock Split should be considered as a part of the Recapitalization of the Company and accounted for on a retroactive basis pursuant to ASC 260. As a result, all ordinary shares, restricted share units, options for ordinary shares, exercise price and income per share amounts have been adjusted, on a retroactive basis, for all periods presented in these consolidated financial statements, to reflect both the distribution of Class B ordinary shares and the Stock Split, together representing a ratio of 9.98 of each share.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3—DISAGGREGATION OF REVENUE:

Revenue by Source

The following table presents our revenue disaggregated by source (U.S. dollars in thousands):

	Year Ended December 31,
	2020	2019
Sonic	290,128	157,797
Aura	41,391	23,310

Total revenue	$331,519	$181,107

Revenue by Geographic Area

The following table presents our revenue disaggregated by geography, based on the invoice address of the customers (U.S. dollars in thousands):

	Year Ended December 31,
	2020	2019
United States	105,634	52,079
EMEA	90,380	74,868
APAC	67,917	34,548
Ireland	45,521	3,691
Israel	12,752	10,062
Other	9,315	5,859

Total revenue	$331,519	$181,107

For the year ended December 31, 2020 and 2019, no individual country, other than those disclosed above, exceeded 10% of our total revenue.

NOTE 4—DISCONTINUED OPERATIONS:

On December 31, 2020, we completed the spin-off of our Desktop business (a former operating segment) through a tax-free dividend to TypeA Holdings Ltd. (“TypeA”), a newly formed Israeli company, which is owned by our shareholders on a pro-rata basis as of the date of the spin-off. We transferred all contracts along with employees and the employee related liabilities, goodwill and intangibles related to the Desktop business, as well as the shares of four of our wholly owned subsidiaries, as described in Note 9. Our Desktop business was focused on distribution and monetization solutions for web developers for personal computers and desktops. The spin-off was accounted for as a dividend at historical book value to our shareholders, recorded as “Distribution of the Desktop business” on the consolidated statements of changes in shareholders’ equity.

The spin-off enables us to benefit from a streamlined business model, simplified operating structure, and enhanced management focus. We entered into an agreement with TypeA to provide certain administrative services for a total amount of approximately $120 thousand over a four month period of the agreement. We also entered into a sub-lease agreement with TypeA for a term of twelve months for a total amount of approximately $1,440 thousand for the lease and related services to TypeA. TypeA has an option to extend the sub-lease agreement by additional twelve months. Following the spin-off, these services will be presented under transactions with related parties.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4—DISCONTINUED OPERATIONS (continued):

We retrospectively reclassified the results of the Desktop business as discontinued operations and reclassified the related assets and liabilities to current and non-current assets of discontinued operations and current and non-current liabilities of discontinued operations. As of December 31, 2020, the remaining balances resulting from the discontinued operations are presented as part of continued operations, as they were not transferred and will be collected or settled by us, as follows: accounts receivable of $3,944 thousand, accounts payable of $7,666 thousand and other current liabilities of $1,446 thousand.

The following table summarizes the financial results of our discontinued operations (U.S. dollars in thousands):

	Year Ended December 31,
	2020	2019
Revenue	$106,957	$153,660
Cost of revenue	10,344	11,410

Gross profit	96,613	142,250

Operating expenses:
Research and development	17,632	18,024
Sales and marketing	34,887	63,328
General and administrative	1,129	2,248
Assets impairment charges	1,129	—

Total operating expenses	54,777	83,600

Income from discontinued operations	41,836	58,650
Financial expenses, net	37	35

Income from discontinued operations before income taxes	41,799	58,615
Income taxes	5,262	7,322
Share in losses of affiliated company	57	49

Income from discontinued operations, net of income taxes	$36,480	$51,244

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4—DISCONTINUED OPERATIONS (continued):

Details on assets and liabilities classified as discontinued operations in our consolidated balance sheet are presented in the following table (U.S. dollars in thousands):

December 31,
2019
Assets
Current assets:
Cash and cash equivalents	2,773
Accounts receivable, net	29,565
Other current assets	197

Total current assets	32,535
Deferred tax assets	118
Investment in affiliated company	1,726
Property, equipment and software, net	6,370
Goodwill	39,994
Intangible assets, net	1,401

Total assets	$82,144

Liabilities
Current liabilities:
Accounts payable	10,084
Other current liabilities	7,144

Total current liabilities	17,228
Deferred tax liabilities	1,317
Other non-current liabilities	1,287

Total liabilities	$19,832

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4—DISCONTINUED OPERATIONS (continued):

The following table provides reconciling cash flow information for our discontinued operations (U.S. dollars in thousands):

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net income from discontinued operations	36,480	51,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,471	4,087
Assets impairment charges	1,129	—
Share-based compensation expenses	2,168	2,507
Deferred income taxes, net	80	(617)
Share in affiliated company	1,099	594
Changes in operating assets and liabilities:
Accounts receivable	13,474	(7,617)
Other current assets	(6)	(11)
Accounts payable	(2,331)	3,047
Other current liabilities	(3,471)	(1,729)
Other long-term liabilities	(322)	90

Net cash provided by operating activities	52,771	51,595

Cash flows from investing activities
Purchase of property, plant and equipment	(71)	(108)
Capitalized software development costs	(5,011)	(4,488)

Net cash used in investing activities	(5,082)	(4,596)

Cash flows from financing activities
Transactions with non-controlling interest holders	—	(2,000)

Net cash used in financing activities	—	(2,000)

Cash provided by discontinued operations	$47,689	$44,999

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4—DISCONTINUED OPERATIONS (continued):

The following table represents the carrying value of assets and liabilities of discontinued operations distributed as part of the spin-off of our Desktop business on December 31, 2020 (U.S. dollars in thousands):

December 31,
2020
Assets
Current assets:
Cash and cash equivalents	540
Accounts receivable	12,147
Other current assets	203

Total current assets	12,890
Deferred tax assets	12
Investment in affiliated company	627
Property, equipment and software, net	6,417
Goodwill	39,994
Intangible assets, net	1,059

Total assets	$60,999

Liabilities
Current liabilities:
Accounts payable	87
Other current liabilities	2,227

Total current liabilities	2,314
Deferred tax liabilities	1,291
Other non-current liabilities	965

Total liabilities	$4,570

NOTE 5—PROPERTY, EQUIPMENT AND SOFTWARE, NET:

The following table presents details of our property, equipment and software (U.S. dollars in thousands):

	December 31,
	2020	2019
Gross property, equipment and software:
Capitalized software costs	29,418	25,339
Computers and purchased software	6,646	5,927
Office furniture and equipment	2,641	2,500
Leasehold improvements	3,977	3,887

Total gross property, equipment and software	42,682	37,653
Accumulated depreciation and amortization	(19,605)	(17,844)

Property, equipment and software, net	$23,077	$19,809

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—PROPERTY, EQUIPMENT AND SOFTWARE, NET (continued):

Depreciation and amortization expenses of property, equipment and software were $10,407 thousand and $9,350 thousand for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020 and 2019, over 90% of our property and equipment is located in Israel.

NOTE 6—GOODWILL & INTANGIBLE ASSETS, NET:

Goodwill

There were no changes in goodwill during the years ended December 31, 2020 and 2019.

Intangible Assets

The following tables present details of our intangible assets (U.S. dollars in thousands):

		December 31,
		2020
	Weighted- Average Remaining Useful Lives in Years	Carrying Amount, Net of Impairment	Accumulated Amortization	Net Book Value
Technology	3	13,300	(7,991)	5,309
Customer relationships	3	7,400	(4,625)	2,775

Total intangible assets		$20,700	$(12,616)	$8,084

		December 31,
		2019
	Weighted- Average Remaining Useful Lives in Years	Carrying Amount, Net of Impairment	Accumulated Amortization	Net Book Value
Technology	4	13,300	(6,529)	6,771
Customer relationships	4	7,400	(3,700)	3,700

Total intangible assets		$20,700	$(10,229)	$10,471

Amortization expenses of intangible assets were $2,387 thousand and $3,112 thousand for the years ended December 31, 2020 and 2019, respectively.

The following table presents the estimated future amortization of intangible assets as of December 31, 2020 (U.S. dollars in thousands):

Year ending December 31,
2021	2,694
2022	2,695
2023	2,695

$8,084

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7—LONG-TERM LOAN:

On March 29, 2018, we entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks, Silicon Valley Bank and certain other lenders. The Credit Agreement provides for a $100 million term loan (the “Term Loan”) maturing on March 28, 2023 (the “Maturity Date”) and bears interest at a LIBOR base rate plus a spread of 2.50% to 3.25%. Interest is payable on a monthly basis.

In addition, the Credit Agreement provides a revolving credit line of $50 million (the “Revolver”). The Revolver can be accessed at any time at our discretion and borrowings under the Revolver may be used, repaid, and reborrowed in different amounts and at different intervals. The Revolver expires on the Maturity Date and we are required to pay a commitment fee at a rate of 0.30% to 0.45% per annum, based on the average daily non-use of available funds. There were no outstanding borrowings under the Revolver as of December 31, 2020 and 2019.

The Term Loan is payable in quarterly installments, with the remaining outstanding principal amount of the Term Loan being due and payable on the Maturity Date. We may prepay the Term Loan, in whole or in part at any time during the term of the Term Loan.

The Credit Agreement contains certain customary affirmative and negative covenants, a Consolidated Total Leverage Ratio covenant and Fixed Charge Coverage Ratio, a limit on our ability to incur additional indebtedness, pay dividends (other than specified in the Credit Agreement), Minimum Liquidity and certain other restrictions, each defined in the Credit Agreement. As of December 31, 2020 and 2019, we were in compliance with all covenants as defined in the Credit Agreement.

The following table present details of our long-term loan (U.S. dollars in thousands):

December 31,
2020
Principal	100,000
Principal paid	(15,000)

Outstanding amount	85,000
Unamortized deferred financing costs	(591)

Total debt	84,409
Less current maturities of long-term loan	(9,725)

Long-term loan, net of current maturities	$74,684

The expected future principal payments for the Term-Loan as of December 31, 2020 are as follows (U.S. dollars in thousands):

Year ending December 31,
2021	10,000
2022	10,000
2023	65,000

Total	$85,000

Interest and financial expenses related to the Term Loan and the Revolver were $3,334 thousand and $5,146 thousand for the years ended 2020 and 2019, respectively.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8—COMMITMENTS AND CONTINGENCIES

a.	Pledges and Guarantees

As of December, 31, 2019, restricted cash consisted of bank deposits in a total amount of $111 thousand to secure our credit cards.

As of December 31, 2020, and 2019, long-term restricted cash consisted of bank deposits in a total amount of $2,415 thousand and $2,252 thousand, respectively, to secure the obligations under our lease agreements.

In addition, as of December 31, 2020 and 2019, our obligations under the lease agreements are secured by a bank guarantee of $2,752 thousand and $2,596 thousand, respectively.

b.	Legal Proceedings

From time to time, we are subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. We accrue a liability when management believes that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, we believe that any of these proceedings or other claims are neither probable to result in a liability nor can result in a material adverse effect on our business, financial condition, results of operations or cash flows. As of December 31, 2020 and to date, the aggregate amount of claims pending against the Company amounts to $6.8 million. Based on our assessment, none have been recorded as a liability based on these claims not being probable.

c.	Other Contractual Commitments

As of December 31, 2020 and 2019, we have $58,872 thousand and $9,442 thousand of non-cancelable contractual commitments, respectively, primarily related to servers and hosting services. These commitments are due within 4 years.

d.	Indemnifications

In the ordinary course of business, we may provide indemnifications of varying scope and terms to customers and other third parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, services to be provided by us or from intellectual property infringement claims made by third parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments may not be subject to a cap. As of December 31, 2020 and 2019, there have been no known events or circumstances that have resulted in a material indemnification liability and we did not incur material costs to defend lawsuits or settle claims related to these indemnifications.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9—SHAREHOLDERS’ EQUITY:

a.	Share Capital

The following table presents the number of authorized and issued and outstanding shares as of each reporting date for each class of shares:

	December 31, 2020		December 31, 2019
	Authorized	Issued and Outstanding	Authorized	Issued and Outstanding
Class A Ordinary shares	10,000,000,000	320,133,022	10,000,000,000	316,708,395
Class B Ordinary shares	1,500,000,000	320,133,022	1,500,000,000	316,708,395

Total	11,500,000,000	640,266,044	11,500,000,000	633,416,790

2019 ordinary shares were 25,006,298 authorized, issued and outstanding at December 31, 2020 and 2019

b.	2019 Secondary Transaction

In the fourth quarter of 2019 the Company and its existing shareholders signed a share purchase agreement (“2019 Secondary Transaction”) with a third-party investor, whereby the investor acquired 25,006,298 shares at a price per share of $14.95 for a total consideration of $374 million.

The acquisition was made through an offer to all holders of outstanding shares and vested options based on their pro-rata holdings. All of the shareholders and certain vested option holders accepted the offer, and the consideration was paid directly to the selling shareholders and option holders.

Since the offer was made on a pro-rata basis and the fair value of all shares immediately prior to the sale was substantially the same, we accounted for the transaction as sale of shares at fair value. For certain shareholders that were allowed to sell an amount of shares in excess of their prorated amount, we determined that this represented an economic benefit to these shareholders, and as a result, we recorded a $483 thousand share-based compensation expense for the year ended December 31, 2019 for employees, founders and ex-employees shareholders as well as an $884 thousand deemed dividend to retained earnings relating to external shareholders that were financial investors.

As it relates to the selling option holders, we determined that it effectively modified the options in conjunction with the sale to the investor, by allowing the option holders to participate in the tender, which increased the options’ value due to the addition of the liquidation preference when the terms of the awards did not legally obligate the Company to do so. We accounted for the incremental value associated with this modification and recorded a $3,110 thousand share-based compensation expense for the year ended December 31, 2019.

At the time issued, the 2014 ordinary shares conferred upon their holders certain liquidation preference rights. As of November 2019, mainly resulting from dividend distributions and secondary sales of shares, the 2014 ordinary shares’ liquidation preference was substantially repaid with an insignificant remainder cancelled as part of the 2019 Secondary Transaction. As a result, the 2014 ordinary shares were reclassified to ordinary shares in the consolidated statement of changes in shareholders’ equity.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9—SHAREHOLDERS’ EQUITY (continued):

c.	Reciprocal Shareholding (included in discontinued operations)

As of December 31, 2019, we held 30% of Neural Logic Ltd. (“Neural Logic”). The investment in Neural Logic was accounted as an equity interest investment. As of December 31, 2019, Neural Logic owned an approximate 1.32% reciprocal holdings in our shares, after it had sold a prorated share of its holding as a part of the 2019 Secondary Transaction. As a result of Neural Logic’s reciprocal shareholding in our shares, we had an indirect pro-rata interest of 0.4% in our own shares.

Neural Logic records dividends paid by us as dividend income, and we eliminate these dividends from our equity earnings from Neural Logic. We recorded its pro-rata share of dividends paid by us to Neural Logic as a reduction of dividends paid and an increase in our investment in Neural Logic.

As of December 31, 2020, our shares held in Neural Logic were spun-off. Therefore, as of December 31, 2020, no shares were reciprocally held. Refer to Note 4 for further information.

d.	Non-Controlling Interest (included in discontinued operations)

In December 2019, we completed a transaction with the non-controlling interest shareholders and exercised our option to acquire the remaining portion of Reason Software Company Inc. (“Reason”) for $2,000 thousand. Accordingly, as of December 31, 2019, we held 100% of Reason’s shares.

As of December 31, 2020, our investment in Reason was spun-off. Refer to Note 4 for further information.

f.	Dividends

In the fourth quarter of 2019, our board of directors declared and paid a cash dividend of $100 million to our existing shareholders immediately prior to the consummation of the 2019 Secondary Transaction.

e.	Rights Attached to Ordinary Shares and 2019 Ordinary Shares

The following are the rights of the Class A and Class B ordinary shares and 2019 ordinary shares as of December 31, 2020 and 2019:

Liquidation Preference

In the event of any liquidation, dissolution, winding up, or other deemed liquidation event, as defined under our articles of association, in which the proceeds to the holders of the 2019 ordinary shares assuming a pro rata distribution of all proceeds, together with any previous proceeds with respect to such shares (whether through dividends, secondary sales or otherwise) are less than $374 million, then the proceeds payable to the holders of the 2019 ordinary shares will be in such amount as is required so that the aggregate proceeds payable to them, together with any previous proceeds with respect to such shares (whether through dividends, secondary sales or otherwise) are equal to $374 million. To the extent necessary, the deemed liquidation distribution with respect to the other ordinary shares in such deemed liquidation event shall be reduced (on a pari passu pro rata basis among such Shares) in order to supplement the amount

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9—SHAREHOLDERS’ EQUITY (continued):

e.	Rights Attached to Ordinary Shares and 2019 Ordinary Shares (continued)

available for distribution with respect to the 2019 ordinary shares. Upon the occurrence of an initial public offering (“IPO”), the above liquidation preference rights will be automatically terminated.

Voting

Holders of Class A ordinary share entitled to one vote per share while holders of Class B ordinary share are entitled to five votes per share.

Dividends

All dividends are payable when and if declared by the board of directors, out of funds legally available for distribution. All shareholders are entitled to their pro rata share of dividends, without any priority. In certain circumstances and subject to applicable laws and our articles of association (including having excess cash of over $100 million), the 2019 ordinary shares have a right to request that we distribute dividends (pro rata to all shareholders) and simultaneously extend a loan bearing interest determined at arms-length (at the time the loan is extended), to the 2019 ordinary shareholders. As of the date of these consolidated financial statements, no such dividend or loan were distributed nor extended. Upon the occurrence of an IPO (or deemed liquidation event), these rights will be automatically terminated.

NOTE 10—SHARE-BASED COMPENSATION:

a.	Equity Incentive Plans

2013 and 2021 Share Incentive Plans

In August 2013, our board of directors approved the 2013 Share Incentive Plan (the “2013 Plan”) enabling grants to our employees, service providers and directors of various awards, including options to purchase our ordinary shares, with different exercise prices. The awards generally vest over a four-year period.

In December 2020, our board of directors approved the 2021 Share Incentive Plan (the “2021 Plan”) in succession to the 2013 Plan. The 2021 Plan provides for the grant of options to ordinary shares, RSU, restricted shares and any other share-based awards to employees, service providers and directors. The awards generally vest over a four-year period.

Awards granted under our plans to Israeli grantees are granted either in accordance with the provisions of Section 102 to the Israeli Income Tax Ordinance, or, where applicable, under the provisions of Section 3(i) of the Income Tax Ordinance. Under Section 3(i), grantees are taxed on any gain resulting from the sale of awards as ordinary income. Under Section 102, grantees are taxed at a reduced tax rate of 25% and we are not allowed to deduct the corresponding expense for tax purposes with the exception of the work–income benefit component (as defined), if any, determined on the grant date.

Upon termination of employment, the unvested portion of awards, and any vested portion not exercised within 90 days following termination, expires.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10—SHARE-BASED COMPENSATION (continued):

b.	Modification Expenses

Concurrently with the spin-off of our Desktop business as described in Note 4, we determined to adjust the exercise price for the options previously granted to our employees and to grant new options in TypeA to the employees transferred to TypeA in order to compensate for the reduction in fair value resulting from such spin-off. The employees transferred to TypeA shall also be able to keep their options in the Company under the same terms as long as they are employed by TypeA. Since the terms of the awards did not legally obligate the Company to do so, we incurred an incremental modification costs associated with this modification in the amount of $1,818 thousand. The modification amount for the vested options of $1,042 thousand is expensed as share-based compensation expenses in the year ended December 31, 2020. The modification amount of $776 thousand relating to the unvested options will be recorded throughout the remaining vesting period of the modified options, relating to those employees that remain employed and provide services to the Company only.

In connection with the 2019 Secondary Transaction, as described in Note 9, we recorded $3,593 thousand in share-based compensation expenses for the year ended December 31, 2019 as a result of the modification of the options.

c.	Share-based compensation expense for the years ended December 31, 2020 and 2019 was as follows (U.S. dollars in thousands):

	Year ended December 31,
	2020	2019
Cost of revenue	316	176
Research and development	3,881	3,862
Sales and marketing	4,692	4,683
General and administrative	3,707	6,608

Total share-based compensation expenses	$12,596	$15,329

In addition, for the years ended December 31, 2020 and 2019, we recorded share-based compensation expense relating to our discontinued operations of $2,168 thousand and $2,507 thousand, respectively.

As of December 31, 2020, there is an unrecognized share-based compensation expense of $23,189 thousand to be recognized over the average remaining vesting period of 3.36 years.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10—SHARE-BASED COMPENSATION (continued):

d.	A summary of our share option activity for the years ended December 31, 2020 is as follows:

	Number of Options*	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term In Years	Aggregate Intrinsic Value (U.S. dollars in thousands)
Balance as of December 31, 2019	71,651,544	0.7	4.52	$41,212
Granted	12,391,293	1.26
Exercised	(3,262,748)	0.53
Forfeited	(2,749,436)	0.77

Balance as of December 31, 2020	78,030,653	$0.8	4.77	$188,342

Exercisable, December 31, 2019	33,810,799	$0.52	2.71	$26,293

Exercisable, December 31, 2020	41,843,026	$0.6	3.93	$109,275

*	Comprised of an equal number of options to purchase our Class A and Class B ordinary shares.

For the years ended December 31, 2020 and 2019, the aggregate intrinsic values of share options exercised were $6,988 and $21,366 thousand, respectively.

The calculated fair value of option grants was estimated using the Black-Scholes option-pricing model with the following assumptions:

	Year ended December 31,
	2020	2019
Risk-free interest rate	0.24%-1.44%	1.51%-2.53%
Expected option term (in years)	4.27-4.61	4.00-4.61
Expected price volatility	34%-43%	38%-43%
Fair value of an ordinary share	$1.30-$3.21	$1.10 $1.30
Dividend yield	0%	0%

The risk-free interest rate is based on U.S. Treasury rates in effect at the time of grant with maturities equal to the grant’s expected term. The expected term is calculated using the simplified method, as we conclude that our historical share option exercise experience does not provide a reasonable basis to estimate the expected option term. The expected volatility is based on the historical volatility of the ordinary shares of comparable companies that are publicly traded. The fair value of an ordinary share is estimated based on observable transactions in the secondary market. Dividend yield is zero since we have a mandatory adjustment to the options exercise price in our original option plan following any cash dividends.

e.	A summary of our RSUs activity for the years ended December 31, 2020 is as follows:

	Number of Shares*	Weighted- Average Grant Date Fair Value Price (U.S. dollars)
Unvested RSUs outstanding as of December 31, 2019	5,070,276	1.26
Vested	(3,586,506)	1.27

Unvested RSUs outstanding as of December 31, 2020	1,483,770	1.24

*	Comprised of an equal number of RSUs of our Class A and Class B ordinary shares.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11—TAXES ON INCOME:

a.	Basis of Taxation

The Company and its subsidiaries are taxed under the domestic tax laws of the jurisdiction of incorporation of each entity.

The Company and some of its Israeli subsidiaries, which are taxed on a consolidated basis, elected to compute their taxable income in accordance with Income Tax Regulations (Rules for Accounting for Foreign Investors Companies and Certain Partnerships and Setting their Taxable Income), 1986. Accordingly, the taxable income or loss is calculated in U.S. dollars. Applying these regulations reduces the effect of U.S. dollar—New Israeli Shekels (“NIS”) exchange rate on the Company’s Israeli taxable income.

b.	Tax Rates Applicable to Income

The Company and its Israeli subsidiaries are subject to Preferred Technological Enterprise status and accordingly, eligible for a reduced tax rate of 12%. Taxable income of the Company and its Israeli subsidiaries, other than taxable income from the Preferred Technological Enterprise regime under the Law for the Encouragement of Capital Investments, is subject to a corporate tax rate which is 23% for the years ended December 31, 2020 and 2019.

c.	The Law for the Encouragement of Capital Investment, 1959

An Additional amendment of the Encouragement of Capital Investment Law became effective in January 2017 (the “2017 Amendment”). Under the 2017 Amendment income derived by Preferred Companies from ‘Preferred Technological Enterprises’ (as defined in the 2017 Amendment), would be subject to 12% tax rate in central Israel—on income deriving from Intellectual Property, subject to a number of conditions being fulfilled, including a minimal amount or ratio of annual Research and Development expenditures and Research and Development employees, as well as having at least 25% of annual income derived from exports.

Preferred Technological Enterprise is defined as an enterprise which meets the aforementioned conditions and for which total consolidated revenues of its parent company and all subsidiaries are less than NIS 10 billion. A Preferred Company distributing dividends from income derived from its Preferred Technological Enterprise, would subject the recipient to a 20% tax (or lower, if so provided under an applicable tax treaty). Such taxes would generally be withheld at source by the distributing company.

The Company is entitled to a deduction for accelerated depreciation on equipment used by Preferred Technological Enterprises at a rate of 200% from the first year of the asset’s operation. The Company and some of its Israeli subsidiaries are subject to the ‘Preferred Technological Enterprises’ regime with respect to their business activities in Israel pursuant to the 2017 Amendment.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11—TAXES ON INCOME (continued):

d.	Income Before Income Taxes

Income before taxes on income is comprised as follows (U.S. dollars in thousands):

	December 31,
	2020	2019
Domestic (Israel)	63,503	33,531
Foreign	6,202	7,030

Income before income taxes	$69,705	$40,561

g.	Taxes on Income

Taxes on income for the years ended December 31, 2020 and 2019 were comprised of the following (U.S. dollars in thousands):

	December 31,
	2020	2019
Current:
Domestic	9,880	6,745
Foreign	1,649	1,376

Total	11,529	8,121

Deferred:
Domestic	(581)	(364)
Foreign	(52)	86

Total	(633)	(278)

Provision for income taxes	$10,896	$7,843

A reconciliation our theoretical income tax expense to actual income tax expense is as follows (U.S. dollars in thousands):

	December 31,
	2020	2019
Income before taxes on income	69,705	40,561
Statutory tax rate	23%	23%

Theoretical taxes on income	16,032	9,329
Increase (decrease) in effective tax rate due to:
Tax benefits arising from reduced tax rates under benefit programs	(6,996)	(3,733)
Different tax rates applicable to foreign subsidiaries	51	114
Non-deductible expenses	1,672	1,867
Other	137	266

Provision for income taxes	$10,896	$7,843

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11—TAXES ON INCOME (continued):

h.	Deferred Income Taxes

Deferred taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recorded for tax purposes.

Significant components of our deferred tax assets and liabilities are as follows (U.S. dollars in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Provisions for employee-related obligations	689	417
Provision for doubtful receivables	87	17
Operating lease liabilities	5,303	—
Tax losses carryforwards	—	35

Total deferred tax assets	6,079	469

Deferred tax liabilities:
Acquired intangible assets	971	1,256
Capitalized software costs	1,993	1,578
Operating lease right-of-use assets	4,964	—
Depreciation difference	232	59
Other assets	279	288

Total deferred tax liabilities	8,439	3,181

Net deferred tax liabilities	$2,360	$2,712

i.	Tax Assessments

In accordance with the Israeli Income Tax Ordinance, tax assessments of the Company through tax year 2015 are considered final.

NOTE 12—NET INCOME PER ORDINARY SHARE:

Basic net income per ordinary share is computed by dividing net income attributable to ironSource Ltd. ordinary shares, by the weighted-average number of ordinary shares outstanding during the year, including unexercised vested options with a zero exercise price. Diluted net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the year, while giving effect to all potentially dilutive ordinary shares to the extent they are dilutive.

Basic and diluted net income per ordinary share takes into account deduction of dividend (including deemed dividend) attributable to other securities including the effect of participating securities—the 2014 and 2019 ordinary shares—in conformity with the “two-class” method.

Potentially dilutive ordinary shares result from the assumed exercise of options (excluding unexercised vested options with a zero exercise price) and assumed vesting of RSUs, both using the “treasury stock” method. Moreover, the 2014 and 2019 ordinary shares’ conversion into ordinary shares is contingent upon certain deemed liquidation events, for which we examine their occurrence at

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—NET INCOME PER ORDINARY SHARE (continued):

the end of each reporting period. If the contingency is met for either class of shares, their potential dilution is computed using the “if-converted” method. Following the Recapitalization as described in note 2(ab), the 2019 ordinary shares are converted automatically into ordinary shares and presented in the weighted-average number of ordinary shares that were excluded from the computation of diluted net income per ordinary share, based on the number of ordinary shares they will be converted into after the Recapitalization.

Net income per ordinary share calculations for all periods presented have been retrospectively adjusted to reflect the Recapitalization, as discussed in Note 2(ab). Following the Recapitalization, the Company has two classes of issued and outstanding ordinary shares: Class A ordinary share and Class B ordinary share. Holders of Class A ordinary share and holders of Class B ordinary share have substantially identical rights, expect for different voting rights, with holders of Class A ordinary share entitled to one vote per share while holders of Class B ordinary share are entitled to five votes per share. As such, basic and diluted income per ordinary share of Class A ordinary share and Class B ordinary share are identical. Class B ordinary shares will be automatically converted into the same number of shares of Class A ordinary share upon sale or transfer (other than excluded transfers to certain parties that are related to or affiliated with the shareholder).

The following tables set forth the computation of basic and diluted net income per ordinary share from continuing and discontinued operations, attributable to our ordinary shares (U.S. dollars in thousands, except share and per share data):

	Year ended December 31,
	2020	2019
Basic net income per ordinary share, from continuing operations
Numerator:
Net income from continuing operations	58,809	32,718
Amount allocated to participating 2014 shareholders	—	(4,245)
Amount allocated to participating 2019 shareholders	(16,569)	(1,053)
Deemed dividend to 2014 shareholders as part of the 2019 Secondary Transaction	—	(884)

Net income from continuing operations, attributable to ordinary shares	42,240	26,536

Denominator:
Weighted-average number of ordinary shares outstanding	636,450,643	730,245,143

Basic net income from continuing operations, attributable to ordinary shares	$0.07	$0.04

Diluted net income per ordinary share, from continuing operations
Effect of dilutive securities on weighted-average number of ordinary shares:
Options	42,799,848	30,081,422
RSUs	2,649,841	3,855,397

Weighted-average number of ordinary shares outstanding, after giving effect to dilutive securities	681,900,332	764,181,962

Diluted net income from continuing operations, attributable to ordinary shares	$0.06	$0.03

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—NET INCOME PER ORDINARY SHARE (continued):

	Year ended December 31,
	2020	2019
Basic net income per ordinary share, from discontinued operations
Numerator:
Net income from discontinued operations	$36,480	$51,244
Net income from discontinued operations, attributable to non-controlling interests	—	(67)
Amount allocated to participating 2014 shareholders	—	(6,641)
Amount allocated to participating 2019 shareholders	(10,278)	(1,647)

Net income from discontinued operations attributable to ironSource Ltd. shareholders, attributable to ordinary shares	26,202	42,889

Denominator:
Weighted-average number of ordinary shares outstanding	636,450,643	730,245,143

Basic net income from discontinued operations, attributable to ordinary shares	$0.04	$0.06

Diluted net income per ordinary share, from discontinued operations
Effect of dilutive securities on weighted-average number of ordinary shares:
Options	42,799,848	30,081,422
RSUs	2,649,841	3,855,397

Weighted-average number of ordinary shares outstanding, after giving effect to dilutive securities	681,900,332	764,181,962

Diluted net income from discontinued operations, attributable to ordinary shares	$0.04	$0.06

The following weighted-average amounts of securities were excluded from the computation of diluted net income per ordinary share for both continuing and discontinued operations:

Options(1)	7,158,098	17,518,874
2014 ordinary shares(1)	—	113,042,994
2019 ordinary shares(2)	249,645,799	28,085,157

(1)	Their effect was antidilutive.
(2)

The 2019 ordinary shares’ contingent conversion was not triggered in either period. Following the Recapitalization as described in note 2(ab), the 2019 ordinary shares were converted into an equal number of Class A ordinary shares and Class B ordinary shares.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—LEASES:

Leases prior to the adoption of the new lease standard

We lease our offices under various operating lease agreements, which expire through 2027. The future minimum lease commitments under operating leases as of December 31, 2019 were as follows (U.S. dollars in thousands):

Year ending December 31,
2020	7,635
2021	7,517
2022	6,641
2023	5,921
2024	5,921
Thereafter	14,900

Total	$48,535

Total rent expenses for the year ended December 31, 2019 were $7,053 thousand.

Leases following the adoption of the new lease standard

We entered into various non-cancelable operating lease agreements for our offices. Our leases have original lease periods expiring between 2021 and 2027. Many leases include one or more options to renew. We do not assume renewals in its determination of the lease term unless the renewals are deemed to be reasonably assured at lease commencement. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. We record rent expenses for operating leases, some of which have escalating rent payments, on a straight-line basis over the lease term. We do not have any finance leases.

The components of lease expense for the year ended December 31, 2020 were as follows (U.S. dollars in thousands):

December 31,
2020
Operating lease expense	7,046
Short-term lease expense	1,916

Total lease expense	$8,962

Cash flow and other information related to leases as of December 31, 2020 were as follows (U.S. dollars in thousands):

December 31,
2020
Cash paid for amounts included in the measurement of lease liabilities	$6,978

Right-of-use assets obtained in exchange for new operating lease liabilities	$385

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—LEASES (continued):

Leases following the adoption of the new lease standard (continued)

Maturities of lease commitments as of December 31, 2020 were as follows (U.S. dollars in thousands):

Year
2021	6,025
2022	7,296
2023	6,397
2024	6,397
2025	6,397
Thereafter	9,596

Total undiscounted lease payments	42,108
Less: interest	(2,438)

Present value of lease liabilities	39,670
Less: operating lease liabilities, current	7,429

Operating lease liabilities, non-current	$32,241

As of December 31, 2020, the weighted-average remaining lease term was 3.13 years and the weighted-average discount rate was 2.14%

NOTE 14—OTHER CURRENT LIABILITIES:

Other current liabilities consist of the following (U.S. dollars in thousands):

	December 31,
	2020	2019
Accrued compensation	25,587	18,085
Other current liabilities	8,447	4,134

Total other current liabilities	$34,034	$22,219

NOTE 15—SUBSEQUENT EVENTS:

We have evaluated the impact of subsequent events from January 1, 2021 through February 4, 2021, which is the date the consolidated financial statements were available to be issued and have determined that, other than the below, there were no subsequent events requiring adjustment or disclosure in our consolidated financial statements.

In January 2021, we acquired all outstanding shares of Soomla Inc. (“Soomla”), which provides ad data and analytics to publishers. The consideration for the acquisition was $16,600 thousand paid in cash and an additional $2,000 thousand of escrow and hold back amounts. We will include the financial results of Soomla in the consolidated financial statements from the date of acquisition. The transaction costs associated with the acquisition were immaterial. We expect to finalize the purchase price allocation valuation as soon as practicable, but no later than one year from the acquisition date.

We have evaluated subsequent events after February 4, 2021 through July 28, 2021, the date the consolidated financial statements were available for reissuance.

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 15—SUBSEQUENT EVENTS (continued):

Acquisition of Luna

In February 2021, we acquired all outstanding shares of Luna Labs Limited. (“Luna”) a UK based company which provides scalable technology for game developers to create, manage and optimize their creatives. The consideration for the acquisition was comprised of $74,686 thousand paid in cash and an additional consideration of 9,503,398 ordinary shares of ironSource with an estimated fair value of $70,471 thousand, representing $7.42 per share. Of the total estimated consideration, $57,197 thousand was allocated to the purchase consideration and $13,274 thousand was allocated to future services and continued employment and will be expensed over the remaining service periods.

The fair value of ordinary shares issued by the Company was determined using the OPM and PWERM models. We will include the financial results of Luna in the consolidated financial statements from the date of acquisition. The transaction costs associated with the acquisition were immaterial. Due to the timing of the transaction closing date, the initial accounting for the business combination is incomplete and the purchase price allocation is considered preliminary. As a result, we were unable to provide the amounts recognized as of the acquisition date for the major classes of assets acquired and liabilities assumed, including the information required for valuation of intangible assets and goodwill. We expect to finalize the purchase price allocation valuation as soon as practicable, but no later than one year from the acquisition date.

Merger Agreement with Thoma Bravo Advantage

On March 20, 2021, we have entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Thoma Bravo Advantage, a Cayman Islands exempted company (“TBA”), and wholly-owned subsidiary of the Company (“Merger Sub”), and Showtime Cayman II, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub II”), pursuant to which: (a) Merger Sub will merge with and into TBA (the “First Merger”), with TBA surviving the First Merger as a wholly owned subsidiary of the Company (such company, as the surviving entity of the First Merger, the “Surviving Entity”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company (such company, as the surviving entity of the Second Merger, the “Surviving Company”).

As a result of the Merger Agreement, and upon consummation of the Merger Agreement and the other transactions contemplated by the Merger Agreement (the “Transactions”), TBA will become a wholly owned subsidiary of the Company, with the shareholders of TBA becoming shareholders of the Company.

Pursuant to the Merger Agreement, and immediately prior to the consummation of the Mergers and sale of secondary shares to other investors under a PIPE (Private Investment in Public Equity) transaction, the Company shall effect a recapitalization whereby (i) the Company will adopt amended and restated articles of association, (ii) each ordinary share of the Company that is issued and outstanding immediately prior to the Effective Time will be renamed and become a Company Class A Ordinary Share, (iii) the Company will declare and effect an in-kind dividend on each Company Class A Ordinary Share then outstanding by distributing to each holder thereof one Company Class B Ordinary Share for each Company Class A Ordinary Share held by such holder, (iv) each Company Class A Ordinary Share and each Company Class B Ordinary Share that is issued and outstanding

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 15—SUBSEQUENT EVENTS (continued):

Merger Agreement with Thoma Bravo Advantage (continued)

immediately prior to the Effective Time shall be split into a number of Company Class A Ordinary Shares and Company Class B Ordinary Shares, respectively, in order to cause the value of the outstanding Company Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share, based upon the equity value of the Company in the Mergers (the “Stock Split”), and (v) any outstanding stock options and restricted stock units of the Company issued and outstanding immediately prior to the effective time of the First Merger shall be adjusted to give effect to the foregoing transactions and remain outstanding.

Following the recapitalization, (a) immediately prior to the First Merger, each Class B ordinary share of TBA will be cancelled automatically and converted into one Class A ordinary share of TBA and (b) after giving effect to the foregoing and in connection with the First Merger, each Class A ordinary share of TBA issued and outstanding will be converted automatically into one Company Class A Ordinary Share.

MCE Investment

In April 2021, we entered into an agreement to invest an amount of $20 million for 10% of MCE SYS Ltd. (“MCE”). MCE is a device management solutions provider to telecom operators and retailers. We closed the investment in the second quarter of fiscal 2021.

New Revolving Credit Facility

On May 4, 2021, the Company entered into an Escrow Agreement by and among the Company, certain of the Company’s subsidiaries from time to time party thereto (the “Guarantors”), the Lenders (as defined below), Silicon Valley Bank, as administrative agent (the “Agent”), and Morrison & Foerster LLP, as escrow agent (“Escrow Agent”), pursuant to which the Company, the Guarantors, the Lenders and the Agent submitted the RCF (as defined below), agreed forms of certain of the Loan Documents (as defined in the RCF) and their signature pages to such documents (as applicable) to the Escrow Agent. Pursuant to the terms of the Escrow Agreement, the RCF and the aforementioned Loan Documents shall be automatically released and effective upon the consummation of the Transactions, payment of fees under the RCF, repayment of the obligations under the Credit Agreement and the completion of other ministerial closing conditions.

Subject to the release conditions specified above, the Company and the Guarantors will enter into that certain credit agreement (the “RCF”) with the several lenders from time to time party thereto (the “Lenders”), Silicon Valley Bank, as L/C issuer, and the Agent. Under the RCF, the Lenders would extend to the Company a five-year revolving credit facility in an initial aggregate principal amount of up to $350.0 million, with the right, subject to certain conditions, to incur additional revolving commitments and/or incremental term loans in an amount not to exceed the sum of (i) $150.0 million plus (ii) additional amounts so long as as the consolidated secured leverage ratio, on a pro forma basis after giving effect to such increase or incurrence, is no greater than or equal to 2.25:1.00.

Revolving loans under the RCF bear interest through maturity at a variable rate based upon, at the Company’s option, either the Eurodollar rate or the base rate (which is the highest of (x) the federal funds rate plus 0.50%, (y) the prime rate published in the Wall Street Journal or any successor publication thereto, and (z) 1.00% in excess of the one-month Eurodollar rate), plus, in each case, an applicable margin. Based on the applicable consolidated net leverage ratio, the applicable margin for

IRONSOURCE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 15—SUBSEQUENT EVENTS (continued):

New Revolving Credit Facility (continued)

Eurodollar rate revolving loans ranges from 1.25% to 1.75% per annum and the applicable margin for base rate loans ranges from 0.25% to 0.75% per annum. Revolving loans may be prepaid, and revolving loan commitments may be permanently reduced by the Company in whole or in part, without penalty or premium.

In addition to paying interest on outstanding principal under the RCF, the Company will be required to pay an unused line fee on a quarterly basis with respect to the unutilized commitments under the RCF from 0.20% to 0.30% per annum, depending on consolidated net leverage ratio. The Company will also be required to pay customary letter of credit fees and agent and lender fees customary for credit facilities of this size and type.

The Company’s obligations under the RCF will be secured by, substantially all of the assets of the Company and its material subsidiaries, and the equity interests therein. The obligations under the RCF and the guarantees are secured by a lien on substantially all of the Company’s tangible and intangible personal property and the subsidiaries that are guarantors, and by a pledge of substantially all of the equity interests of the Company’s subsidiaries, subject to limited exceptions.

The RCF contains a number of covenants and restrictions that, among other things, require the Company to maintain (i) a maximum ratio of consolidated funded indebtedness (net of unrestricted cash and Cash Equivalents, in an amount not to exceed 50% of consolidated EBITDA) to consolidated EBITDA (both as defined in the RCF) of 4.00:1.00, subject to a step down to 3.75:1.00 after four full fiscal quarters, which ratio will, in either case, be increased by 0.50:1.00 following a Qualified Acquisition (as defined in the RCF) and (ii) a ratio of consolidated EBITDA to consolidated interest charges (as defined in the credit agreement) of less than 3.00:1.00. Further, the RCF contains a number of covenants and restrictions including restrictions on the Company and its subsidiaries’ ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate.

The RCF also includes customary events of default that include, among other things, non- payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control and certain material ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the RCF. On June 29, 2021, the conditions to releasing the RCF under the Escrow Agreement were met.

Recapitalization Transaction with Thoma Bravo Advantage

On June 28, 2021, we consummated a recapitalization transaction pursuant to the Merger Agreement with TBA, resulting in TBA becoming a wholly-owned subsidiary of the Company. As a result, On June 29, 2021, ironSource became a publicly traded corporation at the New York Stock Exchange.

Credit Agreement

On June 28, 2021, we repaid the outstanding balance of $82.5 million under the Credit Agreement, as described in Note 7.

Thoma Bravo Advantage

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash	$2,185,640	$—
Prepaid expenses	2,021,289	—

Total current assets	4,206,929	—
Investments held in Trust Account	1,000,011,490	—
Deferred offering costs associated with initial public offering	—	1,165,929

Total Assets	$1,004,218,419	$1,165,929

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,755,179	$52,324
Accrued expenses	1,304,107	827,894
Note payable—related party	—	285,919

Total current liabilities	3,059,286	1,166,137
Deferred underwriting commissions	35,000,000	—

Total liabilities	38,059,286	1,166,137
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 96,115,913 and 0 shares subject to possible redemption at $10.00 per share as of March 31, 2021 and December 31, 2020, respectively	961,159,130	—
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 6,284,087 and 0 shares issued and outstanding (excluding 96,115,913 and 0 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	628	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 25,000,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020	2,500	2,500
Additional paid-in capital	8,333,314	22,500
Accumulated deficit	(3,336,439)	(25,208)

Total shareholders’ equity	5,000,003	(208)

Total Liabilities and Shareholders’ Equity	$1,004,218,419	$1,165,929

The accompanying notes are an integral part of these financial statements.

Thoma Bravo Advantage

CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

For the Three Months Ended March 31, 2021

General and administrative expenses	$3,322,721

Total operating expenses	(3,322,721)
Other Income
Interest earned on investments held in Trust Account	11,490

Net loss	$(3,311,231)

Basic and diluted weighted average shares outstanding of Class A redeemable ordinary shares	100,000,000

Basic and diluted net income per share, Class A redeemable ordinary shares	$0.00

Basic and diluted weighted average shares outstanding of Class A and Class B non-redeemable ordinary shares	26,365,556

Basic and diluted net loss per share, Class A and Class B non-redeemable ordinary shares	$(0.13)

The accompanying notes are an integral part of these financial statements.

Thoma Bravo Advantage

CONDENSED STATEMENT OF CHANGE IN SHAREHOLDERS’ EQUITY (UNAUDITED)

For the Three Months Ended March 31, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2020	—	$—	25,000,000	$2,500	$22,500	$(25,208)	$(208)
Sale of Class A ordinary shares shares in initial public offering, gross	100,000,000	10,000	—	—	999,990,000	—	1,000,000,000
Offering costs, net of reimbursement from underwriters	—	—	—	—	(54,529,428)	—	(54,529,428)
Sale of private placement shares to Sponsor in private placement	2,400,000	240	—	—	23,999,760	—	24,000,000
Shares subject to possible redemption	(96,115,913)	(9,612)	—	—	(961,149,518)	—	(961,159,130)
Net loss	—	—	—	—	—	(3,311,231)	(3,311,231)

Balance—March 31, 2021 (unaudited)	6,284,087	$628	25,000,000	$2,500	$8,333,314	$(3,336,439)	$5,000,003

The accompanying notes are an integral part of these financial statements.

Thoma Bravo Advantage

CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)

For the Three Months Ended March 31, 2021

Cash Flows from Operating Activities:
Net loss	$(3,311,231)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(11,490)
Changes in operating assets and liabilities:
Prepaid expenses	(2,021,289)
Accounts payable	1,702,855
Accrued expenses	391,213

Net cash used in operating activities	(3,249,942)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(1,000,000,000)

Net cash used in investing activities	(1,000,000,000)

Cash Flows from Financing Activities:
Repayment of note payable to related party	(285,919)
Proceeds received from initial public offering, gross	1,000,000,000
Proceeds received from private placement	24,000,000
Reimbursement from underwriters	2,000,000
Offering costs paid	(20,278,499)

Net cash provided by financing activities	1,005,435,582

Net increase in cash	2,185,640
Cash—beginning of the period	—

Cash—end of the period	$2,185,640

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$85,000
Deferred underwriting commissions	$35,000,000
Initial value of Class A common stock subject to possible redemption	$964,447,000
Change in value of Class A common stock subject to possible redemption	$(3,287,870)

The accompanying notes are an integral part of these financial statements.

THOMA BRAVO ADVANTAGE

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Thoma Bravo Advantage (the “Company”) was incorporated as a Cayman Islands exempted company on November 6, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from November 6, 2020 (inception) through January 20, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on the proceeds from the Company’s Initial Public Offering and private placement held in the Trust Account. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Thoma Bravo Advantage Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 14, 2021. On January 20, 2021, the Company consummated its Initial Public Offering of 100,000,000 Class A ordinary shares (the “Public Shares”), including the 10,000,000 Public Shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $1.0 billion, and incurring offering costs of approximately $54.5 million, of which $35.0 million was for deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 2,400,000 Class A ordinary shares (the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of $24.0 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $1.0 billion ($10.00 per Public Share) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were held in a trust account (“Trust Account”), located in the United States at Citibank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and will invest only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations

THOMA BRAVO ADVANTAGE

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (continued)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

Organization and General (continued)

having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the Public Shares (the “Public Shareholders”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share).

The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4), Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under

THOMA BRAVO ADVANTAGE

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (continued)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

Organization and General (continued)

Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering (or 30 months from the closing of the Initial Public Offering, if the Company has executed a letter of intent, agreement in principle or definitive agreement for its Business Combination within 24 months from the closing of the Initial Public Offering, or January 20, 2023, but has not completed the Business Combination within such 24-month period) (the “Completion Window”) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Completion Window, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Completion Window. However, if the Initial Shareholders or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Completion Window. The underwriters agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Completion Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply

THOMA BRAVO ADVANTAGE

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (continued)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

Organization and General (continued)

with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of March 31, 2021, the Company had approximately $2.2 million in its operating bank account and working capital of approximately $1.1 million.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares (as defined in Note 4), the loan of approximately $286,000 from the Sponsor pursuant to the Note (as defined see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on January 20, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

THOMA BRAVO ADVANTAGE

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (continued)

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Basis of presentation (continued)

The accompanying unaudited condensed financial statements should be read in conjunction with the audited balance sheet and the financial statements and notes thereto included in the Form 8-K filed by the Company on January 26, 2021 and the Form 10-K filed with the SEC on March 26, 2021, respectively.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make the comparison of the Company’s unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

THOMA BRAVO ADVANTAGE

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (continued)

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2021 held outside the Trust Account.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of March 31, 2021 and December 31, 2020 is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities money market funds.

Investments held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the unaudited condensed balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on Investments Held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair value of financial instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

THOMA BRAVO ADVANTAGE

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (continued)

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments (continued)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, accrued expenses, and due to related parties approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Offering costs associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred in connection with the formation and preparation of the Initial Public Offering. These costs were charged to additional paid-in capital upon the completion of the Initial Public Offering in January 2021.

Class A ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 96,115,913 and 0 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets, respectively.

Net loss per ordinary share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of 2,500,000 Class B ordinary share that were subject to forfeiture if the overallotment option was not fully exercised by the underwriters (See Note 6). The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Class B ordinary shares were no longer subject to forfeiture. As of March 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (continued)

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Net loss per ordinary share (continued)

The Company’s statements of operations include a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net loss per share, basic and diluted for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account of approximately $11,000 for the three months ended March 31, 2021 by the weighted average number of shares of Class A redeemable ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class A and Class B non-redeemable ordinary shares is calculated by dividing the net loss of approximately $3.3 million, less income attributable to Class A ordinary shares, by the weighted average number of shares of Class A and Class B non-redeemable ordinary shares outstanding for the period.

Income taxes

ASC 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recently adopted accounting standards

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (continued)

NOTE 3. INITIAL PUBLIC OFFERING

On January 20, 2021, the Company consummated its Initial Public Offering of 100,000,000 Public Shares, including the 10,000,000 Public Shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $1.0 billion, and incurring offering costs of approximately $54.5 million, of which $35.0 million was for deferred underwriting commissions.

NOTE 4. RELATED PARTY TRANSACTIONS

Founder Shares

On November 11, 2020, the Sponsor paid $25,000, or approximately $0.0009 per share, to cover certain offering costs in consideration for 28,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Shares and the associated amounts reflected: (i) the surrender of 25,875,000 Class B ordinary shares to the Company for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B ordinary shares on December 22, 2020, resulting in 25,000,000 Class B ordinary shares outstanding. On January 6, 2021, each of the Company’s independent directors, Les Brun, Cam McMartin and Pierre Naudé, purchased 75,000 Founder Shares from the Sponsor at a price of $0.001 per Founder Share. Of the 25,000,000 Founder Shares outstanding, up to 2,500,000 of the Class B ordinary shares held by the Sponsor were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Placement Shares). The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Founder Shares are no longer subject to forfeiture.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Shares

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 2,400,000 Private Placement Shares, at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of $24.0 million. A portion of the proceeds from the Private Placement Shares was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Completion Window, the Private Placement Shares will expire worthless.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Shares until 30 days after the completion of the initial Business Combination.

THOMA BRAVO ADVANTAGE

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (continued)

NOTE 4. RELATED PARTY TRANSACTIONS (continued)

Sponsor Loan

On November 6, 2020, the Sponsor agreed to loan the Company pursuant to a promissory note (the “Note”), which was later amended on December 21, 2020, up to $400,000 to cover expenses related to the Initial Public Offering. This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $286,000 under the Note and repaid the Note in full on January 20, 2021.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares at a price of $10.00 per share, which shares will have terms identical to those of the Private Placement Shares. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Termination of Administrative Support Agreement

At the time of the initial public offering, the Company agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services pursuant to an administrative support agreement. The parties subsequently determined the arrangement was unnecessary and terminated the administrative support agreement prior to services being provided thereunder.

In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account. As of March 31, 2021, the Sponsor and its affiliates had incurred $22,477 in expenses for due diligence, network expert calls and licensing rights related to the proposed business combination with ironSource. All but $4,795 of these expenses have been reimbursed to their respective parties on March 31, 2021. The remaining $4,795 owed to the Sponsor is currently booked in accounts payable as of March 31. 2021. As of December 31, 2020, no reimbursements had been made or were owed.

NOTE 5. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Shares, and Class A ordinary shares that may be issued upon conversion of Working Capital Loans were entitled to registration rights pursuant to a

THOMA BRAVO ADVANTAGE

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (continued)

NOTE 5. COMMITMENTS AND CONTINGENCIES (continued)

Registration Rights (continued)

registration rights agreement signed upon consummation of the Initial Public Offering. These holders were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 10,000,000 additional Class A ordinary shares to cover over- allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised the over-allotment option on January 20, 2021.

The underwriters were entitled to an underwriting discount of $0.20 per share, or $20.0 million in the aggregate, paid upon the closing of the Initial Public Offering. The underwriters also reimbursed $2.0 million to the Company for certain offering costs. In addition, $0.35 per share, or $35.0 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 6. SHAREHOLDERS’ EQUITY

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no preference shares issued and outstanding.

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were 6,284,087 and 0 Class A ordinary shares issued and outstanding, excluding the 96,115,913 and 0 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. Shares and the associated amounts reflected: (i) the surrender of 25,875,000 Class B ordinary shares to the Company for no consideration on November 18, 2020; and (ii) the share

THOMA BRAVO ADVANTAGE

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (continued)

NOTE 6. SHAREHOLDERS’ EQUITY (continued)

capitalization of 22,125,000 Class B ordinary shares, resulting in 25,000,000 Class B ordinary shares outstanding. Of the 25,000,000 Class B ordinary shares outstanding, an aggregate of up to 2,500,000 shares held by the Sponsor were subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Class B ordinary shares are no longer subject to forfeiture. As of March 31, 2021 and December 31, 2020, there were 25,000,000 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the consummation of the Initial Public Offering, plus the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (net of any redemptions of Class A ordinary shares by Public Shareholders), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Shares issued to the Sponsor, members of the founding team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 7. FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s financial assets that are measured at fair value on a recurring basis by level within the fair value hierarchy:

March 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets held in Trust Account:
Money Market Funds	$1,000,011,490	$—	$—

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from January 1 through March 31, 2021.

THOMA BRAVO ADVANTAGE

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (continued)

NOTE 8. PROPOSED BUSINESS COMBINATION

On March 20, 2021, the Company entered into the Merger Agreement, by and among the Company, ironSource, Merger Sub, and Merger Sub II, pursuant to which: (a) Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of ironSource (such company, as the surviving entity of the First Merger, the “Surviving Entity”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of ironSource. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the Company’s amended and restated memorandum and articles of association. The Merger Agreement and the transactions contemplated thereby have been unanimously approved by the Company’s board and the board of directors of ironSource.

At the Effective Time, assuming none of the Company’s public shareholders exercise redemption rights (“TBA Redemptions”) pursuant to the Company’s amended and restated memorandum and articles of association, (i) the existing shareholders of ironSource, including ironSource Management, will own approximately 77% of the ironSource Class A Ordinary Shares, which includes Class A ordinary shares issuable upon conversion of Class B ordinary shares of ironSource on a one-for-one basis (“ ironSource Class B Ordinary Shares” and, together with the ironSource Class A Ordinary Shares, the “ironSource Ordinary Shares), (ii) the Company’s shareholders, including the Sponsor, will own approximately 11% of the outstanding ironSource Class A Ordinary Shares, and (iii) the PIPE Investors (as defined below) will own the remaining approximately 12% of the outstanding ironSource Class A Ordinary Shares.

On the Closing Date and immediately prior to the consummation of the Mergers and the sale of shares to the PIPE Investors, ironSource shall effect a recapitalization whereby (i) ironSource will adopt amended and restated articles of association, (ii) each ordinary share of ironSource that is issued and outstanding immediately prior to the Effective Time will be renamed and become an ironSource Class A Ordinary Share, (iii) ironSource will declare and effect an in-kind dividend on each ironSource Class A Ordinary Share then outstanding by distributing to each holder thereof one ironSource Class B Ordinary Share for each ironSource Class A Ordinary Share held by such holder, (iv) each ironSource Class A Ordinary Share and each ironSource Class B Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall be split into a number of ironSource Class A Ordinary Shares and ironSource Class B Ordinary Shares, respectively, in order to cause the value of the outstanding ironSource Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share, based upon the equity value of ironSource in the Mergers (the “Stock Split”), and (v) any outstanding stock options and restricted stock units of ironSource issued and outstanding immediately prior to the Effective Time shall be adjusted to give effect to the foregoing transactions and remain outstanding.

Following such recapitalization (but before the Mergers), if ironSource determines, after consulting with the Company, that the amount of freely usable cash proceeds to be released to us from the trust account is greater than ironSource’s capital needs (such amount of freely usable cash to be no less than $500 million), the Company has agreed to purchase from one or more ironSource shareholders, as determined by ironSource in its sole discretion, an amount of ironSource Class A Ordinary Shares, at a price per share of $10.00, in a secondary sale for an aggregate purchase price equal to such excess amount.

THOMA BRAVO ADVANTAGE

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (continued)

NOTE 8. PROPOSED BUSINESS COMBINATION (continued)

Following the recapitalization, (a) immediately prior to the First Merger, each Class B ordinary share of the Company will be cancelled automatically and converted into one Class A ordinary share of the Company and (b) after giving effect to the foregoing and in connection with the First Merger, each Class A ordinary share of the Company issued and outstanding will be converted automatically into one ironSource Class A Ordinary Share.

ironSource Ordinary Shares to be received by the Sponsor and certain of the Company’s directors and officers will be subject to the transfer restrictions.

The consummation of the Transactions is subject to customary closing conditions for special purpose acquisition companies, including the following conditions to each party’s obligations, among others:

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	no law or governmental order enjoining, prohibiting or making illegal the Transactions;

•	the Company having at least $5,000,001 of net tangible assets as of the Effective Time;

•	the approval of the Transactions by our shareholders and ironSource’s shareholders;

•	the approval of the listing of ironSource Class A Ordinary Shares to be issued in connection with the closing of the Transactions on the New York Stock Exchange; and

•	the effectiveness of the Registration Statement.

Concurrently with the execution of the Merger Agreement, the Sponsor and certain of its directors entered into a letter agreement (the “Sponsor Support Agreement”) in favor of ironSource and the Company. Additionally, on March 20, 2021, ironSource entered into Investment Agreements (each, an “Investment Agreement”) with certain investors (each, a “PIPE Investor” and collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to purchase an aggregate of 130 million ironSourceClass A Ordinary Shares in a private placement or secondary sale of shares for $10.00 per share on the terms and subject to the conditions set forth therein. Thoma Bravo Ascension Fund, L.P., an affiliate of our sponsor and Thoma Bravo, L.P., has agreed to purchase $300 million of ironSource Class A Ordinary Shares pursuant to an Investment Agreement on substantially the same terms and conditions as the other PIPE Investors.

The foregoing description of the Merger Agreement, the transactions, the Sponsor Support Agreement and the Investment Agreement does not purport to be complete. For further information and access to the full agreements refer to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2021.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred up to May 3, 2021, the date that the unaudited condensed financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Thoma Bravo Advantage

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Thoma Bravo Advantage (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholder’s equity and cash flows for the period from November 6, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from November 6, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 26, 2021

THOMA BRAVO ADVANTAGE

BALANCE SHEET December 31, 2020

Assets
Deferred offering costs associated with initial public offering	$1,165,929

Total Assets	$1,165,929

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$52,324
Accrued expenses	827,894
Note payable—related party	285,919

Total current liabilities	1,166,137

Total liabilities	1,166,137
Commitments and Contingencies
Shareholder’s Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 25,000,000 shares issued and outstanding(1)(2)	2,500
Additional paid-in capital	22,500
Accumulated deficit	(25,208)

Total shareholder’s equity	(208)

Total Liabilities and Shareholder’s Equity	$1,165,929

(1)

This number includes up to 2,500,000 Class B ordinary shares subject to forfeiture if the over- allotment option was not exercised in full or in part by the underwriters (see Note 6). The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Class B ordinary shares are no longer subject to forfeiture.

(2)

Shares and the associated amounts have been retroactively restated to reflect: (i) the surrender of 25,875,000 Class B ordinary shares for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B ordinary shares on December 22, 2020, resulting in 25,000,000 Class B ordinary shares outstanding.

The accompanying notes are an integral part of these financial statements.

THOMA BRAVO ADVANTAGE

STATEMENT OF OPERATIONS

For the Period from November 6, 2020 (inception) through December 31, 2020

General and administrative expenses	$25,208

Net loss	$(25,208)

Weighted average Class B ordinary shares outstanding, basic and diluted(1)(2)	22,500,000

Basic and diluted net loss per ordinary share	$(0.00)

(1)

This number excludes up to 2,500,000 Class B ordinary shares subject to forfeiture if the over- allotment option was not exercised in full or in part by the underwriters (see Note 6). The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Class B ordinary shares are no longer subject to forfeiture.

(2)

Shares and the associated amounts have been retroactively restated to reflect: (i) the surrender of 25,875,000 Class B ordinary shares for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B ordinary shares on December 22, 2020, resulting in 25,000,000 Class B ordinary shares outstanding.

The accompanying notes are an integral part of these financial statements.

THOMA BRAVO ADVANTAGE

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

For the Period from November 6, 2020 (inception) through December 31, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—November 6, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)(2)	—	—	25,000,000	2,500	22,500	—	25,000
Net loss	—	—	—	—	—	(25,208)	(25,208)

Balance—December 31, 2020	—	$—	25,000,000	$2,500	$22,500	$(25,208)	$(208)

(1)

This number includes up to 2,500,000 Class B ordinary shares subject to forfeiture if the over- allotment option was not exercised in full or in part by the underwriters (see Note 6). The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Class B ordinary shares are no longer subject to forfeiture.

(2)

Shares and the associated amounts have been retroactively restated to reflect: (i) the surrender of 25,875,000 Class B ordinary shares for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B ordinary shares on December 22, 2020, resulting in 25,000,000 Class B ordinary shares outstanding.

The accompanying notes are an integral part of these financial statements.

THOMA BRAVO ADVANTAGE

STATEMENT OF CASH FLOWS

For the Period from November 6, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(25,208)
Changes in operating assets and liabilities:
Accounts payable	20,814
Accrued expenses	4,394

Net cash used in operating activities	—

Net change in cash	—
Cash—beginning of the period	—

Cash—ending of the period	$—

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Offering costs included in accounts payable	$31,510
Offering costs included in accrued expenses	$823,500
Offering costs included in note payable	$285,919

The accompanying notes are an integral part of these financial statements.

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Thoma Bravo Advantage (the “Company”) was incorporated as a Cayman Islands exempted company on November 6, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from November 6, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Thoma Bravo Advantage Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 14, 2021. On January 20, 2021, the Company consummated its Initial Public Offering of 100,000,000 Class A ordinary shares (the “Public Shares”), including the 10,000,000 Public Shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $1.0 billion, and incurring offering costs of approximately $54.5 million, of which $35.0 million was for deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 2,400,000 Class A ordinary shares (the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of $24.0 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $1.0 billion ($10.00 per Public Share) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were held in a trust account (“Trust Account”), located in the United States at Citibank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and will invest only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

Organization and General (continued)

defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share).

The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4), Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

Organization and General (continued)

restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering (or 30 months from the closing of the Initial Public Offering, if the Company has executed a letter of intent, agreement in principle or definitive agreement for its Business Combination within 24 months from the closing of the Initial Public Offering, or January 20, 2023, but has not completed the Business Combination within such 24-month period) (the “Completion Window”) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Completion Window, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Completion Window. However, if the Initial Shareholders or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Completion Window. The underwriters agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Completion Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

Organization and General (continued)

any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

As more fully described in Note 7, on March 20, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, ironSource Ltd., a company organized under the laws of the State of Israel (“ironSource”), Showtime Cayman, a Cayman Islands exempted company and wholly-owned subsidiary of ironSource (“Merger Sub”), and Showtime Cayman II, a Cayman Islands exempted company and wholly-owned subsidiary of ironSource (“Merger Sub II”), pursuant to which: (a) Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of ironSource (such company, as the surviving entity of the First Merger, the “Surviving Entity”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of ironSource. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the Company’s amended and restated memorandum and articles of association. Upon completion of the transaction, the combined company will retain the ironSource Ltd. name.

Liquidity and Capital Resources

As of December 31, 2020, the Company had no cash and a working capital deficit of approximately $1.2 million.

The Company’s liquidity needs up to December 31, 2020 had been satisfied through $25,000 paid by the Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares (as defined in Note 4), and a loan of $286,000 pursuant to the Note issued to the Sponsor (Note 4). The Company repaid the Note in full on January 20, 2021. Subsequent to the closing of the Initial Public Offering and Private Placement, the proceeds from the consummation of the Private Placement not held in the Trust Account will be used to satisfy the Company’s liquidity. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

Liquidity and Capital Resources (continued)

for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2020.

Deferred Offering costs

Deferred offering costs consist legal, accounting, and other costs incurred in connection with the formation and preparation for the Initial Public Offering. These costs, along with underwriting fees were charged to additional paid- in capital upon the completion of the Initial Public Offering.

Net loss per ordinary share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of Class B ordinary shares outstanding during the period excluding Class B ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of 2,500,000 Class B ordinary share that were subject to forfeiture if the overallotment option was not fully exercised by the underwriters (See Note 6). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

Income taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes (continued)

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On January 20, 2021, the Company consummated its Initial Public Offering of 100,000,000 Public Shares, including the 10,000,000 Public Shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $1.0 billion, and incurring offering costs of approximately $54.5 million, of which $35.0 million was for deferred underwriting commissions.

NOTE 4. RELATED PARTY TRANSACTIONS

Founder Shares

On November 11, 2020, the Sponsor paid $25,000, or approximately $0.0009 per share, to cover certain offering costs in consideration for 28,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Shares and the associated amounts reflected: (i) the surrender of 25,875,000 Class B ordinary shares for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B ordinary shares on December 22, 2020, resulting in 25,000,000 Class B ordinary shares outstanding. On January 6, 2021, each of the Company’s independent directors, Les Brun, Cam McMartin and Pierre Naudé, purchased 75,000 Founder Shares from the Sponsor at a price of $0.001 per Founder Share. Of the 25,000,000 Founder Shares outstanding, up to 2,500,000 of the Class B ordinary shares held by the Sponsor were subject to forfeiture to the extent that the over- allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Placement Shares). The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Founder Shares are no longer subject to forfeiture.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 4. RELATED PARTY TRANSACTIONS (continued)

Private Placement Shares

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 2,400,000 Private Placement Shares, at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of $24.0 million. A portion of the proceeds from the Private Placement Shares was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Completion Window, the Private Placement Shares will expire worthless.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Shares until 30 days after the completion of the initial Business Combination.

Sponsor Loan

On November 6, 2020, the Sponsor agreed to loan the Company pursuant to a promissory note (the “Note”), which was later amended on December 21, 2020, up to $400,000 to cover expenses related to the Initial Public Offering. This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $286,000 under the Note and repaid the Note in full on January 20, 2021.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares at a price of $10.00 per share, which shares will have terms identical to those of the Private Placement Shares. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Termination of Administrative Support Agreement

At the time of the initial public offering, we agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services pursuant to an administrative support agreement. The parties subsequently determined the arrangement was unnecessary and terminated the administrative support agreement prior to services being provided thereunder.

In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 4. RELATED PARTY TRANSACTIONS (continued)

Termination of Administrative Support Agreement (continued)

that were made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.

NOTE 5. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Shares, and Class A ordinary shares that may be issued upon conversion of Working Capital Loans were entitled to registration rights pursuant to a registration rights agreement signed upon consummation of the Initial Public Offering. These holders were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 10,000,000 additional Class A ordinary shares to cover over- allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised the over-allotment option on January 20, 2021.

The underwriters were entitled to an underwriting discount of $0.20 per share, or $20.0 million in the aggregate, paid upon the closing of the Initial Public Offering. The underwriters also reimbursed $2.0 million to the Company for certain offering costs. In addition, $0.35 per share, or $35.0 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

NOTE 6. SHAREHOLDER’S EQUITY

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 6. SHAREHOLDER’S EQUITY (continued)

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. Shares outstanding and the associated amounts reflected: (i) the surrender of 25,875,000 Class B ordinary shares for no consideration on November 18, 2020; and (ii) the share capitalization of 22,125,000 Class B ordinary shares, resulting in 25,000,000 Class B ordinary shares outstanding. Of the 25,000,000 Class B ordinary shares outstanding, an aggregate of up to 2,500,000 shares held by the Sponsor were subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters fully exercised the over-allotment option on January 20, 2021; thus, these 2,500,000 Class B ordinary shares are no longer subject to forfeiture.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the consummation of the Initial Public Offering, plus the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (net of any redemptions of Class A ordinary shares by Public Shareholders), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Shares issued to the Sponsor, members of the founding team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 7. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were issued. Other than as described herein or below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Proposed Business Combination

On March 20, 2021, the Company entered into the Merger Agreement, by and among the Company, ironSource, Merger Sub, and Merger Sub II, pursuant to which: (a) Merger Sub will merge

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 7. SUBSEQUENT EVENTS (continued)

Proposed Business Combination (continued)

with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of ironSource (such company, as the surviving entity of the First Merger, the “Surviving Entity”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of ironSource. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the Company’s amended and restated memorandum and articles of association. The Merger Agreement and the transactions contemplated thereby have been unanimously approved by the Company’s board and the board of directors of ironSource.

At the Effective Time, assuming none of the Company’s public shareholders exercise redemption rights (“TBA Redemptions”) pursuant to the Company’s amended and restated memorandum and articles of association, (i) the existing shareholders of ironSource, including ironSource Management, will own approximately 77% of the ironSource Class A Ordinary Shares, which includes Class A ordinary shares issuable upon conversion of Class B ordinary shares of ironSource on a one-for-one basis (“ironSource Class B Ordinary Shares” and, together with the ironSource Class A Ordinary Shares, the “ironSource Ordinary Shares,”) (ii) the Company’s shareholders, including the Sponsor, will own approximately 11% of the outstanding ironSource Class A Ordinary Shares, and (iii) the PIPE Investors (as defined below) will own the remaining approximately 12% of the outstanding ironSource Class A Ordinary Shares.

On the Closing Date and immediately prior to the consummation of the Mergers and the sale of shares to the PIPE Investors, ironSource shall effect a recapitalization whereby (i) ironSource will adopt amended and restated articles of association, (ii) each ordinary share of ironSource that is issued and outstanding immediately prior to the Effective Time will be renamed and become an ironSource Class A Ordinary Share, (iii) ironSource will declare and effect an in-kind dividend on each ironSource Class A Ordinary Share then outstanding by distributing to each holder thereof one ironSource Class B Ordinary Share for each ironSource Class A Ordinary Share held by such holder, (iv) each ironSource Class A Ordinary Share and each ironSource Class B Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall be split into a number of ironSource Class A Ordinary Shares and ironSource Class B Ordinary Shares, respectively, in order to cause the value of the outstanding ironSource Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share, based upon the equity value of ironSource in the Mergers (the “Stock Split”), and (v) any outstanding stock options and restricted stock units of ironSource issued and outstanding immediately prior to the Effective Time shall be adjusted to give effect to the foregoing transactions and remain outstanding.

Following such recapitalization (but before the Mergers), if ironSource determines, after consulting with the Company, that the amount of freely usable cash proceeds to be released to us from the trust account is greater than ironSource’s capital needs (such amount of freely usable cash to be no less than $500 million), the Company has agreed to purchase from one or more ironSource shareholders, as determined by ironSource in its sole discretion, an amount of ironSource Class A Ordinary Shares, at a price per share of $10.00, in a secondary sale for an aggregate purchase price equal to such excess amount.

THOMA BRAVO ADVANTAGE

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 7. SUBSEQUENT EVENTS (continued)

Proposed Business Combination (continued)

Following the recapitalization, (a) immediately prior to the First Merger, each Class B ordinary share of the Company will be cancelled automatically and converted into one Class A ordinary share of the Company and (b) after giving effect to the foregoing and in connection with the First Merger, each Class A ordinary share of the Company issued and outstanding will be converted automatically into one ironSource Class A Ordinary Share.

ironSource Ordinary Shares to be received by the Sponsor and certain of the Company’s directors and officers will be subject to the transfer restrictions.

The consummation of the Transactions is subject to customary closing conditions for special purpose acquisition companies, including the following conditions to each party’s obligations, among others:

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	no law or governmental order enjoining, prohibiting or making illegal the Transactions;

•	the Company having at least $5,000,001 of net tangible assets as of the Effective Time;

•	the approval of the Transactions by the shareholders and ironSource’s shareholders;

•	the approval of the listing of ironSource Class A Ordinary Shares to be issued in connection with the closing of the Transactions on the New York Stock Exchange; and

•	the effectiveness of the Registration Statement.

Concurrently with the execution of the Merger Agreement, the Sponsor and certain of its directors entered into a letter agreement (the “Sponsor Support Agreement”) in favor of ironSource and the Company. Additionally, on March 20, 2021, ironSource entered into Investment Agreements (each, an “Investment Agreement”) with certain investors (each, a “PIPE Investor” and collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to purchase an aggregate of 130 million ironSourceClass A Ordinary Shares in a private placement or secondary sale of shares for $10.00 per share on the terms and subject to the conditions set forth therein. Thoma Bravo Ascension Fund, L.P., an affiliate of Thoma Bravo, has agreed to purchase $300 million of ironSource Class A Ordinary Shares pursuant to an Investment Agreement on substantially the same terms and conditions as the other PIPE Investors.

The foregoing description of the Merger Agreement, the transactions, the Sponsor Support Agreement and the Investment Agreement does not purport to be complete. For further information and access to the full agreements refer to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2021.

ironSource Ltd.

Class A Ordinary Shares